Form 10-K, Exhibit 13
period 1998-12-31
FIRSTAR CORP /NEW/
filed 1999-03-24
CIK 1074023

EXHIBIT 13

FIRSTAR
SERVICE GUARANTEED

ANNUAL REPORT 1998

FIRSTAR

CONTENTS

EARNINGS GROWTH STRATEGIES
 2   Graphs of Selected Financial Results
 3   Financial Highlights
 4   Letter to Shareholders
 6   1998 Highlights
15   Consolidated Six-Year Selected Financial Data


FINANCIAL SECTION
16   Management's Discussion and Analysis
17      Results of Operations
24      Balance Sheet
34   Consolidated Financial Statements
38   Notes to Consolidated Financial Statements
58   Responsibility for Financial Statements
        of Firstar Corporation
58   Report of Independent Public Accountants
59   Corporate Directors
60   Office of the CEO and Managing Committee
61   Corporate Information


THE FIVE STAR SERVICE GUARANTEE
Firstar guarantees we will deliver on core service standards which are most important to our customers, such as quick response; questions answered promptly; accurate and timely statements and other information;
availability of ATM machines; timely loan application decisions....plus many others. Each line of business has a customized Five Star Service Guarantee for its customers. If Firstar ever fails to deliver on any part of its guarantee, the customer's account is credited with the specified amount of payment, from a minimum of $5.00 up to $250.00.

SOME BANKS PROMISE GREAT SERVICE . . .
FIRSTAR GUARANTEES IT!

All Firstar employees wear a Firstar "service guaranteed" lapel pin everyday to tell our customers that quality service is paramount at Firstar.

FIRSTAR
SERVICE GUARANTEED

THE NEW FIRSTAR
On November 20, 1998, Star Banc Corporation and Firstar Corporation announced that their merger of the two bank holding companies had been completed. The combined company is now called Firstar Corporation and its common stock trades on the New York Stock Exchange under the ticker symbol FSR.

FIRSTAR
1998:   Star and Firstar merge to form the new Firstar.

1998:   Star Banc
        :Acquisition of Great Financial in Kentucky
        :Acquisition of 49 Bank One branches in Ohio
        :Acquisition of Trans Financial in Kentucky and Tennessee

1997:   Star Banc
        :Internet Banking introduced

1996:   Firstar
        :American Bancorporation of St. Paul acquisition

        Star Banc
        :Merge Ohio, Kentucky, and Indiana banks into one
        :Five Star Service Guarantee introduced

1995:   Firstar
        :First Colonial Bankshares acquisition

        Star Banc
        :Household Bank acquisition in Columbus, Ohio
        :Star Banc Finance consumer finance subsidiary founded
        :24-Hour Banking System launched

1994:   Firstar
        :Investor's Bank acquisition

        Star Banc
        :TransOhio acquisition expands presence in Cleveland

1993:   Star Banc
        :Ameritrust acquisition in Cleveland

1991:   Firstar
        :Banks of Iowa acquisition

1989:   Firstar
        :Name changed to Firstar Corporation

        Star Banc
        :Corporation reincorporated as Star Banc Corporation

1988:   Firstar
        :First Wisconsin expands into Minnesota and Arizona

        Star Banc
        :All subsidiary banks renamed Star Bank

1987:   Firstar
        :Purchase of first non-Wisconsin bank, DuPage Bank & Trust in Glen Ellyn, Illinois

1986:   Star Banc
        :Expansion into Kentucky and Indiana

1974:   Firstar
        :First Wisconsin builds the tallest office building in the state, (42 floors), on E. Wisconsin Avenue. Now known as Firstar Center

1973:   Star Banc
        :Holding company was formed as First National Cincinnati
         Corporation

1969:   Firstar
        :Wisconsin Charge Card is forerunner of MasterCard International;
         Firstar is one of four MasterCard founders

1951:   Star Banc
        :First branches opened

1928:   Firstar
        :First Wisconsin merges with the historic Second Ward Savings Bank founded by August Uihlein, CEO of Schlitz Brewery

1919:   Firstar
        :First National Bank and Wisconsin National Bank combine. Name is changed to First Wisconsin Bank of Milwaukee

1914:   Firstar
        :New 16-story building at N. Water and E. Mason Streets becomes new home to First National Bank

1863:   Firstar
        :Farmers and Millers Bank becomes the first bank in Wisconsin to apply for a national charter
        :Farmers and Millers Bank reorganizes as the First National Bank of Milwaukee. Organizers include brewing tycoon Frederick Pabst

        Star Banc
        :The First National Bank of Cincinnati founded on July 13, 1863, under National Charter Number 24, with $1 million in capitalization

1853:   Firstar
        :Farmers and Millers Bank opens in Milwaukee with $50,000 in capital

FSR

CORPORATE PROFILE
Firstar Corporation, a multi-state bank holding company, incorporated in Wisconsin, is the largest publicly held company headquartered in Wisconsin.

Through its subsidiary full-service banks, Firstar offers a comprehensive line-up of banking and related financial services to individuals, businesses, financial institutions, non-profit organizations and government entities in its primary market areas. Firstar currently operates more than 710 banking offices in Ohio, Kentucky, Indiana, Tennessee, Wisconsin, Iowa, Minnesota, Illinois, Arizona and Florida.
In addition, Firstar offers other financial services through its non-bank subsidiaries, including its wholly owned consumer finance company, Firstar Finance, Inc. The corporation's FIRMCO subsidiary provides investment vehicles and investment management services

IN 1998, STAR BANC CORPORATION OF CINCINNATI AND FIRSTAR OF MILWAUKEE MERGED TO FORM THE NEW FIRSTAR.

Firstar Corporation is the fourth largest banking company in the Midwest and the 21st largest in the nation. The corporation was founded in 1853 and operates under National Bank Charter Number 24, granted in 1863. In 1973, the bank holding company was formed. In 1998, Star Banc Corporation of Cincinnati and Firstar of Milwaukee merged to form the new Firstar.

EXPECTATIONS OF THE MERGER
Enhance return to shareholders
Achieve immediate and meaningful accretion to earnings
Accelerate earnings-per-share growth rate
Provide greater value and increased levels of service to our customers Improve operating performance in all key measurements
Accelerate proven revenue growth strategies across expanded Midwestern footprint
Achieve substantial operating efficiencies
Strenthen loan mix
Strengthen capital position

EARNINGS GROWTH STRATEGIES
The new Firstar's earnings growth strategies do not change from year to year; they are fundamental to our continued success, and we have committed ourselves to managing long-term in the context of these strategies. They have worked for Firstar and mirror strengths of the corporation. In 1998, we used our mergers and acquisitions strategy to implement the other four growth strategies.

- Profitable Growth of Business Lines
- Balance Sheet Management
- Capital Management
- Cost Management
- Mergers and Acquisitions

FIVE YEAR BAR CHARTS OF NET INCOME, EPS, DIVIDENDS, AVERAGE
BALANCES AND VARIOUS RATIOS:

                                      1994    1995    1996    1997    1998

Net Income*                         $370.8  $408.5  $459.8  $499.2  $604.6
(in millions of dollars)

Diluted Earnings Per Share*          $1.70   $1.86   $2.14   $2.36   $2.74
(in dollars)

Common Dividends Declared Per Share  $0.47   $0.53   $0.63   $0.80   $0.99
(in dollars)

Average Shareholders' Equity to
Average Total Assets                  8.52%   8.27%   8.28%   8.25%   9.25%
(in percents)

Return on Average Common Equity*     16.64%  16.93%  18.16%  19.16%  17.89%
(in percents)

Return on Average Assets*             1.41%   1.39%   1.50%   1.58%   1.66%
(in percents)

Net Interest Margin                   4.77%   4.52%   4.63%   4.66%   4.46%
(in percents)

Efficiency Ratio*                    60.66%  59.05%  56.64%  55.44%  55.19%
(in percents)

Market Capitalization                 $2.6     $4.2    $6.5  $11.8   $20.3
(in billions of dollars)

Average Shareholders' Equity         $2.25   $2.43   $2.54   $2.61   $3.38
(in billions of dollars)

Average Total Assets                $26.39  $29.33  $30.67  $31.63  $36.52
(in billions of dollars)

Dividend Payout Ratio*               35.68%  37.79%  37.50%  39.17%  44.88%
(in percents)

* Excluding merger-related charges and nonrecurring items; see Financial Highlights on facing page. All financial results are pooled results.


FIRSTAR CORPORATION                    2

FINANCIAL HIGHLIGHTS

(amounts in thousands except per share data)         1998   % change           1997   % change           1996
--------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS
 Net income                                   $   430,147      (16.3)%  $   513,894       23.7%   $   415,418
 Net interest income, fully taxable equivalent  1,456,075        8.4      1,342,726        4.0      1,291,324
 Noninterest income                               860,148       20.8        712,043       14.6        621,415
 Net revenue                                    2,316,223       12.7      2,054,769        7.4      1,912,739
 Noninterest expenses                           1,521,192       35.0      1,126,506       (2.2)     1,152,252
--------------------------------------------------------------------------------------------------------------
PER SHARE
 Basic earnings per common share              $      1.99      (19.8)%  $      2.48       26.5%   $      1.96
 Diluted earnings per common share                   1.95      (19.8)          2.43       25.9           1.93
 Common dividends declared (a)                       0.99       23.8           0.80       27.0           0.63
 Book value per common share                        16.14       21.0          13.34        5.2          12.68
 Period-end market value (a)                        93.00       62.1          57.38       87.3          30.63
--------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
 Total assets                                 $36,524,976       15.5%   $31,625,258        3.1%   $30,666,581
 Earning assets                                32,618,681       13.2     28,817,754        3.3     27,885,728
 Loans, net of unearned interest               25,027,756       10.9     22,569,767        6.0     21,291,977
 Total deposits                                26,830,998       13.1     23,723,890        1.3     23,423,081
 Total shareholders' equity                     3,379,195       29.5      2,609,363        2.7      2,540,314
--------------------------------------------------------------------------------------------------------------
AT YEAR END
 Common shares issued and
   outstanding                                    218,747                   205,690                   211,252
--------------------------------------------------------------------------------------------------------------
RATIOS
 Return on average assets                            1.18%                     1.62%                     1.35%
 Return on average common equity                    12.73                     19.73                     16.40
 Average shareholder's equity
   to average total assets                           9.25                      8.25                      8.28
 Regulatory capital ratios:
   Tier 1 risk-based capital                         8.92                      9.60                     10.01
   Total risk-based capital                         11.01                     12.03                     12.75
   Leverage ratio--average assets                    7.52                      8.23                      7.80
 Net interest margin                                 4.46                      4.66                      4.63
 Noninterest income to net revenue                  37.14                     34.65                     32.49
 Efficiency ratio                                   65.68                     54.82                     60.24
 Net profit margin                                  18.57                     25.01                     21.72
--------------------------------------------------------------------------------------------------------------
EXCLUDING MERGER RELATED CHARGES AND OTHER NONRECURRING ITEMS (b)
 Net income                                   $   604,564       21.1%   $   499,152        8.6%   $   459,769
 Noninterest expense                            1,278,222       13.5      1,126,506        4.0      1,083,463
 Diluted earnings per common share                   2.74       16.1           2.36       10.3           2.14
 Return on average assets                            1.66%                     1.58%                     1.50%
 Return on average common equity                    17.89                     19.16                     18.16
 Efficiency ratio                                   55.19                     55.44                     56.64
 Net profit margin                                  26.10                     24.57                     24.04
 Net charge-offs                              $   103,351        9.1    $    94,731       19.3    $    79,379
 Net charge-offs to average loans                    0.41%                     0.42%                     0.37%


(a) Per share amount based on historical Star Banc Corporation amounts.
(b) Amounts and ratios are calculated excluding the following nonrecurring items:
    Merger-related charges and additional loan loss provision recorded in 1998 for the merger of Star Banc and Firstar, and the acquisition of Trans Financial, Inc.
    A one-time gain on the sale of merchant processing contracts in 1997.
    Restructuring charges related to Firstar Forward and the one-time SAIF special assessment in 1996.

BANK WITHOUT BOUNDARIES                3

FELLOW SHAREHOLDERS:

We are pleased to report that 1998 was an excellent year financially, as well as a year of great change within your corporation. With change comes opportunity, and the new Firstar is positioned to maximize the opportunities of the evolving financial services industry.

CORPORATION GROWS THROUGH ACQUISITIONS
The size of your corporation has doubled through internal growth and important acquisitions in growth markets. We made several important acquisitions in Ohio, Kentucky and Tennessee and completed the strategic merger that created the new Firstar, the nation's 21st largest banking company with assets of $38.5 billion and operations in 10 states.

On November 20, 1998, we completed the largest merger in the company's history, combining Star Banc Corporation, headquartered in Cincinnati, and Firstar Corporation of Milwaukee.

EXPECTATIONS OF THE NEW FIRSTAR
We have the highest expectations for this new corporation. The merger pact was struck for all the right reasons - for the benefit of our shareholders, our customers and our communities. Chief among these reasons is our certainty that as a combined organization, the new Firstar will perform better than either the former Star Banc Corporation or the former Firstar could have done alone.

The merger is built on a combination of revenue enhancements and cost synergies. The benefits of the merger are not predicated on cost savings alone, but also on building our businesses.


BAR CHART OF TOTAL SHAREHOLDERS RETURNS

                               3 years    2 years    1 year

Firstar                           70.3%      77.1%     64.4%
S&P Regional Bank Index           28.0       28.7      10.4
S&P 500                           28.1       30.9      28.5


We can now export a highly developed Consumer Banking business across ten states. Our asset management businesses together will position us among the leaders in the industry. And both Star and Firstar had the premier Commercial Banking businesses in their respective markets for small and middle market companies. In all lines of business, we will introduce innovations in delivery, enhancements to products and extensions of our Five Star Service Guarantee.

Our earnings growth strategies have not changed during this year. During 1998, the spotlight was on executing our strategy of mergers and acquisitions, while pursuing our other strategies as well. There is nothing mysterious or secretive about the way we manage this business. In fact, it is pretty basic: we will continue to increase earnings and earnings per share through increased revenues from our major lines of business; we will continue to reduce and control expenses; our balance sheet management and capital management policies are directed at earnings growth and shareholder value.

OPPORTUNITY TO GROW OUR BUSINESSES
This merger provides the opportunity to expand a franchise that was already among the industry's premier performers. We have said many times, and it remains true through the building of the new Firstar, that bigger for the sake of size alone is not better; only growing to become a better company is better. The Firstar transaction meets that criteria on all fronts.

The new Firstar is now the fourth largest banking company in the Midwest with substantial market share in several states. Those are excellent positions from which to strengthen our businesses even further. Our internal operating momentum is strong, and the energy and excitement generated by the recent merger will only accelerate that momentum.

FINANCIAL RESULTS FOR 1998
The year 1998 was a good year for the new Firstar in terms of our first reported combined financial results. Although the results are good, they are not yet nearly good enough. During 1999 we will increase revenues and reduce and control expenses, the keys to success in this business and the key to increasing value to our shareholders.

FIRSTAR CORPORATION                    4

Before merger-related charges, net income for the year 1998 reached a record $604.6 million, a 21.1 percent increase over 1997. Diluted earnings per share, before merger-related charges, was $2.74 per share, compared to $2.36 per share in 1997, a 16.1 percent increase. Other financial highlights and key results can be found on pages 2 and 3 of this report.

Although we have achieved some cost savings in the short time since the merger of Star Banc and Firstar, significant additional savings are expected during 1999 as the integration of the two organizations continues.

Firstar's combined financial results were very good. But they do not reflect the level of performance that Star Banc achieved as a separate organization, and we will be managing the new Firstar to bring results into line with past Star Banc Corporation results, and then exceed them. The year 1999 will be spent improving results in all key measurement areas.

We are expanding our incentive compensation Pay for Performance program throughout the new combined corporation. Pay for Performance mirrors our increasing earnings and earnings per share philosophy, and the program is tied to sales, service and other objective measurements. Only when the corporation meets its goals in terms of earnings per share for our shareholders is Pay for Performance activated.

PROGRESS ON THE MERGER
The management of the merger process is on track, and it is proceeding as we anticipated. A very strong management structure is in place and all major staffing decisions have been made and filled with top quality experts who know their businesses. We have selected the critical information systems required to support all of our operations with an eye to future capabilities as well as today's needs. Systems conversions are being made now and will continue through the summer until the new Firstar is operating as a single, unified company. Credit policies and procedures have been standardized and incorporated across the new corporation, and we have effective customer retention and customer growth sales and marketing programs already in progress.

SHAREHOLDER RETURNS
During the year 1998, Firstar was recognized by the investment community for our performance in generating total shareholder returns, which reached 64.4% in 1998, the highest among all banks. You can see a selection of these rankings and awards on page 14 of this report. We are very proud of every one; each is another indication that we are fulfilling our promise to you to manage this company for your benefit.

In December, Firstar Corporation increased the company's quarterly dividend on common stock by seven cents to $0.30 per share, payable January 15, 1999 to shareholders of record December 31, 1998. The increase in the quarterly dividend boosted Firstar's total current annual dividend to $1.20 per common share, compared to the previous annual dividend of $0.92 per common share. Firstar Corporation has increased its quarterly stock dividend for 27 consecutive years.

Our focus on our shareholders and increasing the return on their investment in this company has not changed during this year of growth. All of our strategies and our operational decisions are predicated on increasing shareholder value.

In this first letter to the shareholders of the new Firstar, we repeat what has become our guiding principal of management: we put the highest priority on increasing the value of your investment in Firstar Corporation. It is the reason we come to work each day.

Sincerely,

/s/ Jerry A. Grundhofer    /s/ Roger L. Fitzsimonds

Jerry A. Grundhofer        Roger L. Fitzsimonds
President and Chief        Chairman
Executive Officer


BANK WITHOUT BOUNDARIES                5

COMMERCIAL BANKING
Firstar is recognized as a pre-eminent regional commercial bank which builds long-term relationships with our business customers. Superior customer service, knowledgeable bankers, market and industry expertise, rapid response time, and solid credit standards combine to create client satisfaction. Firstar operates in a broad region of healthy economic diversity and Firstar's loan portfolios are well-diversified.


PRODUCTS AND SERVICES / DESCRIPTION OF BUSINESS
-----------------------------------------------

CORPORATE AND MIDDLE MARKET BANKING
Firstar has been a leading commercial banking provider since its founding in 1853. Firstar is able to meet the needs of all businesses in our market areas, with a focus on building long-term relationships with middle market and larger corporate customers.

STRUCTURED CAPITAL - ASSET BASED LENDING
Offers secured and monitored lending products, primarily for manufacturers, distributors, select retail and service-related companies. Financing is generally for leveraged buyouts, acquisitions, growth financing and selective turnarounds.

COMMERCIAL REAL ESTATE
Firstar's Commercial Real Estate portfolio is primarily in-market and divided evenly between income producing and investor-owned properties. This is Firstar's largest secured lending business.

EQUIPMENT LEASE FINANCING
Provides secured equipment financing and leases for a wide range of assets, with separate groups focusing on transportation equipment, general assets and the high-tech sector. Target segments range from small businesses to middle market to Fortune 500 companies.

GLOBAL SERVICES
Firstar's Global Services division provides to its clients incomparable customer service, advanced technological delivery, international strategic alliances and experienced managers with Firsthand worldwide knowledge. Firstar's international trade services support the import/export businesses of our commercial customers, and corporate banking services are provided to U.S.A.-based subsidiaries of foreign-owned companies.

TREASURY MANAGEMENT
Firstar Treasury Management offers a full line of cash management services, competitive prices and superior technology-based delivery. Services are customized to maximize client efficiency.


FIRSTAR CORPORATION                    6

1998 HIGHLIGHTS
---------------

CORPORATE AND MIDDLE MARKET BANKING
Firstar's highly regarded commercial lending capabilities, the expansion of our markets, superior customer service, depth of experience and the continued health of the U.S. and Midwest economies resulted in record loans outstanding to a highly diversified customer base across all industries.

STRUCTURED CAPITAL - ASSET BASED LENDING
Eclipsed $1 billion in senior secured credit facilities extended to a variety of businesses. Market coverage now encompasses Midwest, Southeast and Southwest states.

COMMERCIAL REAL ESTATE
Firstar's Commercial Real Estate Division achieved record loan production during 1998. Moreover, it continued its solid record of outstanding credit quality as it focused its lending in stable Midwestern markets with its strong, relationship-driven borrowers.

EQUIPMENT LEASE FINANCING
The acquisition in August 1998 of Cargill Leasing Corporation expanded the scope of our lease and equipment finance products, provided national market presence and servicing capabilities and, together with existing portfolios, created one of the 20 largest U.S. bank owned leasing and equipment finance businesses. We reported record new business volumes.

GLOBAL SERVICES
Despite a worldwide volatile economy, we still achieved double digit increases in revenue due to the successful import/export businesses of our fine commercial customers in the Midwest. We also saw record foreign exchange business and increased revenue in our International Corporate Banking division.

TREASURY MANAGEMENT
Firstar introduced Online Banker, our internet, Java-based platform, integrating all balance reporting and custom reports. Future phases include transactions, ACH/wire transfer and image delivery. Treasury Management revenue increased over 20 percent, including the near doubling of retail lockbox revenue.

OUTLOOK
-------

CORPORATE AND MIDDLE MARKET BANKING
As a larger organization due to the merger, with a franchise footprint across the Midwest, we have the ability to service our customers and prospects through enhanced products and services and expanded credit limits, so we are able to accommodate and lead larger credit relationships.

STRUCTURED CAPITAL - ASSET BASED LENDING
Outlook for this business is very strong given the division's historical growth trend coupled with its now expanded geographic markets and seasoned professional lenders.

COMMERCIAL REAL ESTATE
This portfolio now consists of $5.8 billion in loans. Approximately $2.5 billion is owner-occupied and the balance is developer and investor-type loans. The merger positions the bank well for larger traditional commercial real estate and construction lending opportunities in 14 significant Midwestern markets.

EQUIPMENT LEASE FINANCING
The ability to provide a broader range of products to our customer base, the continued growth of business through direct sales to new prospects and the continued expansion of the economy combine for an excellent outlook for this business.

GLOBAL SERVICES
Our truly global reach through a network of over 1,000 banks around the world, the knowledge and depth of our international staff and Firstar's guaranteed service are effective competitive advantages as we market international services in our strong Midwestern markets.

TREASURY MANAGEMENT
We will maximize the potential of our 700+ branch network, new vault locations and wholesale and retail lockbox locations. Expansion of the Online Banker features continues through 1999, and we will introduce image delivery of lockbox items. Revenue will increase with our sales synergy across 10 states.



BANK WITHOUT BOUNDARIES                7

TRUST AND INVESTMENTS
Firstar offers comprehensive trust and investment management services to companies and individuals. While the majority of our clients can be found in the Midwest, Firstar is truly a national provider of trust services as well.

Firstar Trust and Investments generated over $260 million in noninterest income or about 30 percent of the corporation's total noninterest income in 1998. With a three-year revenue growth rate of 15.4 percent, it is clear that this line of business is meeting the demanding requirements of our diverse client base.

PRODUCTS AND SERVICES / DESCRIPTION OF BUSINESS
-----------------------------------------------

PERSONAL TRUST
Personal Trust takes a wealth management approach to meeting client needs and includes traditional trusts, investment management, and brokerage services. Personal Trust officers are located in 40 offices throughout our market areas. Traditional products include portfolio management and estate planning. Specialized products include off-shore accounts, asset allocation services and unique services for professional athletes through our Pro Sports division.

MUTUAL FUND SERVICES/CUSTODY SERVICES
Includes administration, accounting, transfer agent and custody service to 173 families of funds, second in the nation. We also service 517 funds placing us eighth nationally. Clients can choose full turnkey or specialized custody services.

INVESTMENT MANAGEMENT
Manages $41 billion in assets for our clients. Our FIRMCO group is a nationally recognized investment adviser and a top bond manager; its equity focus is on growth stocks at reasonable valuations. Our Firstar Capital Management group specializes in both value and growth stocks, as well as specialized income-oriented investment products. FIRMCO and Firstar Capital Management are the advisers to the Firstar Funds with $7 billion in 18 funds and the Firstar Stellar Funds with $3 billion in 12 funds.

INSTITUTIONAL TRUST
Focuses on managing pensions, 401(k) retirement plans, endowments and foundations. Our services include daily valuation internet access and fund selections from both proprietary funds and national funds.

BROKERAGE
Firstar Investment Services offers investment products through a third party partnership. 140 investment representatives market mutual funds, annuities and many other investment products through our branches.

CORPORATE TRUST/STOCK TRANSFER
Acts as Bond Trustee for municipal and corporate bond issues. Our specialized businesses include structured finance (Student Loans), mortgage document custody and stock transfer services for our corporate clients.

PRIVATE BANKING
Works with each client on a one-to-one basis to orchestrate a customized wealth management plan to meet the client's specific needs and financial goals. Acts as client's confidential envoy to the bank's full scope of credit, deposit, international, trust and asset management services.


FIRSTAR CORPORATION                    8

1998 HIGHLIGHTS
---------------

PERSONAL TRUST
Record new business, new offices and a strong investment market fueled a 14 percent revenue increase. Traditional personal trust services showed strong results, as did our more specialized services including LifeCycle asset allocation. Pro Sports represents clients who play for 23 of the 30 teams in the NFL, nine of the 29 teams in the NBA and nine of the 30 teams in MLB.

MUTUAL FUND SERVICES/CUSTODY SERVICES
Record new business and cross-sell opportunities as a result of the merger drove revenue 24 percent higher. This business again was the fastest growing segment of our Trust and Investment group due to superior technology and outstanding service.

INVESTMENT MANAGEMENT
Assets under management increased 20 percent to $41 billion, and nine mutual funds, advised by FIRMCO or Firstar Capital Management, are currently rated either 4- or 5-Star by Morningstar. FIRMCO-managed bond accounts exceeded their benchmark index for the 13th consecutive year.

INSTITUTIONAL TRUST
Enhanced automation, including internet access, and a wide variety of investment choices led to record sales and revenue in our retirement plan services. Foundation and Endowment income increased 20 percent with outstanding investment performance and attentive service.

BROKERAGE
Sales volume increased 24 percent compared to 1997. Repeat business from our client base combined with record referrals to create success in 1998.

CORPORATE TRUST/STOCK TRANSFER
Our specialized businesses, including Student Loan debt administration and mortgage document custody grew at a 25 percent rate and combined with our traditional stock transfer and bond administration business lines to achieve another record year.

PRIVATE BANKING
As the market of high-income, high net worth individuals needing specialized service continued to grow, we reported total loans increasing 18.9 percent and total deposits increasing 39.1 percent, reflecting Firstar's superior customer service and commitment to our clients.


OUTLOOK
-------

PERSONAL TRUST
We anticipate continued growth as evidenced by record sales volume, significant prospects and continuing generational wealth transfer opportunities. Our strong staff and broad distribution channels are competitive advantages.

MUTUAL FUND SERVICES/CUSTODY SERVICES
This outstanding business should only continue its growth rate, as underscored by Firstar's increasing market share in an expanding market, as well as significant growth within our client base.

INVESTMENT MANAGEMENT
Our broad variety of fund offerings designed to meet a wide range of investment goals, combined with excellent performance records, is now available throughout all markets of the expanded franchise. The higher visibility of the funds, with increased resources and a broader market, make the outlook very favorable.

INSTITUTIONAL TRUST
Excellent outlook as evidenced by record sales in 1998. Our established reputation for superior on-site training and service, enhanced automation and a broader investment menu will enable Firstar Trust to continue our leadership position in this business.

BROKERAGE
The investment program grows in concert with our expanding branch network. Enhanced products, expanded marketing programs, and more efficient delivery in 1999 further improve the outlook.

CORPORATE TRUST/STOCK TRANSFER
Firstar's dominant market share allows us to grow and succeed in this specialized business. Improved automation will enhance both client service and efficiency during 1999.

PRIVATE BANKING
Future Private Banking strategy remains consistent; we differentiate ourselves and our service through our "banking privately" approach, which has resulted in a growing network of clients and referrals in eight states.


BANK WITHOUT BOUNDARIES                9

CONSUMER BANKING
At Firstar, customer service and convenience set the standard for the industry. Firstar delivers on its commitment to define convenience and service in our market areas. Among the rewards for banking with Firstar is our multiple distribution channel system; financial products and services that are easy to use and understand; our exclusive Five Star Service Guarantee; and new products that meet changing customer needs. Firstar delivers on its promise as the Bank Without Boundaries through our exclusive 24-Hour Banking System.


PRODUCTS AND SERVICES / DESCRIPTION OF BUSINESS
-----------------------------------------------

METROPOLITAN CONSUMER BANKING
In large urban markets, Consumer Banking products and services are delivered through the coordinated management of major, independent lines of business, including Consumer Banking, Commercial Banking and Trust & Investments.

COMMUNITY BANKING
Regional Presidents manage smaller and non-urban markets with local autonomy in resource allocation, community affairs, business development, loan approvals and pricing. Firstar's full line of products and services are made available in these markets.

SMALL BUSINESS BANKING
Provides specialized services for businesses with annual sales up to $5 million throughout all Firstar markets, primarily to businesses with fewer than 50 employees and borrowing needs less than $500,000.

MORTGAGE BANKING
Provides loan origination services for first mortgages for purchase and refinancing. Also acts as wholesale buyer of first mortgages from brokers, smaller banks and credit unions. In addition, provides originations, processing and loan closings for banks and credit unions and provides relocation financing for corporate transfers. Among the top 25 mortgage companies in the U.S. with 1998 production exceeding $8 billion.


FIRSTAR CORPORATION                   10

1998 HIGHLIGHTS
---------------

METROPOLITAN CONSUMER BANKING
With the Star/Firstar merger, we had the opportunity to extend our successful Consumer Banking business across a franchise which has doubled in size. Our In-Store banking network grew by 40 additional locations.

COMMUNITY BANKING
We introduced our successful Community Banking concept into new markets in Ohio, Wisconsin and Iowa, plus central and southern Kentucky and Northern Tennessee following mergers and acquisitions in those areas.

SMALL BUSINESS BANKING
With more than 80 dedicated Small Business banking officers and two Business Loan Express Centers, Firstar is well positioned to become the industry leader in a business that provides specialized products and services to this growing segment. Firstar serves more than 80,000 Small Business customers.

MORTGAGE BANKING
During 1998, we combined the operations of four strong mortgage businesses into the new Firstar Mortgage Banking business: those of Star Banc Corporation, Great Financial, Trans Financial and Firstar
Corporation. This combination created a powerful line of business operating in 16 states with a loan servicing portfolio of $20 billion and more than 300 thousand loans.


OUTLOOK
-------

METROPOLITAN CONSUMER BANKING
Our successful Metropolitan Consumer Banking business has been a competitive advantage, and it will be a primary focus of the new
Firstar's growth strategy of building our lines of business.

COMMUNITY BANKING
Our Community Banking concept of delivering all Firstar's products and services in smaller towns and non-urban areas through locally managed banks, personal attention and community involvement are generating new business and customer loyalty in these valuable markets.

SMALL BUSINESS BANKING
The potential in our combined markets is virtually limitless, as this is an underserved segment, and Firstar has the line up of products and services that can support small business growth and profitability. Our 1999 initiatives will include launching a leasing vendor program, offering a new PC Banking service and new marketing efforts.

MORTGAGE BANKING
We will maximize the potential of this large mortgage company with an emphasis on production, exacting management of the profitability equation and the leadership of an outstanding management team. Our production strategy is grounded in a sales culture which features incentive-based compensation; an integrated approach among production offices, closing and underwriting, and multiple production channels.


BANK WITHOUT BOUNDARIES               11

EXPANDED DISTRIBUTION SYSTEM
Traditional branches remain the foundation of our growing branch network where experienced bankers are the link between the customer and all the services of Firstar. We use the "concierge concept" in which the branch acts as the liaison between the customer and specialized banking services.

Non-traditional branches are increasingly important. Non-traditional branches account for more than 15 percent of our total branches, and this will grow. Non-traditional branches include In-Store branches in supermarkets and corporate on-site branches at Procter & Gamble facilities, hospitals and even world famous Churchill Downs. We also have branches at retirement centers and at convenience stores or "C-Stores."

Traditional Branches                    595
In-Store Branches                 93
Corporate On-Site Branches        12
Retirement Centers                 9
C-Stores                           2
Video Banking Centers              2
ATMs                                  1,400+
Internet/PC Banking                  50,000
Mobile ATMs	                       2


ALTERNATIVE DELIVERY
Firstar offers a network of specialized delivery points utilizing some of the most advanced automated features and functions available in the industry.

The industry's most fully functional ATMs dispense stamps, account statements, phone minutes, stop payment orders, check reorders and more.

Express Call Centers provide customer service and sales, fielding more than 20 million calls a year.

Workplace Banking is a customized package of financial services especially for the employees of Firstar business customers.

Student Banking meets the specialized needs of college students, as well as faculty and staff, through specialized packages, campus card programs and convenient ATMs.

Internet Banking continues to expand through Firstar's website, firstar.com, for banking transactions, bill payment, financial planning and account information.

Telesales Solutions informs customers of additional products and services which can enhance their financial well being.


PRODUCTS AND SERVICES / DESCRIPTION OF BUSINESS
-----------------------------------------------

CREDIT/DEBIT CARD
Under the trade name Elan, Firstar provides payment options in the form of credit and debit services through MasterCard(r) and Visa(r) brands to roughly 1 million cardholders. Firstar also works with companies and incentive firms to offer custom incentive programs.

RETAIL LENDING
Indirect Lending provides loans and leases for autos, plus loans for recreational vehicles, boats, motorcycles and home improvement through dealership networks. Floor-plan Lending provides financing to auto, RV, marine, motorcycle and heavy truck dealers, primarily for inventory, but also for real estate and other capital needs. Student Lending provides loans for college tuition.

FIRSTAR FINANCE (FORMERLY STAR BANC FINANCE)
Through branch sales, direct customer contact and broker channels, provides financing for real estate, home improvement, auto and installment loans and a special Memorial Loan funeral financing program.

INSURANCE SERVICES
Chartered as one of 16 bank holding companies in the country
"grandfathered" to sell unrestricted lines of insurance, Firstar insurance services sells a complete line of life, health, property and casualty insurance to individuals and businesses.


FIRSTAR CORPORATION                   12

1998 HIGHLIGHTS
---------------

CREDIT/DEBIT CARD
Firstar issues a full roster of cards including regular, platinum, young adult, college and secured. For businesses: platinum travel, business travel and purchasing cards. We provide services for merchant acquiring (both paper and electronic) and service over 900 correspondent financial institutions.

RETAIL LENDING
Firstar grew indirect loans and leases by more than 21 percent in 1998, while improving market penetration to first or second position in all markets. Loan application quality improved across all categories.

FIRSTAR FINANCE (FORMERLY STAR BANC FINANCE)
Now operating in 20 states, outstandings for 1998 exceeded $378 million, nearly an 80 percent increase over 1996. With an efficiency ratio of
31.8 percent, this continues to be an outstanding business for Firstar.

INSURANCE SERVICES
We saw measurable results from increased referrals by our investments specialists, trust officers, direct mail and point-of-sale merchandising in our branches. Customers and prospects can now get insurance quotes through our web site.


OUTLOOK
-------

CREDIT/DEBIT CARD
Firstar will increase credit card account production through our large branch network, successfully merge the card portfolios of Star Bank and Firstar and utilize strong marketing support for sales efforts and product enhancements. New incentive programs to support increased sales goals will be established.

RETAIL LENDING
With the expansion of our sales and service culture into new markets, the conversion to a single loan system, the streamlining of our credit approval process, new product offerings and competitive rates and terms, we expect to exceed substantial growth goals.

FIRSTAR FINANCE (FORMERLY STAR BANC FINANCE)
We will introduce this alternative business in Wisconsin, Illinois, Iowa and Minnesota, modify some loan offerings to meet customer needs and increase sales opportunities, while developing even more effective collection systems.

INSURANCE SERVICES
Specialized insurance for small family businesses is a good fit in conjunction with our Small Business lending. We continue to partner with strong insurance company partners in expanding our insurance sales to the former Star customer base. We are increasing referral incentive programs, and our branch network is a potent distribution system to reach middle market businesses, individuals and families.


BANK WITHOUT BOUNDARIES               13

CORPORATE INITIATIVES

The new Firstar Corporation is in a very competitive position within eight Midwestern states to compete for customers and deliver state-of-the-art products and services.

Our strategic acquisitions this year in Ohio, Kentucky and Tennessee, combined with the merger between Star Banc and Firstar, have created a powerful financial services franchise. Firstar focuses on shareholder value; customer convenience, service and satisfaction; employee growth and performance; and support of the communities in which we do business.

MERGERS AND ACQUISITIONS
During 1998, a number of strategic acquisitions added to the value of the corporation.

NOV 1998	:	Star Banc Corporation/Firstar Corporation merger
AUG 1998	:	Trans Financial, Inc. acquisition
                  Cargill Leasing Corporation acquisition
JUN 1998	:	Acquisition of 49 Bank One branches in Ohio
FEB 1998 	:	Great Financial Corporation acquisition

FIRSTAR JOINS THE S&P 500 INDEX
After the closing bell on December 31, 1998, Firstar of_cially joined other leading companies in becoming part of the S&P 500 stock index. This prestigious index is widely regarded as the standard of measure for large cap U.S. stock performance.

SOUND CAPITAL AND BALANCE SHEET MANAGEMENT
Managing capital for the benefit of the corporation and our shareholders is a primary goal. We have a very disciplined approach to managing capital, evaluating and balancing capital allocation among investments in the corporation, adequate capital cushion to weather any potential economic downturns, the industry's regulatory requirements, dividends and other corporate needs.

Firstar's balance sheet management continues to focus on curtailing low-return assets, such as lower-yield securities and residential mortgages through securitization and sales. Core funding for higher-yielding loans, particularly consumer loans, comes from our deposit base rather than higher-cost purchased funds.

COMMUNITY DEVELOPMENT
In 1998, we announced an unprecedented five-year, $5.15 billion Community Development initiative in the former Star markets. The initiative extended our excellent record of investing in our communities, and we believe it was the largest commitment, as a percentage of total assets, of any bank. In its first year, the initiative is significantly ahead of plan in funding home mortgages, small business loans, community loans and grants, small farm loans and other community needs for low to moderate income individuals and communities. We are pleased to announce that we are expanding this initiative into our new markets across the combined corporation.

RECOGNITION OF FIRSTAR PERFORMANCE
Firstar was named to the Lehman Brothers, Inc. "10 Uncommon Values" list which features stocks which Lehman Brothers believes will outperform the market in the coming year.

American Banker, a national daily financial newspaper, named Firstar Corporation as the top performing bank in the country for 1998.

Firstar was ranked as the number one stock in the U.S. in the category of "Defensive Stocks" according to "CNBC's TOP 100" September 7,
1998 program.

Firstar was one of only 31 public companies named to The Wall Street Journal's 1998 Shareholder Scoreboard Honor Roll.

In the November 1998 issue of Money Magazine, Firstar was named to the "Steady Climbers" list of stocks which offer proven performance, solid prospects and reasonable prices.

Forbes magazine's annual "The Forbes Platinum 400" edition, dated
January 11, 1999, listed Firstar as one of "1999's Winners" and named Jerry A. Grundhofer Banker of the Year.


FIRSTAR CORPORATION                   14

FIRSTAR CORPORATION SELECTED FINANCIAL DATA

(amounts in thousands except per share data)                                                                        5 Year
                                                                                                                  Compound
                                        1998         1997         1996         1995         1994         1993  Growth Rate
--------------------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS:
Interest income                  $ 2,641,488  $ 2,377,099  $ 2,275,675  $ 2,192,418  $ 1,803,450  $ 1,649,040         9.9%
Interest expense                   1,228,709    1,074,932    1,023,404    1,018,634      691,899      607,056        15.1
--------------------------------------------------------------------------------------------------------------------------
Net interest income                1,412,779    1,302,167    1,252,271    1,173,784    1,111,551    1,041,984         6.3
Taxable equivalent
  adjustment(a)                       43,296       40,559       39,053       38,490       39,630       37,278         3.0
--------------------------------------------------------------------------------------------------------------------------
Net interest income (Fte)          1,456,075    1,342,726    1,291,324    1,212,274    1,151,181    1,079,262         6.2
Noninterest income                   860,148      712,043      621,415      554,732      504,804      522,840        10.5
--------------------------------------------------------------------------------------------------------------------------
Net revenue                        2,316,223    2,054,769    1,912,739    1,767,006    1,655,985    1,602,102         7.7
Noninterest expense                1,521,192    1,126,506    1,152,252    1,086,385    1,026,566      992,953         8.9
Provision for loan losses            113,636      117,772       97,334       67,117       50,475       64,892        11.9
Net income                           430,147      513,894      415,418      380,831      357,684      342,261         4.7
--------------------------------------------------------------------------------------------------------------------------
PER SHARE:
Basic earnings per common share  $      1.99  $      2.48  $      1.96  $      1.76  $      1.66  $      1.59         4.6%
Diluted earnings per common share       1.95         2.43         1.93         1.74         1.64         1.57         4.4
Common dividends declared (b)           0.99         0.80         0.63         0.53         0.47         0.39        20.5
Period-end market value (b)            93.00        57.38        30.63        19.83        12.13        11.67        51.5
Weighted average common shares       216,510      206,761      211,286      215,299      213,975      211,340         0.5
Weighted average diluted
  common shares                      221,018      211,383      214,880      219,161      218,642      217,900         0.3
--------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES:
Loans, net of
  unearned interest              $25,027,756  $22,569,767  $21,291,977  $19,981,634  $17,884,906  $16,187,945         9.2%
Loans held for sale                  988,432      297,743      286,088      189,383      144,116           --          --
Investment securities              6,491,001    5,744,135    6,168,349    6,401,651    5,780,779    5,357,232         3.9
Short-term investments               111,492      206,109      139,314      234,360      323,226      549,043       (27.3)
--------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets     32,618,681   28,817,754   27,885,728   26,807,028   24,133,027   22,094,220         8.1
Total assets                      36,524,976   31,625,258   30,666,581   29,327,958   26,385,339   24,315,538         8.5
Noninterest-bearing deposits       5,614,373    4,893,322    4,733,197    4,188,735    4,071,936    3,974,983         7.2
Interest-bearing deposits         21,216,625   18,830,568   18,689,884   18,058,090   16,331,182   15,857,719         6.0
--------------------------------------------------------------------------------------------------------------------------
Total deposits                    26,830,998   23,723,890   23,423,081   22,246,825   20,403,118   19,832,702         6.2
Short-term borrowings              4,075,149    3,547,654    3,354,009    3,378,162    2,664,178    1,521,488        21.8
Long-term debt                     1,681,527    1,271,041      929,515      821,517      673,333      509,819        27.0
Shareholders' equity               3,379,195    2,609,363    2,540,314    2,425,113    2,248,238    2,074,482        10.3
--------------------------------------------------------------------------------------------------------------------------
RATIOS:
Return on average assets                1.18%        1.62%        1.35%        1.30%        1.36%        1.41%
Return on average common equity        12.73        19.73        16.40        15.78        16.05        16.95
Net interest margin                     4.46         4.66         4.63         4.52         4.77         4.88
Noninterest expense to net revenue     65.68        54.82        60.24        61.48        61.99        61.98
Noninterest income to net revenue      37.14        34.65        32.49        31.39        30.48        32.63
Dividend payout ratio                  63.08        38.04        41.51        40.54        36.99        32.38
Average shareholders' equity
  to average total assets               9.25         8.25         8.28         8.27         8.52         8.53
--------------------------------------------------------------------------------------------------------------------------
EXCLUDING MERGER-RELATED CHARGES
AND OTHER NONRECURRING ITEMS: (c)
Net income                       $   604,564  $   499,152  $   459,769  $   408,464  $   370,774  $   342,261        12.1%
Diluted earnings per common share       2.74         2.36         2.14         1.86         1.70         1.57        11.7
Return on average assets                1.66%        1.58%        1.50%        1.39%        1.41%        1.41%
Return on average common equity        17.89        19.16        18.16        16.93        16.64        16.95
Noninterest expense to net revenue     55.19        55.44        56.64        59.05        60.66        61.98
--------------------------------------------------------------------------------------------------------------------------

(a) Taxable equivalent adjustment was calculated utilizing a marginal federal income tax rate of 35 percent for 1993-1998.
(b) Per share amounts based on historical Star Banc Corporation amounts.
(c) Amounts and ratios are calculated excluding the following nonrecurring items:
    Merger-related charges recorded in 1998 for the merger of Star Banc and
      Firstar, and the acquisition of Trans Financial, Inc.
    A one-time gain on the sale of merchant processing contracts in 1997. Restructuring charges related to Firstar Forward and the one-time SAIF special assessment in 1996.
    Merger-related charges recorded in 1995, and check kiting loss in 1994.


BANK WITHOUT BOUNDARIES                15

MANAGEMENT'S DISCUSSION AND ANALYSIS

OVERVIEW

On November 20, 1998, Star Banc Corporation ("Star Banc") and Firstar Corporation ("Firstar") merged through an exchange of shares to form the new Firstar Corporation ("the Corporation"). The merger was a tax-free stock exchange and was accounted for as a pooling-of-interests. The combined company is a $38.48 billion regional bank holding company, headquartered in Milwaukee, Wisconsin, with over 710 branch offices in eight Midwest states and Arizona, in addition to trust operations in Florida. Under the terms of the agreement, Firstar shareholders received
0.76 shares of common stock of the combined company for each share of Firstar common stock and Star Banc shareholders received one share of common stock in the combined company for each common share of Star Banc Corporation. All prior period financial information has been restated to include the historical results of Star Banc, Firstar and Trans Financial, Inc. (discussed below).

The Corporation reported earnings before merger-related charges and other nonrecurring items at record levels for 1998 with an increase of
21.1 percent to $604.6 million compared to $499.2 million in 1997 and $459.8 million in 1996. Excluding merger-related charges and other nonrecurring items, diluted earnings per share increased 16.1 percent to $2.74, compared to $2.36 in 1997. Including merger-related charges, net income was $430.1 million in 1998, compared to $513.9 million for 1997 and $415.4 million for 1996. Basic earnings per share declined 19.8 percent to $1.99 in 1998, compared to $2.48 in 1997 and $1.96 in 1996.
Diluted earnings per share was $1.95 in 1998, compared to $2.43 in 1997 and $1.93 in 1996. Table 1 provides a summary of significant items affecting the change in diluted earnings per share for 1996 through 1998.

In connection with the merger, the Corporation expects to incur approximately $325 million of restructuring and merger-related charges. In 1998, the Corporation incurred pre-tax merger related charges of $243 million as a result of the merger and the acquisition of Trans Financial, Inc. (discussed later). These charges included $87 million in severance and employee related costs, $50 million in occupancy and equipment charges, $34 million in conversion costs and contract terminations, $23 million to establish or augment charitable foundations and $49 million in other merger costs such as legal, investment banking fees and other professional fees. In addition, an $18 million provision for loan losses was charged to earnings on the merger dates, in connection with a change in the management of Trans Financial and Firstar problem loans.

Earnings results for 1998 reflected a 13.7 percent increase in tax equivalized net revenues (excluding gains/(losses) on sales of securities and the gain on sale of merchant processing contracts in
1997) fueled by a 23.9 percent increase in noninterest income. Tax equivalized net interest income increased $113 million or 8.4 percent in 1998, as a result of a 13.2 percent increase in average earning assets. Excluding merger-related charges and nonrecurring items, the Corporation's return on average assets and return on average common equity were 1.66 percent and 17.89 percent, respectively, in 1998. This compares to a return on average assets of 1.58 percent in 1997 and 1.50 percent in 1996 and a return on average common equity of 19.16 percent in 1997 and 18.16 percent in 1996.


FIVE YEAR BAR CHART OF DILUTED EARNINGS PER SHARE*
(in dollars)
          1994          1995          1996          1997          1998
         $1.70         $1.86         $2.14         $2.36         $2.74
*Excluding merger-related and non-recurring items.


Excluding gains/(losses) on sales of securities and a one-time gain on the sale of merchant processing contracts in 1997, noninterest income increased $166 million or 23.9 percent in 1998. Excluding merger-related expenses, noninterest expenses were up $152 million or 13.5 percent over 1997. The increase in noninterest income was due in part to a
113.9 percent increase in mortgage banking income. Noninterest expenses were up due to the acquisitions of Great Financial Corporation, Cargill Leasing Corporation and Bank One branch offices, in addition to the opening of new retail facilities in 1998.

Total assets at December 31, 1998, were $38.48 billion, up $5.62 billion or 17.1 percent from $32.86 billion a year earlier. Total loans, net of unearned interest, were $25.87 billion at the end of 1998, an increase of 11.4 percent compared to $23.22 billion at the end of 1997. Loan growth was led by increases of 17.1 percent in commercial loans and
11.8 percent in retail loans for 1998. Deposits totaled $28.85 billion at December 31, 1998, up 17.8 percent compared to $24.49 billion at December 31, 1997. Deposits increased as a result of the Great
Financial and branch acquisitions, in addition to an increase in core deposit levels, primarily demand deposits and money market deposit accounts.

MERGERS AND ACQUISITIONS
In addition to the merger of Star Banc Corporation and Firstar Corporation, the Corporation completed the following acquisitions:
On August 21, 1998, the Corporation acquired Trans Financial, Inc. ("Trans Financial"), a $2.4 billion financial services holding company based in Bowling Green, Kentucky. The purchase of Trans Financial was a tax-free stock exchange, which was accounted for as a pooling-of-interests. Under the terms of the agreement, the Corporation exchanged 0.9003 shares of Star Banc common stock for each share of Trans Financial. A total of 10.7 million shares were issued in this acquisition.

On July 31, 1998, the Corporation acquired Cargill Leasing Corporation ("Cargill") for a cash payment of $220 million. Cargill is a commercial leasing company with approximately $600 million in assets. This acquisition was accounted for as a purchase transaction with $64 million recorded as goodwill.

In June and August, 1998, Star Bank, N.A. ("Star Bank") acquired a total of 57 branch offices located in 28 counties throughout Ohio and Kentucky from Bank One, N.A. In this acquisition Star Bank acquired $1.2 billion in deposits and $155 million in loans for a premium of $137 million. The remaining cash received in this transaction was invested in mortgage-backed securities.

On February 7, 1998, the Corporation completed its acquisition of Great Financial Corporation ("Great Financial") for 70 percent stock and 30 percent cash. The 70 percent of Great Financial Corporation's shares was exchanged for common shares of Star Banc, at an exchange ratio of 0.949 Star Banc shares for each share of Great Financial. The remaining 30 percent of Great Financial shares were exchanged for $44.00 in cash for each share. The Corporation issued 9.5 million shares and the total value of the acquisition was $648 million. This transaction was structured as a tax-free


FIRSTAR CORPORATION                   16

TABLE 1 -- ANALYSIS OF DILUTED EARNINGS PER SHARE --
                                                         Dollar Change B/(W)
                                                         --------------------
                                                          1998 vs.  1997 vs.
                                1998      1997      1996      1997      1996
-----------------------------------------------------------------------------
Interest income               $11.95    $11.25    $10.59    $ 0.70    $ 0.66
Interest expense               (5.56)    (5.09)    (4.76)    (0.47)    (0.33)
-----------------------------------------------------------------------------
Net interest income             6.39      6.16      5.83      0.23      0.33
Provision for loan losses      (0.51)    (0.56)    (0.45)     0.05     (0.11)
Noninterest income              3.89      3.37      2.89      0.52      0.48
Noninterest expense            (6.88)    (5.33)    (5.37)    (1.55)     0.04
Income taxes                   (0.94)    (1.21)    (0.97)     0.27     (0.24)
-----------------------------------------------------------------------------
Diluted earnings per
  common share                $ 1.95    $ 2.43    $ 1.93    $(0.48)   $ 0.50
-----------------------------------------------------------------------------

exchange for shareholders receiving stock and was accounted for as a purchase transaction. The Great Financial acquisition added approximately $2.8 billion in assets and $2.0 billion in deposits, in addition to 45 branch offices in Kentucky and Indiana.

The Corporation has continued to make acquisitions in order to enhance its branch network. In 1997 and 1996, Star Bank completed purchases of branch offices in southwestern Ohio from Amerifirst Bank and Connersville, Indiana from National City Bank.

In January 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement supercedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." This statement requires disclosure on a business segment basis, as defined by the Corporation, a description of products and services, interest income and expense, profit and loss and assets as measured by the Corporation's management in assessing performance of its business segments. Line of business results and related disclosures are shown in Note 25 of the Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS
Net Interest Income
Net interest income, the difference between total interest income and total interest expense, is the Corporation's principal source of earnings. The amount of net interest income is determined by the volume of interest-earning assets, the level of rates earned on those interest-earning assets, and the cost of supporting funds. The difference between rates earned on interest-earning assets (with an adjustment made to tax-exempt income to provide comparability with taxable income) and the cost of supporting funds is measured by the net interest margin.

Tax-equivalent net interest income increased $113 million or 8.4 percent in 1998, following a 4.0 percent increase in 1997. The increase in 1998 was due to increased volumes from continued strong loan growth and the earning assets added as a result of the Great Financial, Bank One branch and Cargill acquisitions. This increase was partially offset by negative earning asset mix changes and compression of interest spreads. As a result of the acquisitions of Great Financial and Bank One branches, the majority of the assets acquired were lower yielding residential mortgages and mortgage-backed securities. The increase in 1997 was the result of a three basis point improvement in net interest margin, as discussed below, as well as a $932 million or 3.3 percent increase in average earning assets.

The net interest margin was 4.46 percent in 1998, 4.66 percent in 1997 and 4.63 percent in 1996. The decrease in net interest margin in 1998 reflects the decline in rates on earning assets, as a result of the prime rate decreases in 1998 and overall decline in loan rates. Yields on commercial loans and retail loans decreased 29 basis points and 18 basis points, respectively, in 1998. Earning asset rates were also down due to the increases of residential mortgages and mortgage-backed securities associated with the bank and branch acquisitions discussed above. Also contributing to the decline in net interest margin was a four basis point increase in costs of supporting funds, related to a 17 basis point increase in money market deposit accounts and higher levels of long-term debt. Net interest margin is expected to improve in 1999 as reductions in lower yielding assets are used to fund commercial and retail loan growth.

The increase in net interest margin in 1997 was due to an improvement in the mix of earning assets as loan growth was partially funded by sales and maturities of lower yielding investment securities. In addition, real estate loan and investment security yields were up in 1997. These factors were partially offset by an increase in funding costs.


FIVE YEAR BAR CHART OF NET INTEREST INCOME
(in millions of dollars)

          1994          1995          1996          1997          1998
         $1,151        $1,212        $1,291        $1,343        $1,456



BANK WITHOUT BOUNDARIES               17

TABLE 2 -- AVERAGE BALANCE SHEETS AND AVERAGE RATES --
For the years ended December 31 (dollars in thousands)

                                       1998                               1997                               1996

----------------------------------------------------------------------------------------------------------------------------
                             Daily             Average          Daily             Average          Daily             Average
                           Average   Interest     Rate        Average   Interest     Rate        Average   Interest     Rate
----------------------------------------------------------------------------------------------------------------------------
Assets:
Commercial loans       $ 9,054,440  $  743,946   8.22%    $ 7,974,788  $  679,033   8.51%    $ 7,351,108  $  635,785   8.65%
Real estate loans        8,896,558     739,918   8.32       8,267,489     696,663   8.43       8,320,874     696,104   8.37
Retail loans             7,076,758     676,783   9.56       6,327,490     616,007   9.74       5,619,995     546,376   9.72
----------------------------------------------------------------------------------------------------------------------------
    Total loans         25,027,756   2,160,647   8.63      22,569,767   1,991,703   8.82      21,291,977   1,878,265   8.82
Loans held for sale        988,432      70,808   7.16         297,743      20,878   7.01         286,088      20,454   7.15
Taxable investment
  securities             5,017,636     340,080   6.78       4,419,626     297,967   6.74       4,936,054     318,059   6.44
Non-taxable invest-
  ment securities        1,473,365     107,140   7.27       1,324,509      95,791   7.23       1,232,295      90,496   7.34
Trading securities           2,757          73   2.65           2,238         133   5.94          10,140         392   3.87
Money market
  investments              108,735       6,036   5.55         203,871      11,186   5.49         129,174       7,062   5.47
----------------------------------------------------------------------------------------------------------------------------
    Total interest-
      earning assets    32,618,681   2,684,784   8.23      28,817,754   2,417,658   8.39      27,885,728   2,314,728   8.30
Cash and due
  from banks             1,762,970                          1,504,094                          1,548,174
Allowance for
  loan losses             (397,440)                          (361,538)                          (337,655)
Other assets             2,540,765                          1,664,948                          1,570,334
----------------------------------------------------------------------------------------------------------------------------
    Total assets       $36,524,976                        $31,625,258                        $30,666,581
----------------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity:
Savings and
  NOW deposits         $ 5,720,515  $  120,462   2.11%    $ 5,395,516  $  112,884   2.09%    $ 5,422,981  $  113,297   2.09%
Money market
  deposit accounts       5,144,219     226,132   4.40       3,963,229     167,817   4.23       3,655,533     143,621   3.93
Time deposits $100,000
  and over               1,836,702      99,605   5.42       1,738,467      95,962   5.52       1,735,364      96,810   5.58
Time deposits under
  $100,000               8,515,189     465,759   5.47       7,733,356     427,743   5.53       7,876,006     434,295   5.51
Short-term borrowings    4,075,149     207,650   5.10       3,547,654     183,642   5.18       3,354,009     171,694   5.12
Long-term debt           1,681,527     109,101   6.49       1,271,041      86,884   6.84         929,515      63,687   6.85
----------------------------------------------------------------------------------------------------------------------------
    Total interest-
      bearing
      liabilities       26,973,301   1,228,709   4.56      23,649,263   1,074,932   4.55      22,973,408   1,023,404   4.45
Noninterest-bearing
  deposits               5,614,373                          4,893,322                          4,733,197
Other liabilities          558,107                            473,310                            419,662
Shareholders' equity     3,379,195                          2,609,363                          2,540,314
---------------------------------------------------------------------------------------------------------------------------
    Total liabilities
      and shareholders'
      equity           $36,524,976                        $31,625,258                        $30,666,581
----------------------------------------------------------------------------------------------------------------------------
Net interest
  revenue/margin                    $1,456,075   4.46%                 $1,342,726   4.66%                 $1,291,324   4.63%
Interest rate spread                             3.67                               3.84                               3.85
----------------------------------------------------------------------------------------------------------------------------

Note: Interest and average rate are presented on a fully-taxable equivalent basis. Taxable equivalent amounts are calculated utilizing the marginal federal income tax rate of 35 percent. The yield on available-for-sale securities is computed based on historical cost balances. The total of nonaccrual loans is included in the daily average balance.


FIRSTAR CORPORATION                   18

TABLE 3 -- VOLUME/RATE VARIANCE ANALYSIS --

(dollars in thousands)                     Change from 1997 to 1998     Change from 1996 to 1997
----------------------------------------------------------------------------------------------------
Increase (decrease) in:                   Volume      Rate     Total   Volume      Rate      Total
----------------------------------------------------------------------------------------------------
Interest income:
  Commercial loans                      $ 91,963  $(27,050) $ 64,913  $ 54,089  $(10,841)  $ 43,248
  Real estate loans                       56,175   (12,920)   43,255    (4,466)    5,025        559
  Retail loans                            64,646    (3,870)   60,776    68,972       659     69,631
----------------------------------------------------------------------------------------------------
        Total loans                      212,784   (43,840)  168,944   118,595    (5,157)   113,438
  Loans held for sale                     48,435     1,495    49,930       836      (412)       424
  Investment securities                   51,176     2,286    53,462   (28,174)   13,377    (14,797)
  Money market instruments                (5,174)      (36)   (5,210)    3,584       281      3,865
----------------------------------------------------------------------------------------------------
        Total                            307,221   (40,095)  267,126    94,841     8,089    102,930
----------------------------------------------------------------------------------------------------
Interest expense:
  Savings and NOW deposits                 5,542     2,036     7,578      (575)      162       (413)
  Money market deposit accounts           49,978     8,337    58,315    12,122    12,074     24,196
  Time deposits $100,000 and over          5,435    (1,792)    3,643       174    (1,022)      (848)
  Time deposits under $100,000            43,244    (5,228)   38,016    (7,888)    1,336     (6,552)
  Short-term borrowings                   30,242    (6,234)   24,008     9,940     2,008     11,948
  Long-term debt                          27,941    (5,724)   22,217    23,401      (204)    23,197
----------------------------------------------------------------------------------------------------
        Total                            162,382    (8,605)  153,777    37,174    14,354     51,528
----------------------------------------------------------------------------------------------------
Net variance                            $144,839  $(31,490) $113,349  $ 57,667  $ (6,265)  $ 51,402
----------------------------------------------------------------------------------------------------

Note: Interest on non-taxable loans and securities is computed on a fully-taxable equivalent basis. Taxable equivalent amounts are calculated utilizing the marginal federal income tax rate of 35 percent. The change in interest due to both volume and rate has been allocated completely to changes in rate.


In order to reduce the Corporation's exposure to adverse changes in interest rates, the Corporation had entered into interest rate swaps and floors in previous years. The notional amount of these interest rate contracts was $795 million at December 31, 1998, down from $1.3 billion at December 31, 1997. Interest rate swaps lowered net interest income slightly in 1998 with no effect on net interest margin. Interest rate swaps lowered net interest income $1.8 million and net interest margin one basis point in 1997 and $4.4 million and two basis points in 1996.

Table 2 provides detailed information as to average balances, interest income and expense, and rates earned or paid by major balance sheet category for the years 1996 through 1998. Table 3 provides an analysis of the changes in net interest income attributable to changes in volume of interest-earning assets or interest-bearing liabilities and to changes in rates earned or paid.


FIVE YEAR BAR CHART OF NET INTEREST MARGIN
(in percents)

          1994          1995          1996          1997          1998
          4.77%         4.52%         4.63%         4.66%         4.46%


Interest rate sensitivity and market risk
The Corporation's major market risk exposure is changing interest rates. To minimize the volatility of net interest income and exposure to economic loss, the Corporation manages its exposure to adverse changes in interest rates through asset and liability management activities within guidelines established by its Asset/Liability Policy Committee ("ALPC"). The ALPC has the responsibility for approving and ensuring compliance with asset/liability management policies of the Corporation, including interest rate risk exposure, off-balance-sheet activity and the investment portfolio position.

In order to manage interest rate risk, the Corporation may utilize interest rate swap agreements and interest rate floors. These interest rate contracts are treated as hedges, and accordingly, the income and expense related to these transactions is recognized on the hedged instrument as an adjustment to interest income or expense. No new interest rate contracts were added in 1997 or 1998. In 1998, three interest rate swaps were terminated in order to reduce the Corporation's interest rate sensitivity. In 1997, the Corporation terminated two of its interest rate swaps in order to reduce its liability rate sensitive position. Additional information on the Corporation's interest rate swap contracts is presented in Note 20 of the Notes to Consolidated Financial Statements.

One of the primary tools of management to measure interest rate risk and the effect of interest rate changes on net interest income and net interest margin is simulation analysis. Through these simulations, management estimates the impact on net interest income of a 300 basis point upward or downward gradual change of market interest rates over a one year time period. Asset/liability policy guidelines state that a 300 basis point up or down change in interest rates cannot result in more than a 7.5 percent change in net interest income, as compared to a base case, without Board approval and a strategy in place to reduce interest rate risk below the maxi-


BANK WITHOUT BOUNDARIES               19
mum level. In simulations as of December 31, 1998, the 300 basis point upward change resulted in a decrease in net interest income compared to the base case, while the 300 basis point downward change resulted in an increase in net interest income. Both of these changes were less than one percent of net interest income in the base case. At December 31, 1998 the Corporation was well within policy guidelines.

Net interest income is also affected by the relationship between different interest rates. For example, a 50 basis point narrower spread between the prime rate and the federal funds rate is projected to cause a four basis point decline in net interest margin and less than one percent reduction in net interest income over a one year period. These simulations include assumptions about how the balance sheet is likely to change with loan and deposit growth assumptions. Assumptions are made to project rates for new loans and deposits based on historical analysis and management's outlook. Mortgage loan prepayment assumptions are developed from industry median estimates of prepayment speeds. The results of these simulations can be significantly influenced by assumptions utilized for managed rate deposits.

The Corporation also manages its interest rate sensitivity position to maintain a balance between the amounts of interest-earning assets and interest-bearing liabilities which are expected to mature or reprice at any point in time. The interest rate sensitivity ("Gap"), Table 4, demonstrates the repricing characteristics of the Corporation's interest-earning assets, liabilities and interest rate swap positions as of December 31, 1998. Table 4 shows the Corporation in a liability sensitive position through the one year repricing period in the amount of $1.66 billion or 4.4 percent of total assets. Generally, a liability sensitive position indicates that falling interest rates would positively impact net interest margin, while raising interest rates would negatively affect net interest margin. The Corporation calculates a one-year risk equivalent position, which translates the earnings risk for all periodic gap mismatches into an equivalent one-year risk adjusted mismatched gap position.

Although the periodic Gap analysis provides management with a method of measuring current interest rate risk, it only measures rate sensitivity at a specific point in time. Gap analysis does not take into consideration that assets and liabilities with similar repricing characteristics may not reprice at the same time or to the same degree and does not necessarily predict the impact of changes in general levels of interest rates on net interest income.

The Corporation also utilizes market value of equity as a measurement tool in managing interest rate sensitivity. The market value of equity measures the degree at which the market values of the Corporation's assets and liabilities will change given a change in interest rates. Asset/liability policy guidelines state that a 200 basis point upward or downward change in interest rates cannot result in more than a 15 percent change in equity as compared to the base case. At December 31, 1998, the Corporation was well within this guideline.

The Corporation enters into forward commitments related to residential real estate loans which have interest rate risk. At December 31, 1998 the Corporation had committed to deliver $1.8 billion in residential real estate loans during 1999. The Corporation has no forward commitments that extend beyond one year.

The Corporation also enters into foreign exchange forward contracts primarily to accommodate the business needs of its customers. Foreign exchange-based forward contracts provide for the delayed delivery of a purchase of foreign currency. The foreign exchange risk associated with these contracts is mitigated by entering into offsetting foreign exchange con-


TABLE 4 -- INTEREST RATE SENSITIVITY (GAP ANALYSIS) --
As of December 31, 1998 (dollars in thousands)

                                                      0-30       31-90       91-180       181-365          1-5       Over 5
                                        Total         Days        Days         Days          Days        Years        Years
------------------------------------------------------------------------------------------------------------------------------
Interest-Earning Assets:
Loans                               $25,868,057  $ 9,071,036  $ 1,532,283  $ 1,670,195  $ 2,905,118  $ 8,580,810  $ 2,108,615
Held for sale                         1,539,892    1,539,892           --           --           --           --           --
Trading securities                        2,754        2,754           --           --           --           --           --
Investment securities                 6,356,309      398,210      262,410      518,914      593,097    3,241,772    1,341,906
Money market instruments                 75,524       75,524           --           --           --           --           --
------------------------------------------------------------------------------------------------------------------------------
        Total                        33,842,536   11,087,416    1,794,693    2,189,109    3,498,215   11,822,582    3,450,521
------------------------------------------------------------------------------------------------------------------------------
Interest-Bearing Liabilities:
Deposits:
  Savings, NOW and MMDA              12,080,956    2,418,108    3,685,242    1,219,713      600,687    4,157,206           --
  Other interest-bearing deposits    10,120,610    1,620,868    2,048,089    2,341,612    2,191,316    1,837,183       81,542
Short-term borrowings                 3,643,308    3,215,729        6,681       29,908      196,686      192,897        1,407
Long-term debt                        1,708,869       87,083      347,284       21,529       16,206      646,361      590,406
------------------------------------------------------------------------------------------------------------------------------
        Total                        27,553,743    7,341,788    6,087,296    3,612,762    3,004,895    6,833,647      673,355
Interest rate swap positions                 --      (50,000)    (220,000)          --       90,000      180,000           --
------------------------------------------------------------------------------------------------------------------------------
Total gap                             6,288,793    3,695,628   (4,512,603)  (1,423,653)     583,320    5,168,935    2,777,166
------------------------------------------------------------------------------------------------------------------------------
Cumulative gap                      $        --  $ 3,695,628  $  (816,975) $(2,240,628) $(1,657,308) $ 3,511,627  $ 6,288,793
------------------------------------------------------------------------------------------------------------------------------

Note: Savings, NOW and money market deposit accounts (MMDA) are subject to immediate withdrawal. However, for the purpose of the above analysis these accounts are reported based on an historical analysis of Firstar Bank accounts.


FIRSTAR CORPORATION                   20
tracts. The Corporation holds some foreign exchange spot contracts for proprietary trading purposes, however the average amount of these contracts was immaterial for the last three years. Additional disclosures related to derivatives are shown in Note 20 of the Notes to Consolidated Financial Statements.

Noninterest Income
Noninterest income is a growing source of revenue for the Corporation, representing 37.1 percent of tax equivalized net revenue in 1998, up from 34.7 percent in 1997 and 32.5 in 1996. Noninterest income increased
20.8 percent to $860 million in 1998, compared to $712 million in 1997 and $621 million in 1996. The increase in 1998 was led by mortgage banking income, which increased $80 million or 113.9 percent, along with a $28 million or 12 percent increase in trust income. Significant growth also occurred in several other areas, with cash management income, ATM income, and insurance commissions all increasing over 20 percent in 1998.

Included in 1997 was a $23 million gain on the sale of credit card merchant processing contracts, related to the formation of a joint venture with NOVA Information Systems, Inc. to provide payment processing services to merchants. Excluding this one-time gain, noninterest income increased $166 million or 23.9 percent in 1998.

Trust income, which is the Corporation's largest source of fee income, increased 12.0 percent to $262 million in 1998, following an 18.9 percent increase in 1997. In both 1997 and 1998, the Corporation realized significant increases in asset levels as a result of new business in each trust area. Revenue growth was led by continued expansion of mutual funds, for which the Corporation's subsidiaries serve as investment advisors, increases in custodial assets and higher market values of trust assets.

Managed trust assets increased 16.2 percent to $41 billion at the end of 1998, compared to $35 billion at the end of 1997. Trust showed strong growth along all business lines with increases from new business and higher market values. At year-end 1998, total trust assets (both discretionary and non-discretionary) were $158.0 billion. In 1997 trust assets in the custody division almost doubled and the Star Funds mutual funds were up 28.4 percent.

Mortgage banking income increased $80 million or 113.9 percent to $151 million in 1998, following a 9.0 percent increase in 1997. The increase in 1998 was due to the significant mortgage banking business acquired (primarily in the Great Financial acquisition), in addition to higher origination volumes and refinancing activity. Gains on sale of mortgage loans increased 124.4 percent and servicing income was up
90.2 percent in 1998. Mortgages serviced for others increased to $14.7 billion at December 31, 1998, from $7.9 billion at December 31, 1997. The increase in 1997 was due to higher levels of gains on sale of loans on the secondary market, in addition to higher gains on the sale of mortgage servicing rights. Servicing income declined slightly in 1997 as a result of the sale of servicing rights originated in 1996 and the Corporation's decision to sell 1997 mortgage originations on the secondary market servicing released. The Corporation sold $6.40 billion of residential mortgage loans into the secondary market in 1998, compared to $2.82 billion in 1997 and $2.30 billion in 1996.

Retail deposit fees and cash management income increased a combined $25 million or 16.1 percent following a 3.4 percent increase in 1997. The growth in 1998 was led by increases in income from cash management services, and the Great Financial and Bank One branch acquisitions. The modest growth in 1997 was a result of increases in cash management services, in addition to higher core deposit levels and transaction volumes in Ohio. These increases were partially offset by the standardization and reduction of deposit products across other Firstar markets in 1997, which resulted in declines in certain consumer deposit accounts.

Credit card fees declined $4 million or 4.2 percent in 1998, following an 8.6 percent increase in 1997. The decline in 1998 is due to a $16 million decline in merchant revenue as a result of the transfer of merchant processing income to the joint venture formed with NOVA Information Systems Inc. in the fourth quarter of 1997. Excluding merchant processing revenue, credit card income increased 20.2 percent in 1998. The increase in 1997 was due to an increase in the credit card customer base, in addition to higher levels of interchange income.

ATM income has had substantial growth in the last two years increasing $6 million or 28.0 percent in 1998, following a 44.1 percent increase in 1997. The Corporation continues to add new automated teller machines as a result of acquisitions and new installations with bank owned ATMs increasing to 867 at December 31, 1998, compared to 535 ATMs at December 31, 1997.

All other income increased 5.1 percent to $155 million in 1998, following a 25.7 percent increase in 1997. Excluding the one-time gain on merchant processing in 1997, other income increased $30 million or
24.3 percent in 1998. This increase was due to higher income as a result of additional investments in corporate owned life insurance programs and strong growth in insurance commissions. Commissions from brokerage services also showed strong growth in both 1998 and 1997 with increases of 18.9 percent and 13.4 percent, respectively. Additional investments in corporate owned life insurance programs also contributed to the growth in 1997. Table 5 provides a summary of changes in noninterest income for the last three years.


BANK WITHOUT BOUNDARIES               21

TABLE 5 -- NONINTEREST INCOME --

For the years ended December 31 (dollars in thousands)
                                                                          % Increase/   % Increase/
                                                                           (decrease)    (decrease)
                                                1998      1997      1996    1998/1997     1997/1996
---------------------------------------------------------------------------------------------------
Trust income                                $262,259  $234,195  $196,891        12.0%         18.9%
Mortgage banking                             151,096    70,644    64,811       113.9           9.0
Retail deposit fees                           92,486    83,579    81,496        10.7           2.6
Cash management income                        84,522    68,831    65,928        22.8           4.4
Credit card income                            84,853    88,615    81,622        (4.2)          8.6
ATM income                                    28,672    22,397    15,547        28.0          44.1
Brokerage revenue                             22,259    18,720    16,515        18.9          13.4
International income                          17,213    15,059    14,031        14.3           7.3
Corporate owned life insurance                15,560     5,786     3,079       168.9          87.9
Insurance commissions                         18,910    14,621    13,786        29.3           6.1
All other income                              81,223    70,691    70,074        14.9           0.9
---------------------------------------------------------------------------------------------------
                                             859,053   693,138   623,780        23.9%         11.1%
Gain on sale of merchant processing               --    22,821        --         n/m           n/m
Investment securities gains/(losses)--net      1,095    (3,916)   (2,365)        n/m           n/m
---------------------------------------------------------------------------------------------------
        Total noninterest income            $860,148  $712,043  $621,415        20.8%         14.6%
---------------------------------------------------------------------------------------------------

n/m - not meaningful


Noninterest Expense
Total noninterest expense increased 35.0 percent to $1.52 billion in 1998, compared to $1.13 billion in 1997 and $1.15 billion in 1996. As a result of the merger and the acquisition of Trans Financial, the Corporation recorded $243 million in merger-related charges in 1998. In 1996, the Corporation recorded a $53 million charge in connection with Firstar Forward, a corporate-wide restructuring program, and was charged a special one-time assessment of $16 million to recapitalize the Savings Association Insurance Fund ("SAIF").

Excluding merger-related charges, restructuring charges and the SAIF special assessment, noninterest expense increased $152 million or 13.5 percent, following a 4.0 percent increase in 1997. The Corporation's noninterest expense ratio improved to 55.2 percent in 1998, compared to
55.4 percent in 1997 and 56.6 percent in 1996. The increase in noninterest expense in 1998 was due primarily to the Great Financial, Cargill and Bank One branch acquisitions, in addition to new retail facilities, higher incentive levels and additional costs related to Year 2000 system changes. Although expenses grew significantly due to the acquisitions, significant cost savings and efficiencies are expected in the future as a result of these acquisitions.

Salary expense increased 13.1 percent in 1998, following a 2.6 percent increase in 1997. Pension and other employee benefits were up 6.5 percent in 1998, following a decline in 1997. Salaries increased in 1998 due to staff added as a result of the acquisitions, in addition to higher staff levels in retail banking, related to new facilities, and expansion in Firstar Finance, Inc. Higher incentive costs based on the increase in staff levels and higher profit levels also contributed to the increase in salaries. Pension and benefits expense was up as higher staff levels increased healthcare and payroll tax costs.

Salaries were up in 1997, despite a reduction in headcount, due to increases in temporary staff costs and performance based incentives. The decline in FTE head count in 1997 was a result of the Firstar Forward restructuring program. Benefit expenses were down slightly in 1997 due to lower pension and postretirement benefit costs.

Equipment expense increased 9.9 percent in 1998, following an 8.5 percent increase in 1997. Equipment expense was up in 1998 due to higher levels of depreciation, maintenance and repair expenses, related to the additional offices acquired in the acquisitions of Great Financial and Bank One branches. The increase in 1997 was the result of higher depreciation expense as the Corporation continues to invest in and upgrade personal computers, data processing and other automation equipment.

Occupancy expense increased 12.2 percent to $102 million in 1998, following a slight decline in 1997. The increase in 1998 was due to additional facilities related to the acquisitions previously discussed and the end of a deferred building gain amortization of $7 million, which reduced expense in previous years. In 1997, increased occupancy expenses related to branch acquisitions and new retail facilities were offset by the amortization of a deferred gain on the sale of a building.

Intangible amortization, marketing, supplies and communication expenses increased significantly in 1998 as a result of the acquisitions.
Professional services expense declined 11.9 percent in 1998 as a result of a $3 million decline in outside legal expenses.


FIVE YEAR BAR CHART OF EFFICIENCY RATIO*
(in percents)

          1994          1995          1996          1997          1998
         60.66%        59.05%        56.64%        55.44%        55.19%

*Excluding merger-related and non-recurring items.


FIRSTAR CORPORATION                   22

Outside processing services increased 20.5 percent in 1998 as a result of higher transaction volumes and additional contract programming costs. Processing expenses were up due to additional volumes in the mutual funds processing area and the outsourcing of payroll processing to a third party provider. The additional contract programmers costs were due primarily to Year 2000 system changes.

All other expenses increased 10.3 percent to $306 million in 1998, following a 5.4 percent increase in 1997. The increase in 1998 was due in part to higher levels of courier, FDIC, mortgage servicing, and state taxes, as a result of the acquisitions. Other expenses also included additional litigation costs in 1998.

Table 6 provides a summary of changes in noninterest expense for the last three years.


TABLE 6 -- NONINTEREST EXPENSE --
For the years ended December 31 (dollars in thousands)

                                                                      % Increase/  % Increase/
                                                                       (decrease)   (decrease)
                                        1998        1997        1996    1998/1997    1997/1996
-----------------------------------------------------------------------------------------------
Salaries                          $  540,977  $  478,159  $  466,133        13.1%         2.6%
Pension and other
  employee benefits                   97,025      91,114      97,089         6.5         (6.2)
Equipment expense                    103,713      94,369      86,952         9.9          8.5
Occupancy expense--net               102,464      91,348      91,460        12.2         (0.1)
Amortization of goodwill
  and other intangible assets         57,121      35,292      30,030        61.9         17.5
Outside services                      70,938      58,871      48,682        20.5         20.9
Postage and courier                   37,451      34,847      31,620         7.5         10.2
Marketing expense                     32,467      29,527      31,285        10.0         (5.6)
Professional services                 28,283      32,101      32,559       (11.9)        (1.4)
Travel and entertainment              16,791      16,164      13,626         3.9         18.6
Stationery and supplies               27,664      24,884      32,627        11.2        (23.7)
All other noninterest
  expense                            163,328     139,830     121,400        16.8         15.2
-----------------------------------------------------------------------------------------------
                                   1,278,222   1,126,506   1,083,463        13.5          4.0
SAIF special assessment                   --          --      15,522         n/m          n/m
Merger and restructuring expenses    242,970          --      53,267         n/m          n/m
-----------------------------------------------------------------------------------------------
    Total noninterest expense     $1,521,192  $1,126,506  $1,152,252        35.0%        (2.2)%
-----------------------------------------------------------------------------------------------

n/m - not meaningful


Income Taxes
The Corporation's effective tax rate declined to 32.6 percent in 1998, compared to 33.3 percent in 1997 and 33.4 percent in 1996.

The implementation of various tax planning strategies contributed to the decline in the effective rate for 1998. Additional tax benefits received from investments in corporate owned life insurance programs also contributed to the decline in the effective tax rate.

Year 2000
The Corporation's Year 2000 ("Y2K") project is directed by a Year 2000 Project Management Office ("PMO") chaired by the Vice Chairman of
Consumer Banking. The PMO provides direct oversight of the Y2K initiative and meets twice a month to review the project's progress. The Corporation's Board of Directors receives project updates at every regular meeting.

The Corporation has completed its assessment of Y2K issues, developed a plan, and arranged for the required resources to complete the necessary remediation efforts. The Corporation is utilizing both internal and external resources to reprogram, or replace, and test the software and hardware for Y2K modifications. Currently, the Corporation has remediated, tested, and returned to production more than 97 percent of its applications. Testing and remediation of all applications is expected to be completed by March 31, 1999. The Corporation has established a separate test environment to accommodate its Y2K testing activity and the anticipated need to test with its customers and other third parties during 1999.

The Corporation relies on several third party service providers for key business processes and works closely to monitor their Y2K efforts. The Corporation has obtained written and verbal verification from significant third party service providers and vendors of their Y2K readiness with focus on the vendors' readiness and alternatives, where possible, for vendors that have been identified as critical. While the Corporation continues to discuss, obtain written certification from, and test the systems of critical vendors and third party service providers as to Y2K compliance, no assurance exists that any impact associated with incompatible systems after December 31, 1999 will not have a material adverse effect on the Corporation's business, financial condition or results of operations.

The Corporation previously established business continuity plans for its various lines of business and is assessing these plans for the possible impact of Y2K anticipated failures. Existing business continuity plans will be adjusted where appropriate for those scenarios that may have the most severe impact on its operations. This activity is expected to be completed by June 30, 1999.


BANK WITHOUT BOUNDARIES               23

Major risks associated with the Y2K issue as it applies to external parties include, but are not limited to, failure of voice and data communications systems due to loss of satellites or problems at communications companies; ATM shutdowns; non-availability or delays in cash couriers/shipments; failure of government systems; and shutdown of government facilities or utility companies. Major risks associated with internal systems include, but are not limited to, inability to complete transactions or properly process customer data; inability to process electronic transactions; failure of time locks or security systems and inability to meet customer demands for cash.

The costs of the Y2K project are primarily staff related and are expensed as incurred. Currently, the Corporation estimates that the total cost of the Y2K project will be approximately $32 million. The Corporation incurred approximately $18 million in expenses in 1998 and $5 million in 1997.


BALANCE SHEET
Loans
Loans, net of unearned interest, increased $2.65 billion to $25.87 billion at December 31, 1998, compared to $23.22 billion at December 31, 1997. The Corporation experienced strong growth in the commercial and retail loan areas with increases of 15.0 percent and 9.2 percent, respectively in 1998, excluding the effect of the Great Financial acquisition. Commercial loan growth was led by commercial leasing which increased $667 million or 124 percent due primarily to the acquisition
of Cargill.   In addition, asset-based lending increased $217 million or
33.8 percent. Retail loans were up due to a 34.7 percent increase in retail leasing, in addition to strong growth in home equity and installment lending. Commercial real estate and construction loans were up a combined $716 million or 14.0 percent in 1998 with strong growth in construction loans.

Table 7 provides a summary of loans by type at year-end for each of the past five years. Table 8 provides maturity distribution data for selected types of loans.


TABLE 7 -- LOANS BY TYPE --

As of December 31 (dollars in thousands)
                                                1998           1997           1996           1995           1994
-----------------------------------------------------------------------------------------------------------------
Commercial                               $ 8,059,594    $ 7,372,246    $ 6,730,943    $ 6,320,863    $ 5,978,250
Commercial leasing                         1,204,549        537,557        416,018        359,511        290,459
Real estate construction and development   1,213,682        965,226        772,567        703,481        557,596
Commercial real estate mortgage            4,611,442      4,144,214      4,085,373      3,876,116      3,788,563
Residential real estate mortgage           3,285,400      3,494,746      4,021,476      3,928,675      3,832,499
Credit card                                1,220,240      1,182,703      1,109,168        961,776        807,412
Retail leasing                             1,365,435      1,013,899        735,425        420,560        287,857
Other retail                               4,907,715      4,505,434      4,184,704      3,871,480      3,713,855
-----------------------------------------------------------------------------------------------------------------
        Total loans, net of
          unearned interest              $25,868,057    $23,216,025    $22,055,674    $20,442,462    $19,256,491
-----------------------------------------------------------------------------------------------------------------
Percent of total loans by type
-----------------------------------------------------------------------------------------------------------------
Commercial                                      31.2%          31.8%          30.5%          30.9%          31.0%
Commericial leasing                              4.7            2.3            1.9            1.8            1.5
Real estate construction and development         4.7            4.2            3.5            3.4            2.9
Commercial real estate mortgage                 17.8           17.9           18.5           19.0           19.7
Residential real estate mortgage                12.7           15.0           18.2           19.2           19.9
Credit card                                      4.7            5.1            5.0            4.7            4.2
Retail leasing                                   5.3            4.4            3.3            2.1            1.5
Other retail                                    18.9           19.3           19.1           18.9           19.3
-----------------------------------------------------------------------------------------------------------------
        Total loans, net of
          unearned interest                    100.0%         100.0%         100.0%         100.0%         100.0%
-----------------------------------------------------------------------------------------------------------------


TABLE 8 -- SELECTED LOAN MATURITY DISTRIBUTION --
As of December 31, 1998 (dollars in thousands)

                                         Over One        Over
                           One Year  Through Five        Five
                            or Less         Years       Years        Total
--------------------------------------------------------------------------
Commercial               $ 3,707,771   $ 4,314,871  $1,241,501 $ 9,264,143
Real estate                2,343,475     1,541,199   5,225,850   9,110,524
Retail                       616,813     5,691,873   1,184,704   7,493,390
--------------------------------------------------------------------------
        Total loans      $ 6,668,059   $11,547,943  $7,652,055 $25,868,057
--------------------------------------------------------------------------
Total of these selected loans due after one year with:
  Predetermined interest rates                                 $11,746,512
  Floating interest rates                                        7,453,486
--------------------------------------------------------------------------


FIRSTAR CORPORATION                   24

Residential mortgage loans declined $209 million or 6.0 percent in 1998, following a 13.1 percent decline in 1997. Excluding the effect of the Great Financial acquisition, residential mortgages declined 24.5 percent in 1998. The decline in the residential mortgage portfolio reflects the Corporation's strategy to reduce its level of residential mortgages and the related adverse prepayment risk, with the proceeds from sales and maturities being used to fund growth in higher yielding commercial and retail loans.

Following this strategy, the Corporation sold approximately 80 percent of residential mortgage originations on the secondary market in 1998. The Corporation sells loans both with servicing retained and serviced released. The Corporation expects to sell a larger percentage of loans servicing released in 1999. In 1998 the Corporation sold $6.40 billion of residential mortgage loans into the secondary market, compared to
$2.82 billion      in 1997. As of December 31, 1998, the Corporation
serviced $14.7 billion in mortgage loans for outside investors, compared to $7.8 billion at December 31, 1997.

Asset Quality
As of December 31, 1998, the allowance for loan losses was $396 million or 1.53 percent of total loans, net of unearned interest. This compares to $373 million or 1.61 percent of total loans, net of unearned interest, as of December 31, 1997. The provision for loan losses totaled $114 million in 1998, $118 million in 1997 and $97 million in 1996. Table 9 provides a summary of activity in the allowance for loan loss account by type of loan.

As shown in Table 9, net charge-offs increased in 1998 to 0.49 percent of average outstanding loans, compared to 0.42 in 1997 and 0.37 in 1996. As a result of a change in intent in the management of Trans Financial and Firstar problem loans, approximately $18 million of loans were charged off in conformity with Star Bank's policy of aggressively eliminating problem credits. Excluding the merger-related charge-offs, net charge-offs declined slightly in 1998 to 0.41 percent of average outstanding loans.

The decrease in net charge-offs as a percent of average loans in 1998 was the result of slight declines in both commercial and retail loans. The increase in net charge-off levels in 1997 was due to a higher level of consumer charge-offs. Net charge-offs in the retail area increased $19 million in 1997, resulting in an increase of 19 basis points as a percentage of average loans. This increase was led by credit cards as net charge-offs as a percent of average loans increased 30 basis points to 4.22 percent. The increase in credit card net charge-offs was consistent with national trends. Partially offsetting the increase in retail charge-offs was a decline in commercial charge-off levels, as commercial charge-offs as a percentage of average loans declined seven basis points to 0.27 percent.


FIVE YEAR BAR CHART OF NET CHARGE-OFFS TO AVERAGE LOANS
(in percents)

          1994          1995          1996          1997          1998
          0.23%         0.25%         0.37%         0.42%         0.41%*

*Excluding additional merger-related charge-offs.


The Corporation continues to focus on growing consumer loans as a higher percentage of the total loan portfolio and, as a result, would expect higher charge-off levels. In addition, as demonstrated by the additional merger-related charge-offs in 1998, the Corporation continues its commitment to maintaining strict credit standards and addressing problem credits at an early stage. Tables 10 and 11 provide information related to nonperforming assets and loans 90 days or more past due.

Although the Corporation experienced increases in charge-off levels in 1997 and 1996, nonperforming loans and nonperforming assets as a percentage of total loans remained at historically low levels. Nonperforming loans as a percentage of total loans remained flat at 0.48 percent at December 31, 1998 and December 31, 1997, down from 0.59 percent at December 31, 1996. Nonperforming assets as a percentage of total loans and other real estate owned remained at historically low levels in 1998, up slightly to 0.53 percent at December 31, 1998, compared to 0.52 percent a year earlier.

Nonaccrual loans increased $14 million at December 31, 1998 to $124 million following a $19 million decline in 1997. The increase in nonperforming loans was led by increases in commercial loans, commercial mortgages and construction loans. These increases were due in part to the acquisition of Great Financial and were consistent with additional loan volumes in these areas. The decrease in nonperforming loans for 1997 was led by declines in the commercial loan and commercial leasing areas. Despite the increase in charge-off levels in 1997, nonaccrual retail loans declined slightly in 1997. The Corporation's credit exposure to foreign countries is not significant. Due to the uncertainty of economic conditions, it is difficult to project future levels of nonperforming loans.

Other real estate owned, which is carried at the lower of cost or fair value less estimated selling costs, represents real estate of which the Corporation has taken ownership in partial or total satisfaction of loans, in addition to closed banking offices. Other real estate owned was $12 million at December 31, 1998, a $2 million increase from $10 million at December 31, 1997. This slight increase was primarily due to the acquisition of Great Financial. Other real estate owned has remained relatively flat in the $10 to $12 million range since 1996, down from historical levels.


BANK WITHOUT BOUNDARIES               25

TABLE 9 -- SUMMARY OF LOAN LOSS EXPERIENCE --

As of December 31 (dollars in thousands)          1998           1997           1996           1995           1994
-------------------------------------------------------------------------------------------------------------------
Average loans--net of unearned interest    $25,027,756    $22,569,767    $21,291,977    $19,981,634    $17,884,906
-------------------------------------------------------------------------------------------------------------------
Allowance for loan losses:
  Balance--beginning of year               $   372,933    $   349,892    $   317,971    $   299,060    $   285,375
  Acquired bank reserves                        30,788             --         13,966            865          4,714
    Charge-offs:
      Commercial                               (55,864)       (32,268)       (37,984)       (25,504)       (33,858)
      Commercial real estate                    (7,133)        (3,643)        (5,405)        (9,408)        (3,959)
      Residential real estate                   (3,099)        (2,314)        (3,715)        (1,957)        (1,642)
      Credit card                              (59,643)       (55,487)       (45,439)       (24,208)       (19,253)
      Other retail                             (45,099)       (39,249)       (26,785)       (22,559)       (16,377)
-------------------------------------------------------------------------------------------------------------------
        Total charge-offs                     (170,838)      (132,961)      (119,328)       (83,636)       (75,089)
-------------------------------------------------------------------------------------------------------------------
    Recoveries:
      Commercial                                20,055         11,024         14,280         13,424         12,356
      Commercial real estate                     2,907          3,185          3,859          2,872          4,233
      Residential real estate                      265            435          2,065            486            837
      Credit card                                9,391          9,194          6,928          6,642          5,559
      Other retail                              16,819         14,392         12,817         11,141         10,600
-------------------------------------------------------------------------------------------------------------------
        Total recoveries                        49,437         38,230         39,949         34,565         33,585
-------------------------------------------------------------------------------------------------------------------
          Net charge-offs                     (121,401)       (94,731)       (79,379)       (49,071)       (41,504)
    Provision charged to earnings              113,636        117,772         97,334         67,117         50,475
-------------------------------------------------------------------------------------------------------------------
  Balance--end of year                      $  395,956     $  372,933     $  349,892     $  317,971     $  299,060
-------------------------------------------------------------------------------------------------------------------
Ratio of net charge-offs to average loans:
   Commercial                                     0.40%          0.27%          0.34%          0.19%          0.37%
   Commercial real estate                         0.08           0.01           0.03           0.15          (0.01)
   Residential real estate                        0.08           0.05           0.04           0.04           0.02
   Credit card                                    4.36           4.22           3.92           2.13           1.94
   Other retail                                   0.48           0.48           0.31           0.28           0.16
-------------------------------------------------------------------------------------------------------------------
     Total loans                                  0.49           0.42           0.37           0.25           0.23
-------------------------------------------------------------------------------------------------------------------
Ratio of allowance for loan
  losses to end of year loans                     1.53%          1.61%          1.59%          1.56%          1.55%
-------------------------------------------------------------------------------------------------------------------


Loans past due 90 days or more increased slightly to $75 million at December 31, 1998 compared to $74 million at December 31, 1997. The increase in 1998 was primarily in the residential mortgage area, as a result of the Great Financial acquisition, offset by declines in commercial loans and commercial real estate. Management is not aware of any material amounts of loans outstanding, not disclosed in Tables 10 and 11, where there is significant uncertainty as to the ability of the borrower to comply with present payment terms. In addition, as of December 31, 1998, there were no significant other interest-earning assets classified as nonperforming or past due 90 days or more.

Certain accruing FHA/VA loans, in addition to insured FHA and guaranteed VA loans which are contractually past due 90 days or more, are purchased by the Corporation from GNMA pools it services or from third parties. By purchasing delinquent loans out of pools, the Corporation is able to retain the benefit of the net interest rate differential between the coupon rate the Corporation (as servicer) would otherwise be obligated to pay the GNMA security holder and the Corporation's cost of funds. Most of the Corporation's investment in delinquent FHA and VA loans is recoverable through claims made against FHA and VA. Any credit losses incurred are no greater than if the FHA/VA loans remained in the GNMA pools and the Corporation remained as servicer. The same risk from foreclosure or loss of interest exists for the Corporation as servicer or owner of the loan. At December 31, 1998, total loans included $130 million of these FHA/VA buyout loans.

Responsibility for the establishment of credit risk policies lies with the Credit Policy Management Group. Composed of members of senior management, this group approves these policies and reviews the results once they have been implemented. To ensure that credit risk is maintained at an appropriate level, the credit risk policies address underwriting standards, internal lending limits and provide for diversification and monitoring of credit within the portfolio on a consolidated basis. In monitoring the level of credit risk within the loan portfolio, the Corporation utilizes a variety of risk management techniques. As part of these techniques, risk ratings are individually assigned to each commercial and commercial real estate loan within the portfolio and reported to management on a monthly basis. Risk ratings are independently reviewed for propriety by the Corporation's loan review department. The system provides for the proper measurement of the level of risk within the portfolio and facilitates appropriate management and control.

The specific valuation allowance recorded on impaired loans, as prescribed by Statement of Financial Accounting Standards No. 114 (as amended by


FIRSTAR CORPORATION                   26

SFAS No. 118), is included in the total allowance for loan losses. In addition to the valuation for impaired loans, the adequacy of the total allowance for loan losses is monitored on a continual basis and is based on management's evaluation of several key factors, including: the quality of the current loan portfolio, current economic conditions, concentrations in loan types, geographic areas and industries, evaluation of significant problem loans, an analysis of periodic loan reviews, historical charge-off and recovery experience and other pertinent information. These factors are taken in conjunction with a mathematical analysis of the wholesale and retail portfolios to determine identifiable losses. It is these identifiable losses for which reserves are specifically allocated. These estimates are reviewed continually and, as adjustments become necessary, they are reported in earnings in the periods in which they become known. For 1999, management expects net charge-offs of approximately 0.50 to 0.60 percent of average loans. The estimated net charge-offs for the various loan portfolios are as follows: commercial loans and leasing $44 million, commercial real estate and construction $4 million, residential mortgages $3 million, credit card loans $55 million and other retail loans $34 million.


FIVE YEAR BAR CHART OF ALLOWANCE AS A % OF NONPERFORMING LOANS
(in percents)

          1994         1995          1996          1997          1998
           275          226           269           334           318


Management believes that the allowance for loan losses at December 31, 1998 was adequate to absorb all anticipated losses in the loan portfolio as of that date. The allowance for loan losses is based on estimates and ultimate losses may vary from current estimates.

The recorded investment in impaired loans at December 31, 1998 was $98 million, an increase of $16 million from December 31, 1997. The related valuation allowance (as calculated under SFAS No. 114) on impaired loans at December 31, 1998 was $9 million.


TABLE 10 - NONPERFORMING ASSETS --

As of December 31 (dollars in thousands)      1998      1997      1996      1995      1994
-------------------------------------------------------------------------------------------
Loans on nonaccrual status:
  Commercial                              $ 60,567  $ 56,510  $ 66,802  $ 59,646  $ 52,936
  Commercial mortgage                       36,728    26,760    34,059    53,355    38,647
  Residential mortgage                      20,717    22,743    21,520    23,146    10,793
  Retail                                     6,463     4,600     6,789     2,821     5,523
-------------------------------------------------------------------------------------------
        Total nonaccrual loans             124,475   110,613   129,170   138,968   107,899
-------------------------------------------------------------------------------------------
Loans which have been renegotiated:
  Commercial                                     6        11        84       141       362
  Commercial mortgage                           42       263     1,028     1,336       674
  Residential mortgage                          --       678        --        --        --
  Retail                                        --         9        --        --        --
-------------------------------------------------------------------------------------------
        Total renegotiated loans                48       961     1,112     1,477     1,036
-------------------------------------------------------------------------------------------
        Total nonperforming loans          124,523   111,574   130,282   140,445   108,935
Other real estate owned                     11,852    10,048    12,641    15,153    21,272
-------------------------------------------------------------------------------------------
        Total nonperforming assets        $136,375  $121,622  $142,923  $155,598  $130,207
-------------------------------------------------------------------------------------------
Loans past due 90 days or more:
  Commercial                              $ 14,137  $ 22,522  $ 26,491  $ 22,682  $  9,876
  Commercial mortgage                       11,802    17,295    29,796     9,331     7,665
  Residential mortgage                      16,473     5,141     8,599    11,864     5,044
  Retail                                    32,682    29,237    27,544    17,900    16,094
-------------------------------------------------------------------------------------------
        Total loans past due 90 days
          or more                         $ 75,094  $ 74,195  $ 92,430  $ 61,777  $ 38,679
-------------------------------------------------------------------------------------------
Percentage of nonperforming loans
  to loans                                    0.48%     0.48%     0.59%     0.69%     0.57%
-------------------------------------------------------------------------------------------
Percentage of nonperforming assets
  to loans and other real estate owned        0.53      0.52      0.65      0.76      0.68
-------------------------------------------------------------------------------------------
Percentage of allowance for loan
  losses to nonperforming loans                318       334       269       226       275
-------------------------------------------------------------------------------------------


BANK WITHOUT BOUNDARIES               27

TABLE 11 - COMPOSITION OF NONPERFORMING LOANS --
(dollars in thousands)

                                December 31, 1998                                     December 31, 1997
                     ----------------------------------------------------  ----------------------------------------------------
                               Nonperforming Loans                                   Nonperforming Loans
                     ------------------------------------------            ------------------------------------------
                                                                  90 Days                                               90 Days
                                                                       or                                                    or
                        Non-                         Percentage      More     Non-                         Percentage      More
                     accrual  Restructured    Total    of Loans  Past Due  accrual  Restructured    Total    of Loans  Past Due
-------------------------------------------------------------------------------------------------------------------------------
Commercial loans:
  Corporate          $ 54,151          $ 6  $ 54,157      0.67%  $ 14,137  $ 55,431         $ 11  $ 55,442      0.76%  $ 22,432
  Commercial
    leasing             6,416           --     6,416      0.53         --     1,079           --     1,079      0.15         90
-------------------------------------------------------------------------------------------------------------------------------
      Total
        commercial
        loans          60,567            6    60,573      0.65     14,137    56,510           11    56,521      0.71     22,522
-------------------------------------------------------------------------------------------------------------------------------
Real estate loans:
  Residential          20,717           --    20,717      0.63     16,473    22,743          678    23,000      0.67      5,141
  Commercial
    mortgage           28,962           42    28,004      0.75      8,823    24,097          263    24,781      0.61     14,908
  Construction/
    land
    development         7,766           --     7,766      0.17      2,979     2,663           --     2,663      0.16      2,387
-------------------------------------------------------------------------------------------------------------------------------
      Total real
        estate loans   57,445           42    57,487      0.63     28,275    49,503          941    50,444      0.59     22,436
-------------------------------------------------------------------------------------------------------------------------------
Retail loans:
  Other retail          3,344           --     3,344      0.07     13,604     1,998            9     2,007      0.04     12,769
  Credit cards          2,629           --     2,629      0.22     17,608     2,092           --     2,092      0.18     15,603
  Retail leasing          490           --       490      0.04      1,470       510           --       510      0.05        865
-------------------------------------------------------------------------------------------------------------------------------
      Total retail
        loans           6,463           --     6,463      0.09     32,682     4,600            9     4,609      0.07     29,237
-------------------------------------------------------------------------------------------------------------------------------
      Total loans    $124,475          $48  $124,523      0.48%   $75,094  $110,613         $961  $111,574      0.48%   $74,195
-------------------------------------------------------------------------------------------------------------------------------


Investment Securities
The Corporation's investment portfolio increased $756 million to $6.36 billion at December 31, 1998, compared to $5.60 billion a year earlier. This increase was due to the Great Financial acquisition and securities purchased with the cash received from the Bank One branch acquisition. In addition the Corporation securitized $615 million in residential mortgages which were transferred to investment securities in 1998. These increases were partially offset by scheduled maturities and paydowns of mortgage-backed securities.

In 1998, the Corporation purchased $1.43 billion in securities, $784 million of which was purchased with the cash received from the Bank One branch acquisition. The acquisition of Great Financial and the mortgage swaps increased the investment portfolio $1.73 billion. The securities added as a result of Great Financial and the mortgage swaps were all classified as available-for-sale. As a result of the merger of Star Banc Corporation and Firstar, Firstar's $2.29 billion held-to-maturity portfolio was transferred to available-for-sale securities. This transfer was done to conform the Firstar investment portfolio to the combined company's interest rate risk and investment policies. The Corporation sold $540 million in securities in 1998. All securities sales were from the available-for-sale portfolio.


FIRSTAR CORPORATION                   28

It is anticipated the investment portfolio will decline in 1999 as the funds received from maturities will be used to help fund expected loan growth. However, if purchases of securities are made, the Corporation is expected to invest in similar types of securities as have been held in the portfolio. Credit risk has been minimized by restricting purchases of mortgaged-backed securities to U.S. Agency backed or AAA rated securities. To reduce interest rate risks associated with these securities, purchases are restricted to securities with relatively short maturities and/or durations.

The investment portfolio is primarily made up of GNMA adjustable rate mortgages, FNMA and FHLMC pass-through securities (primarily balloons and 15 year fixed rates), CMOs, U.S. Treasuries and "bank qualified" municipal securities. The CMOs consist of planned amortization classes ("PACs") and sequential pay bonds that are in the first or second classes. Table 12 provides information as to the composition of the Corporation's investment securities portfolio as of December 31, 1998.

As of December 31, 1998, the Corporation's investment securities portfolio included $6.22 billion in securities classified as available-for-sale and $135 million classified as held-to-maturity. As of December 31, 1998, the Corporation reported a net unrealized gain of $156 million on investment securities, resulting in an increase to shareholders' equity of $100 million (net of tax). In 1998, the unrealized net gain reported as a separate component of equity increased from $33 million to $100 million, increasing equity $67 million. This change was primarily the result of the reclassification of Firstar's held-to-maturity securities to available-for-sale and the recording of a net unrealized gain for those securities.


TABLE 12 - INVESTMENT SECURITIES --

                                                   Available-for-Sale                           Held-to-Maturity
                                     ------------------------------------------    -----------------------------------------
                                                              Average  Weighted                            Average  Weighted
As of December 31, 1998              Amortized     Market    Maturity   Average    Amortized    Market    Maturity   Average
(dollars in thousands)                    Cost      Value      -Years     Yield         Cost     Value      -Years     Yield
----------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and agencies:
  Within one year                  $  321,378  $  328,407       0.48      6.25%    $     --   $     --         --        --%
  One through five years              907,109     951,933       2.57      6.97           --         --         --        --
  Five through ten years               28,995      30,041       3.10      6.85           --         --         --        --
  Over ten years                        6,286       6,451       2.85      6.94           --         --         --        --
---------------------------------------------------------------------------------------------------------------------------
      Total                         1,263,768   1,316,832       2.05      6.79           --         --         --        --
----------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities:
  Within one year                      21,240      22,176       0.25      8.85       15,489     15,377       0.50      6.77
  One through five years              103,540     106,940       1.38      8.01       46,466     46,130       2.96      6.67
  Five through ten years              371,932     389,590       3.03      7.63           --         --         --        --
  Over ten years                    2,545,299   2,587,819       4.45      6.89           --         --         --        --
----------------------------------------------------------------------------------------------------------------------------
      Total                         3,042,011   3,106,525       4.14      7.33       61,955     61,507       2.34      6.70
----------------------------------------------------------------------------------------------------------------------------
Obligations of states and
  political subdivisions:
    Within one year                   173,569     176,898       0.41      6.65       16,552     16,618       0.52      7.09
    One through five years            744,521     760,032       2.69      6.95       10,457     10,846       2.97      8.40
    Five through ten years            509,022     525,648       6.55      7.10       13,364     14,517       7.07      9.66
    Over ten years                     40,529      44,454       8.05     11.51       33,079     33,799      16.43      8.92
----------------------------------------------------------------------------------------------------------------------------
      Total                         1,467,641   1,507,032       3.91      7.09       73,452     75,780       9.23      8.57
----------------------------------------------------------------------------------------------------------------------------
Other debt securities:
  Within one year                       1,005       1,044       0.50      6.92           --         --         --        --
  One through five years                4,102       4,121       2.81      7.03           --         --         --        --
  Five through ten years                3,069       2,981       6.75      6.84           --         --         --        --
  Over ten years                           --          --         --        --           --         --         --        --
----------------------------------------------------------------------------------------------------------------------------
      Total                             8,176       8,146       3.63      6.94           --         --         --        --
----------------------------------------------------------------------------------------------------------------------------
Federal Reserve Bank stock
  and other equity securities         234,708     234,875         --        --           --         --         --        --
Money Market Funds                     47,492      47,492         --        --           --         --         --        --
----------------------------------------------------------------------------------------------------------------------------
      Total investment securities  $6,063,796  $6,220,902         --        --     $135,407   $137,287         --        --
----------------------------------------------------------------------------------------------------------------------------

Note: Information related to mortgage-backed securities included above is presented based upon weighted average maturities anticipating future prepayments. Average yields are presented on a fully-taxable equivalent basis. Yields on available-for-sale securities are computed based on historical cost balances.


BANK WITHOUT BOUNDARIES               29

Deposits
Total deposits increased $4.36 billion to $28.85 billion at December 31, 1998, compared to $24.49 billion a year earlier. The increase in 1998 was the result of a $1.09 billion increase in noninterest-bearing deposits and a $3.28 billion increase in interest-bearing deposits.
The acquisitions of Great Financial and Bank One branches added
$3.08 billion in deposits including $376 million in noninterest-bearing deposits, $996 million in savings, NOW and money market accounts and $1.71 billion in certificates of deposit. Excluding these acquisitions, nonininterest-bearing deposits increased $712 million or 12.8 percent, led by strong growth in nonpersonal deposits. Interest-bearing deposits increased $573 million or 3.0 percent, as NOW and MMDA deposits increased 10.2 percent and 28.5 percent, respectively, partially offset by declines in savings accounts and certificates of deposit (CDs). With the increase in core deposits in 1998, the Corporation reduced its level of national market funding with a $289 million decline in CDs $100,000 and over.

The declining rate environment over the last several years (particularly for bank core deposits) has prompted many customers to increase their liquidity by increasing funds in immediately accessible deposit vehicles and reducing the amount in longer term instruments such as certificates of deposit. As short-term market rates and savings rates remained low in 1998, customers continued to transfer their funds out of certificates of deposit and savings accounts into tiered rate money market accounts. The Corporation has also noted a continued shift by customers out of traditional bank products to other nonbank or nondeposit financial instruments or investments.

Table 13 provides a summary of total deposits by type at year-end for each of the last five years. Table 14 provides maturity distribution for domestic time deposits $100,000 and over.


TABLE 13 - DEPOSITS BY TYPE --

As of December 31 (dollars in thousands)             1998           1997           1996           1995           1994
----------------------------------------------------------------------------------------------------------------------
Noninterest-bearing deposits                  $ 6,649,199    $ 5,561,341    $ 5,683,407    $ 5,040,075    $ 4,520,239
Interest-bearing deposits:
  Savings                                       2,272,495      2,228,974      2,543,654      2,734,161      3,000,129
  NOW accounts                                  3,848,752      3,221,349      2,886,959      2,888,617      2,965,530
  Money market deposit accounts                 5,959,710      4,243,790      3,880,328      3,277,297      2,792,731
  Time deposits $100,000 and over - domestic    1,614,748      1,676,693      1,783,535      1,783,055      1,366,618
  Foreign deposits $100,000 and over              343,574        185,682        207,642        166,352        356,550
  All other time deposits                       8,162,287      7,368,238      7,684,150      7,560,570      7,106,742
----------------------------------------------------------------------------------------------------------------------
    Total deposits                            $28,850,765    $24,486,067    $24,669,675    $23,450,127    $22,108,539
----------------------------------------------------------------------------------------------------------------------
Percent of total deposits by type
----------------------------------------------------------------------------------------------------------------------
Noninterest-bearing deposits                         23.0%          22.7%          23.0%          21.5%          20.5%
Interest-bearing deposits:
  Savings                                             7.9            9.1           10.3           11.7           13.6
  NOW accounts                                       13.3           13.2           11.7           12.3           13.4
  Money market deposit accounts                      20.7           17.3           15.7           14.0           12.6
  Time deposits $100,000 and over - domestic          5.6            6.8            7.2            7.6            6.2
  Foreign deposits $100,000 and over                  1.2            0.8            0.9            0.7            1.6
  All other time deposits                            28.3           30.1           31.2           32.2           32.1
----------------------------------------------------------------------------------------------------------------------
    Total deposits                                  100.0%         100.0%         100.0%         100.0%         100.0%
----------------------------------------------------------------------------------------------------------------------


FIRSTAR CORPORATION                   30

TABLE 14 - MATURITY OF DOMESTIC TIME DEPOSITS $100,000 AND OVER -- As of December 31, 1998 (dollars in thousands)
-------------------------------------------------------------------
Three months or less                          $  659,740
Over three months through six months             339,880
Over six months through twelve months            382,748
Over twelve months                               232,380
-------------------------------------------------------------------
    Total                                     $1,614,748
-------------------------------------------------------------------

Liquidity
The Asset/Liability Policy Committee ("ALPC") establishes policies, as well as analyzes and manages the Corporation's liquidity to ensure that adequate funds are always available to meet normal operating requirements in addition to unexpected customer demands for funds, such as high levels of deposit withdrawals or loan demand. The most important factor in the preservation of liquidity is the maintenance of public confidence which facilitates the retention and growth of a large, stable supply of core deposits and funds. Ultimately, public confidence is generated through profitable operations and a strong capital position. The Corporation's strong record in both of these areas has enabled it to succeed in developing a large and reliable base of core funding from within its market areas.

The ALPC's liquidity policies limit the amount the Corporation's subsidiary banks can borrow, subject to the Corporation's ability to borrow funds in the capital markets in an efficient and cost effective manner. In addition, the Corporation's strategic liquidity and contingent planning are subject to the amount of asset liquidity present in the balance sheet. The ALPC periodically reviews the Corporation's ability to meet funding deficiencies due to adverse business events. These funding needs are then matched up with specific asset-based sources to ensure sufficient funds are available. Also, strategic liquidity policy requires the Corporation to diversify its national market funding sources to avoid concentration in any one market. As of December 31, 1998, the Corporation was 94.0 percent core funded from customers within its market area.

The Corporation's subsidiary banks are members of the Federal Home Loan Bank and maintain Grand Cayman offices for issuing eurodollar certificates of deposit. At December 31, 1998, there was $344 million in eurodollar deposits outstanding. Star Bank, N.A. and Firstar Bank, Milwaukee also have established relationships with dealers to issue national market retail certificates of deposit. At December 31, 1998, there were no deposits outstanding in this program. In 1996, Star Bank, N.A. updated an offering circular in order to issue senior or subordinated bank notes of up to $500 million, to be available as an alternative funding source. In December 1997, Star Bank, N.A. issued $100 million in subordinated notes, and Firstar Bank Milwaukee, N.A. issued $250 million of five-year senior bank notes. In addition to these funding alternatives, the Corporation's subsidiary banks have maintained a presence in the national fed funds, repurchase agreements and certificate of deposit markets. The following debt ratings assist the Corporation and its subsidiary banks in their abilities to gather funds from the capital markets.


TABLE 15 -- Debt Ratings --
As of December 31, 1998
--------------------------------------------------------------------
                          Standard                 Thompson
                          & Poor's     Moody's   Bank Watch    Fitch
--------------------------------------------------------------------
Holding company
   Senior debt                  A-          A2           A+        A
   Subordinated debt         BBB+3          A3           --       A-
   Commercial paper            A-2         P-1        TBW-1      F-1
Bank
   Senior debt                   A          A1          AA-       A+
   Subordinated debt            A-          A2           A+        A
   Short term CDs              A-1         P-1        TBW-1      F-1
--------------------------------------------------------------------

The parent company obtains cash to meet its obligations from dividends collected from its subsidiaries. Federal banking laws regulate the amount of dividends that may be declared by banking subsidiaries. During 1998, the Corporation's subsidiary banks could have provided an additional $343 million in dividends to the parent company, without additional regulatory approval, and still exceeded minimum regulatory capital ratios.


BANK WITHOUT BOUNDARIES               31

The Corporation issues commercial paper notes through a private placement memorandum up to an aggregate amount of $200 million, with maturities of up to 270 days. The Corporation also issues medium term notes through a universal shelf registration statement up to an aggregate amount of $250 million, with maturities of 12 to 60 months. The proceeds from the commercial paper and medium term notes programs are used to provide funding to Star Banc Finance, Inc. and other nonbanking subsidiaries, and for general corporate purposes. At December 31, 1998, there was $131 million in commercial paper and $249 million in medium term notes outstanding.

In the first quarter of 1999, the Corporation is expected to prepare a new universal shelf registration statement for the issuance of various debt instruments such as, unsecured senior or subordinated debt securities, warrants to purchase debt securities, shares of common stock, preferred stock, or depository shares. This shelf registration will provide the parent company with an additional source of funding for future investments in subsidiaries, acquisitions, repayment of maturing obligations and other general corporate purposes. The parent company can also obtain funding on a short-term basis through the issuance of short-term notes.

The Corporation's consolidated long-term debt decreased $36 million to $1.71 billion at December 31, 1998. This decrease was the result of payoffs and maturities of Federal Home Loan Bank and subordinated notes, partially offset by the issuance of medium term notes by the parent company.

In December 1996 and again in June 1997, the Corporation issued $150 million of Corporation-obligated mandatorily redeemable Capital Securities. The $299 million outstanding at December 31, 1998 qualifies as tier 1 capital for regulatory capital purposes. The proceeds from the sale of these securities were used for general corporate purposes.

Capital Resources
The Corporation's total shareholders' equity increased $780 million or
28.4 percent to $3.53 billion at December 31, 1998, compared to $2.75 billion at December 31, 1997. This increase was the result of the $458 million in equity added for the Great Financial acquisition, in addition to the retention of earnings. Unrealized gains on available-for-sale securities also increased equity $67 million in 1998.

The Corporation increased its annual dividend rate per common share 23.8 percent from $0.80 in 1997 to $0.99 in 1998. Excluding merger-related charges and other nonrecurring items, the dividend payout ratio for 1998 increased to 44.9 percent, following payout ratios of 39.1 percent in 1997 and 37.5 percent in 1996.


FIVE YEAR BAR CHART OF COMMON DECLARED DIVIDENDS*
(in percents)

          1994         1995          1996          1997          1998
          0.47         0.53          0.63          0.80          0.99

*Based on historical Star Banc amounts.


FIRSTAR CORPORATION                   32

Stock buyback programs which were in place at both Star Banc and the old Firstar were rescinded in 1998 in connection with the acquisition of Trans Financial and the merger of Star and Firstar. Repurchased shares had been held as treasury shares primarily for reissue in connection with the employee stock option plans and preferred stock conversions. The Corporation had repurchased 664,000 shares in 1998 prior to the programs being rescinded.

Banking industry regulators define minimum capital requirements for banks and bank holding companies. The Corporation's tier 1 and total risk-based capital ratios as of December 31, 1998 amounted to 8.92 percent and 11.01 percent, respectively, well above the minimum requirements of 4.00 percent for tier 1 and 8.00 percent for total risk-based capital. This compares to tier 1 and total risk-based capital ratios of 9.60 percent and 12.03 percent at December 31, 1997. Regulatory authorities have also established a minimum "leverage" ratio of 3.00 percent, which is defined as tier 1 equity to average quarterly assets. At December 31, 1998, the Corporation's leverage ratio was 7.52 percent, compared to 8.23 percent a year earlier. The decline in the tier 1 and total risk-based capital ratios in 1998 was due primarily to the intangible assets added as the result of the Great Financial, Cargill and Bank One branch acquisitions.

The Corporation's subsidiary banks all maintain risk-based capital and leverage ratios within the "well capitalized" category as defined by the FDIC. The "well capitalized" category requires tier 1 and total risk-based capital ratios of at least 6.00 percent and 10.00 percent, respectively, and a minimum leverage ratio of 5.00 percent.

Table 16 provides a summary of the components of tier 1 and total risk-based capital, the amounts of risk-weighted assets and capital ratios as defined by the regulatory agencies as of December 31, 1998 and 1997.


TABLE 16 - REGULATORY CAPITAL RATIOS --
As of December 31 (dollars in thousands)               1998           1997
---------------------------------------------------------------------------
Tier 1 capital:
  Common shareholders' equity                   $ 3,529,913    $ 2,749,891
  Trust preferred securities                        298,629        298,581
  Less:  Unrealized gains
           on securities                             99,847         32,848
         Goodwill and other adjustments             914,309        402,083
---------------------------------------------------------------------------
    Total tier 1 capital                          2,814,386      2,613,541
Tier 2 capital components:
  Qualifying long-term debt                         274,083        320,417
  Allowance for loan losses                         383,359        340,755
---------------------------------------------------------------------------
Total risk-based capital                        $ 3,471,828    $ 3,274,713
---------------------------------------------------------------------------
Risk-Weighted Assets:
  Risk-weighted assets on-balance-sheet         $26,401,134    $23,190,842
  Risk-weighted assets off-balance-sheet          5,135,282      4,037,399
---------------------------------------------------------------------------
    Net risk-weighted assets                    $31,536,416    $27,228,241
---------------------------------------------------------------------------
Fourth quarter average assets,
  net of adjustments                            $37,411,036    $31,748,568
---------------------------------------------------------------------------
Risk-based capital ratios:
  Tier 1                                               8.92%          9.60%
  Total                                               11.01          12.03
Tier 1 leverage ratio                                  7.52           8.23
---------------------------------------------------------------------------


Forward-looking information
With the exception of historical information, the matters discussed or incorporated by reference in this Annual Report may contain certain forward-looking statements that involve risk and uncertainties including, but not limited to, economic conditions, product demand and industry capability, competitive products and pricing, new product development, the regulatory and trade environment and other risks indicated in filings with the Securities and Exchange Commission.


FIVE YEAR LINE CHART OF COMMON STOCK PRICE & BOOK VALUE
(in dollars)

                              1994     1995     1996     1997     1998
          High               $14.92   $20.75   $31.38   $58.00   $93.94
          Low                 11.17    12.08    18.71    29.70    53.13
          Book Value          10.73    11.66    12.68    13.34    16.14


BANK WITHOUT BOUNDARIES               33

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS

As of December 31 (dollars in thousands)              1998          1997
------------------------------------------------------------------------
Assets:
Cash and due from banks                        $ 2,349,532   $ 1,902,542
Money market investments                            75,524       326,378
Trading securities                                   2,754         2,293
Investment securities:
 Available-for-sale                              6,220,902     2,993,323
 Held-to-maturity                                  135,407     2,606,673
------------------------------------------------------------------------
     Total securities                            6,356,309     5,599,996
Loans held for sale                              1,539,892       453,332
Loans:
 Commercial loans                                9,264,143     7,909,803
 Real estate loans                               9,110,524     8,604,186
 Retail loans                                    7,493,390     6,702,036
------------------------------------------------------------------------
     Total loans, net of unearned interest      25,868,057    23,216,025
           Allowance for loan losses              (395,956)     (372,933)
------------------------------------------------------------------------
     Net loans                                  25,472,101    22,843,092
Premises and equipment                             629,464       544,285
Acceptances--customers' liability                   29,916        24,124
Other assets                                     2,020,347     1,164,400
------------------------------------------------------------------------
     Total assets                              $38,475,839   $32,860,442
------------------------------------------------------------------------
Liabilities:
Deposits:
 Noninterest-bearing deposits                  $ 6,649,199   $ 5,561,341
 Interest-bearing deposits                      22,201,566    18,924,726
------------------------------------------------------------------------
     Total deposits                             28,850,765    24,486,067
Short-term borrowings                            3,643,308     3,414,330
Long-term debt                                   1,708,869     1,744,767
Acceptances outstanding                             29,916        24,124
Other liabilities                                  713,068       441,263
------------------------------------------------------------------------
     Total liabilities                          34,945,926    30,110,551
------------------------------------------------------------------------
Shareholders' Equity:
Preferred stock                                         --         5,308
Common stock:
 Issued - 219,430,580 in 1998
        - 210,919,576 in 1997                        2,194         2,109
Surplus                                          1,176,537       783,209
Retained earnings                                2,267,263     2,095,443
Employee stock ownership plan                           --        (1,846)
Treasury stock, at cost:
 Held - 683,486 in 1998
      - 5,229,270 in 1997                          (15,928)     (167,180)
Accumulated other comprehensive income              99,847        32,848
------------------------------------------------------------------------
     Total shareholders' equity                  3,529,913     2,749,891
------------------------------------------------------------------------
     Total liabilities and
      shareholders' equity                     $38,475,839   $32,860,442
------------------------------------------------------------------------
The accompanying notes are an integral part of these statements.



FIRSTAR CORPORATION                   34

CONSOLIDATED STATEMENTS OF INCOME

For the years ended December 31 (amounts in thousands except per share data)

                                               1998        1997        1996
----------------------------------------------------------------------------
Interest Income:
Interest and fees on loans               $2,152,359  $1,982,684  $1,869,407
Interest and fees on loans held for sale     70,808      20,878      20,454
Interest on investment securities:
  Taxable                                   340,080     298,134     318,320
  Non-taxable                                72,132      64,090      60,088
Interest on money market investments          6,036      11,182       7,062
Interest on trading securities                   73         131         344
----------------------------------------------------------------------------
     Total interest income                2,641,488   2,377,099   2,275,675
----------------------------------------------------------------------------
Interest Expense:
Interest on deposits                        911,958     804,406     788,023
Interest on short-term borrowings           207,650     183,642     171,694
Interest on long-term debt                  109,101      86,884      63,687
----------------------------------------------------------------------------
     Total interest expense               1,228,709   1,074,932   1,023,404
----------------------------------------------------------------------------
     Net interest income                  1,412,779   1,302,167   1,252,271
Provision for loan losses                   113,636     117,772      97,334
----------------------------------------------------------------------------
     Net interest income after
       provision for loan losses          1,299,143   1,184,395   1,154,937
----------------------------------------------------------------------------
Noninterest Income:
Trust income                                262,259     234,195     196,891
Mortgage banking income                     151,096      70,644      64,811
Retail deposit fees                          92,486      83,579      81,496
Cash management income                       84,522      68,831      65,928
Credit card income                           84,853      88,615      81,622
ATM income                                   28,672      22,397      15,547
Investment securities gains/(losses)-net      1,095      (3,916)     (2,365)
All other income                            155,165     147,698     117,485
----------------------------------------------------------------------------
     Total noninterest income               860,148     712,043     621,415
----------------------------------------------------------------------------
Noninterest Expense:
Salaries                                    540,977     478,159     466,133
Pension and other employee benefits          97,025      91,114      97,089
Equipment expense                           103,713      94,369      86,952
Occupancy expense-net                       102,464      91,348      91,460
All other expense                           434,043     371,516     341,829
----------------------------------------------------------------------------
                                          1,278,222   1,126,506   1,083,463
SAIF special assessment                          --          --      15,522
Merger and restructuring expenses           242,970          --      53,267
----------------------------------------------------------------------------
     Total noninterest expense            1,521,192   1,126,506   1,152,252
----------------------------------------------------------------------------
Income before income tax                    638,099     769,932     624,100
Income tax                                  207,952     256,038     208,682
----------------------------------------------------------------------------
     Net income                          $  430,147  $  513,894  $  415,418
----------------------------------------------------------------------------
Per Share:
Basic earnings per common share          $     1.99  $     2.48  $     1.96
Diluted earnings per common share              1.95        2.43        1.93
Dividends declared on common stock             0.99        0.80        0.63
----------------------------------------------------------------------------
Weighted average common shares              216,510     206,761     211,286
Weighted average diluted common shares      221,018     211,383     214,880
----------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.


BANK WITHOUT BOUNDARIES               35

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                                            Employee
                                                                                                               Stock
                                                                                            Accumulated    Ownership
                                                                                                  Other  Plan Shares
                                   Preferred   Common                Retained   Treasury  Comprehensive    Purchased       Total
(dollars in thousands)                 Stock    Stock     Surplus    Earnings      Stock         Income    With Debt      Equity
---------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1996             $15,625  $ 2,153  $  833,564  $1,664,409  $ (77,639)    $ 39,681      $ (3,029)  $2,474,764
Net income                                --       --          --     415,418         --           --            --      415,418
Unrealized loss on securities
  available for sale                      --       --          --          --         --      (23,003)           --      (23,003)
Reclassification adjustment for
  losses realized in net income           --       --          --          --         --        2,365            --        2,365
Income taxes                              --       --          --          --         --        7,182            --        7,182
---------------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                                                                     401,962
Cash dividends declared on
  common stock                            --       --          --    (172,436)        --           --            --     (172,436)
Cash dividends declared on
  preferred Stock                         --       --          --        (872)        --           --            --         (872)
Conversion of Preferred
  stock into common stock             (4,281)      --      (1,726)         --      6,007           --            --           --
Issuance of common stock
  and treasury shares                     --       --      (2,491)         --    257,400           --            --      254,909
Purchase of treasury stock                --       --          --          --   (270,578)          --            --     (270,578)
Shares reserved to meet deferred
  compensation obligations                --       --       1,903          --       (279)          --            --        1,624
Amortization of restricted
  Stock                                   --       --         795          --       (311)          --            --          484
ESOP debt reduction, net                  --       --          --          --         --           --           578          578
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996            11,344    2,153     832,045   1,906,519    (85,400)      26,225        (2,451)   2,690,435
Net income                                --       --          --     513,894         --           --            --      513,894
Unrealized gain on securities
  available for sale                      --       --          --          --         --        8,412            --        8,412
Reclassification adjustment for
  gains realized in net income            --       --          --          --         --        3,916            --        3,916
Income taxes                              --       --          --          --         --       (5,705)           --       (5,705)
---------------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                                                                     520,517
Cash dividends declared on
  common stock                            --       --          --    (195,497)        --           --            --     (195,497)
Cash dividends declared on
  preferred Stock                         --       --          --        (483)        --           --            --         (483)
Conversion of Preferred
  stock into common stock             (6,036)      --        (518)     (3,780)    10,334           --            --           --
Issuance of common stock
  and treasury shares                     --        1       1,210      (2,601)    48,533           --            --       47,143
Purchase of treasury stock                --       --          --          --   (139,724)          --            --     (139,724)
Purchase and retirement of
  common stock                            --      (45)    (52,828)   (122,609)        --           --            --     (175,482)
Shares reserved to meet deferred
  compensation obligations                --       --       2,868          --       (923)          --            --        1,945
Amortization of restricted
  stock                                   --       --         432          --         --           --            --          432
ESOP debt reduction, net                  --       --          --          --         --           --           605          605
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997             5,308    2,109     783,209   2,095,443   (167,180)      32,848        (1,846)   2,749,891
Net income                                --       --          --     430,147         --           --            --      430,147
Unrealized gain on securities
  available for sale                      --       --          --          --         --      105,724            --      105,724
Reclassification adjustment for
  gains realized in net income            --       --          --          --         --       (1,095)           --       (1,095)
Income taxes                              --       --          --          --         --      (37,630)           --      (37,630)
---------------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                                                                     497,146
Cash dividends declared on
  common stock                            --       --          --    (271,253)        --           --            --     (271,253)
Cash dividends declared on
  preferred stock                         --       --          --         (83)        --           --            --          (83)
Conversion of preferred stock
  into common stock                   (5,308)       3       4,721         492         64           --            --          (28)
Issuance of common stock
  and treasury shares                     --       84     384,767      12,517    185,878           --            --      583,246
Purchase of treasury stock                --       --          --          --    (39,008)          --            --      (39,008)
Purchase and retirement of
  common stock                            --       (2)    (12,558)         --     12,251           --            --         (309)
Shares reserved to meet deferred
  compensation obligations                --       --       9,126          --     (7,933)          --            --        1,193
Amortization of restricted
  stock                                   --       --       7,272          --         --           --            --        7,272
ESOP debt reduction, net                  --       --          --          --         --           --         1,846        1,846
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998           $    --  $ 2,194  $1,176,537  $2,267,263  $ (15,928)    $ 99,847      $     --   $3,529,913
---------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.


FIRSTAR CORPORATION                   36

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31 (dollars in thousands)
                                                  1998      1997        1996
-----------------------------------------------------------------------------
Cash Flows from Operating Activities:
Net income                                  $  430,147 $  513,894 $  415,418
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization                  137,621     79,506     92,542
Intangible amortization                         57,121     35,292     30,030
Provision for loan losses                      113,636    117,772     97,334
Net (increase) decrease in trading securities     (461)    11,196       (853)
Provision for deferred taxes                    72,307     40,280     31,217
(Gain)/loss on sale of premises and
 equipment-net                                     (39)    (1,179)     1,624
(Gain)/loss on sale of securites--and
 other assets                                    2,614      2,197      1,106
(Gain)/loss on sale of mortgage loans          (71,904)   (24,411)   (15,389)
Mortgage loans originated for sale on
 the secondary market                       (7,502,234)(2,959,059)(2,132,975)
Proceeds from sale of mortgage loans         6,409,834  2,822,771  2,304,212
Net change in other assets and liabilities     (67,160)  (186,673)    16,083
-----------------------------------------------------------------------------
    Total adjustments                         (848,665)   (62,308)   424,931
-----------------------------------------------------------------------------
    Net cash provided by(used in)
     operating activities                     (418,518)   451,586    840,349
-----------------------------------------------------------------------------
Cash Flows from Investing Activities:
Proceeds from maturities of held-to-maturity
 securities                                    378,736    438,334    469,127
Proceeds from maturities of available-for-
 sale securities                             1,099,814    965,585    850,082
Proceeds from sales of available-for-sale
 securities                                    539,961    216,028    406,077
Purchase of held-to-maturity securities       (169,161)  (630,958)  (268,512)
Purchase of available-for-sale securities   (1,255,768)  (588,761)  (744,134)
Net change in loans                         (1,421,887)(1,421,831)  (739,685)
Proceeds from sales of loans                   726,822    104,833     31,170
Proceeds from sales of premises and equipment    1,549     11,306     15,227
Purchase of premises and equipment            (154,694)  (102,513)   (83,541)
Acquisitions, net of cash acquired            (354,858)        --     64,718
Net change due to acquisitions of branch
 offices                                       901,611     81,978     32,513
-----------------------------------------------------------------------------
    Net cash provided by/(used in)
     investing activities                      292,125   (925,999)    33,042
-----------------------------------------------------------------------------
Cash Flows from Financing Activities:
Net change in deposits                       1,180,822   (260,419)    78,611
Net change in short-term borrowings           (348,495)   497,528   (316,087)
Principal payments on long-term debt          (789,223)   (29,324)  (229,395)
Proceeds from issuance of long-term debt       449,634    540,327    152,254
Proceeds from issuance of trust capital
 securities                                         --    148,554    150,000
Proceeds from issuance of common stock          90,685     29,883     27,478
Purchase of treasury stock                     (39,317)  (315,208)  (277,905)
Shares reserved to meet deferred
 compensation obligations                        1,193      1,945      1,624
Dividends paid                                (222,770)  (192,514)  (171,661)
-----------------------------------------------------------------------------
    Net cash provided by/(used in)
     financing activities                      322,529    420,772   (585,081)
-----------------------------------------------------------------------------
Net change in cash and cash equivalents        196,136    (53,641)   288,310
Cash and cash equivalents at beginning
 of year                                     2,228,920  2,282,561  1,994,251
-----------------------------------------------------------------------------
Cash and cash equivalents at end of year    $2,425,056 $2,228,920 $2,282,561
-----------------------------------------------------------------------------

Supplemental Disclosure of Cash Flow Information
For the years ended December 31 (dollars in thousands)
                                                  1998      1997        1996
-----------------------------------------------------------------------------
Cash Paid During the Year for:
Interest                                    $1,244,114 $1,070,493 $1,031,970
Income taxes                                   137,166    196,824    171,822
-----------------------------------------------------------------------------
Noncash transfer of loans to other real
 estate owned                                   19,427     11,388     10,963
-----------------------------------------------------------------------------
The accompanying notes are an integral part of these statements.


BANK WITHOUT BOUNDARIES               37

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Summary of Significant Accounting Policies
The accounting and reporting policies of Firstar Corporation
("Firstar") and subsidiaries follow generally accepted accounting principles and conform to general practices within the banking industry. The following is a description of the more significant accounting policies followed by Firstar.

Basis of Presentation
The consolidated financial statements include the accounts of Firstar and all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results may differ from those estimates. Financial statements have been restated to include historical information of acquisitions accounted for as pooling-of-interests. Certain amounts within the consolidated financial statements from prior years have been restated to conform to the current year's presentation.

Nature of Operations
Firstar Corporation is a multi-state bank holding company headquartered in Milwaukee, Wisconsin. Financial services are provided through over 710 banking offices in Wisconsin, Ohio, Iowa, Minnesota, Illinois, Kentucky, Tennessee, Indiana, Arizona, and Florida. These banking services include accepting demand, time and savings deposits; making both secured and unsecured business and personal loans; providing trust and investment management services to individuals and corporate customers; providing correspondent banking services to other financial institutions; conducting mortgage banking activities; providing international banking services; conducting retail brokerage services; providing mutual fund custody services; and other related banking activities.

Investment Securities
When securities are purchased, they are classified in the held-to-maturity portfolio, the available-for-sale portfolio, or as trading securities. Held-to-maturity securities are debt securities that Firstar has the positive intent and ability to hold to maturity. Held-to-maturity securities are reported at historical cost adjusted for amortization of premiums and accretion of discounts. Available-for-sale securities are debt and equity securities which will be held for an indefinite period of time and may be sold from time to time for asset/liability purposes, in order to manage interest rate risk or for liquidity needs. Available-for-sale securities are reported at fair value. Unrealized gains or losses for these securities are included in comprehensive income as a separate component of shareholders' equity. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in current earnings. The cost of securities sold is determined on a specific identification basis.

Loans
Loans are stated at the principal amount outstanding, net of unearned interest and unamortized origination fees and costs. Interest income on loans is recognized using the interest method or methods that approximate the interest method. Loans held-for-sale are carried in the aggregate at lower of cost or fair value after consideration of related loan sale commitments.

Loans are placed on nonaccrual status when, in the opinion of management, there is a reasonable doubt as to future collectibility of interest or principal. Loans are generally placed on nonaccrual status when they are past due 90 days as to either principal or interest. However, loans that are well secured and in the process of collection may not be placed on nonaccrual status, at the judgment of senior management. All accrued interest receivable is reversed when loans are put on nonaccrual status.

Allowance for Loan Losses
The allowance for loan losses is maintained at a level adequate to absorb probable loan and lease losses inherent in the portfolio. The allowance is based upon a continuing review of loans which includes consideration of actual net loan loss experience, changes in the size and character of the loan portfolio, identification of problem situations which may affect the borrowers' ability to repay, estimated value of underlying collateral and evaluation of current economic conditions. With respect to loans which are deemed impaired, the calculation of allowance levels is based upon the discounted present value of expected cash flows to be received from the debtor or other measures of value such as market prices or collateral values. Firstar considers all nonaccrual commercial loans to be impaired. Loan losses are recognized through charges to the allowance for loan losses. Any subsequent recoveries are added to the allowance.

Premises and Equipment
Premises and equipment are reported at cost, less accumulated depreciation and amortization. Expenditures for major additions and improvements are capitalized, and maintenance and repair costs are charged to operating expense. Depreciation and amortization of premises and equipment are computed on a straight-line basis over the estimated useful lives of the individual assets.

Other Real Estate Owned
Other real estate owned represents real estate of which Firstar has taken control in partial or total satisfaction of loans, in addition to closed bank offices.

Other real estate owned is carried at the lower of cost or fair value, less estimated costs to sell, and is included in other assets in the consolidated balance sheets. Losses at the time property is classified as other real estate owned are charged to the allowance for loan losses. Subsequent gains and losses, as well as operating income or expense related to other real estate owned, are recorded in noninterest expense.

Mortgage Servicing Rights
Mortgage servicing rights associated with loans sold, where servicing is retained, are capitalized and included in other assets in the balance sheet. The value of these capitalized servicing rights are amortized in proportion to, and over the period of, estimated net servicing revenue and recorded as a reduction of servicing income. The carrying value of these rights are periodically reviewed for impairment based on fair value, with any impairment recognized through a valuation allowance. For purposes of measuring impairment, servicing rights are stratified based on the underlying loan type and note rate and compared to a valuation prepared based on a discounted cash flow methodology, current prepayment speeds and discount rate. Impairment is recognized through a valuation allowance for each impaired stratum.


FIRSTAR CORPORATION                   38

Intangible Assets
The excess of Firstar's cost of acquisitions over the fair value of net assets acquired is being amortized on a straight-line basis over periods of 12 to 25 years. Core deposit intangibles, which represent the net present value of the future economic benefits related to deposits purchased, are being amortized on a straight-line basis over periods ranging from 8 to 17 years. Other identified intangible assets are being amortized on a straight-line basis over 25 years.

Firstar reviews intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Asset values and the related amortization expense are based on estimated lives and significant changes in these lives could significantly affect future amortization expense.

Income Taxes
Firstar and its subsidiaries file a consolidated federal income tax return. Income taxes are accounted for using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Derivative Financial Instruments
Firstar uses interest rate swaps, caps and floors to manage its interest rate risks from recorded financial assets and liabilities. These instruments are accounted for on an accrual basis when the instrument can be demonstrated to effectively hedge the cash flows of a designated asset or liability and such asset or liability exposes Firstar to interest rate risk. Amounts to be paid or received under interest rate swaps, caps and floors are recognized as interest income or expense of the related asset or liability. Gains and losses on early termination of these instruments are deferred and amortized as an adjustment to the yield on the related asset or liability over the shorter of the remaining contract life or the maturity of the related asset or liability. If the related asset or liability is sold or otherwise liquidated, the instrument is marked to market, with the resultant gains and losses recognized in other income. Fees paid or received in connection with caps or floors are deferred and amortized over the life of the instrument.

Interest rate swaps, caps, floors and foreign exchange contracts are offered to Firstar's customers. In these transactions, Firstar acts as an intermediary and hedges its risk by entering into offsetting positions with other counterparties. The fair value of these transactions are included in other assets and liabilities and the related gain or loss is recorded in other income.

Stock-Based Compensation
Firstar has various stock-based compensation plans that authorize the granting of stock options, restricted stock, and other stock-based awards to eligible employees. These plans are accounted for under the intrinsic value based method as prescribed APB No. 25 "Accounting for Stock Issued to Employees." Included in the Notes to Consolidated Financial Statements are the pro forma disclosures required by Statement of Financial Accounting Standards ("SFAS") No. 123 "Accounting for Stock-Based Compensation," which assumes the fair value based method of accounting had been adopted.

Statement of Cash Flows
For purposes of reporting cash flows on the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold and securities purchased under agreements to resell.

Earnings per Common Share
Basic earnings per share is computed by dividing net income applicable to common stockholders by the weighted average number of shares of common shares outstanding for the period. Diluted earnings per share is computed by dividing an adjusted net income by the sum of the weighted average number of shares and the potentially dilutive shares that could be issued through stock award programs or convertible securities.

Recent Accounting Pronouncements
In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." This statement established standards for reporting the components of comprehensive income prominently within the financial statements. Comprehensive income includes net income plus certain transactions that are reported directly within shareholders' equity, such as unrealized gains/(losses) on available-for-sale securities. The adoption of this statement in 1998 did not have any impact on the financial position or results of operations of Firstar.

In January 1998, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement supercedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." This statement requires disclosure on a business segment basis, as defined by the Corporation, a description of products and services, and financial information as measured by Firstar's management in assessing performance of its business segments. See Note 25 for line of business results and related disclosures.

In February 1998, the Financial Accounting Standards Board issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement revises disclosures about pension and other postretirement benefit plans, but does not change the measurement or recognition of these plans. The adoption of this statement did not have any impact on the financial position or results of operation of Firstar.

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires the recognition of all derivatives as either assets or liabilities on the balance sheet and the measurement of those instruments at fair value. The statement requires that changes in the derivatives' fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The statement is effective in the first quarter of 2000. Firstar has not determined the impact, if any, that this statement could have on its financial position or results of operations.


BANK WITHOUT BOUNDARIES               39

NOTE 2 - Mergers and Acquisitions
On November 20, 1998, Firstar Corporation and Star Banc Corporation merged under a pooling of interests transaction and accordingly all financial information has been restated to include the historical information for both companies. As a result of the merger, a new holding company was formed which retained the name Firstar Corporation. Each share of Star Banc Corporation stock was converted into and exchanged for one share of the new Firstar Corporation common stock while each share of Firstar Corporation stock was converted into and exchanged for 0.76 of a share of the new Firstar Corporation common stock.

On August 21, 1998 Firstar acquired Trans Financial, Inc. under a pooling-of-interests transaction and accordingly all financial information has been restated to include the historical information of Trans Financial.

The proforma effect of aquisitions accounted for as purchases was not material.

Separate results of operation of the three companies for the periods prior to the mergers were as follows:


                             Year Through
                           -----------------
                           Sept. 30  June 30
(dollars in millions)          1998     1998     1997     1996
--------------------------------------------------------------
Net interest income
  Firstar Corporation       $   561  $   371  $   760  $   759
  Star Banc Corporation         483      275      462      418
  Trans Financial, Inc.          --       42       80       75
--------------------------------------------------------------
    Total                   $ 1,044  $   688  $ 1,302  $ 1,252
--------------------------------------------------------------
Net income
  Firstar Corporation       $   231  $   150  $   295  $   250
  Star Banc Corporation         186      124      195      158
  Trans Financial, Inc.          --       14       24        7
--------------------------------------------------------------
    Total                   $   417  $   288  $   514  $   415
--------------------------------------------------------------
Total assets
  Firstar Corporation       $20,666  $19,972  $19,794  $19,705
  Star Banc Corporation      17,291   14,849   10,959   10,094
  Trans Financial, Inc.          --    2,237    2,107    1,144
--------------------------------------------------------------
    Total                   $37,957  $37,058  $32,860  $30,943
--------------------------------------------------------------

The following table summarizes other acquisitions completed during the past three years:

                                                                             Goodwill &
                                                                            Intangibles    Cash      Shares   Method of
(dollars in millions)                       Date  Assets   Loans  Deposits     Recorded    Paid      Issued  Accounting
-----------------------------------------------------------------------------------------------------------------------
Trans Financial, Inc.                August 1998  $2,409  $1,594    $1,620       $   --  $   --  10,700,000     Pooling
Cargill Leasing Corporation            July 1998     613     545        --           64     220         n/a    Purchase
Bank One branches               June/August 1998     193     155     1,198          137     137         n/a    Purchase
Great Financial Corporation        February 1998   2,809   1,943     2,001          363     135   9,500,000    Purchase
American Bancorporation, Inc.          July 1996   1,187     614       881           89      39   6,080,000    Purchase
Harvest Financial Corp.             January 1996     353     297       247           17      --   1,348,550    Purchase
-----------------------------------------------------------------------------------------------------------------------

NOTE 3 - Merger and Restructuring Expenses
Firstar recorded merger, integration and restructuring charges of $243.0 million in 1998 and $53.3 million in 1996. Merger and integration charges in 1998 were associated with the mergers of Firstar Corporation and Star Banc Corporation in the fourth quarter of 1998 and the acquisition of Trans Financial Inc. in the third quarter of 1998. The restructuring charge recorded in 1996 was associated with a company-wide reorganization effort. The components of the charges are shown below:

(dollars in thousands)                1998     1996
---------------------------------------------------
Severance and related costs       $ 86,576  $27,129
Fixed asset write-downs             26,646    3,908
Lease termination charges           16,476       --
System conversions                  34,026       --
Charitable contributions            23,000       --
Professional fees                   45,700   20,000
Other merger-related expenses       10,546    2,230
---------------------------------------------------
  Total                           $242,970  $53,267
---------------------------------------------------

The following table presents a summary of activity with respect to the merger-related accrual.

(dollars in thousands)              1998
-----------------------------------------
Balance January 1, 1998        $      --
Merger-related charge            242,970
Cash payments                   (102,120)
Noncash write-downs              (11,652)
-----------------------------------------
Balance December 31, 1998      $ 129,198
-----------------------------------------

Firstar expects to incur additional merger-related expenses during 1999 in connection with the combining of operations of Firstar Corporation and Star Banc Corporation.


FIRSTAR CORPORATION                   40

NOTE 4 - Reserve Balance Requirements
Banking regulations require the Firstar banking subsidiaries to maintain cash reserves which are unavailable for investment. The amounts of such reserves, which are included in cash and due from banks in the consolidated balance sheets, were $369 million and $380 million at December 31, 1998 and 1997, respectively.

NOTE 5 - Investment Securities
The table below summarizes unrealized gains and losses for held-to-maturity and available-for-sale securities at December 31, 1998 and 1997.

                                                1998                                     1997
                              ---------------------------------------  ---------------------------------------
                               Amortized     Unrealized          Fair   Amortized     Unrealized          Fair
(dollars in thousands)              Cost    Gains  Losses       Value        Cost    Gains  Losses       Value
--------------------------------------------------------------------------------------------------------------
Held-to-Maturity
Mortgage-backed securities    $   61,955  $    --  $  448  $   61,507  $1,228,760  $32,038  $1,526  $1,259,272
Obligations of state and
 political subdivisions           73,452    2,951     623      75,780   1,371,661   25,177   1,998   1,394,840
Other debt securities                 --       --      --          --       6,252       --       8       6,244
--------------------------------------------------------------------------------------------------------------
  Total held-to-maturity
   securities                 $  135,407  $ 2,951  $1,071  $  137,287  $2,606,673  $57,215  $3,532  $2,660,356
--------------------------------------------------------------------------------------------------------------
Available-for-Sale
U.S. Treasuries and agencies  $1,263,768  $53,076  $   12  $1,316,832  $1,579,024  $36,650  $  903  $1,614,771
Mortgage-backed securities     3,042,011   66,666   2,152   3,106,525   1,055,321   16,705     455   1,071,571
Obligations of state and
  political subdivisions       1,467,641   39,737     346   1,507,032      52,648    1,423      17      54,054
Other debt securities              8,176        1      31       8,146      14,333       79      16      14,396
Money market mutual funds         47,492       --      --      47,492      38,773       --      --      38,773
Federal Reserve/FHLB stock
 and other equity securities     234,708      167      --     234,875     200,747        8     997     199,758
--------------------------------------------------------------------------------------------------------------
  Total available-for-sale
   securities                 $6,063,796 $159,647  $2,541  $6,220,902  $2,940,846  $54,865  $2,388  $2,993,323
--------------------------------------------------------------------------------------------------------------

The following table presents the amortized cost and fair value maturity information of held-to-maturity and available-for-sale securities at December 31, 1998.

                                                Amortized          Fair
(dollars in thousands)                               Cost         Value
-----------------------------------------------------------------------
Held-to-Maturity
One year or less                               $   32,041    $   31,995
After one year through five years                  56,923        56,976
After five years through ten years                 13,364        14,517
After ten years                                    33,079        33,799
-----------------------------------------------------------------------
    Total                                      $  135,407    $  137,287
-----------------------------------------------------------------------
Available-for-Sale
One year or less                               $  517,192    $  528,525
After one year through five years               1,759,272     1,823,026
After five years through ten years                913,018       948,260
After ten years                                 2,592,114     2,638,724
-----------------------------------------------------------------------
    Total                                       5,781,596     5,938,535
    Equity securities                             282,200       282,367
-----------------------------------------------------------------------
    Total                                      $6,063,796    $6,220,902
-----------------------------------------------------------------------

Note: Maturity information related to mortgage-backed securities included above is presented based upon weighted average maturities anticipating future prepayments.


As of December 31, 1998, Firstar reported a net unrealized gain of $157 million for available-for-sale securities. For 1998, the unrealized gain reported as a separate component of equity (net of tax) changed from an unrealized gain of $33 million to an unrealized gain of $100 million, increasing shareholders' equity $67 million.

The following table provides information as to the amount of gross gains and (losses) realized through the sales of available-for-sale investment securities.

(dollars in thousands)                       1998      1997      1996
----------------------------------------------------------------------
Gross gains                               $ 2,514   $ 1,684   $   175
Gross (losses)                             (1,419)   (5,600)   (2,540)
----------------------------------------------------------------------
    Net securities gains/(losses)         $ 1,095   $(3,916)  $(2,365)
----------------------------------------------------------------------

Securities with a carrying value of $3,242 million at December 31, 1998 and $2,741 million at December 31, 1997, were pledged to secure deposits and for other purposes. All securities pledged to secure deposits and repurchase agreements are controlled solely by Firstar.


BANK WITHOUT BOUNDARIES               41

NOTE 6 - Loans
The composition of loans is summarized below. Loans are presented net of unearned interest which amounted to $455,913,000 and $227,200,000 at December 31, 1998 and 1997 respectively.

As of December 31 (dollars in thousand)             1998         1997
---------------------------------------------------------------------
Commercial                                   $ 8,059,594  $ 7,372,246
Commercial leasing                             1,204,549      537,557
Real estate construction and development       1,213,682      965,226
Commercial real estate mortgage                4,611,442    4,144,214
Residential real estate mortgage               3,285,400    3,494,746
Credit card                                    1,220,240    1,182,703
Retail leasing                                 1,365,435    1,013,899
Other retail                                   4,907,715    4,505,434
---------------------------------------------------------------------
     Total loans, net of
     unearned interest                       $25,868,057  $23,216,025
---------------------------------------------------------------------

The following table lists information related to nonperforming loans as of December 31.

(dollars in thousands)                              1998      1997
------------------------------------------------------------------
Loans on nonaccrual status                      $124,475  $110,613
Restructured loans                                    48       961
------------------------------------------------------------------
     Total nonperforming loans                  $124,523  $111,574
------------------------------------------------------------------
Interest that would have been recognized
  on nonperforming loans in accordance
  with their original terms                     $ 13,474  $ 13,531
Actual interest recorded for nonaccrual
  and restructured loans                           6,741     3,851
------------------------------------------------------------------

Firstar evaluates the credit risk of each customer on an individual basis and obtains collateral when it is deemed appropriate. Collateral varies by individual loan customer, but may include accounts receivable, inventory, real estate, equipment, deposits, personal and government guaranties, and general security agreements. Access to collateral is dependent on the type of collateral obtained. On an ongoing basis, Firstar monitors its collateral and the collateral value related to the loan balance outstanding.


NOTE 7 - Allowance for Loan Losses and Impaired Loans
A summary of the activity in the allowance for loan losses is shown in the following table.

(dollars in thousands)                   1998      1997      1996
------------------------------------------------------------------
Balance--beginning of year           $372,933  $349,892  $317,971
  Loans charged off                  (170,838) (132,961) (119,328)
  Recoveries on loans
    previously charged off             49,437    38,230    39,949
------------------------------------------------------------------
  Net charge-offs                    (121,401)  (94,731)  (79,379)
  Acquired reserves                    30,788        --    13,966
  Provision charged
    to earnings                       113,636   117,772    97,334
------------------------------------------------------------------
Balance--end of year                 $395,956  $372,933  $349,892
------------------------------------------------------------------

A portion of the reserve for loan losses is allocated to loans deemed impaired. All impaired loans are included in nonperforming assets. Information on these loans and their related reserve for loan losses are as follows:

(dollars in thousands)                     1998                   1997                   1996
--------------------------------- ---------------------- ---------------------  ---------------------
                                    Recorded  Valuation    Recorded  Valuation    Recorded  Valuation
                                  Investment  Allowance  Investment  Allowance  Investment  Allowance
-----------------------------------------------------------------------------------------------------
Impaired Loans:
  Valuation allowance required       $44,096     $9,042     $49,043     $6,933    $ 45,900     $6,513
  No valuation allowance required     53,568         --      32,278         --      55,831         --
-----------------------------------------------------------------------------------------------------
        Total impaired loans         $97,664     $9,042     $81,321     $6,933    $101,731     $6,513
-----------------------------------------------------------------------------------------------------
Average balance of impaired
  loans during year                  $86,054                $94,793               $110,468
Interest income recognized
  on impaired loans during year        4,238                  3,297                  4,423
-----------------------------------------------------------------------------------------------------


FIRSTAR CORPORATION                   42

NOTE 8 - Premises and Equipment
Premises and equipment as of December 31 are summarized in the following table.

(dollars in thousands)                            1998        1997
------------------------------------------------------------------
Land                                        $   74,431  $   65,059
Bank buildings                                 481,568     451,499
Furniture, fixtures & equipment                475,694     455,486
Leasehold improvements                          83,931      47,431
Construction in progress                        22,022      17,844
------------------------------------------------------------------
            Total premises and equipment     1,137,646   1,037,319
Less: Accumulated depreciation
      and amortization                         508,182     493,034
------------------------------------------------------------------
            Net premises and equipment      $  629,464  $  544,285
------------------------------------------------------------------

Depreciation and amortization expense related to premises and equipment amounted to $78,335,000 in 1998, $69,747,000 in 1997 and $67,856,000 in
1996.

Total rental expense was $57,805,000 in 1998, $60,679,000 in 1997 and
$54,071,000 in 1996.

Future minimum rental payments, net of sublease rental payments, related to non-cancelable operating leases having initial terms in excess of one year are $34,416,000 in 1999, $34,268,000 in 2000, $31,757,000 in 2001,
$30,632,000 in 2002, $30,645,000 in 2003 and $90,612,000 in later years.


NOTE 9 - Mortgage Servicing Rights
Mortgage servicing rights are capitalized based upon their fair value at the time a loan is sold. Servicing assets are also established based on the future sale commitment of these assets. Impairment testing is performed on a quarterly basis in accordance with SFAS No. 125, which was adopted by Firstar in 1997.

The fair value of capitalized mortgage servicing rights was $199.8 million on December 31, 1998 and $86.2 million on December 31, 1997. Firstar serviced $14.7 billion and $7.9 billion of mortgage loans for other investors as of December 31, 1998 and 1997, respectively. Changes in capitalized mortgage servicing rights are summarized as follows:

(dollars in thousands)                      1998       1997
------------------------------------------------------------
Balance at beginning of year            $ 72,337   $ 67,146
Amount added in acquisitions              51,731         --
Amount capitalized                       152,070     41,931
Amortization                             (28,586)   (10,430)
Sales                                    (64,630)   (26,292)
Valuation allowance                         (230)       (18)
------------------------------------------------------------
  Balance at end of year                $182,692   $ 72,337
------------------------------------------------------------


NOTE 10 - Intangible Assets
The following is a summary of intangible assets as of December 31 which are included in other assets in the consolidated balance sheets.

(dollars in thousands)                        1998        1997
--------------------------------------------------------------
Intangibles from acquisitions:
  Excess of cost over fair value
   of assets acquired                   $  615,470  $  243,559
  Core deposit benefits                    253,004     112,572
  Other identified intangibles              54,815      57,082
Mortgage servicing rights                  182,692      72,337
Purchased credit card relationships          6,572       5,340
--------------------------------------------------------------
    Total intangible assets             $1,112,553  $  490,890
--------------------------------------------------------------

NOTE 11 - Deposits
The following is a summary of Firstar's total deposits as of December 31.

(dollars in thousands)                      1998           1997
---------------------------------------------------------------
Noninterest-bearing deposits         $ 6,649,199    $ 5,561,341
Savings accounts                       2,272,495      2,228,974
NOW accounts                           3,848,752      3,221,349
Money market deposit accounts          5,959,710      4,243,790
Time deposits $100,000 and over        1,614,748      1,676,693
Foreign deposits $100,000 and over       343,574        185,682
All other time deposits                8,162,287      7,368,238
---------------------------------------------------------------
  Total interest-bearing deposits     22,201,566     18,924,726
---------------------------------------------------------------
    Total deposits                   $28,850,765    $24,486,067
---------------------------------------------------------------


BANK WITHOUT BOUNDARIES               43

NOTE 12 - Short-Term Borrowings
The following table is a summary of short-term borrowings for the last three years.

(dollars in thousands)                  1998               1997               1996
------------------------------ ----------------- ------------------ ------------------
                                   Amount  Rate       Amount  Rate       Amount  Rate
--------------------------------------------------------------------------------------
At year end:
  Federal funds purchased      $2,137,425  4.7%   $1,688,732  4.9%   $  842,331  5.2%
  Securities sold under
    agreements to repurchase    1,018,093  3.5       942,663  4.7     1,306,669  4.5
  Commercial paper                131,035  5.5       102,103  5.8        66,078  5.5
  Treasury, tax and loan notes     99,271  3.8       499,937  5.2       441,754  4.4
  Other short-term borrowings     257,484  5.2       180,895  3.5       259,970  6.1
--------------------------------------------------------------------------------------
      Total                    $3,643,308  4.4%   $3,414,330  4.9%   $2,916,802  4.9%
--------------------------------------------------------------------------------------
Average for the year:
  Federal funds purchased      $2,227,898  5.4%   $1,750,515  5.5%   $1,325,106  5.4%
  Securities sold under
     agreements to repurchase   1,101,839  4.3     1,246,289  4.7     1,412,965  4.8
  Commercial paper                100,110  5.4       101,616  5.6       101,429  5.5
  Treasury, tax and loan notes    260,169  5.3       250,803  5.3       165,652  5.1
  Other short-term borrowings     385,133  5.6       198,431  5.5       348,857  5.3
--------------------------------------------------------------------------------------
      Total                    $4,075,149  5.1%   $3,547,654  5.2%   $3,354,009  5.1%
--------------------------------------------------------------------------------------
Maximum month-end balances:
  Federal funds purchased      $2,741,348         $2,203,052         $1,436,415
  Securities sold under
     agreements to repurchase   1,191,019          1,546,318          1,502,796
  Commercial paper                131,035            125,007            146,720
  Treasury, tax and loan notes    757,879            597,852            627,892
  Other short-term borrowings     461,381            300,282            382,677
--------------------------------------------------------------------------------------


NOTE 13 - Long-Term Debt
The following is a summary of Firstar's long-term debt as of December 31.

(dollars in thousands)                           1998       1997
----------------------------------------------------------------
Federal Home Loan Bank notes               $  485,314 $  552,438
Medium term notes                             248,784    106,065
6.38% subordinated notes                      148,994    148,799
6.63% subordinated notes                       99,004     98,878
7.15% subordinated notes                           --    100,000
7.25% subordinated notes                       32,685     32,740
10.25% subordinated notes                          --     78,340
8.32% trust capital securities                150,000    150,000
Variable rate trust capital securities        148,629    148,581
6.25% senior bank notes                       248,191    247,730
6.48% senior bank notes                            --     30,000
7.13% senior bank notes                        25,000     25,000
5.88% senior notes                             99,785         --
Other debt                                     22,483     26,196
----------------------------------------------------------------
        Total long-term debt               $1,708,869 $1,744,767
----------------------------------------------------------------

The holding company has a line of credit of $200 million, of which the total amount was available as of December 31, 1998.

Notes payable to the Federal Home Loan Bank are collateralized by Federal Home Loan Bank stock and first mortgage residential real estate loans. The notes mature from 1999 through 2012 and have a variable interest rate averaging 5.12% as of December 31, 1998.

Firstar's unsecured medium term notes mature from 1999 through 2002 and have interest rates ranging from 5.45% to 6.97%.

Star Bank, N.A. issued $150 million of 6.38% notes under an indenture dated as of February 24, 1994. The notes, which are subordinated to all unsubordinated indebtedness of the bank for borrowed money, are unsecured and mature March 1, 2004.

Star Bank, N.A. issued $100 million of 6.63% notes under an indenture dated as of February 6, 1996. The notes, which are subordinated to all unsubordinated indebtedness of the bank for borrowed money, are unsecured and mature December 15, 2006.

Firstar issued $33 million of 7.25% notes under an indenture dated as of September 16, 1993. The notes, which are subordinated to all unsubordinated indebtedness of Firstar for borrowed money, are unsecured and mature September 15, 2003.


FIRSTAR CORPORATION                   44

On December 17, 1996 and July 15, 1997, Firstar Capital Trust I and Star Capital Trust I, respectively, both statutory business trusts ("the Trusts") created by Firstar, issued $150 million of 8.32% Capital Securities and $150 million of Floating Rate Securities (together "the Securities") which will mature on December 15, 2026 and July 15, 2027, respectively. The Floating Rate Securities pay quarterly distributions at an annual rate equal to three month LIBOR plus .765%. The principle combined assets of the Trusts are $309 million of Firstar's subordinated debentures with like maturities and interest rates to the Securities. Additionally, the Trusts have issued $9 million in the aggregate of common securities to Firstar. The Securities, the assets of the Trusts and common securities issued by the Trusts are redeemable in whole or in part on or after December 23, 2006 and June 15, 2007, respectively, or at any time in whole but not in part from the date of issuance upon the occurrence of certain events. Firstar has fully and unconditionally guaranteed the obligations of the Trusts. Firstar has the right to defer payment of interest on the debentures at any time or from time to time for a period not exceeding 20 consecutive quarters, provided that no deferred periods extend beyond the stated maturities of the debentures. Such deferral of interest payments by Firstar could result in a deferral of distribution payments on the related Securities. The Securities qualify as Tier I capital of Firstar for regulatory capital purposes.

Firstar Bank Milwaukee, N.A. issued $250 million of 6.25% senior bank notes on December 4, 1997. The notes are unsecured and mature on December 1, 2002.

Star Bank, N.A. issued $25 million of 7.13% senior bank notes on May 30, 1996. The notes are unsecured and mature on May 30, 2000.

Firstar issued $100 million of 5.88% senior notes in November 2, 1998. The notes are unsecured and mature on November 1, 2003.

Long-term debt has aggregate maturities for the five years 1999 through 2003 as follows: $247,264,000 in 1999, $216,053,000 in 2000, $50,282,000
in 2001, $311,540,000 in 2002, $132,954,000 in 2003.


NOTE 14 - Pension Plans
Firstar has non-contributory defined benefit pension plans covering substantially all employees. The benefits are based on years of service and employees' compensation while employed. The plans include both funded and unfunded plans. The funding policy, where applicable, is to make an annual contribution to the plan which at least equals the minimum required contribution. The pension plans were amended in 1998 to conform certain provisions of the previously separate plans of Firstar Corporation and Star Banc Corporation upon their merger. Plan assets primarily consist of listed stocks, corporate bonds, U.S. Treasury and Agency securities, and mutual funds. Included in plan assets are shares of Firstar stock with a market value of $20 million and $12 million at December 31, 1998 and 1997, respectively. The tables below summarize data relative to the plans.

(dollars in thousands)                         1998      1997
-------------------------------------------------------------
Change in benefit obligation:
  Benefit obligation at beginning of year  $449,578  $384,489
  Service cost                               14,942    12,815
  Interest cost                              31,594    29,409
  Amendments                                 (3,943)      728
  Curtailments                                   --    (1,259)
  Actuarial gain                               (704)   44,818
  Benefits paid                             (17,163)  (21,422)
-------------------------------------------------------------
    Benefit obligation at end of year      $474,304  $449,578
-------------------------------------------------------------
Change in plan assets:
  Fair value of plan assets at
    beginning of year                      $442,235  $377,011
  Actual return on plan assets                6,019    67,498
  Employer contribution                      62,743    19,147
  Benefits paid                             (17,163)  (21,421)
-------------------------------------------------------------
    Fair value of plan assets at
      end of year                          $493,834  $442,235
-------------------------------------------------------------
Funded status                              $ 19,530  $ (7,343)
Unrecognized transition obligation           (4,412)   (6,809)
Unrecognized prior service cost               1,105     4,395
Unrecognized net loss                        47,066    21,022
-------------------------------------------------------------
    Prepaid pension cost                   $ 63,289  $ 11,265
-------------------------------------------------------------


BANK WITHOUT BOUNDARIES               45

Information about pension plans based upon status is as follows:

(dollars in thousands)                         1998      1997
-------------------------------------------------------------
Plans with assets in excess of obligations:
  Fair value of plan assets                $493,834  $442,235
  Benefit obligation                       (432,505) (411,364)
-------------------------------------------------------------
    Funded status                          $ 61,329  $ 30,871
-------------------------------------------------------------
Plans with obligations in excess of assets:
  Fair value of plan assets                $     --  $     --
  Benefit obligation                        (41,799)  (38,214)
-------------------------------------------------------------
    Funded status                          $(41,799) $(38,214)
-------------------------------------------------------------

Weighted average assumptions used in determining pension values were as follows:

                                               1998      1997
-------------------------------------------------------------
Discount rate                                  6.50%     7.20%
Expected return on plan assets                 9.66%     9.45%
Rate of compensation increase                  4.00%     5.34%
-------------------------------------------------------------

Pension costs included the following components for the years ended December 31:

(dollars in thousands)                       1998      1997     1996
---------------------------------------------------------------------
Service cost                             $ 14,942  $ 12,815  $ 13,560
Interest cost                              31,594    29,409    26,468
Expected return on plan assets            (36,003)  (31,718)  (26,632)
Net amortization and deferral               1,256      (170)      216
---------------------------------------------------------------------
    Net periodic benefit cost            $ 11,789  $ 10,336  $ 13,612
---------------------------------------------------------------------


NOTE 15 - Other Employee Benefits
Firstar provides health care benefits to certain retired employees and has a group of active employees who will be eligible for health care benefits upon their retirement. The plan was amended upon the merger of Firstar Corporation and Star Banc Corporation to limit eligibility of future retirees. This action was treated as a plan curtailment. The liability for these benefits is unfunded. The tables below summarize data relative to these plans:

(dollars in thousands)                         1998      1997
-------------------------------------------------------------
Change in benefit obligation:
  Benefit obligation at beginning of year  $ 54,752  $ 49,435
  Service cost                                  111       943
  Interest cost                               2,970     3,854
  Amendments                                (12,053)      255
  Actuarial gain (loss)                       2,967     3,502
  Benefits paid                              (3,281)   (3,237)
-------------------------------------------------------------
    Benefit obligation at end of year      $ 45,466  $ 54,752
-------------------------------------------------------------
Funded status                              $ 45,466  $ 54,752
Unrecognized transition obligation             (283)  (41,641)
Unrecognized prior service cost                  89     6,940
Unrecognized net loss                         6,457    12,342
-------------------------------------------------------------
    Postretirement benefit liability       $ 51,729  $ 32,393
-------------------------------------------------------------

Postretirement benefit costs included the following components for the years ended December 31:

(dollars in thousands)                       1998      1997     1996
---------------------------------------------------------------------
Service cost                             $    111  $    943  $    963
Interest cost                               2,970     3,854     4,551
Curtailments                               18,136     1,287     2,181
Net amortization and deferral               1,400     2,040     2,600
---------------------------------------------------------------------
    Net periodic benefit cost            $ 22,617  $  8,124  $ 10,295
---------------------------------------------------------------------

The weighted average discount rates used in determining the amount of benefit obligation were 6.25% and 7.18% at December 31, 1998 and 1997, respectively. The measurement of benefit obligation at December 31, 1998 assumed a health care cost trend rate of 8.50% which gradually decreases to 5.50% by 2004 and thereafter. To illustrate, increasing the assumed health care cost trend by one percentage point in each year would increase the benefit obligation by $3,182,000 and the aggregate of the service and interest cost components of benefit cost by $218,000, while decreasing the assumed cost trend by one percentage point would decrease the benefit obligation by $2,758,000 and the aggregate of the service and interest cost components of benefit cost by $187,000.

Firstar has 401(k) savings plans under which eligible employees can participate by contributing a portion of their salary for investment in one or more investment funds. Contributions are made to the accounts of each participant. Amounts expensed in connection with these plans were $9,713,000 in 1998, $12,784,000 in 1997 and $10,034,000 in 1996.

In 1998, Firstar terminated an employee stock ownership plan ("ESOP") associated with the acquisition of Trans Financial. Expenses related to the ESOP had been recognized based on cash contributions to the plan. Contributions to the ESOP were $390,000 and $621,000 in 1997 and 1996, respectively. Approximately 430,000 Firstar shares were issued to the participants upon termination of the ESOP.


NOTE 16 - Stock options and compensation plans
In 1997, the shareholders of Firstar approved the adoption of the 1996 Stock Incentive Plan ("the Plan") replacing the 1986 and 1991 plans.
The Plan provides for the grant, to selected key managerial personnel, of options to purchase shares of common stock generally at the stock's fair market value at the date of grant. In addition, the Plan provides for the grant, to selected key managerial personnel, of stock awards and shares of common stock which are subject to restriction on transfer and to a right of repurchase by Firstar. Not more than 7.5 million authorized and unissued shares of common stock, in the aggregate, are available for issue under the Plan. The Plan will terminate on January 7, 2001.

In 1998, the Firstar Stock Option Plan for all employees was adopted. The 1998 Firstar Plan provided a one-time grant to all eligible employees of stock options at the stock's fair market value at the grant date. The 1998 Firstar Plan was in addition to all employee StarShare Plan grants in 1993 and 1996. These one-time grants were made to all active employees as a performance award. The 1998 Firstar Plan and StarShare Plan grants were one-time grants and therefore no additional shares are available under these plans.


FIRSTAR CORPORATION                   46

In connection with the merger with Firstar Corporation and the acquisitions of Trans Financial and Great Financial, all existing options for shares of the acquired companies were converted into an equivalent number of options for shares of Firstar common stock. No additional options are eligible to be granted under these plans.

The grants of options under the 1998 Firstar Plan vest over a four-year period. All options of the 1996 Stock Incentive Plan and the other options acquired through acquisitions which were outstanding prior to the merger of Star and Firstar became fully vested as a result of the merger. All options of the 1996 Incentive Plan granted since November 20, 1998 vest over a four-year period. All stock options granted expire ten years from date of grant.

The following is a summary of stock options, awards and restricted shares outstanding and exercised under various stock incentive and option plans of Firstar corporation.

                                              1998                    1997                    1996
                                     ---------------------   ---------------------   ---------------------
                                                 Weighted-               Weighted-               Weighted-
                                          Stock    Average        Stock    Average        Stock    Average
                                        Options   Exercise      Options   Exercise      Options   Exercise
                                     and Awards      Price   and Awards      Price   and Awards      Price
----------------------------------------------------------------------------------------------------------
Stock Incentive and Directors Plans:
Number of shares outstanding
  at beginning of year               11,404,734     $24.72   10,585,447     $17.19   10,278,995     $13.87
    Granted                           4,263,127      59.18    2,886,349      45.09    2,555,113      27.24
    Exercised                        (2,894,935)     23.78   (1,677,130)     12.76   (1,764,268)     11.31
    Cancelled                          (531,660)     32.81     (389,932)     24.49     (484,393)     19.67
----------------------------------------------------------------------------------------------------------
Number of shares outstanding
  at end of year                     12,241,266     $38.49   11,404,734     $24.72   10,585,447     $17.19
----------------------------------------------------------------------------------------------------------
Exercisable at end of year            9,430,966     $29.18    5,315,617     $16.58    5,185,923     $11.66
Weighted average fair value of
  Options granted                        $23.73                  $12.40                   $5.30
  Restricted stock and awards             70.36                   40.00                      --
Available for future grant under
  the Plans                           3,196,249               9,549,475               4,493,538
----------------------------------------------------------------------------------------------------------
All Employee Stock Option Plans:
Options outstanding at
  beginning of year                   1,110,616     $29.51    1,491,261     $29.35      187,563     $11.75
    Granted                           3,400,000      72.38           --         --    1,420,875      30.33
    Exercised                          (304,574)     29.38     (119,322)     25.91      (94,371)     11.75
    Cancelled                           (89,076)     29.63     (261,323)     30.27      (22,806)     18.36
----------------------------------------------------------------------------------------------------------
Options outstanding at
  end of year                         4,116,966     $64.91    1,110,616     $29.51    1,491,261     $29.35
----------------------------------------------------------------------------------------------------------
Exercisable at end of year              716,966     $29.51      256,772     $26.76       78,486     $11.75
Weighted average fair value
  of options granted                     $28.60                      --                   $6.46
Available for future grant under
  the Plans                                  --                      --                      --
---------------------------------------------------------------------------------------------------------------


The fair value and pro forma income information calculated for options granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for 1998, 1997, and 1996, respectively: expected volatility of 39.80 percent, 22.42 percent, and 16.02 percent, risk free interest rates of 4.64 percent, 5.96 percent, and 6.00 percent, dividend yields of 1.29 percent, 1.43 percent, and 2.02 percent, and for all years, expected lives of five years.


BANK WITHOUT BOUNDARIES               47

The following table summarizes information about stock options outstanding at December 31, 1998, under various stock incentive and option plans of Firstar Corporation:

                             Options Outstanding                           Options Exercisable
                  -----------------------------------------------   -----------------------------
                       Number  Weighted-Average                          Number
       Range of   Outstanding         Remaining  Weighted-Average   Exercisable  Weighted-Average
Exercise Prices   at 12/31/98  Contractual Life    Exercise Price   at 12/31/98    Exercise Price
-------------------------------------------------------------------------------------------------
Stock Incentive and Directors Plans:
 $ 5.58 - 10.54       450,474        2.22 Years            $ 8.52       450,474            $ 8.52
  11.25 - 11.92     1,470,556        5.27 Years             11.39     1,470,556             11.39
  12.17 - 18.33     1,280,799        5.07 Years             15.61     1,280,799             15.61
  19.00 - 23.33     1,432,003        6.36 Years             20.56     1,432,003             20.56
  24.83 - 32.35     1,520,311        7.66 Years             29.06     1,520,311             29.06
  37.25 - 50.99     1,962,202        8.51 Years             43.35     1,962,202             43.35
  51.06 - 63.75     1,241,125        8.99 Years             57.36     1,241,125             57.36
  64.50 - 71.63     2,883,796        9.87 Years             71.28        73,496             64.94
-------------------------------------------------------------------------------------------------
 $ 5.58 - 71.63    12,241,266        7.51 Years            $38.49     9,430,966            $29.18
-------------------------------------------------------------------------------------------------
All Employee Stock Option Plans:
 $11.75 - 12.00        31,631        4.08 Years            $11.75        31,631            $11.75
  30.33               685,335        7.94 Years             30.33       685,335             30.33
  72.38             3,400,000        9.94 Years             72.38            --                --
-------------------------------------------------------------------------------------------------
 $11.75 - 72.38     4,116,966        9.56 Years            $64.91       716,966            $29.51
-------------------------------------------------------------------------------------------------

The Corporation applies APB Opinion No. 25 and related interpretations in accounting for all its stock-based compensation plans. Accordingly, no compensation expense has been recognized for stock option grants.

SFAS No. 123 encourages a "fair value" based method of accounting for stock-based compensation plans. Had the Corporation recognized compensation expense based on the fair value of options at their grant date, as prescribed by SFAS No. 123, the Corporation's net income for 1998, 1997, and 1996 would have been $417,774,000, $508,044,000, and
$413,824,000, respectively. Pro forma basic earnings per share would have been $1.93 in 1998, $2.45 in 1997, and $1.95 in 1996. Pro forma diluted earnings per share would have been $1.89 in 1998, $2.40 in 1977, and $1.92 in 1996. These pro forma disclosures are not likely to be representative of the effect on reported net income and earnings per share for future years since current options vest over a four-year period and additional options are generally granted each year.

Recipients of stock awards are entitled to a compensation equivalent of the dividends that would have been payable on the awards reserved, over the number of years the award is deemed to be fully earned. Compensation expense and the related increase in equity is recognized by the Corporation over the service period until the award is fully earned, based on the market value of the award. Compensation expense recognized was $7,272,000 in 1998, $432,000 in 1997, and $365,000 in 1996.

Firstar's performance based stock plan granted performance shares to key executives. Payouts are predicated upon achievement of Firstar return on equity goals in relation to peer group banking companies and the market value of Firstar's common stock over a three-year period. The grants are designated in shares of stock and the participant is paid the value of the earned shares one-half in cash and one-half in shares of Firstar common stock plus a dividend equivalent for the performance period. This plan was terminated in 1998 with the merger of Firstar and Star Banc Corporation and prorata payments were made which resulted in the issuance of 42,863 shares. Compensation expense recorded under this plan was $4,351,000 in 1998, $4,502,000 in 1997, and $4,104,000 in 1996.

Directors and selected senior officers of the Corporation and its banking subsidiaries may participate in the Corporation's Deferred Compensation Plan through which they may postpone the receipt of compensation. Amounts deferred under the plan may be valued on the basis of an interest index or be used to purchase shares of the Corporation's common stock. Although the plan is unfunded for tax purposes, a portion of the shares of treasury stock held at December 31, 1998 and 1997, and 1996 were acquired to meet obligations arising from this plan and are considered common stock equivalents for the purpose of computing earnings per share.

The Corporation has entered into severance agreements with certain officers of the Corporation. In general, the agreements provide for the payment of a lump sum benefit to the officer, plus the continuation of certain medical and insurance benefits and immediate exercisability of stock options, in the event that the officer's employment is terminated involuntarily by the Corporation, or voluntarily by the officer for good reason, following a change in control of the Corporation during the officer's protected period. The benefits payable under the agreements can be up to three times the officer's base salary and incentive bonus.


FIRSTAR CORPORATION                   48

NOTE 17 - Income Taxes
The taxes applicable to income before income taxes were as follows:

(thousands of dollars)                         1998       1997       1996
--------------------------------------------------------------------------
Current income taxes:
  Federal                                 $ 121,146  $ 195,411  $ 156,536
  State and other                            14,499     20,347     20,929
--------------------------------------------------------------------------
    Subtotal                                135,645    215,758    177,465
--------------------------------------------------------------------------
Deferred income taxes:
  Federal                                    77,791     39,795     29,483
  State and other                            (5,484)       485      1,734
--------------------------------------------------------------------------
    Subtotal                                 72,307     40,280     31,217
--------------------------------------------------------------------------
    Provision for income taxes            $ 207,952  $ 256,038  $ 208,682
--------------------------------------------------------------------------

Exercised stock options produced tax benefits of $41,011,000 in 1998, $17,260,000 in 1997 and $9,812,000 in 1996 which were allocated directly to shareholders' equity.

The effective tax rate differed from the federal statutory rate of 35% as shown below:

                                               1998       1997       1996
--------------------------------------------------------------------------
Statutory tax rate                             35.0%      35.0%      35.0%
Increase (reduction) in rate
  resulting from:
    Tax-exempt income                          (4.2)      (3.2)      (3.8)
    State and local taxes--
      net of federal income
      tax benefit                               0.9        1.8        2.4
    Amortization of
      nondeductible intangibles                 1.5        0.6        0.8
    Nondeductible merger and
      acquisition costs                         1.3
    Increase in cash surrender value
      of life insurance                        (1.1)      (0.5)      (0.5)
    Other--net                                 (0.8)      (0.4)      (0.5)
--------------------------------------------------------------------------
        Effective tax rate                     32.6%      33.3%      33.4%
--------------------------------------------------------------------------

The significant components of deferred income tax expense attributable to income from continuing operations are as follows:

(dollars in thousands)                         1998       1997       1996
--------------------------------------------------------------------------
Deferred tax expense
  (exclusive of the effect of
  other components listed below)          $  72,394  $  40,482  $  30,685
Change in valuation allowance
  due to creation/utilization
  of net operating losses                       (87)      (202)       532
--------------------------------------------------------------------------
    Total                                 $  72,307  $  40,280  $  31,217
--------------------------------------------------------------------------

The valuation allowance decreased $87,000 in 1998, decreased $202,000 in 1997 and increased $532,000 in 1996. The valuation allowance has been recognized primarily to offset deferred tax assets related to state net operating loss carry forwards totaling approximately $386,544,000 which expire at various times within the next 20 years.

The significant components of the net deferred tax asset/(liability) were as follows:

(dollars in thousands)                         1998       1997       1996
--------------------------------------------------------------------------
Deferred tax liabilities:
  Equipment leased to customers           $(251,215) $(143,542) $(101,820)
  Securities available for sale             (57,716)   (19,315)   (13,881)
  Bank premises and equipment               (16,886)   (19,338)   (18,769)
  Acquired assets accounted for
    as a purchase                           (11,777)   (12,560)   (13,779)
  Pension and post-retirement
    benefits                                 (8,492)        --         --
  Deferred loan fees/costs                   (4,525)        --         --
  FHLB dividends                             (9,959)    (3,244)    (2,152)
  Other-net                                  (6,214)    (1,303)        --
Deferred tax assets:
  Reserve for loan losses                   144,625    142,456    133,736
  Pension and post-retirement
    benefits                                     --      9,778      8,776
  State and federal net
    operating loss carry forwards            20,406     11,462     11,887
  Deferred compensation                      14,977     15,117     16,595
  Deferred loan fees/costs                       --      2,857      3,740
  Merger-related charges                     43,790         --         --
  Federal AMT credit carryforward             7,568         --         --
  Charitable contributions carryforward       4,100         --         --
  Other-net                                      --         --      4,237
--------------------------------------------------------------------------
      Subtotal                             (131,318)   (17,632)    28,570
      Valuation allowance                   (10,854)   (10,941)   (11,143)
--------------------------------------------------------------------------
      Net deferred tax asset/(liability)  $(142,172) $ (28,573) $  17,427
--------------------------------------------------------------------------


BANK WITHOUT BOUNDARIES               49

NOTE 18 - Shareholders' Equity
The authorized and outstanding shares of Firstar are as follows:

December 31                                        1998          1997
---------------------------------------------------------------------
Preferred stock, $1.00 par value
  Authorized                                 10,000,000    10,000,000
  Outstanding                                        --            --
Preferred stock from acquired bank:
  Series D - Authorized                              --        40,250
           - Outstanding                             --        10,615
Common stock, $.01 par value
  Authorized                                800,000,000   800,000,000
  Outstanding (net of treasury stock)       218,747,094   205,690,306
---------------------------------------------------------------------


Under the Firstar Preferred Share Purchase Rights Plan each share of common stock entitles its holder to one right. Under certain conditions, each right entitles the holder to purchase one one-hundredth of a share of preferred stock at a price of $300, subject to adjustment. The rights will only be exercisable if a person or a group has acquired, or announced an intention to acquire, 15% or more of the outstanding shares of Firstar common stock. Under certain circumstances, including the existence of a 15% acquiring party, each holder of a right, other than the acquiring party, will be entitled to purchase at the exercise price Firstar common shares having a market value of two times the exercise price. In the event of the acquisition of Firstar by another company subsequent to a party acquiring 15% or more of Firstar common stock, each holder of a right is entitled to receive the acquiring company's common shares having a market value of two times the exercise price. The rights may be redeemed at a price of $.01 per right prior to the existence of a 15% acquiring party, and thereafter, may be exchanged for one common share per right prior to the existence of a 50% acquiring party. The rights will expire on December 1, 2008. The rights do not have voting or dividend rights and until they become exercisable, have no dilutive effect on the earnings of Firstar. Under the rights plan, the Board of Directors of Firstar may reduce the thresholds applicable to the rights from 15% to not less than 10%.

A reconciliation of the transactions affecting Accumulated Other
Comprehensive Income included in shareholders' equity for the years ended December 31, is as follows:

                                                           Tax    Net of
(dollars in thousands)                     Pre-tax      Effect       Tax
-------------------------------------------------------------------------
1996
Unrealized losses on securities
  available for sale                      $(23,003)  $  8,005   $(14,998)
Reclassification adjustment for losses
  realized in net income                     2,365       (823)     1,542
-------------------------------------------------------------------------
    Total                                 $(20,638)  $  7,182   $(13,456)
-------------------------------------------------------------------------
1997
Unrealized gains on securities
  available for sale                      $  8,412   $ (3,895)  $  4,517
Reclassification adjustment for gains
  realized in net income                     3,916     (1,810)     2,106
-------------------------------------------------------------------------
    Total                                 $ 12,328   $ (5,705)  $  6,623
-------------------------------------------------------------------------
1998
Unrealized gains on securities
  available for sale                      $105,724   $(38,023)  $ 67,701
Reclassification adjustment for gains
  realized in net income                    (1,095)       393       (702)
-------------------------------------------------------------------------
    Total                                 $104,629   $(37,630)  $ 66,999
-------------------------------------------------------------------------


FIRSTAR CORPORATION                   50

NOTE 19 - Regulatory Capital
Firstar and its banking subsidiaries are subject to various capital requirements as defined by banking industry regulators for banks and bank holding companies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by the regulators that, if undertaken, could have a material effect on the financial statements of Firstar. As of the most recent notification from its regulators, at December 31, 1998 and 1997, all of Firstar's subsidiary banks were categorized as "well capitalized" under the regulatory framework for prompt corrective action.

The following provides a summary of Firstar and its subsidiary banks' tier 1 and total risk-based capital amounts and ratios, as compared to minimum capital requirements for 1998 and 1997.

                                                                   For Minimum
                                                                 Capital Adequacy     To Be Well
(dollars in thousands)                            Actual             Purposes         Capitalized
----------------------------------------   ------------------   ----------------   ----------------
                                               Amount  Ratio      Amount  Ratio      Amount  Ratio
---------------------------------------------------------------------------------------------------
 As of December 31, 1998:
 Total Capital (to Risk Weighted Assets):
  Consolidated                             $3,471,828  11.01%  $2,522,913  8.00%         n/a   n/a
  Star Bank, N.A.                           1,502,182  10.39    1,157,095  8.00   $1,446,869 10.00%
  Firstar Bank Milwaukee, N.A.                798,358  10.93      584,566  8.00      730,708 10.00
  Firstar Bank Wisconsin                      303,377  10.58      229,472  8.00      286,840 10.00
  Firstar Bank Minnesota, N.A.                183,423  10.58      138,688  8.00      173,360 10.00
  Firstar Bank Iowa, N.A.                     222,062  10.50      169,159  8.00      211,449 10.00
  Firstar Bank Illinois                       215,356  14.69      117,246  8.00      146,558 10.00
  Firstar Bank U.S.A., N.A.                   196,111  10.84      144,716  8.00      180,896 10.00

 Tier 1 Capital (to Risk Weighted Assets):
  Consolidated                              2,814,386   8.92    1,261,457  4.00          n/a   n/a
  Star Bank, N.A.                             997,341   6.90      578,548  4.00      867,822  6.00
  Firstar Bank Milwaukee, N.A.                549,083   7.51      292,283  4.00      438,425  6.00
  Firstar Bank Wisconsin                      240,467   8.38      114,736  4.00      172,104  6.00
  Firstar Bank Minnesota, N.A.                151,647   8.75       69,344  4.00      104,016  6.00
  Firstar Bank Iowa, N.A.                     181,688   8.59       84,580  4.00      126,869  6.00
  Firstar Bank Illinois                       196,992  13.44       58,623  4.00       87,935  6.00
  Firstar Bank U.S.A., N.A.                   128,498   7.10       72,358  4.00      108,537  6.00

 Tier 1 Capital (to Average Assets):
  Consolidated                              2,814,386   7.52    1,496,441  4.00          n/a   n/a
  Star Bank, N.A.                             997,341   6.08      656,168  4.00      830,210  5.00
  Firstar Bank Milwaukee, N.A.                549,083   6.29      348,933  4.00      436,167  5.00
  Firstar Bank Wisconsin                      240,467   6.35      151,536  4.00      189,420  5.00
  Firstar Bank Minnesota, N.A.                151,647   6.09       99,669  4.00      124,587  5.00
  Firstar Bank Iowa, N.A.                     181,688   6.23      116,597  4.00      145,746  5.00
  Firstar Bank Illinois                       196,992   7.54      104,561  4.00      130,701  5.00
  Firstar Bank U.S.A., N.A.                   128,498   8.22       62,503  4.00       78,128  5.00

---------------------------------------------------------------------------------------------------
As of December 31, 1997:
 Total Capital (to Risk Weighted Assets):
  Consolidated                             $3,274,713  12.03%  $2,178,259  8.00%         n/a   n/a
  Star Bank, N.A.                           1,150,460  10.50      876,902  8.00   $1,096,128 10.00%
  Firstar Bank Milwaukee, N.A.                655,236  10.21      513,593  8.00      641,992 10.00
  Firstar Bank Wisconsin                      353,984  11.43      247,791  8.00      309,738 10.00
  Firstar Bank Minnesota, N.A.                241,675  12.27      157,544  8.00      196,930 10.00
  Firstar Bank Iowa, N.A.                     243,698  11.63      167,814  8.00      209,767 10.00
  Firstar Bank Illinois                       212,508  14.31      118,464  8.00      148,080 10.00
  Firstar Bank U.S.A., N.A.                   139,390  12.76       87,381  8.00      109,227 10.00

 Tier 1 Capital (to Risk Weighted Assets):
  Consolidated                              2,613,541   9.60    1,089,130  4.00          n/a   n/a
  Star Bank, N.A.                             765,614   6.98      438,451  4.00      657,677  6.00
  Firstar Bank Milwaukee, N.A.                538,295   8.38      256,797  4.00      385,195  6.00
  Firstar Bank Wisconsin                      303,196   9.79      123,895  4.00      185,843  6.00
  Firstar Bank Minnesota, N.A.                216,964  11.02       78,772  4.00      118,158  6.00
  Firstar Bank Iowa, N.A.                     210,707  10.04       83,907  4.00      125,860  6.00
  Firstar Bank Illinois                       193,882  13.05       59,232  4.00       88,848  6.00
  Firstar Bank U.S.A., N.A.                   105,705   9.68       43,691  4.00       65,536  6.00

 Tier 1 Capital (to Average Assets):
  Consolidated                              2,613,541   8.23    1,269,943  4.00          n/a   n/a
  Star Bank, N.A.                             765,614   6.24      490,744  4.00      613,430  5.00
  Firstar Bank Milwaukee, N.A.                538,295   7.29      295,445  4.00      369,306  5.00
  Firstar Bank Wisconsin                      303,196   7.57      160,213  4.00      200,266  5.00
  Firstar Bank Minnesota, N.A.                216,964   8.16      106,353  4.00      132,941  5.00
  Firstar Bank Iowa, N.A.                     210,707   7.29      115,672  4.00      144,590  5.00
  Firstar Bank Illinois                       193,882   7.28      106,498  4.00      133,122  5.00
  Firstar Bank U.S.A., N.A.                   105,705  12.77       33,114  4.00       41,393  5.00

---------------------------------------------------------------------------------------------------


BANK WITHOUT BOUNDARIES               51

NOTE 20 - Financial Instruments and Commitments
Firstar is a party to financial instruments with off-balance-sheet risk in the normal course of business in managing its interest rate risk and meeting the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, interest rate swap agreements, interest rate caps and floors, forward contracts to purchase or sell foreign currencies and forward commitments to sell residential mortgage loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the consolidated balance sheet. The contract or notional amounts of these instruments reflect the extent of involvement that Firstar has in particular classes of financial instruments.

Firstar's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and commercial letters of credit is represented by the contract amount of these instruments. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to or typically expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The need for collateral is assessed on a case-by-case basis, based upon management's credit evaluation of the other party.

The following table shows the contract amount of off-balance sheet financial instruments associated with Firstar's commercial and consumer lending activities as of December 31.

(dollars in thousands)                  1998         1997
---------------------------------------------------------
Commitments to extend credit     $11,276,724   $8,674,181
Credit card lines                  4,362,189    4,314,225
Standby letters of credit            578,423      932,557
Letters of credit                     59,803       62,780
---------------------------------------------------------

As part of its asset and liability management, Firstar uses various types of interest rate contracts for the purpose of managing its interest rate risk. The use of interest rate contracts enables Firstar to synthetically alter the repricing characteristics of designated earning assets and interest bearing liabilities. The following table summarizes the notional amounts and fair market values of interest rate contracts used in the interest rate risk management process at December 31.

                                    1998                1997
-------------------------------------------------------------------
                             Notional  Market    Notional   Market
(dollars in thouands)           Value   Value       Value    Value
-------------------------------------------------------------------
Interest rate swaps
  In a receivable position   $270,000  $3,841  $  470,000  $ 1,440
  In a payable position         8,000    (158)    153,000   (4,548)
Interest rate floors
  In a receivable position    516,500     343     716,000    1,729
-------------------------------------------------------------------
                             $794,500  $4,026  $1,339,000  $(1,379)
-------------------------------------------------------------------

The interest rate swaps were used to convert certain fixed rate deposits and borrowed funds to a variable rate basis and to convert certain floating rate commercial loans to a fixed rate basis. Interest rate floors provide for the receipt of payments when the three month LIBOR rate is below a predetermined level. These interest rate floors have been entered into to protect against the impact of declining rates on certain variable rate loans along with the interest rate risk associated with certain money market deposit accounts which have guaranteed minimum interest rates.

The net cash flows associated with these off-balance-sheet interest rate contracts used to manage interest rate risk reduced net interest income by $142,000, $1,833,000 and $4,380,000 during 1998, 1997 and 1996, respectively. The maturity of these interest rate contracts as of December 31, 1998 is as follows:

                             Maturity Range of Derivative Financial Instruments
                             --------------------------------------------------
(dollars in millions)                    1999       2000        2001      Total
-------------------------------------------------------------------------------
Interest Rate Swaps
 Receive fixed rate                   $     90   $    140   $     40   $    270
   Average receive rate                   8.78%      9.08%      8.61%      8.91%
   Average pay rate                       7.75%      7.75%      7.75%      7.75%
 Receive variable rate                $      8         --         --   $      8
   Average receive rate                   5.25%        --         --       5.25%
   Average pay rate                       8.59%        --         --       8.59%
 Interest rate floors                 $    211   $    305         --   $    516
   Average floor rate                     5.09%      4.75%        --       4.89%
-------------------------------------------------------------------------------
     Total                            $    309   $    445   $     40   $    794
-------------------------------------------------------------------------------


Firstar enters into commitments to sell groups of residential mortgage loans that it originates or purchases as part of its mortgage banking activities. Firstar commits to sell the loans at specified prices in a future period typically within 90 days. The risk associated with these commitments consists primarily of loans not closing in sufficient volumes and at appropriate yields to meet the sale commitments. Firstar had contracts totaling $1.8 billion and $605 million on December 31, 1998 and 1997, respectively. Gains or losses on these contracts are included in the determination of the market value of mortgages held for sale.

Firstar also acts as an intermediary for customers in their management of interest rate and foreign currency risk. In this regard, Firstar will enter into interest rate swaps, caps, floors and foreign exchange contracts with its customers to minimize their exposure to market risk. Firstar enters into essentially offsetting transactions with other counterparties. Revenue from this intermediary activity was $5.7 million and $4.3 million in 1998 and 1997, respectively. Information on these transactions at December 31 is shown below:

                                    1998                1997
-------------------------------------------------------------------
                             Notional  Market    Notional   Market
(dollars in thouands)          Amount   Value      Amount    Value
-------------------------------------------------------------------
Interest rate swaps
  In a receivable position   $535,111  $11,726   $282,858   $2,872
  In a payable position       464,931    9,203    266,858    2,037
Interest rate caps/floors
  In a receivable position     97,500     182      63,215      639
  In a payable position        97,500     182      63,215      639
Foreign exchange contracts
  In a receivable position     81,000     873      71,000    3,242
  In a payable position        73,000     364      84,000    1,479
-------------------------------------------------------------------

The notional values of derivative financial instruments do not represent direct credit exposures. Firstar is exposed to credit-related losses in the event of nonperformance by counterparties to these instruments. Where appropriate, Firstar requires collateral based upon the positive market value of the exposure taking into account bilateral netting agreements with certain counterparties. Based upon market values of all derivative financial instruments, Firstar's credit exposure was $17.0 million at December 31, 1998.


FIRSTAR CORPORATION                   52

NOTE 21 - Litigation
Various legal claims have arisen during the normal course of business which, in the opinion of management, will not result in material liability to Firstar.


NOTE 22 - Dividend Restriction
Bank regulatory agencies limit the amount of dividends a subsidiary bank can declare to the parent company in any calendar year without obtaining prior approval. Dividends totaling $90 million required regulatory agency approval in 1998. The amount of dividends available to the parent company from the bank subsidiaries at January 1, 1999 was $343 million.


NOTE 23 - Earnings Per Share
The following table shows the amounts used in the computation of basic and diluted earnings per share, in accordance with SFAS No. 128.

(dollars in thousands except per share data)
                                        1998        1997        1996
---------------------------------------------------------------------
Net income                          $430,147    $513,894    $415,418
Dividends on preferred stock             (83)       (483)       (872)
---------------------------------------------------------------------
  Net income available to
   common shareholders              $430,064    $513,411    $414,546
---------------------------------------------------------------------
Weighted average shares:
Common shares                        216,510     206,761     211,286
Convertible preferred shares             139         451         827
Options & stock plans                  4,369       4,171       2,767
---------------------------------------------------------------------
  Weighted average diluted
   common shares                     221,018     211,383     214,880
---------------------------------------------------------------------
Basic earnings per common share        $1.99       $2.48       $1.96
Diluted earnings per common share      $1.95       $2.43       $1.93
---------------------------------------------------------------------

NOTE 24 - Other noninterest expense
The following are included in all other expenses for the years ended
December 31.

(dollars in thousands)                  1998       1997       1996
------------------------------------------------------------------
Amortization of intangibles          $57,121    $35,292    $30,030
Outside processing services           70,938     58,871     48,682
Postage and courier                   37,451     34,847     31,620
Marketing                             32,467     29,527     31,285
------------------------------------------------------------------


NOTE 25 - Business Segments
Firstar's operations include three primary business segments: Consumer Banking, Wholesale Banking, and Trust and Private Banking. Selected financial information by business segment is summarized below. This information is derived from the internal reporting systems used by management to assess segment performance.

Consumer banking provides deposit, installment and credit card lending, mortgage banking, leasing, investment, payment systems and other financial services to individuals and small businesses. These services are provided through retail branch offices, ATMs, voice banking, PC and video banking options.

Wholesale banking provides traditional business lending, asset-based lending, commercial real estate loans, equipment financing, cash management services and international trade services to businesses and governmental entities.

Trust and private banking provides personal financial and asset management services, comprehensive employee benefit plan services, mutual fund custody and record keeping, and corporate bond and stock transfer services.

For the year ended December 31, 1998 (dollars in thousands)

                                                        Trust and                                Merger-
                               Consumer    Wholesale      Private                                Related
                                Banking      Banking      Banking     Treasury        Total     Expenses  Consolidated
----------------------------------------------------------------------------------------------------------------------
Net interest income         $   848,746  $   379,068  $    61,845  $   123,120  $ 1,412,779  $        --   $ 1,412,779
Provision for loan losses        78,019       10,707        2,034        4,576       95,336       18,300       113,636
Noninterest income              453,544      117,218      281,848        7,538      860,148           --       860,148
Noninterest expense             910,165      141,239      200,414       26,404    1,278,222      242,970     1,521,192
Income taxes                    102,960      112,872       46,299       32,674      294,805      (86,853)      207,952
----------------------------------------------------------------------------------------------------------------------
    Net income              $   211,146  $   231,468  $    94,946  $    67,004  $   604,564  $  (174,417)  $   430,147
----------------------------------------------------------------------------------------------------------------------
Average balances:
  Loans                     $10,692,100  $10,307,489  $ 1,815,758  $ 3,212,409  $25,027,756
  Total assets               13,178,705   10,863,454    1,227,816   11,255,001   36,524,976
  Deposits                   21,634,300    3,304,805    1,381,739      510,154   26,830,998
----------------------------------------------------------------------------------------------------------------------

Treasury includes the net effect of transfer pricing of interest income and expense along with the operating results of the investment securities and residential mortgage loan portfolios. All revenue and expenses of administrative and support functions has been allocated to the primary business segments.

Prior year amounts are not presented due to the unavailability of comparable data from the merged companies.


BANK WITHOUT BOUNDARIES               53

NOTE 26 - Fair Value of Financial Instruments
Disclosure of fair value information about both on and off-balance-sheet financial instruments is provided where it is practicable to estimate that value. For many of Firstar's financial instruments, however, an available trading market does not exist; therefore, significant estimations and present value calculations were used to determine fair values as described below. Changes in estimates and assumptions could have a significant impact on these fair values.

Cash and Cash Equivalents
For cash and due from banks, federal funds sold, securities purchased under agreement to resell and interest-bearing deposits in banks, the carrying value is a reasonable estimate of fair value.

Investment Securities
Fair values for investment securities are based on quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments or estimated current replacement cost of the instrument.

Loans
For variable rate loans which reprice frequently or are based on market changes, with no significant changes in credit risk, fair values are based on carrying values. The fair values for all other types of loans (including nonperforming loans) are estimated by discounting the future cash flows using current rates being offered for similar loans to borrowers of similar credit quality.

Deposit Liabilities
The fair values of noninterest-bearing deposits, savings, NOW and money market deposit accounts are, by definition, equal to the amount payable on demand at the reporting date. The carrying values of variable rate, fixed-term time deposits and certificates of deposit approximate their fair values. For fixed-rate certificates of deposit, fair values are estimated using a discounted cash flow analysis based on rates currently offered for deposits of similar remaining maturities.

Short-Term Borrowings
The carrying amounts of federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings approximate their fair values.

Long-Term Debt
Fair values of Firstar's long-term debt are estimated by using discounted cash flow analyses, based on current market rates for debt with similar terms and remaining maturities.

Off-Balance-Sheet Instruments
The fair value of interest rate swap agreements is based on the present value of the swap primarily using counter party or third party dealer quotes. Fair values for caps and floors were obtained using an option pricing model. These values represent the estimated amount Firstar would receive or pay to terminate the contracts or agreements taking into account current interest rates and market volatility. Prices obtained from counter parties or pricing models are tested by obtaining third party valuations. The fair value of commitments to extend credit and standby letters of credit is not material and is not shown here.

Due to the wide range of valuation techniques and numerous estimates and assumptions which must be made for financial instruments which lack available secondary markets, management is concerned that reasonable comparability of estimated fair value disclosures between financial institutions may not be likely.

The following table summarizes the estimated fair values of Firstar's financial instruments at December 31.

(dollars in thousands)                       1998                             1997
---------------------------------------------------------------------------------------------
                              Carrying Amount    Fair Value    Carrying Amount    Fair Value
---------------------------------------------------------------------------------------------
Financial assets:
  Cash and cash equivalents       $ 2,425,056   $ 2,425,056        $ 2,228,920   $ 2,228,920
  Trading securities                    2,754         2,754              2,293         2,293
  Investment securities             6,356,309     6,358,189          5,599,996     5,653,679
  Net loans                        25,472,101    25,815,254         22,843,092    23,223,334
  Loans held for sale               1,539,892     1,543,031            453,332       453,741
Financial liabilities:
  Deposits                         28,850,765    28,929,861         24,486,067    24,517,235
  Short-term borrowings             3,463,308     3,463,308          3,414,330     3,414,330
  Long-term debt                    1,708,869     1,758,513          1,744,767     1,780,873
Derivative financial instruments:
  Asset and liability management:
    Interest rate contracts
      Asset                                --         4,184                 --         3,169
      Liability                            --           158                 --         4,548
  Customer activities:
    Interest rate contracts
      Asset                            11,908        11,908              3,511         3,511
      Liability                         9,385         9,385              2,676         2,676
    Foreign exchange contracts
      Asset                               873           873              3,242         3,242
      Liability                           364           364              1,479         1,479
---------------------------------------------------------------------------------------------


FIRSTAR CORPORATION                   54

NOTE 27 - PARENT COMPANY FINANCIAL INFORMATION

Balance Sheets
As of December 31 (dollars in thousands)                     1998        1997
------------------------------------------------------------------------------
Assets:
Investment in subsidiaries:
  Banking subsidiaries                                 $3,475,800  $2,884,869
  Nonbank subsidiaries                                     89,204      65,935
------------------------------------------------------------------------------
     Total investment
      in subsidiaries                                   3,565,004   2,950,804
Cash and cash equivalents                                 120,178      55,332
Other investments                                           7,126      18,209
Advances to subsidiaries                                  704,795     491,108
Other assets                                               87,391      25,754
------------------------------------------------------------------------------
     Total assets                                      $4,484,494  $3,541,207
------------------------------------------------------------------------------
Liabilities and Shareholders' Equity:
Short-term borrowings                                  $  131,035  $  102,103
Long-term debt                                            684,523     622,919
Other liabilities                                         139,023      66,294
Shareholders' equity                                    3,529,913   2,749,891
------------------------------------------------------------------------------
     Total liabilities and
      shareholders' equity                             $4,484,494  $3,541,207
------------------------------------------------------------------------------



Statements of Income
For the years ended December 31 (dollars in thousands)
                                                     1998      1997      1996
------------------------------------------------------------------------------
Revenue:
Dividends from subsidiaries
  Banking subsidiaries                           $402,450  $464,423  $431,414
  Nonbank subsidiaries                             15,000     6,225     7,600
------------------------------------------------------------------------------
     Total dividends
      from subsidiaries                           417,450   470,648   439,014
Fees and assessments from subsidiaries             44,098    49,919    36,826
Other income                                       37,013    19,504    13,065
------------------------------------------------------------------------------
     Total revenue                                498,561   540,071   488,905
------------------------------------------------------------------------------
Expense:
Interest on short-term borrowings                   9,640     5,636    11,452
Interest on long-term debt                         43,130    40,466    21,133
Other operating expense                            71,654    61,472    52,598
------------------------------------------------------------------------------
     Total expense                                124,424   107,574    85,183
------------------------------------------------------------------------------
Income before income tax benefit                  374,137   432,497   403,722
Income tax benefit                                 12,773    15,708    11,340
Equity in undistributed income of subsidiaries     43,237    65,689       356
------------------------------------------------------------------------------
     Net income                                  $430,147  $513,894  $415,418
------------------------------------------------------------------------------


BANK WITHOUT BOUNDARIES               55

Statements of Cash Flows
For the years ended December 31 (dollars in thousands)                 1998         1997         1996
------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
Net income                                                        $ 430,147    $ 513,894    $ 415,418
Adjustments to reconcile net income to net cash provided
  by operating activities:
    Equity in undistributed income of subsidiaries                  (43,237)     (65,689)        (356)
    Depreciation and amortization                                    10,572        3,482        2,079
    Net change in receivables from subsidiaries                        (942)       2,574        2,274
    Gain on sale of securities available for sale                        --         (210)          --
    Net change in other assets and other liabilities                   (774)       3,928       19,804
------------------------------------------------------------------------------------------------------
       Net cash provided by operating activities                    395,766      457,979      439,219
------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities:
Capital contributions to subsidiaries                              (211,005)      (7,875)      (6,928)
Net change in advances to subsidiaries                              (99,062)    (333,857)     (87,734)
Cash from mergers of holding companies                               55,789           --           --
Cash received from sale of interest in partnership to subsidiary         --           --       27,063
Other investing activity                                              1,034       (3,395)      (3,051)
------------------------------------------------------------------------------------------------------
       Net cash used in investing activities                       (253,244)    (345,127)     (70,650)
------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities:
Net change in short-term borrowings                                  28,932      (38,975)     104,265
Net change in long-term debt                                         63,601      254,600       93,530
Dividends paid                                                     (222,770)    (192,514)    (171,661)
Common stock transactions                                            51,368     (285,325)    (250,427)
Shares reserved to meet deferred compensation obligations             1,193        1,945        1,624
------------------------------------------------------------------------------------------------------
       Net cash used in financing activities                        (77,676)    (260,269)    (222,669)
------------------------------------------------------------------------------------------------------
Net change in cash and cash equivalents                              64,846     (147,417)     145,900
Cash and cash equivalents at beginning of year                       55,332      202,749       56,849
------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                          $ 120,178    $  55,332    $ 202,749
------------------------------------------------------------------------------------------------------

Supplemental Disclosure of Cash Flow Information
For the years ended December 31 (dollars in thousands)                 1998         1997         1996
------------------------------------------------------------------------------------------------------
Interest expense                                                  $  76,761    $  43,936    $  32,903
Taxes paid                                                          137,166      196,824      171,822
------------------------------------------------------------------------------------------------------


FIRSTAR CORPORATION                   56

NOTE 28 - SUMMARY OF QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following is a summary of quarterly results of operations for 1998 and 1997.

(amounts in thousands, except per share data)                        Quarter Ended
1998                                                  Dec. 31    Sept. 30     June 30     Mar. 31
--------------------------------------------------------------------------------------------------
Net interest income                                  $368,902    $355,405    $349,741    $338,731
Provision for loan losses                              28,503      32,038      24,450      28,645
Net interest income after provision for loan losses   340,399     323,367     325,291     310,086
Noninterest income                                    223,628     227,821     211,656     197,043
Noninterest expense                                   547,089     358,548     315,160     300,395
Income taxes                                            3,921      63,018      73,113      67,900
Net income                                             13,017     129,622     148,674     138,834
--------------------------------------------------------------------------------------------------
Per share:
  Basic earnings per common share                    $   0.06    $   0.60    $   0.68     $  0.65
  Diluted earnings per common share                      0.06        0.58        0.67        0.64
  Cash dividends declared on common stock                0.30        0.23        0.23        0.23
  Book value per common share                           16.14       16.15       15.76       15.31
  Market price -- high                                  93.94       73,50       64.38       61.25
                  low                                   57.19       54.88       59.19       53.13
Weighted average common shares outstanding            218,429     217,799     217,265     212,472
Weighted average diluted common shares                222,820     222,294     221,711     217,176
--------------------------------------------------------------------------------------------------
Ratios:
  Return on average assets                               0.13%       1.38%       1.65%       1.64%
  Return on average common equity                        1.44       14.88       17.81       18.30
  Net interest margin                                    4.48        4.42        4.45        4.51
  Efficiency ratio                                      90.63       60.31       55.09       55.02
  Noninterest income to net revenue                     37.05       38.32       36.99       36.09
--------------------------------------------------------------------------------------------------

                                                                     Quarter Ended
1997                                                  Dec. 31    Sept. 30     June 30     Mar. 31
--------------------------------------------------------------------------------------------------
Net interest income                                  $330,109    $326,897    $323,937    $321,224
Provision for loan losses                              38,118      28,191      26,157      25,306
Net interest income after provision for loan losses   291,991     298,706     297,780     295,918
Noninterest income                                    206,159     178,957     168,028     158,899
Noninterest expense                                   301,832     279,972     274,923     269,779
Income taxes                                           62,796      66,116      64,702      62,424
Net income                                            133,522     131,575     126,183     122,614
--------------------------------------------------------------------------------------------------
Per share:
  Basic earnings per common share                    $   0.65    $   0.64    $   0.61    $   0.58
  Diluted earnings per common share                      0.63        0.62        0.60        0.58
  Cash dividends declared on common stock                0.20        0.20        0.20        0.20
  Book value per common share                           13.34       12.98       12.83       12.16
  Market price -- high                                  58.00       47.06       44.75       45.25
                  low                                   46.13       42.63       38.88       29.70
Weighted average common shares outstanding            206,276     206,153     206,136     208,509
Weighted average diluted common shares                211,215     210,857     210,592     212,924
--------------------------------------------------------------------------------------------------
Ratios:
  Return on average assets                               1.65%       1.64%       1.61%       1.60%
  Return on average common equity                       19.57       19.92       20.06       19.72
  Net interest margin                                    4.66        4.62        4.61        4.64
  Efficiency ratio                                      55.21       54.24       54.75       55.08
  Noninterest income to net revenue                     37.71       34.67       33.46       32.44
--------------------------------------------------------------------------------------------------


BANK WITHOUT BOUNDARIES               57

RESPONSIBILITY FOR FINANCIAL STATEMENTS OF FIRSTAR CORPORATION

Responsibility for the financial information presented in the Annual Report rests with Firstar Corporation's management. The Corporation believes that the consolidated financial statements reflect fairly the substance of transactions and present fairly the Corporation's financial position and results of operations in conformity with generally accepted accounting principles appropriate in the circumstances applying certain estimates and judgments as required.

In meeting its responsibilities for the reliability of the financial statements, the Corporation depends on its system of internal controls. The system is designed to provide reasonable assurance that assets are safeguarded and transactions are executed in accordance with the appropriate corporate authorization and recorded properly to permit the preparation of financial statements in accordance with generally accepted accounting principles. Although control procedures are designed to achieve these objectives, it must be recognized that errors or irregularities may nevertheless occur. Also, estimates and judgments are required to assess and balance the relative cost and expected benefits of the controls. The Corporation believes that its internal controls provide reasonable assurance that errors or irregularities that could be material to the financial statements are prevented or would be detected within a timely period by employees in the normal course of performing their assigned functions. An important element of the system is a continuing and extensive internal audit program.

The board of directors of the Corporation has an Audit Committee composed of directors who are not officers or employees of the Corporation. The committee meets periodically and privately with management, the internal auditors and the independent public accountants to consider audit results and to discuss internal accounting control, auditing and financial reporting matters.

Arthur Andersen LLP, independent public accountants, have been engaged to render an independent professional opinion on the Corporation's financial statements. Their audit is conducted in accordance with generally accepted auditing standards and forms the basis for their report as to the fair presentation, in the financial statements, of the Corporation's financial position, operating results and cash flows.



REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Firstar Corporation:

We have audited the accompanying consolidated balance sheets of FIRSTAR CORPORATION (a Wisconsin corporation) and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management.
Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Firstar Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP

Cincinnati, Ohio
January 11, 1999



FIRSTAR CORPORATION                   58

CORPORATE DIRECTORS

Paul M. Baker 3,4
Formerly Chairman and Chief Executive Officer,
Great Financial Corporation

Michael E. Batten 1,3
Chairman and Chief Executive Officer, Twin Disc, Incorporated

James R. Bridgeland, Jr. 1,5
Partner, Taft, Stettinius & Hollister

Laurance L. Browning, Jr. 2,5
Formerly Vice Chairman, Emerson Electric Co.

Robert C. Buchanan 2
President and Chief Executive Officer, Fox Valley Corporation

Victoria B. Buyniski 3,4
President and Chief Executive Officer, United Medical Resources, Inc.

Samuel M. Cassidy 1
Formerly President and Chief Executive Officer, Star Bank, N.A.
and Executive Vice President, Star Banc Corporation

George M. Chester, Jr. 4
Partner, Covington & Burling

V. Anderson Coombe 3
Chairman, The Wm. Powell Co.

John C. Dannemiller 4,5
Chairman, President and Chief Executive Officer, Applied Industrial
Technologies

Roger L. Fitzsimonds 1
Chairman, Firstar Corporation

James L. Forbes 1,2
President and Chief Executive Officer, Badger Meter, Inc.

David B. Garvin 3
Ironwood Farm

Jerry A. Grundhofer 1
President and Chief Executive Officer, Firstar Corporation

J.P. Hayden, Jr. 1,2,3,5
Chairman, The Midland Company

Joe F. Hladky 3,4
President, The Gazette Company

Roger L. Howe 1,2,3
Formerly Chairman, U.S. Precision Lens, Inc.

Thomas J. Klinedinst, Jr. 3,4
Chairman, President, Chief Operating Officer and Chief Executive Officer, Thos. E. Wood, Inc.

William H. Lacy 2,5
President and Chief Executive Officer, MGIC Investment Corporation

Sheldon B. Lubar 1,5
Chairman, Lubar & Company

Kenneth P. Manning 2,3
Chairman and Chief Executive Officer, Universal Foods Corporation

Daniel F. McKeithan, Jr. 1,3,5
President and Chief Executive Officer, Tamarack Petroleum Company, Inc.

Charles S. Mechem, Jr. 2
Chairman, Cincinnati Bell, Inc.

Daniel J. Meyer
Chairman and Chief Executive Officer, Cincinnati Milacron, Inc.

David B. O'Maley 2
Chairman, President and Chief Executive Officer,
Ohio National Financial Services

Robert J. O'Toole 2,4
Chairman and Chief Executive Officer, A.O. Smith Corporation

O'dell M. Owens, M.D., M.P.H. 4
The Franciscan Health System of the Ohio Valley

Thomas E. Petry 1,2,3
Formerly Chairman and Chief Executive Officer,
Eagle-Picher Industries, Inc.

Judith D. Pyle 3
Vice Chairman, The Pyle Group and Georgette Klinger, Inc.

John J. Stollenwerk 3,4
President, Allen-Edmonds Shoe Corporation

Oliver W. Waddell 1
Formerly Chairman, Star Banc Corporation and Vice Chairman, Star Bank, N.A.

William W. Wirtz 3
President, Wirtz Corporation


1=Executive Committee
2=Compensation Committee
3=Audit Committee
4=Community Outreach and Fair Lending Committee
5=Committees on Directors/Governance


BANK WITHOUT BOUNDARIES               59

OFFICE OF THE CEO

Jerry A. Grundhofer
President and Chief Executive Officer

Roger L. Fitzsimonds
Chairman

John A. Becker
Vice Chairman and Chief Operating Officer

Richard K. Davis
Vice Chairman
Consumer Banking

David M. Moffett
Vice Chairman and Chief Financial Officer


MANAGING COMMITTEE

Jerry A. Grundhofer
President and Chief Executive Officer

Daniel A. Arrigoni
Executive Vice President
Mortgage Banking

John A. Becker
Vice Chairman and Chief Operating Officer

Kathy P. Beechem
Executive Vice President
Metro Banking and In-Store Banking

Daniel B. Benhase
Executive Vice President
Trust and Investments

Vince A. Berta
Executive Vice President
Western Kentucky Region

Joseph A. Campanella
Executive Vice President
Community Banking

Richard K. Davis
Vice Chairman
Consumer Banking

Roger L. Fitzsimonds
Chairman

Timothy J. Fogarty
Executive Vice President
Operations

Kenneth R. Griffith
Executive Vice President
Retail Lending and Finance Company

John R. Heistad
Executive Vice President
Credit Administration

Jerome C. Kohlhepp
Executive Vice President
Specialized Lending

Mark J. Masuhr
Executive Vice President
Commercial Products

David M. Moffett
Vice Chairman and Chief Financial Officer

Ronald E. Roder
Executive Vice President
Information Systems

Stephen E. Smith
Executive Vice President
Human Resources

Mary Ellen Stanek
President and Chief Executive Officer
FIRMCO

Patricia A. Wesner
Executive Vice President
Credit Card/Debit Card

Jay B. Williams
Executive Vice President
Sales and Marketing


FIRSTAR CORPORATION                   60

CORPORATE INFORMATION


The Annual Meeting of Shareholders of Firstar Corporation will be held at 11:00 a.m. (CDT), Tuesday, April 13, 1999, in the Miller Room, Miller Brewing Company Pavilion at O'Donnell Park, 910 East Michigan Street, Downtown Milwaukee.

Financial Information
Additional financial or general information, including copies of this annual report, Form 10-K filed with the Securities and Exchange Commission, and interim reports published quarterly during the year may be obtained online at www.firstar.com/about/about.html or by contacting:

Firstar Investor Relations
Request Line
414.765.4808

or

Joseph D. Messinger
First Vice President
Investor Relations
414.765.5235


Media requests should be made to:
Steven W. Dale
Vice President
Media Relations
414.765.4455


Stock Listing
Firstar Corporation common stock is listed under the symbol "FSR" on the New York Stock Exchange.


Transfer Agent/Shareholder Services
Inquiries relating to shareholder records, stock transfers, changes of ownership, changes of address and dividend payment should be sent to the transfer agent at the following address:

Firstar Bank Milwaukee N.A.
1555 North River Center Drive, Suite 301
Milwaukee, WI  53212
1.800.637.7549


Dividend Reinvestment
Firstar Corporation offers its shareholders an automatic dividend reinvestment program. The program enables shareholders to reinvest their dividends in shares at the prevailing market price. For more information, write to Firstar Bank Milwaukee N.A., Dividend Reinvestment Department,
1555 North River Center Drive, Suite 301, Milwaukee, WI 53212 or call 1.800.637.7549.


Independent Public Accountants
The independent public accountants of Firstar Corporation for 1999 are PricewaterhouseCoopers, LLP.


Corporate Headquarters
Firstar Center
777 East Wisconsin Avenue
Milwaukee, WI  53202
414.765.4321

Online
For product, corporate and financial information, please visit our site on the web at http://www.firstar.com.


BANK WITHOUT BOUNDARIES               61

FIRSTAR CORPORATION
Corporate Headquarters
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202 U.S.A.
Website:  www.firstar.com

Cincinnati Headquarters
425 Walnut Street
Cincinnati, Ohio 45202 U.S.A.