Form 10-K, Exhibit 13
period 1999-12-31
FIRSTAR CORP /NEW/
filed 2000-03-21
CIK 1074023

                                                      FIRSTAR SERVICE GUARANTEED

                                        FIRSTAR CORPORATION   ANNUAL REPORT 1999
                                                         Bank Without Boundaries

CONTENTS


           EARNINGS GROWTH STRATEGIES

GATEFOLD   THE FIRSTAR-MERCANTILE COMBINATION
       2   GRAPHS OF SELECTED FINANCIAL RESULTS
       3   FINANCIAL HIGHLIGHTS
       4   LETTER TO SHAREHOLDERS
       5   CORPORATE INITIATIVES
       6   STRATEGIES AND LINES OF BUSINESS
      15   CONSOLIDATED SIX-YEAR SELECTED FINANCIAL DATA


                               SOME BANKS PROMISE


           FINANCIAL SECTION

      16   MANAGEMENT'S DISCUSSION AND ANALYSIS
      33   RESPONSIBILITY FOR FINANCIAL STATEMENTS
             OF FIRSTAR CORPORATION
      33   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
      34   CONSOLIDATED FINANCIAL STATEMENTS
      38   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      57   OFFICE OF THE CEO AND MANAGEMENT COMMITTEE
      58   CORPORATE DIRECTORS
      59   CORPORATE INFORMATION

THE MERGER OF FIRSTAR CORPORATION

AND MERCANTILE BANCORPORATION

INC. WAS COMPLETED ON MONDAY

SEPTEMBER 20, 1999. THE COMBINED

COMPANY IS NOW CALLED FIRSTAR

CORPORATION, AND ITS COMMON

STOCK IS TRADED ON THE NEW YORK

STOCK EXCHANGE UNDER THE TICKER

SYMBOL "FSR."


TRUST AND INVESTMENTS


[FIRSTAR LOGO]

Firstar


Firstar                                     CONSUMER BANKING    [PHOTO]

1853
Farmers and Millers Bank      1928
opens in Milwaukee with       First Wisconsin merges
$50,000 in capital.           with Second Ward
                              Savings Bank founded by                                     1974
                              August Uilein, CEO of                                       First Wisconsin builds
                              Schlitz Brewery.              1951                          tallest office building in
                                                            The First National Bank       the state (42 floors).
                                                            of Cincinnati opens first     Now known as Firstar
                                                            branches.                     Center.
1989
First Wisconsin changes
name to Firstar
Corporation. First            1998
National Cincinnati           First and Star merge to
Corporation                   create the 21st largest
reincorporated as Star        banking company in the
Banc Corporation.             nation.


1863
The First National Bank
of Cincinnati founded on
July 13, National Charter
No. 24 with $41 million       1919
in capital. Farmers and       First National Bank of
Millers Bank is first bank    Milwaukee and                 1973                          1988
in Wisconsin to apply for     Wisconsin National Bank       Holding company, First        All subsidiary banks of
national charter.             combine. Name changes         National Cincinnati           First National Cincinnati
Reorganizes as First          to First Wisconsin            Corporation, forms.           Corporation renamed
National Bank of              National Bank of                                            Star Bank.
Milwaukee.                    Milwaukee.


1995                          1996
24 Hour Banking System        Five Star Service
launched.                     Guarantee introduced.



[MERCANTILE LOGO]
                                                                                          1994
                                                                                          Mercantile enters Iowa,
                                                                                          merging with Metro
                                                            1987                          Bancorporation Inc.
Mercantile                                                  Mercantile acquires its
                              1929                          first bank outside            1995
                              Mercantile ancestor,          Missouri, First National      Mercantile expands into
                              Mississippi Valley Trust      Bank and Trust Company        Arkansas, merging with
                              Company, loans $15,000        in Alton, Illinois.           TCB Bancshares.
1855                          to help finance Charles
State Savings Institution     Lindbergh's historic
opens with operating          trans-Atlantic flight.
capital of $8,500 and
one $800-a-year teller.



1997
Mercantile grows by
nearly $11 billion as it
acquires two St. Louis        1998
Banks, Roosevelt Bank         Mercantile added to the
and Mark Twain Bank.          S&P 500.


                                                            1971                          1993
                                                            Mercantile                    Mercantile enters Kansas
                                                            Bancorporation forms          through two mergers,
                              1902                          and expands through           Mid-American Corp. and
                              Mercantile Trust              acquisition in Springfield,   Johnson County
1899                          Company moves to new          Missouri.                     Bancshares. Mercantile
Mercantile Trust              offices at 8th and Locust                                   stock listed on New York
Company founded by            streets in St. Louis.                                       Stock Exchange under
Festus J. Wade.                                                                           symbol MTL.


1996                          1998
Mercantile expands            Mercantile enters
presence in Iowa              Kentucky, its sixth state,
through merger with           through a merger with
Hawkeye                       CBT Corporation.
Bancorporation.
                              1998
                              With seven acquisitions,
                              Mercantile adds more
                              than $4 billion in assets.

[PHOTO]


CORPORATE PROFILE
Firstar Corporation, a multi-state      and related financial services to            subsidiaries, including its wholly owned
bank holding company,                   individuals, business, financial             consumer finance company, Firstar Finance,
incorporated in Wisconsin, is the       institutions, non-profit organizations       Inc. The corporation's FIRMCO subsidiary
largest publicly held company           and government entities in its primary       provides investment vehicles and investment
headquartered in Wisconsin.             market areas. Firstar currently operates     management services.
Through its subsidiary full-service     more than 1200 banking offices in 13         Firstar Corporation is the 14th largest
banks, Firstar offers a                 states. In addition, Firstar offers other    banking company in the U.S. and the second
comprehensive line-up of banking        financial services through its non-bank      largest in the Midwest.




       [PHOTO]                                         [PHOTO]                                 [PHOTO]
      St. Louis                                       Milwaukee                               Cincinnati

In 1999 Firstar and
Mercantile Combine            [MAP]               Firstar
                                                  Mercantile
                                                  Both

Arkansas   Illinois   Indiana   Iowa   Kansas   Kentucky   Minnesota   Missouri   Ohio   Tennessee   Wisconsin   Arizona   Florida



COMMERCIAL BANKING            [PHOTO]             [PHOTO]

                         EXPECTATIONS OF THE MERGER
[PHOTO]   [PHOTO]        -  Enhance return to shareholders
                         -  Provide greater value and increased levels of
                            service to our customers
                         -  Successfully grow our profitable lines of business
                            through product enhancements, competitive pricing and outstanding customer service
                         -  Capitalize on tremendous potential for operating
                            efficiencies
                         -  Improve operating performance in all key areas
                         -  Continue to recognize contributions and achievements
                            of all our employees

[PHOTO]   [PHOTO]   [PHOTO]   [PHOTO]


                                        Our earnings growth strategies remain
                                        the same as they have been since 1993
                                        because they have been successful for
                                        Firstar.

                         EARNINGS GROWTH STRATEGIES

                                        -  Profitable Growth of Business Lines
                                        -  Balance Sheet Management
                                        -  Capital Management
                                        -  Cost Management
                                        -  Mergers and Acquisitions

                         [PHOTO]        [PHOTO]        [PHOTO]


                                             DILUTED EARNINGS                   COMMON DIVIDENDS PER
NET INCOME*                                  PER COMMON SHARE*                  SHARE
(In millions of dollars)                     (In dollars)                       (In dollars)

726.6  800.8  860.6  1,055.3  1,253.3        .77  .86  .92  1.07  1.25          .18  .21  .27  .33  .46
 95     96     97       98       99           95   96   97   98    99            95   96   97   98   99


AVERAGE EQUITY TO AVERAGE                    RETURN ON AVERAGE                  RETURN ON AVERAGE ASSETS*
ASSETS                                       COMMON EQUITY*                     (In percents)
(In percents)                                (In percents)

8.61 8.69 8.37 8.91 9.12                     16.22 16.92 16.94 16.66 18.76      1.39  1.47  1.42  1.48 1.71
 95   96   97   98   99                        95    96    97    98    99        95    96    97    98   99


NET INTEREST MARGIN                          EFFICIENCY RATIO*                  MARKET CAPITALIZATION
(In percents)                                (In percents)                      (In billions of dollars)

4.48  4.53  4.37  4.04  4.09                 58.70 56.13 56.24 55.01 48.18      6.3  11.1  20.9  27.6  20.6
 95    96    97    98    99                    95    96    97    98    99        95    96    97    98   99


AVERAGE SHAREHOLDERS'                        AVERAGE TOTAL ASSETS               DIVIDEND PAYOUT RATIO*
EQUITY                                       (In billions of dollars)           (In percents)
(In billions of dollars)

4.50  4.74  5.08  6.33  6.68                 52.24  54.57  60.72  71.10  73.22  23.37  24.24  29.35  30.84  37.00
 95    96    97    98    99                    95    96    97    98    99         95     96     97     98     99



*Excluding merger-related charges and nonrecurring items; see Financial
 Highlights on facing page.






2 FIRSTAR CORPORATION

FINANCIAL HIGHLIGHTS

                                                                               %                        %
        (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)             1999        CHANGE       1998        CHANGE       1997
---------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR
        Net income                                            $   875,318      8.7%    $   805,450      5.9%    $   760,716
        Net interest income, fully taxable equivalent           2,697,442      3.9       2,595,581      7.0       2,426,427
        Noninterest income                                      1,402,571      2.7       1,365,351     24.1       1,100,215
        Net revenue                                             4,100,013      3.5       3,960,932     12.3       3,526,642
        Noninterest expense                                     2,445,849     (3.3)      2,529,816     20.2       2,104,746
---------------------------------------------------------------------------------------------------------------------------
PER SHARE
        Basic earnings per common share                       $      0.89      7.2%    $      0.83      0.0%    $      0.83
        Diluted earnings per common share                            0.87      7.4            0.81     (1.2)           0.82
        Common dividends declared (a)                              0.4625     39.4            0.33     22.2            0.27
        Book value per common share                                  6.47     (3.4)           6.70     13.0            5.93
        Period-end market value (a)                                 21.13    (31.8)          31.00     62.0           19.13
---------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
        Total assets                                          $73,222,590      3.0%    $71,096,191     17.1%    $60,722,443
        Earning assets                                         65,885,030      2.7      64,171,012     15.6      55,497,657
        Loans                                                  49,259,525      5.5      46,673,396     11.7      41,800,976
        Deposits                                               51,821,202      0.4      51,611,906     12.2      45,985,827
        Total shareholders' equity                              6,680,687      5.5       6,334,542     24.6       5,084,200
---------------------------------------------------------------------------------------------------------------------------
AT YEAR-END
        Common shares issued and outstanding (000's)              975,546     (1.0)        985,373      6.2         928,027
---------------------------------------------------------------------------------------------------------------------------
RATIOS
        Return on average assets                                     1.20%                    1.13%                    1.25%
        Return on average common equity                             13.10                    12.72                    14.98
        Average total shareholders' equity to average total
          assets                                                     9.12                     8.91                     8.37
        Regulatory capital ratios:
          Tier 1 risk-based capital                                  8.10                     9.25                     9.51
          Total risk-based capital                                  10.79                    11.62                    12.20
          Leverage ratio -- average assets                           7.61                     7.35                     7.37
        Net interest margin                                          4.09                     4.04                     4.37
        Noninterest income as a percent of net revenue              34.21                    34.47                    31.20
        Efficiency ratio                                            59.65                    63.87                    59.68
        Net profit margin                                           21.35                    20.33                    21.57
---------------------------------------------------------------------------------------------------------------------------
EXCLUDING MERGER-RELATED CHARGES AND NONRECURRING ITEMS (B)
        Net income                                            $ 1,253,269     18.8%    $ 1,055,307     22.6%    $   860,593
        Noninterest expense                                     1,975,386     (8.2)      2,152,524      8.2       1,983,353
        Operating income (c)                                    2,124,627     20.7       1,760,357     14.5       1,543,289
        Diluted earnings per common share                            1.25     16.8            1.07     16.3            0.92
        Return on average assets                                     1.71%                    1.48%                    1.42%
        Return on average common equity                             18.76                    16.66                    16.94
        Efficiency ratio                                            48.18                    55.01                    56.24
        Net profit margin                                           30.57                    26.97                    24.40
        Net charge-offs                                       $   169,749              $   139,585              $   155,461
        Net charge-offs to average loans                             0.34                     0.30                     0.37
---------------------------------------------------------------------------------------------------------------------------

(a) Per share amounts based on historical Star Banc Corporation amounts where applicable.
(b) Amounts and ratios are calculated excluding the following nonrecurring items:
    Merger-related charges recorded in 1997 to 1999.
    Restructuring charges in 1998.
(c) Income before provision for loan losses and income taxes.

                                                       BANK WITHOUT BOUNDARIES 3

Financial Highlights

FELLOW SHAREHOLDERS

OUR RECENT MERGERS HAVE BEEN FOR ALL THE RIGHT REASONS; TRANSITION AND INTEGRATION HAVE GONE QUICKLY AND SMOOTHLY. THE NEW FIRSTAR IS DELIVERING WITH PROVEN GROWTH STRATEGIES, SUPERIOR EXECUTION AND SUSTAINABLE RECORD EARNINGS.

The year 1999 was another year of growth for your corporation. Firstar expanded its powerful franchise in the Midwest, completing another major strategic acquisition. Our merger with Mercantile Bancorporation Inc., headquartered in St. Louis, was completed in September 1999. It already is delivering the strong revenue trend, cost savings, standardized credit standards and increased earnings that we projected it would.

We are pleased to tell you that the Mercantile merger is on track. Firstar has developed a highly successful system for bringing new banks into our corporation, for transporting the Firstar sales and service culture to new employees in every line of business in new markets and for converting operating systems skillfully and efficiently.

All of our employees are expected to take responsibility and accountability for their business and run it like they own it. You can read more about how Firstar exports our winning formula on pages six through nine of this report.

Earnings and earnings per share have increased to new levels, delivering on our promise that any acquisition will be accretive to earnings immediately and in the future. Quarterly stock dividends have been increased for the 28th consecutive year. Our efficiency ratio is at an all time low, reflecting our commitment to manage costs while still investing in the people, products and systems that make this organization successful. We have increased revenue across all lines of business, and superior managers occupy all key positions in the company. These are the elements of our business that are in control of management, and our results indicate that we are managing them well.

Quite candidly, there was some uncertainty in the market about whether Firstar might be moving too fast after our Star-Firstar merger in taking on another merger which would double our size for the second time in a year. We could have told them not to worry.

What we cannot control, of course, is the price of our stock, which can be influenced by external forces in the market that have nothing to do with our outstanding financial results. We can only continue to outperform the industry, deliver on our promises, and work to make Firstar the Best Bank in America!

Our new Firstar footprint is a compact, highly manageable franchise; we know our business, we know the markets, and we know we can generate additional, profitable business in all of our markets utilizing Firstar's proven earnings growth strategies, supported by our exclusive guaranteed service.

Each year in our letter to you, our shareholders, we tell you that increasing the value of your investment in Firstar is the top priority of Firstar management. We make that same commitment to you this year. It is the reason we come to work each day.


Sincerely,



/s/ Jerry A. Grundhofer                          /s/ Thomas H. Jacobsen
Jerry A. Grundhofer                              Thomas H. Jacobsen
President and Chief Executive Officer            Chairman






4 FIRSTAR CORPORATION

CORPORATE INITIATIVES

Firstar's proven earnings growth strategies have propelled it from a $7 billion three-state, average-performing banking company just six years ago to the $73 billion top-performing super regional it is today with a franchise throughout the Midwest.

You will read in other sections of this report about our strategy to grow our profitable lines of business, which are basic banking and related businesses. They are businesses we understand and are able to grow through our effective sales and service culture, our exclusive guaranteed service and a persistent focus on accountability and results.

Our remaining growth strategies are just as important - and enduring.

STRATEGIC MERGERS AND ACQUISITIONS

In 1999, buoyed by the immediate and unmistakable success of the 1998 merger between Star Banc and Firstar, we completed another major merger with Mercantile Bancorporation Inc. As is true in all of Firstar's acquisitions, the Mercantile transaction was immediately accretive to earnings. Additionally, it provided a sizable extension of our geographic footprint in which to export into new markets those best practices which have made Firstar successful. The Mercantile merger presents little or no risk as far as our ability to execute a successful integration. The transaction brought with it a large deposit base and an established franchise which Firstar is leveraging for increased growth and profitability.

SOUND BALANCE SHEET MANAGEMENT AND CAPITAL MANAGEMENT

Firstar manages to optimize the balance sheet, contributing to top-line growth by leveraging our large deposit base. Lower yielding assets such as mortgages and investment securities are sold or allowed to run down and are removed from the balance sheet and replaced with higher yielding loans, in particular, consumer, middle market and small business loans. We anticipate continued strong loan growth and expanding net margin, particularly in our indirect lending businesses. The result is increased earning asset yields and a parallel reduction in our cost of funds.

Firstar continues its aggressive capital management strategy. Creation of capital on the balance sheet provides flexibility to increase dividends, repurchase shares and support loan growth.

RATIONAL COST MANAGEMENT

With one of the lowest efficiency ratios in the industry, Firstar is recognized for its passion for productivity and its focus on cost management. This focus, however, is concurrent with our ready investment in operations, technology, expertise and lines of business to increase revenue faster than expenses. It is a simple strategy that few companies have the discipline to execute consistently and manage meticulously.

FIRSTAR PERFORMANCE AWARDS AND RECOGNITION


Jerry A. Grundhofer named "Banker of the Year" by American Banker, the leading national daily publication of the financial services industry.

[AMERICAN BANKER LOGO]

Firstar named one of "Favorite Stocks" by Goldman Sachs U.S. Investment Research based on expected earnings growth.

[GOLDMAN SACHS LOGO]

Firstar named to Lehman Brothers "10 Uncommon Values" stock picks, based on the company's fundamental value and future prospects.

[LEHMAN BROTHERS LOGO]

Firstar ranked 13th nationally among US banks in market capitalization at 12/31/99.

THE 100 BEST STOCKS TO OWN IN AMERICA

Firstar named #2 stock in America in "The 100 Best Stocks to Own in America" by Gene Walden, published by Dearborn, a Kaplan Professional Company.

Firstar ranked number one bank, based on projected 2001 performance measures by the U.S. Equity Research Division of Warburg Dillon Read.

WARBURG DILLON READ

Firstar ranked as number two in the world in shareholder performance by The Economist magazine, March 6, 1999 edition.

[THE ECONOMIST LOGO]


Increasing Earnings Through Acquisitions

TRANS OHIO - 1994                      BANK ONE BRANCHES - 1998

HOUSEHOLD BANK - 1995                  TRANS FINANCIAL, INC. - 1998

NATIONAL CITY BANK BRANCHES - 1996     FIRSTAR - 1998

AMERIFIRST BANK BRANCHES - 1997        MERCANTILE - 1999

GREAT FINANCIAL CORPORATION - 1998

Firstar's Momentum Expands


  [PHOTO]

Alice Fowler
Hopkinsville, KY
Retail Banking
Ambassador

"Ambassadors "live" in our new markets and work side-by-side with our new colleagues. We do lots of coaching and training in Firstar's strategies, customer service philosophy, procedures and "can do" attitude."

How does a highly successful organization ensure that its proven strategies and practices are carried out as the company grows and expands? Firstar has answered that question as its franchise doubled in size in 1998 and again in 1999 following two large and important acquisitions which were geographic extensions of the Firstar footprint.


EXPORTING CONSUMER BANKING STRATEGY TO    NEW MARKETS


   [PHOTO]

Jeff Whitrock
Stevens Point, WI
Retail Banking

"It was great to have Ambassadors come here in the early stages of the merger. They helped us tremendously in learning how to "become" a new Firstar organization."

FIRSTAR IS A LEADER IN MEETING THE NEEDS OF OUR COMMUNITIES. FIRSTAR COMMITTED BILLIONS OF DOLLARS TO OUR COMMUNITY DEVELOPMENT IN A FORMAL OUTREACH WHICH INCLUDES COMMUNITY LEADING AND OTHER COMMITMENT PROGRAMS TARGETING LOW-TO-MODERATE-INCOME AREAS.

During an expansion, our new employees are not aware of what it takes to operate like Firstar, and our new customers have not yet experienced Firstar products and services, convenience or the outstanding, guaranteed service that sets Firstar apart from other banks. On these four pages, we show you how Firstar continues to increase revenue, serve our customers and operate efficiently even as we continue to grow.

AMBASSADOR PROGRAMS

Current Firstar employees travel to and stay with the new bank's business departments and every branch office as "Ambassadors." At the point of conversion and after, Ambassadors help see the new branches through the early days of account openings, questions and new procedures. Ambassadors act as trainers, coaches and mentors; they model Firstar's best practices.

The Ambassador Program works because it is hands-on, first-hand, in-person support, information and behavior that demonstrates to our new employees, customers and communities that Firstar is something pretty special.

MEET THE CEO EMPLOYEE MEETINGS

Firstar's Chief Executive Officer, Jerry Grundhofer, goes on the road to every Firstar market to ensure that every employee knows the goals, strategies, lines of business and priorities of Firstar. At these all-employee events, employees also learn what is expected of them, how Firstar measures success and how important each person's performance is to the continued success of the corporation. No dry lectures, these "Meet the CEO" events include AV presentations, prizes, food, and spirited question and answer sessions.

The result is an energized employee base with a clear understanding of what being part of Firstar really means - straight from the CEO.


"IT WAS IMPRESSIVE THAT THE CEO HIMSELF CAME OUT TO MEET WITH EVERY EMPLOYEE TO TELL US ABOUT FIRSTAR STRATEGIES AND GOALS AND HOW IMPORTANT WE ARE IN MAKING THEM HAPPEN."

  [PHOTO]

Paul Johnson
Kansas City, MO
Processing






6 FIRSTAR CORPORATION

THROUGHOUT THE MIDWEST        [PHOTO]


[PHOTO]

Community Banking

Through our Community Banking line of business, Firstar customers in smaller urban and non-urban markets enjoy both the broad resources of a large regional bank and the local autonomy and personal attention of a hometown bank. Firstar's Community Banks and bankers are involved in the life and activities of their towns and neighborhoods and deliver the full range of Firstar's Consumer, Commercial, Trust and Investment products and services to their customers. Community Banking markets have grown substantially as Firstar has grown.


[PHOTO]

Card Services

Firstar provides a complete line of credit and debit card products to consumers and businesses and corporations. This comprehensive business includes card issuance for over three million cardholders, processing for nearly 44,000 merchants, correspondent services for financial institutions and custom incentive products for corporate employee reward programs. In 1999, Firstar Card Services exceeded industry growth rates for usage and volume, opening record numbers of new accounts and adding record numbers of new correspondents. Outlook for this business is excellent as the explosive growth of E-commerce drives increased card transactions.


NEWS MARKETS

   [PHOTO]

Denise McCoy
Van Wert, OH
Retail Banking

"THE BUDDY BRANCH SYSTEM REALLY FOSTERS A SENSE OF CAMARADERIE AND SUPPORT BETWEEN "OLD" FIRSTAR BRANCHES AND NEW ONES AND HELPS THE NEW BRANCHES BECOME COMFORTABLE DOING THINGS THE FIRSTAR WAY. EVERYONE IMMEDIATELY FEELS LIKE WE'RE ALL ON THE SAME TEAM."

[PHOTO]

BUDDY BRANCHES

As the planning for a merger begins, existing Firstar branches are designated as a Buddy Branch for a similar new market branch office. Through this Buddy system, our new branches know there is always somewhere to turn for answers, advice and ideas from a source who will understand their situation and has experienced the same challenges.

INCENTIVES TIED TO COMBINED SUCCESS

From the moment a merger is announced, Firstar encourages and rewards cooperation among the employees from both organizations. It is critical to the success of Firstar that employees feel like contributing members of the combined organization from the very beginning - so that everybody feels like they are all on the same winning team. At Firstar, there is no `us vs. them' - everyone is `us.'

To foster this spirit, after conversion, branch districts from existing Firstar markets are coupled with districts from the new markets in sales competitions. And together, their results are combined for purposes of reward and recognition during the competition. If together their results are among the highest, both districts are rewarded with the same compensation. We have found that the experience of working together in pursuit of shared goals breaks down any barriers to teamwork and support between the new and old markets.


Small Business Banking

BUSINESS BANKING OFFICERS PARTNER WITH BRANCH OFFICES TO PROVIDE SPECIALIZED FINANCIAL SERVICES FOR BUSINESSES WITH ANNUAL SALES UP TO $5 MILLION. THE GROWTH POTENTIAL IN FIRSTAR'S COMBINED MARKETS IS VIRTUALLY LIMITLESS. WITH MORE THAN 135 BBOS AND TWO BUSINESS LENDING EXPRESS CENTERS, FIRSTAR HAS BECOME AN INDUSTRY-LEADING PROVIDER OF BOTH TRADITIONAL BUSINESS BANKING SERVICES, AS WELL AS INNOVATIVE PRODUCTS AND DELIVERY SYSTEMS FOR SMALLER BUSINESSES, INCLUDING A PC BANKING APPLICATION CALLED BUS.E, A SMALL BUSINESS SWEEP ACCOUNT AND A GROUND-BREAKING LINE OF CREDIT.




                                                      BANK WITHOUT BOUNDARIES 7

FIRSTAR FINANCE

FIRSTAR FINANCE IS OUR CONSUMER FINANCE COMPANY SUBSIDIARY WHICH PROVIDES FINANCING FOR REAL ESTATE, HOME IMPROVEMENT, AUTO AND INSTALLMENT LOANS AND A SPECIAL MEMORIAL LOAN FUNERAL FINANCING PROGRAM. NOW OPERATING IN 26 STATES, OUTSTANDINGS FOR 1999 EXCEEDED $600 MILLION, A NEARLY 60 PERCENT INCREASE OVER THE PREVIOUS YEAR. FIRSTAR CONTINUES TO EXPAND THIS BUSINESS AS A VALUED SERVICE FOR CUSTOMERS FOR WHOM TRADITIONAL BANK FINANCING IS NOT THE RIGHT OPTION.

MORTAGE BANKING

HELPING TO SUPPORT THE AMERICAN DREAM OF HOME OWNERSHIP, FIRSTAR'S MORTGAGE BANKING SERVICE IS AMONG THE TOP 20 MORTGAGE COMPANIES IN THE U.S. WITH 1999 CLOSED LOAN VOLUME EXCEEDING $9 BILLION. DURING 1999, WE COMBINED THE OPERATIONS OF TWO LARGE MORTGAGE BUSINESSES, CREATING A POWERFUL LINE OF BUSINESS OPERATING IN 14 STATES WITH A LOAN SERVICING PORTFOLIO OF $28.4 BILLION AND MORE THAN 400,000 LOANS FOR FIRST MORTGAGES FOR PURCHASE AND REFINANCING. FIRSTAR IS ALSO A WHOLESALE BUYER OF FIRST MORTGAGES FROM BROKERS AND SMALLER FINANCIAL INSTITUTIONS.

PAY FOR PERFORMANCE


     [PHOTO]

Amy Chan
Edgewater, IL
Retail Banking
Circle of Service Excellence

"OUTSTANDING CUSTOMER SERVICE IS THE KEY DIFFERENCE BETWEEN FIRSTAR AND OTHER BANKS, SO I WAS TRULY HONORED WHEN I WON THE CIRCLE OF SERVICE EXCELLENCE AWARD THIS YEAR."

     [PHOTO]

Adrian Pasquale
Cleveland, OH
Business Banking
Pinnacle Award Winner

[CIRCLE OF SERVICE EXCELLENCE LOGO]

SALES AND SERVICE DRIVEN
MEASURABLE RESULTS

At Firstar, customer service, cost control, revenue enhancement, and ultimately shareholder value are priorities. Our Pay for Performance compensation program creates an environment in which our employees can be rewarded financially and intellectually for what they achieve in contributing to the achievement of those goals and to the earnings of the corporation. Firstar employees are compensated for measurable results - for what they produce and how they perform.

Every employee in the organization is part of an incentive plan, based on earnings per share, sales production, customer service and revenue generation. Because employees are compensated for measurable results, each has the obligation to take ownership of our business and must be willing to be held accountable for results. So, when the corporation achieves its goals and employees achieve their individual performance goals, everybody in the company wins - the shareholders, the customers and every employee.

Moreover, there is an elite award for customer service quality. Those employees voted into the Circle of Service Excellence are not only prominently recognized, they are granted Firstar stock options.

WIDE RANGE OF INCENTIVE PROGRAMS

It is not just senior executives who belong to incentive programs at Firstar. Nor it is just calling officers or branch managers.

Firstar has four separate corporate incentive plans and more than 30 departmental specialized incentive plans which cover Consumer Banking, Commercial Banking, Trust and Investments, Finance Company, FIRMCO and operations and support departments.

In Consumer Banking alone, there are customized plans for every employee from tellers to district and regional managers.

In addition, branch employees compete for special reward and recognition through specific branch awards programs. Each quarter, the top 20 percent of branch managers earn Pinnacle status. Platform employees can achieve Galaxy or Summit standing. Tellers know the satisfaction of winning the STARS awards. These are not symbolic awards; real compensation accompanies the recognition. The top Pinnacle winners for the year 1999 were presented with all- expense paid trips for two to anywhere in the world.

    [PHOTO]

Braulio Rodriguez
Milwaukee, WI
Retail Banking
Galaxy Award Winner

    [PHOTO]

Maureen Robertson
Amelia, OH
Retail Banking
Pinnacle Award Winner

    [PHOTO]

E-COMMERCE

FIRSTAR CONTINUES ITS DEVELOPMENT OF LEADING EDGE ONLINE BANKING SERVICES, COMMUNICATIONS, VIBRANT CHANNELS FOR PRODUCT DELIVERY AND ITS FULL-FUNCTION, INTERACTIVE WEB SITE AT HTTP://WWW.FIRSTAR.COM. THIS TECHNOLOGY SUPPORTS BUSINESS DEVELOPMENT ACROSS ALL LINES OF BUSINESS. FIRSTAR WEB TRAFFIC DOUBLED DURING 1999, AND WE NOW SERVICE MORE THAN 100,000 ONLINE BANKING CUSTOMERS, RANKED 6TH IN THE INDUSTRY. WE LAUNCHED INTERNET COMMERCIAL BANKING IN 1999 AND WILL INTRODUCE THE SMALL BUSINESS PORTAL AND ONLINE SERVICES IN 2000.

  [PHOTO]

Tom Zirbs
Dayton, OH
Retail Banking

"TO BUILD TEAMWORK AND INSTILL FIRSTAR'S SALES CULTURE, SALES PROMOTIONS PAIR UP AN OLD AND A NEW BRANCH. THE RESULTS ARE COMBINED, SO WE WORK HARD TO MAKE SURE WE'RE BOTH SUCCESSFUL."

INSURANCE SERVICES

FIRSTAR INSURANCE SERVICES SUPPORTS CONSUMER BANKING BY PROVIDING INSURANCE SOLUTIONS TO ACHIEVE THE FINANCIAL GOALS OF THE CUSTOMER AND DELIVER ON THE FIRSTAR PROMISE OF COMPLETE FINANCIAL SERVICES. AS MORE AND MORE CUSTOMERS GREET THE ABILITY TO BUY INSURANCE FROM A BANK THEY KNOW AND TRUST, THIS BUSINESS WILL CONTINUE TO GROW SUBSTANTIALLY. FIRSTAR'S BROAD CUSTOMER RELATIONSHIPS IN CONSUMER, COMMERCIAL AND TRUST AND INVESTMENTS CREATE A STRONG REFERRAL SOURCE FOR FIRSTAR INSURANCE PRODUCTS WHICH ENHANCE THE RELATIONSHIPS.

TIMELY CONVERSIONS

THE INTEGRATION

At Firstar, when we are dealing with an acquisition or a merger, we begin the integration process immediately and the systems conversions as quickly as possible.

Combined meetings with key managers from both organizations begin the week after the merger is announced and continue weekly throughout the conversion and beyond.

The scope of the integration process is enormous in any merger, and Firstar is meticulous in its attention to detail and demanding in its expectation of accountability for every detail. An average integration task list enumerates more than 8,000 tasks. Someone is in charge of every one, and progress reports are given weekly or more often.

THE BENEFITS OF TIMELY CONVERSIONS

We believe that the reasons for and the benefits of timely conversions are quite clear.

First, we must and do get a dynamic culture transformation quickly - and Firstar's sales culture and cost management culture are a key part of our success to date. Firstar's approach to both is exported to every line of business - Consumer, Commercial and Trust and Investments.

Our culture of accountability and ownership of the business is another Firstar fundamental. Our managers know they are expected to run their part of the business like they own it.

CONSISTENT PRODUCTS AND SERVICES

In addition, with timely integration we can achieve an impactful introduction of new products and services into our new markets, as well as the distribution dynamics of our 24 hour Banking System.

Timely integration accelerates the merger synergies and accelerates strong revenue trends. And we are able to stabilize and standardize credit standards right up front.

"FIRSTAR DOESN'T DRAG ITS FEET ON CONVERSIONS-THAT WAY WE CAN OFFER OUR CUSTOMERS THE SAME PRODUCTS AND SERVICES ON THE SAME SYSTEMS AS SOON AS POSSIBLE. IT MAKES US FEEL LIKE PART OF THE SAME FAMILY RIGHT FROM THE START."

   [PHOTO]

Terry Peterson
Grantsburg, WI
Retail Banking

The sooner and smoother the conversion, the sooner we are able to export the success of Firstar's proven sales culture and best practices.

If a name change is involved, Firstar sales and marketing materials arrive immediately. New branch and building signs go up overnight. An intense advertising and promotional plan supports the change. The new bank 'becomes' Firstar through this dynamic and dramatic approach.

BRANCH-BASED INVESTMENT SERVICES


FIRSTAR CUSTOMERS ENJOY THE CONVENIENCE OF INVESTMENT SPECIALISTS LOCATED IN BRANCH OFFICES. AN EXTENSIVE FAMILY OF MUTUAL FUNDS AND SECURITIES PRODUCTS CAN HELP INDIVIDUALS AND FAMILIES INVEST FOR THE FUTURE. IN ADDITION, LICENSED AGENTS LOCATED IN BRANCHES SELL FIXED AND VARIABLE RATE ANNUITIES AND OTHER SELECT INSURANCE PRODUCTS.


                                                      BANK WITHOUT BOUNDARIES 9

[PHOTOS]


COMMERCIAL BANKING

[PHOTO]

COMMERCIAL BANKING
The new Firstar franchise is a wholesale banking powerhouse, combining the commercial banking strengths of Firstar and Mercantile across its Upper Midwest footprint. Firstar's focus is on middle market and large corporate banking with a growing national lending business as well. Almost a third of the corporation's earnings come from Commercial Banking.

Firstar's commercial banking relationship managers operate with authority to make decisions for their clients without unwieldy management layers and take on full accountability for the credit quality of their underwriting activities.

The foundation of Firstar's commercial banking success is the commitment to full-service value to the client, responsiveness, expertise in our clients' industries and knowledge of the markets in which our clients do business.

To offer the most responsive and complete service, Firstar operates centralized Customer Service Centers in Cincinnati, St. Louis and Milwaukee for commercial clients who benefit from a comprehensive resource point.

GLOBAL SERVICES

The year 1999 was another year of growth, new products and services, record revenues and recognition in the industry. Firstar's Global Services division was a finalist for the 1999 Kentucky World Trade Success Award.

Behind superior service, a knowledgeable staff and experienced international finance representatives with Ex-Im Bank certification, Global Services expanded into new markets opened by the expansion of the Firstar franchise in 1998 and 1999. The International Corporate Banking

LARGE CORPORATE BANKING

[PHOTO]

IN THE COMBINATION WITH MERCANTILE, FIRSTAR'S LARGE CORPORATE BANKING CAPABILITIES EXPANDED, OFFERING THE SOPHISTICATED FINANCIAL SERVICES AND SPECIALIZED INDUSTRY EXPERTISE, SUCH AS CORRESPONDENT BANKING, HEALTH-CARE, RETAIL, AGRI-BUSINESS, COMMUNICATIONS AND BROKER-DEALERS, REQUIRED BY NATIONAL AND INTERNATIONAL CORPORATIONS. FIRSTAR'S STRENGTHS IN THIS BUSINESS ARE THE BREADTH AND DEPTH OF ITS RELATIONSHIPS, KNOWLEDGE OF THE INDUSTRY AND FIRSTAR'S STRONG PHYSICAL PRESENCE IN MAJOR METROPOLITAN AREAS THROUGHOUT THE MIDWEST, HOME TO MANY FORTUNE 1000 COMPANIES.

IN 1999, FIRSTAR EXPANDED ITS SYNDICATIONS CAPABILITY, INTRODUCED NEW DERIVATIVE PRODUCTS, AND LAUNCHED IMAGE-BASED LOCK BOX CAPABILITY.

FIRSTAR IS ALSO ONE OF THE NATION'S LEADING SUPPLIERS OF PAPER-BASED AND ELECTRONIC PAYMENT SERVICES FOR FEDERAL AND STATE GOVERNMENTS.





10 FIRSTAR CORPORATION

[PHOTOS]


MIDDLE MARKET BANKING

FIRSTAR'S MIDDLE MARKET BANKING GROUP IS SKILLED AT UNDERSTANDING THE SOMETIMES COMPLEX FINANCIAL SERVICE NEEDS OF THEIR CLIENTS AND CAN OFFER THEM NOT ONLY THE FUNDING WHICH MAY BE THE CORE OF THE RELATIONSHIP, BUT ALSO ACCESS TO A WIDE ARRAY OF ANCILLARY PRODUCTS AND SERVICES, SUCH AS INVESTMENT, INTERNATIONAL TRADE SERVICES, TREASURY MANAGEMENT AND OTHER PRODUCTS FROM OUR LINE. THE RELATIONSHIP MANAGER IS THE PRIMARY POINT OF CONTACT WHO BUILDS THE AFFILIATION AND ACTS AS THE CLIENT'S LIAISON WITH THE REST OF THE BANK.

Division expanded its reach serving the growing number of foreign companies doing business in the Midwest.

Firstar now provides the most advanced Letter of Credit processing system in the industry, and the enhancement in import trade technology places Firstar in a position as a national leader in services to importers of all sizes.

Firstar's expansive reach of more than 1,500 banks networked throughout the world and its competitive trade processing products delivered through three main trade operations centers enable its Global Services division to compete nationally.

TREASURY MANAGEMENT

Capitalizing on experience, technology and accessibility, Firstar's Treasury Management division maximizes the profits of its business clients through the most effective management of their cash flow.

Providing collection and concentration services, disbursement services and information and balance management services, Firstar also provides outstanding customer service.

Firstar is first in introducing invoice imaging with full sort and search capability over the internet, so wholesale lock box clients receive same day check and invoice information to facilitate more precise posting, allocation, investment and management of receivables.

Firstar's ONLINE BANKER(TM) direct inquiry and transaction service integrates both balance and transaction information, combining the power of JAVA(TM) with internet access.


SPECIALIZED LENDING

STRUCTURED CAPITAL - ASSET BASED LENDING
FIRSTAR'S STRUCTURED CAPITAL DIVISION PROVIDES LEVERAGED CASH FLOW AND ASSET-BASED LENDING PRODUCTS, PRIMARILY FOR MANUFACTURERS, DISTRIBUTORS, SELECT RETAIL AND SERVICE-RELATED COMPANIES. FINANCING IS PRIMARILY FOR LEVERAGED ACQUISITIONS AND RECAPITALIZATION, GROWTH AND SELECTIVE TURNAROUND. IN 1999, OVER $1.5 BILLION IN SENIOR SECURED CREDIT FACILITIES WAS EXTENDED TO A VARIETY OF BUSINESSES IN OUR PRIMARY MARKET AREA EAST OF THE ROCKIES.

OUTLOOK FOR THIS BUSINESS CONTINUES TO BE STRONG, GIVEN THE DIVISION'S HISTORICAL GROWTH TREND, COUPLED WITH ITS NOW EXPANDED GEOGRAPHIC MARKETS, SEASONED PROFESSIONAL LENDERS AND NEW SYNDICATION CAPABILITIES.

COMMERCIAL REAL ESTATE
COMMERCIAL REAL ESTATE PROVIDES COMMERCIAL AND RESIDENTIAL REAL ESTATE DEVELOPERS CONSTRUCTION, MINI-PERMANENT AND LONGER TERM FINANCING STRUCTURES FOR INCOME PRODUCING AND INVESTOR OWNED PROPERTIES. THIS IS FIRSTAR'S LARGEST SECURED LENDING BUSINESS.

IN 1999, THIS DIVISION PRODUCED APPROXIMATELY $1.5 BILLION IN LOAN FUNDINGS, ANOTHER RECORD YEAR. CREDIT QUALITY REMAINS OUTSTANDING, AS FIRSTAR LENDS PRIMARILY TO WELL ESTABLISHED BORROWERS GENERALLY IN OUR TARGET MARKETS.

THE GROWTH OF THE FIRSTAR FRANCHISE OVER THE PAST TWO YEARS POSITIONS THIS BUSINESS IDEALLY TO BE THE PREMIER COMMERCIAL REAL ESTATE LENDER IN ITS MIDWEST FOOTPRINT.

EQUIPMENT LEASE AND FINANCING
PROVIDING SECURED EQUIPMENT AND LEASE FINANCING TO A WIDE RANGE OF CLIENT GROUPS, THIS DIVISION SUCCESSFULLY COMBINED AND INTEGRATED THREE LEASING GROUPS IN 1999 AND LAUNCHED THREE NEW PRODUCT LINES. THE RESULT WAS A RECORD YEAR. NEW BUSINESS VOLUME EXCEEDED $750 MILLION, AND AT YEAR END, THE TOTAL PORTFOLIO APPROXIMATED $1.9 BILLION IN ASSETS, BECOMING THE 12TH LARGEST DOMESTIC BANK-OWNED LEASING GROUP IN THE COUNTRY, WITH OFFICES IN 14 STATES.

FIRSTAR'S EQUIPMENT LEASING GROUP PROVIDES SPECIALIZED PRODUCT FINANCING, INCLUDING BUSINESS AIRCRAFT, CONSTRUCTION EQUIPMENT, TRUCKS, MOTOR COACHES, REFUSE, TECHNOLOGY AND GENERAL EQUIPMENT. AN INDIRECT FUNDING GROUP FINANCES SMALL TICKET LESSORS.

[PHOTOS]


TRUST & INVESTMENTS

Firstar offers comprehensive Trust and Investment Services to a vast number of companies and individuals. While the majority of our clients can be found throughout the Midwest, Firstar is truly a national provider of trust services as well.

Firstar Trust and Investment Services generated over $427 million in noninterest income, or about 30 percent of the corporation's total noninterest income in 1999. Firstar Custody, Mutual Fund Services and Capital Management all grew in excess of 30 percent.

Recognition also goes to our Retirement Services area. The 1999 Defined Contribution Services Survey, conducted by Plan Sponsor Magazine, lists Firstar among the `best of the best' for retirement services. Finally, a major highlight in 1999 was our Corporate Trust area, which earned a #1 rating for quality service from an independent rating service.


PERSONAL TRUST

Firstar's Personal Trust division offers traditional trust and investment management services to a client base often spanning three or four generations. Personal Trust officers are located in 76 offices, encompassing 13 states. Traditional products include portfolio management, estate planning and administration, charitable trusts, guardianship and tax planning. Specialized products include offshore accounts, asset allocation services and unique services for professional athletes provided by our Pro Sports division. Outstanding personal service and professional expertise are the hallmarks of this division.

INSTITUTIONAL TRUST

With its focus on managing pension plans, 401(k) retirement plans, endowments and foundations, this division of Trust provides skilled services, wide choices of investment options and convenient delivery and access.

Its clients rely on Firstar to make their plans run smoothly, perform as expected and keep abreast of all administrative requirements. Services include daily valuation, internet access and fund selections from both proprietary funds and national funds.

CORPORATE TRUST/STOCK TRANSFER

Firstar has acted as Bond Trustee for municipal and corporate bond issues for more than 70 years. Our


PROFESSIONAL SPORTS DIVISION

FIRSTAR'S PROFESSIONAL SPORTS DIVISION FOCUSES ON DELIVERING SOLUTIONS TO THE VERY SPECIALIZED FINANCIAL NEEDS OF THE PROFESSIONAL ATHLETE. OUR ALL-STAR CLIENT ROSTER INCLUDES MANY TOP PLAYERS FROM THE NFL, MLB AND THE NBA, AS WELL AS PROMISING YOUNG PLAYERS JUST STARTING OUT. FIRSTAR IS COMMITTED TO PROVIDING SOUND FINANCIAL ADVICE AND SERVICES TO THESE ATHLETES INCLUDING SETTING UP CHARITABLE FOUNDATIONS, INVESTMENTS, INCOME AND ROYALTY COLLECTION, RELOCATION SERVICES AND MORE.



[PHOTO]






12 FIRSTAR CORPORATION

[PHOTOS]


services encompass the full range of bond services, including bond registrar and paying agent.

Our specialized business includes structured finance (student loans), mortgage document custody and stock transfer services for corporate clients.

MUTUAL FUND SERVICES/CUSTODY SERVICES
The services of this specialized division include administration, accounting, transfer agent and custody services to 173 families of funds, second in the nation, as well as to dozens of Registered Investment Advisers. We also service 741 funds, placing us eighth nationally. Clients can choose full turnkey or specialized custody services, customized to fit their particular needs.

PRIVATE BANKING
Private Bankers develop strong relationships with each client, working on a one-to-one basis to orchestrate a customized plan to meet each client's unique needs and financial goals.

Private Banking creates solutions which reflect the often complex requirements of our clients' financial dealings. Each Private Banker is the client's personal and confidential link to Firstar's full range of investment, credit, deposit, international, trust and asset management products.

BROKERAGE
Firstar Investment Services offers full service brokerage products as well as mutual funds, annuities and many other comprehensive investment products, as well as discount brokerage with full internet access and trading capabilities.


INVESTMENT MANAGEMENT

FIRSTAR DELIVERS INVESTMENT MANAGEMENT SERVICES TO OUR CLIENTS AND CUSTOMERS THROUGH THREE INVESTMENT MANAGEMENT UNITS: FIRSTAR CAPITAL MANAGEMENT, A DIVISION OF TRUST; FIRSTAR INVESTMENT RESEARCH & MANAGEMENT COMPANY, LLC (FIRMCO); AND MISSISSIPPI VALLEY ADVISERS (MVA), THE INVESTMENT ADVISER OF THE FORMER MERCANTILE BANCORPORATION.

THE FIRSTAR CAPITAL MANAGEMENT DIVISION HAS $14.5 BILLION IN ASSETS UNDER MANAGEMENT AND SPECIALIZES IN BOTH VALUE AND GROWTH STOCKS, AS WELL AS SPECIALIZED INCOME-ORIENTED INVESTMENT PRODUCTS. CAPITAL MANAGEMENT CONTINUED TO EARN NATIONAL RECOGNITION IN 1999 AS THE STELLAR RELATIVE VALUE FUND WAS CHOSEN AS `SELECT' BY STANDARD & POOR'S. IN ADDITION, THE NEW STELLAR SCIENCE AND TECHNOLOGY FUND WAS AMONG THE BEST PERFORMING PROPRIETARY FUNDS OF 1999 WITH A RETURN OF 80.9 PERCENT IN FOUR MONTHS FROM INCEPTION TO 12/31/99.

FIRMCO IS AN INVESTMENT ADVISER WITH $25.5 BILLION IN ASSETS UNDER MANAGEMENT. FIRMCO DISTRIBUTES FIXED-INCOME, EQUITY AND MONEY MARKET PRODUCTS AND SERVICES THROUGH AFFILIATED TRUST ORGANIZATIONS, THE FIRSTAR FAMILY OF MUTUAL FUNDS AND THE NATIONAL MARKET. IN 1999, FIRMCO INTRODUCED TWO NEW MUTUAL FUNDS: THE CORE INTERNATIONAL EQUITY FUND AND THE MIDCAP INDEX FUND, BRINGING THE TOTAL NUMBER OF MUTUAL FUNDS TO 20, WITH ASSETS OF $7.3 BILLION. OF SPECIAL NOTE IS THE FIRSTAR MICROCAP FUND WHICH, IN ADDITION TO EARNING `SELECT' FUND STATUS FROM STANDARD & POOR'S, RETURNED 136.23 PERCENT FOR THE YEAR (RETAIL CLASS). FOR 1999, THE MICROCAP FUND RANKED SEVENTH IN THE SMALL CAP UNIVERSE (LIPPER) AND 60TH AMONG ALL MUTUAL FUNDS IN THE NATION (CBS MARKETWATCH.COM).

MVA MANAGES 18 PROPRIETARY MUTUAL FUNDS WITH ASSETS OF $9.8 BILLION AT YEAR-END 1999 AND PARTICULAR STRENGTH IN FIXED INCOME AND EQUITY PRODUCTS. THE PROFESSIONAL STAFF AVERAGES 20 YEARS EXPERIENCE IN INVESTMENT MANAGEMENT.

IN THE YEAR 2000, FIRMCO, MVA AND FIRSTAR CAPITAL MANAGEMENT WILL MERGE UNDER THE FIRMCO NAME, BRINGING ASSETS UNDER MANAGEMENT TO NEARLY $50 BILLION AND PROVIDING THE DIVERSITY OF FOUR FUND FAMILIES, OFFERING 51 MUTUAL FUNDS. THIS COMBINATION WILL STRENGTHEN FIRMCO'S POSITION AS A MONEY MANAGEMENT FORCE. THE MERGER WILL RESULT IN A FULL COMPLEMENT OF PRODUCTS AND SERVICES FOR EXISTING CLIENTS AND GIVE FIRMCO A STRONGER FOOTHOLD ON THE NATIONAL FRONT.

[PHOTOS]


Firstar Distribution Channels = Convenience and Customer Service

www.firstar.com



FIRSTAR
Bank Without Boundaries


Branch      Super ATM      Firstar     Online        Video      Internet
Banking                    Express     Banking       Banking    Banking


DISTRIBUTION CHANNELS

Even as technology transforms the delivery options of our banking customers, branches remain a vital link between Firstar and our customers' accounts with us and, as such, branches remain a key element of our distribution system.

Some of our branches are traditional brick and mortar branches, but a growing percentage are non-traditional branches which benefit both Firstar and the customers who use them.

Firstar has increased the size and scope of its branch network, while simultaneously being among the industry leaders in providing alternative channels of access.

Our exclusive 24 Hour Banking System incorporates six integrated platforms which give our customers their choice of how they want to bank with Firstar.

We continue to field a growing network of the industry's most fully functional ATMs, which now number over 2,200. Our Voice Banking and Firstar Express customer service centers process approximately 49 million calls a year and are full-service resources to customers in all lines of business concerning their accounts - whether the customer chooses our automated feature or prefers to talk in-person to a representative - and both options are operational 24 hours a day, seven days a week.

COST EFFECTIVE DISTRIBUTION SYSTEM

TRADITIONAL BRANCHES                                 1,065
NON-TRADITIONAL BRANCHES
         IN-STORE BRANCHES                           119
         CORPORATE ON-SITE BRANCHES                  8
         RETIREMENT CENTERS                          10
         VIDEO BANKING CENTERS                       2
         CONVENIENCE "C" STORE BRANCHES              2
ATMs                                                 2,203
FIRSTAR EXPRESS CALLS                                49 MILLION
ONLINE BANKING/INTERNET BANKING                      117,000

Firstar's Compact Franchise Footprint Serves More than 5 Million Customers

[MAP]

FIRSTAR
MERCANTILE
BOTH

- MISSOURI            - TENNESSEE         - 13 STATES
- WISCONSIN           - IOWA              - $73 BILLION IN ASSETS
- OHIO                - KANSAS            - 1200 BRANCHES / 2200 ATMs
- ILLINOIS            - ARKANSAS          - GUARANTEED SERVICE
- INDIANA             - FLORIDA           - LEADING EDGE PRODUCTS, SERVICES AND
- KENTUCKY            - ARIZONA             DELIVERY SYSTEMS IN COMMERCIAL,
- MINNESOTA                                 CONSUMER AND TRUST AND INVESTMENTS
                                          - UNPARALLELED CONVENIENCE AND ACCESS
                                          - MIDWEST ROOTS AND COMMITMENT TO
                                            QUALITY
                                          - MARKET AND INDUSTRY EXPERTISE

Our network of In-store branches now numbers 119 and includes Firstar branches in many of the leading retail establishments in the Midwest.

But there is no question that online internet banking is the channel that is growing and expanding the most rapidly. Just a year or so ago, most banks' web sites functioned primarily as a 'brochure on the screen'. But today, Firstar's online banking system is an award winning, interactive system which provides full service across all accounts and across all business lines, building strong customer relationships and reinforcing the Firstar brand and quality, wherever the customer is located.

FIRSTAR CORPORATION SELECTED FINANCIAL DATA

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)     1999          1998          1997          1996          1995          1994
-------------------------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS
        Interest income                       $ 5,021,712   $ 5,052,188   $ 4,513,660   $ 4,051,634   $ 3,921,523   $ 3,307,680
        Interest expense                        2,378,566     2,516,567     2,145,872     1,845,561     1,827,174     1,285,659
-------------------------------------------------------------------------------------------------------------------------------
        Net interest income                     2,643,146     2,535,621     2,367,788     2,206,073     2,094,349     2,022,021
        Taxable equivalent adjustment (a)          54,296        59,960        58,639        57,646        58,715        60,550
-------------------------------------------------------------------------------------------------------------------------------
        Taxable equivalent net interest
          income                                2,697,442     2,595,581     2,426,427     2,263,719     2,153,064     2,082,571
        Noninterest income                      1,402,571     1,365,351     1,100,215       980,123       887,890       796,621
-------------------------------------------------------------------------------------------------------------------------------
        Net revenue                             4,100,013     3,960,932     3,526,642     3,243,842     3,040,954     2,879,192
        Noninterest expense                     2,445,849     2,529,816     2,104,746     1,952,976     1,808,255     1,755,357
        Provision for loan losses                 187,301       164,790       204,127       176,100       112,069       103,569
        Net income                                875,318       805,450       760,716       699,871       698,986       626,260
-------------------------------------------------------------------------------------------------------------------------------
PER SHARE
        Basic earnings per common share       $      0.89   $      0.83   $      0.83   $      0.76   $      0.75   $      0.68
        Diluted earnings per common share            0.87          0.81          0.82          0.75          0.74          0.67
        Common dividends declared (b)              0.4625          0.33          0.27          0.21          0.18          0.16
        Year-end market value (b)                   21.13         31.00         19.13         10.21          6.61          4.04
        Weighted average common shares
          (000's)                                 987,488       970,420       913,042       913,897       925,669       914,479
        Weighted average diluted common
          shares (000's)                        1,002,754       989,085       932,407       929,008       942,517       934,580
-------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
        Loans                                 $49,259,525   $46,673,396   $41,800,976   $37,191,126   $35,349,528   $31,673,292
        Loans held for sale                     1,426,936     1,162,187       383,909       376,723        86,095        42,913
        Investment securities                  14,651,145    15,694,707    12,665,828    11,997,743    12,027,403    11,779,196
        Short-term investments                    547,424       640,722       646,944       405,141       550,689       644,424
-------------------------------------------------------------------------------------------------------------------------------
        Total interest-earning assets          65,885,030    64,171,012    55,497,657    49,970,733    48,013,715    44,139,825
        Total assets                           73,222,590    71,096,191    60,722,443    54,565,374    52,242,526    48,062,798
        Noninterest-bearing deposits            9,795,639     9,514,139     8,303,720     7,911,441     7,096,383     7,023,347
        Interest-bearing deposits              42,025,563    42,097,767    37,682,107    34,623,470    33,293,091    31,035,520
-------------------------------------------------------------------------------------------------------------------------------
        Total deposits                         51,821,202    51,611,906    45,985,827    42,534,911    40,389,474    38,058,867
        Short-term borrowings                   7,819,562     7,369,227     6,477,480     5,025,361     5,207,545     4,181,502
        Long-term debt                          5,736,056     4,787,551     2,315,536     1,533,070     1,416,811     1,080,810
        Shareholders' equity                    6,680,687     6,334,542     5,084,200     4,739,612     4,496,663     4,090,938
-------------------------------------------------------------------------------------------------------------------------------
RATIOS
        Return on average assets                     1.20%         1.13%         1.25%         1.28%         1.34%         1.30%
        Return on average common equity             13.10         12.72         14.98         14.79         15.60         15.39
        Net interest margin                          4.09          4.04          4.37          4.53          4.48          4.72
        Efficiency ratio                            59.65         63.87         59.68         60.21         59.46         60.97
        Dividend payout ratio                       53.16         40.74         32.93         28.00         24.32         23.88
        Average shareholders' equity to
          average total assets                       9.12          8.91          8.37          8.69          8.61          8.51
-------------------------------------------------------------------------------------------------------------------------------
EXCLUDING MERGER RELATED CHARGES
AND OTHER NONRECURRING ITEMS (C)
        Net income                            $ 1,253,269   $ 1,055,307   $   860,593   $   800,761   $   726,619   $   642,960
        Noninterest expense                     1,975,386     2,152,524     1,983,353     1,820,731     1,785,104     1,742,693
        Operating income (d)                    2,124,627     1,760,357     1,543,289     1,426,225     1,255,850     1,136,499
        Diluted earnings per common share            1.25          1.07          0.92          0.86          0.77          0.69
        Return on average assets                     1.71%         1.48%         1.42%         1.47%         1.39%         1.34%
        Return on average common equity             18.76         16.66         16.94         16.92         16.22         15.81
        Efficiency ratio                            48.18         55.01         56.24         56.13         58.70         60.53
-------------------------------------------------------------------------------------------------------------------------------

                                                5 YEAR
                                               COMPOUND
                                                GROWTH
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)     RATE
--------------------------------------------  -----------
RESULTS OF OPERATIONS
        Interest income                               8.7%
        Interest expense                             13.1
--------------------------------------------
        Net interest income                           5.5
        Taxable equivalent adjustment (a)            (2.2)
--------------------------------------------
        Taxable equivalent net interest
          income                                      5.3
        Noninterest income                           12.0
--------------------------------------------
        Net revenue                                   7.3
        Noninterest expense                           6.9
        Provision for loan losses                    12.6
        Net income                                    6.9
--------------------------------------------
PER SHARE
        Basic earnings per common share               5.3%
        Diluted earnings per common share             5.4
        Common dividends declared (b)                24.2
        Year-end market value (b)                    39.2
        Weighted average common shares
          (000's)                                     1.5
        Weighted average diluted common
          shares (000's)                              1.4
--------------------------------------------
AVERAGE BALANCES
        Loans                                         9.2%
        Loans held for sale                         101.5
        Investment securities                         4.5
        Short-term investments                       (3.2)
--------------------------------------------
        Total interest-earning assets                 8.3
        Total assets                                  8.8
        Noninterest-bearing deposits                  6.9
        Interest-bearing deposits                     6.3
--------------------------------------------
        Total deposits                                6.4
        Short-term borrowings                        13.3
        Long-term debt                               39.6
        Shareholders' equity                         10.3
--------------------------------------------
RATIOS
        Return on average assets
        Return on average common equity
        Net interest margin
        Efficiency ratio
        Dividend payout ratio
        Average shareholders' equity to
          average total assets
--------------------------------------------
EXCLUDING MERGER RELATED CHARGES
AND OTHER NONRECURRING ITEMS (C)
        Net income                                   14.3%
        Noninterest expense                           2.5
        Operating income (d)                         13.3
        Diluted earnings per common share            12.7
        Return on average assets
        Return on average common equity
        Efficiency ratio
--------------------------------------------

(a) Taxable equivalent adjustment was calculated utilizing a marginal federal income tax rate of 35 percent.
(b) Per share amounts based on historical Star Banc Corporation amounts where applicable.
(c) Amounts and ratios are calculated excluding the following nonrecurring items:
    Merger-related charges recorded in 1994 and 1996 to 1999.
    Restructuring charges in 1995, 1996, and 1998.
    One-time SAIF assessment in 1996.
(d) Income before loan loss provision and income taxes.

                                                      BANK WITHOUT BOUNDARIES 15

MANAGEMENT'S DISCUSSION AND ANALYSIS

OVERVIEW
    On September 20, 1999 Firstar Corporation and Mercantile Bancorporation Inc. ("Mercantile") (collectively "Firstar") merged through an exchange of shares. The merger was a tax-free stock exchange and was accounted for as a pooling-of-interests. The combined company is a $73 billion regional bank holding company, headquartered in Milwaukee, Wisconsin, with nearly 1,200 branch offices in eleven Midwest states and Arizona, in addition to trust operations in Florida. Under the terms of the share exchange, Mercantile shareholders received
2.091 shares of common stock of Firstar for each share of Mercantile stock held. All prior period financial information has been restated to include the historical results of Mercantile.

Firstar reported net income before merger-related charges and other nonrecurring items at record levels for 1999 with an increase of 18.8 percent to $1.25 billion compared to $1.06 billion in 1998 and $861 million in 1997. Excluding merger-related charges and other nonrecurring items, diluted earnings per share increased 16.8 percent to $1.25, compared to $1.07 in 1998 and $.92 in 1997. Including merger-related charges, net income was $875.3 million in 1999 compared to $805.4 million for 1998 and $760.7 million for 1997. Basic earnings per share increased 7.2 percent to $.89 in 1999, compared to $.83 in 1998 and $.83 in 1997. Diluted earnings per share was $.87 in 1999, compared to $.81 in 1998 and $.82 in 1997.

Firstar recorded merger and/or restructuring charges in each of the last three years. Table 1 reconciles net income to net income excluding these charges. Further explanations of these charges are included under the noninterest expense, noninterest income and credit quality sections of this discussion along with Note 3 to the Consolidated Financial Statements.

TABLE 1 -- NET INCOME EXCLUDING MERGER AND RESTRUCTURING CHARGES

  FOR THE YEARS ENDED DECEMBER 31 (DOLLARS IN THOUSANDS)                    1999                    1998                   1997
---------------------------------------------------------------------------------------------------------------------------------
Net income                                                               $  875,318              $  805,450              $760,716
Merger charges                                                              292,730                 332,162               121,393
Restructuring charges                                                                                45,130
Investment securities losses                                                177,733
Loan loss provision                                                           7,500                  37,900                20,340
Gain on sale of branches                                                                            (48,051)
Applicable income taxes                                                    (100,012)               (117,284)              (41,856)
---------------------------------------------------------------------------------------------------------------------------------
  Subtotal                                                                  377,951                 249,857                99,877
---------------------------------------------------------------------------------------------------------------------------------
Net income excluding merger and restructuring charges                    $1,253,269              $1,055,307              $860,593
---------------------------------------------------------------------------------------------------------------------------------

Earnings results for 1999 reflected a 3.5 percent increase in taxable equivalent net revenues and an 8.2 percent reduction in operating expenses. Excluding gains on sales of securities and a merger related gain in 1998, noninterest income increased $87.0 million or 6.7 percent in 1999. Table 2 provides a summary of significant items affecting the change in diluted earnings per share. Excluding merger-related charges and nonrecurring items, Firstar's return on average assets and return on average common equity were 1.71 percent and 18.76 percent, respectively, in 1999. This favorably compares to a return on average assets of
1.48 percent in 1998 and 1.42 percent in 1997 and a return on average common equity of 16.66 percent in 1998 and 16.94 percent in 1997.

Total assets at December 31, 1999, were $72.8 billion compared to $74.3 billion a year earlier. Total loans were $50.6 billion at the end of 1999, an increase of 5.4 percent as compared to $48.0 billion at the end of 1998. Loan growth was led by increases of 12.5 percent in commercial loans and 20.3 percent in retail loans for 1999 offset by a managed decline of 7.4 percent in real estate loans. Deposits totaled $51.9 billion at December 31, 1999 compared to $54.3 billion at December 31, 1998.

MERGERS AND ACQUISITIONS
    The merger of Firstar and Mercantile as discussed above was the only 1999 merger transaction. Note 2 to the Consolidated Financial Statements details the basic financial terms, size and accounting method used for the acquisitions during the past three years, the most significant of which are discussed below.

The merger of Firstar and Star Banc that was completed in the fourth quarter of 1998 and the merger of Firstar and Trans Financial, Inc. that was completed in the third quarter of 1998 were accounted for as poolings-of-interests and all historical financial information has been restated for those transactions. Affecting comparability of financial information is the acquisition by Firstar of Cargill Leasing Corporation in the third quarter of 1998 with leasing assets of $613 million and

                                  [BAR GRAPH]

                                1995  1996  1997   1996    1999
DILUTED EPS* (IN DOLLARS)       0.77  0.86  0.92   1.07    1.25

*Excluding merger-related charges and nonrecurring items.

16   FIRSTAR CORPORATION

Mercantile's third quarter 1997 acquisition of Roosevelt Financial Group ("Roosevelt"), a $7.3 billion asset thrift holding company . Those acquisitions were accounted for as purchases; therefore, the results of operations of the acquired entities have been included in financial results only since the acquisition dates. In addition, in the third quarter of 1998 Mercantile completed four acquisitions, all accounted for as poolings-of-interests. Of those transactions, Firstar's historical financial statements have been restated to reflect the acquisition of CBT Corporation ($1.0 billion of assets) and Firstbank of Illinois ($2.3 billion). The historical financial statements were not restated for the acquisitions of First Financial Bancorporation ($558 million) and Financial Services Corporation ($514 million) since they were not considered material transactions. Additionally, in 1999 Mercantile sold seven branches with $127 million in deposits.

BUSINESS SEGMENTS
    In January 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement requires disclosure on a business segment basis of a description of products and services, interest income and expense, profit and loss and assets as measured by Firstar management in assessing performance of its business segments. Line of business results and related disclosures are shown in Note 25 to the Consolidated Financial Statements.

---------------------------------------------------------------
RESULTS OF OPERATIONS
NET INTEREST INCOME
    Net interest income, the difference between total interest income and total interest expense, is Firstar's principal source of earnings and its gross profit from lending, deposit gathering, investing and borrowing. The amount of net interest income is determined by many variables including the volume, yield and mix of earning assets and interest bearing liabilities, the level of nonperforming assets, the level of non-interest bearing liabilities, the general level of interest rates and the slope of the yield curve. The difference between rates earned on interest-earning assets (with an adjustment made to tax-exempt income to provide comparability with taxable income) and the cost of supporting funds is measured by the net interest margin.

Taxable equivalent net interest income increased $102 million or 3.9 percent in 1999, following a 7.0 percent increase in 1998. The increase in 1999 was due to higher average earning asset balances, an improved mix of earning assets from continued growth of commercial and retail loans, along with a higher net interest margin. This was partially offset by reduced levels of lower yielding assets and a less favorable liability mix due in part to the increased funding demand of the stock buyback program. The increase in 1998 was due to increased volumes from continued strong loan growth and the higher earning assets added from acquisitions. This increase was partially offset by negative earning asset mix changes and compression of interest spreads, which reduced the 1998 net interest margin. The impact of acquisitions occurring during the past three years had a significant effect on average earning asset levels and the mix of earning assets and liabilities.

The net interest margin was 4.09 percent in 1999, 4.04 percent in 1998 and 4.37 percent in 1997. The increase in net interest margin in 1999 was due to an improvement in the mix of earning assets as loan growth was partially funded by sales and maturities of lower yielding investment securities and residential mortgage loans. Interest rates in the first half of 1999 were relatively stable and the net interest margin for the first six months generally remained constant with 1998 levels. As rates increased in the third quarter of 1999 the margin became slightly compressed when the increase in the yield on earning assets was more than offset by the increase in the cost of interest bearing liabilities. Additionally, lower levels of demand deposits and a less favorable funding mix lowered the margin. In the fourth quarter of 1999 the margin improved primarily due to the Mercantile balance sheet restructuring which reduced low margin assets and allowed funding sources to be used

                                  [BAR GRAPH]

                                     1995     1996     1997     1998     1999
NET INTEREST MARGIN (IN PERCENTS)    4.48     4.53     4.37     4.04     4.09


TABLE 2 -- ANALYSIS OF DILUTED EARNINGS PER COMMON SHARE

                                                                                         DOLLAR CHANGE B/(W)
                                                                                         -------------------
                                                                                         1999 VS.   1998 VS.
                                                               1999     1998     1997      1998       1997
------------------------------------------------------------------------------------------------------------
Interest income                                               $ 5.01   $ 5.11   $ 4.84    $(0.10)    $ 0.27
Interest expense                                               (2.37)   (2.54)   (2.30)     0.17      (0.24)
------------------------------------------------------------------------------------------------------------
Net interest income                                             2.64     2.57     2.54      0.07       0.03
Provision for loan losses                                      (0.19)   (0.17)   (0.22)    (0.02)      0.05
Noninterest income                                              1.40     1.38     1.18      0.02       0.20
Noninterest expense                                            (1.97)   (2.18)   (2.12)     0.21      (0.06)
Merger and restructuring charges                               (0.47)   (0.38)   (0.13)    (0.09)     (0.25)
Income taxes                                                   (0.54)   (0.41)   (0.43)    (0.13)      0.02
------------------------------------------------------------------------------------------------------------
Diluted earnings per common share                             $ 0.87   $ 0.81   $ 0.82    $ 0.06     $(0.01)
------------------------------------------------------------------------------------------------------------

                                                      BANK WITHOUT BOUNDARIES 17

TABLE 3 -- AVERAGE BALANCE SHEETS AND AVERAGE RATES

                                                                        1999                                 1998
---------------------------------------------------------------------------------------------------------------------------------
                                                            DAILY                   AVERAGE      DAILY                    AVERAGE
FOR THE YEARS ENDED DECEMBER 31 (DOLLARS IN THOUSANDS)     AVERAGE      INTEREST     RATE       AVERAGE      INTEREST      RATE
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
ASSETS
Commercial loans                                         $16,374,636   $1,272,489     7.77%   $14,632,305   $ 1,201,949     8.21%
Real estate loans                                         20,684,226    1,624,613     7.85     21,302,546     1,719,131     8.07
Retail loans                                              12,200,663    1,083,368     8.88     10,738,545     1,020,562     9.50
---------------------------------------------------------------------------------------------------------------------------------
    Total loans                                           49,259,525    3,980,470     8.08     46,673,396     3,941,642     8.45
Loans held for sale                                        1,426,936      102,685     7.20      1,162,187        84,844     7.30
Taxable investment securities                             12,808,623      829,020     6.47     13,796,694       907,013     6.57
Non-taxable investment securities                          1,842,522      135,498     7.35      1,898,013       141,664     7.46
Trading securities                                           100,405        6,415     6.39        138,042         8,948     6.48
Money market investments                                     447,019       21,920     4.90        502,680        28,037     5.58
---------------------------------------------------------------------------------------------------------------------------------
    Total interest-earning assets                         65,885,030    5,076,008     7.70     64,171,012     5,112,148     7.97
Cash and due from banks                                    3,316,441                            3,092,840
Allowance for loan losses                                   (711,351)                            (691,498)
Other assets                                               4,732,470                            4,523,837
---------------------------------------------------------------------------------------------------------------------------------
    Total assets                                         $73,222,590                          $71,096,191
---------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Savings and NOW deposits                                 $10,591,769   $  192,460     1.82%   $10,547,788   $   222,188     2.11%
Money market deposit accounts                             10,393,170      413,709     3.98      9,135,567       387,190     4.24
Time deposits $100,000 and over                            4,319,661      229,031     5.30      4,140,601       228,374     5.52
Time deposits under $100,000                              16,720,963      843,639     5.05     18,273,811     1,005,922     5.50
Short-term borrowings                                      7,819,562      368,252     4.71      7,369,227       381,985     5.18
Long-term debt                                             5,736,056      331,475     5.78      4,787,551       290,908     6.08
---------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities                    55,581,181    2,378,566     4.28     54,254,545     2,516,567     4.64
Noninterest-bearing deposits                               9,795,639                            9,514,139
Other liabilities                                          1,165,083                              992,965
Shareholders' equity                                       6,680,687                            6,334,542
---------------------------------------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity           $73,222,590                          $71,096,191
---------------------------------------------------------------------------------------------------------------------------------
Net interest revenue/margin                                            $2,697,442     4.09%                 $ 2,595,581     4.04%
Interest rate spread                                                                  3.42                                  3.33
---------------------------------------------------------------------------------------------------------------------------------

                                                                       1997
------------------------------------------------------  ----------------------------------
                                                           DAILY                   AVERAGE
FOR THE YEARS ENDED DECEMBER 31 (DOLLARS IN THOUSANDS)    AVERAGE      INTEREST     RATE
------------------------------------------------------  ----------------------------------
------------------------------------------------------
ASSETS
Commercial loans                                        $12,813,511   $1,095,874     8.55%
Real estate loans                                        18,889,684    1,565,413     8.29
Retail loans                                             10,097,781      998,769     9.89
------------------------------------------------------
    Total loans                                          41,800,976    3,660,056     8.76
Loans held for sale                                         383,909       27,633     7.20
Taxable investment securities                            10,871,132      711,320     6.54
Non-taxable investment securities                         1,794,696      134,032     7.47
Trading securities                                          107,135        7,263     6.78
Money market investments                                    539,809       31,995     5.93
------------------------------------------------------
    Total interest-earning assets                        55,497,657    4,572,299     8.24
Cash and due from banks                                   2,661,887
Allowance for loan losses                                  (629,347)
Other assets                                              3,192,246
------------------------------------------------------
    Total assets                                        $60,722,443
------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Savings and NOW deposits                                $ 9,801,780   $  206,991     2.11%
Money market deposit accounts                             7,426,073      307,132     4.14
Time deposits $100,000 and over                           3,871,621      216,611     5.59
Time deposits under $100,000                             16,582,633      916,621     5.53
Short-term borrowings                                     6,477,480      342,655     5.29
Long-term debt                                            2,315,536      155,862     6.73
------------------------------------------------------
    Total interest-bearing liabilities                   46,475,123    2,145,872     4.62
Noninterest-bearing deposits                              8,303,720
Other liabilities                                           859,400
Shareholders' equity                                      5,084,200
------------------------------------------------------
    Total liabilities and shareholders' equity          $60,722,443
------------------------------------------------------
Net interest revenue/margin                                           $2,426,427     4.37%
Interest rate spread                                                                 3.62
------------------------------------------------------

Note: Interest and average rate are presented on taxable equivalent basis. Taxable equivalent amounts are calculated utilizing the marginal federal income tax rate of 35 percent. The yield on available-for-sale securities is computed based on historical cost balances. Nonaccrual loans are included in the average balances.

to support higher yielding commercial and retail loan growth. For the full year, the yield on earning assets declined by 27 basis points from 1998 to 1999. The yield on commercial loans and retail loans decreased by 44 basis points and 62 basis points, respectively. The cost of interest bearing liabilities declined by 36 basis points during this same period.

The decrease in net interest margin in 1998 reflects the general decline in rates on earning assets, as a result of the prime rate decreases in 1998 and corresponding overall decline in loan rates. Yields on commercial loans and retail loans decreased 34 basis points and 39 basis points, respectively, in 1998. Earning asset rates in total were down 27 basis points due to the increases in the volume of lower yielding residential mortgages and mortgage-backed securities, many of which were added from the Roosevelt, Great Financial and Bank One transactions. Also contributing to the decline in net interest margin was a 2 basis point increase in costs of supporting funds, related to a 10 basis point increase in money market deposit accounts and higher levels of long-term debt. Competitive pricing of both loans and deposits, accelerated mortgage asset prepayments and refinancings, the continued movement of retail deposits from savings and transaction accounts to mutual funds, and a greater dependence on wholesale funding also accounted for the lower margins in 1998.

In order to reduce exposure to adverse changes in interest rates, Firstar enters into interest rate swaps and floors. The notional amount of these interest rate contracts was $1.2 billion at December 31, 1999, compared with $1.4 billion at December 31, 1998. Interest rate swaps increased net interest income in each of the past three years, but with no material effect on net interest margin.

Table 3 provides detailed information as to average balances, interest income and expense, and rates earned and paid by major balance sheet category for the years 1997 through 1999. Table 4 provides an analysis of the changes in net interest income attributable to changes in volume of interest-earning assets or interest-bearing liabilities and to changes in rates earned and paid. The discussions on liquidity, interest rate sensitivity, deposits, investment securities and loans further detail the changes in net interest income and the net interest margin.

 18   FIRSTAR CORPORATION

INTEREST RATE SENSITIVITY AND MARKET RISK
    Firstar's major market risk exposure is changing interest rates. To minimize the volatility of net interest income and exposure to economic loss, Firstar manages its exposure to adverse changes in interest rates through asset and liability management activities within guidelines established by its Asset/Liability Policy Committee ("ALPC"). The ALPC has the responsibility for approving and ensuring compliance with asset/liability management policies of Firstar, including interest rate risk exposure, off-balance-sheet activity and the investment portfolio position.

In order to manage interest rate risk, Firstar may utilize interest rate swap agreements and interest rate options such as caps and floors. These interest rate contracts are treated as hedges, and accordingly, the income and expense related to these transactions is recognized on the hedged instrument as an adjustment to interest income or expense. Additional information on Firstar's interest rate swap contracts is presented in Note 20 to the Consolidated Financial Statements.

One of the primary tools used to measure interest rate risk and the effect of interest rate changes on net interest income and net interest margin is simulation analysis. Through these simulations, management estimates the impact on net interest income of a 300 basis point upward or downward gradual change of market interest rates over a one year time period. Asset/liability policy guidelines indicate that a 300 basis point up or down change in interest rates cannot result in more than a 7.5 percent change in net interest income, as compared to a base case, without approval by the Board of Directors and a strategy in place to reduce interest rate risk below the maximum level. In simulations as of December 31, 1999, the 300 basis point upward change resulted in a decrease of $22 million in net interest income compared to the base case, while the 300 basis point downward change resulted in an increase of $8 million in net interest income. Both of these changes were less than one percent of net interest income in the base case. At December 31, 1999 Firstar was well within policy guidelines.

Net interest income is also affected by the relationship between different interest rates. For example, a 50 basis point wider spread between the prime rate and the federal funds rate is projected to cause a 3 basis point increase in net interest margin and a less than one percent increase in net interest income over a one year period. These simulations include assumptions about how the balance sheet is likely to change with loan and deposit growth. Assumptions are made to project rates for new loans and deposits based on historical analysis and management's outlook. Mortgage loan prepayment assumptions are developed from industry median estimates of prepayment speeds. The results of these simulations can be significantly influenced by assumptions utilized for managed rate deposits.

Firstar also manages its interest rate sensitivity position to maintain a balance between the amounts of interest-earning assets and interest-bearing liabilities which are expected to mature or reprice at any point in time. The interest rate sensitivity ("Gap"), Table 5, demonstrates the repricing characteristics of Firstar's interest-earning assets, liabilities and interest rate swap positions as of December 31, 1999. Table 5 shows Firstar in a liability sensitive position through the one year repricing period in the amount of $4.8 billion or 6.6 percent of total assets. Generally, a liability sensitive position indicates that falling interest rates would positively impact net interest margin, while rising interest rates would negatively affect net interest margin.

TABLE 4 -- VOLUME/RATE VARIANCE ANALYSIS

         (DOLLARS IN THOUSANDS)                             CHANGE FROM 1998 TO 1999
----------------------------------------------------------------------------------------------
Increase (decrease) in:                             Volume              Rate             Total
----------------------------------------------------------------------------------------------
Interest income:
  Commercial loans                                $138,861         $ (68,321)        $  70,540
  Real estate loans                                (36,923)          (57,595)          (94,518)
  Retail loans                                     123,093           (60,287)           62,806
----------------------------------------------------------------------------------------------
      Total loans                                  225,031          (186,203)           38,828
Loans held for sale                                 19,239            (1,398)           17,841
Investment securities                              (69,684)          (14,475)          (84,159)
Money market investments                            (5,377)           (3,273)           (8,650)
----------------------------------------------------------------------------------------------
      Total                                        169,209          (205,349)          (36,140)
----------------------------------------------------------------------------------------------
Interest expense:
  Savings and NOW deposits                            (420)          (29,308)          (29,728)
  Money market deposit accounts                     53,301           (26,782)           26,519
  Time deposits $100,000 and over                    9,876            (9,219)              657
  Time deposits under $100,000                     (85,480)          (76,803)         (162,283)
  Short-term borrowings                             23,579           (37,312)          (13,733)
  Long-term debt                                    57,629           (17,062)           40,567
----------------------------------------------------------------------------------------------
      Total                                         58,485          (196,486)         (138,001)
----------------------------------------------------------------------------------------------
Net variance                                      $110,724         $  (8,863)        $ 101,861
----------------------------------------------------------------------------------------------

         (DOLLARS IN THOUSANDS)                     CHANGE FROM 1997 TO 1998
-----------------------------------------
Increase (decrease) in:                      Volume              Rate            Total
-----------------------------------------
Interest income:
  Commercial loans                         $155,507         $ (49,432)        $106,075
  Real estate loans                         200,026           (46,308)         153,718
  Retail loans                               63,372           (41,579)          21,793
-----------------------------------------
      Total loans                           418,905          (137,319)         281,586
Loans held for sale                          56,036             1,175           57,211
Investment securities                       202,026             1,299          203,325
Money market investments                       (378)           (1,899)          (2,277)
-----------------------------------------
      Total                                 676,589          (136,744)         539,845
-----------------------------------------
Interest expense:
  Savings and NOW deposits                   15,741              (544)          15,197
  Money market deposit accounts              70,773             9,285           80,058
  Time deposits $100,000 and over            15,036            (3,273)          11,763
  Time deposits under $100,000               93,522            (4,221)          89,301
  Short-term borrowings                      47,173            (7,843)          39,330
  Long-term debt                            166,367           (31,321)         135,046
-----------------------------------------
      Total                                 408,612           (37,917)         370,695
-----------------------------------------
Net variance                               $267,977         $ (98,827)        $169,150
-----------------------------------------

Note: Interest on non-taxable loans and securities is computed on a fully-taxable equivalent basis. Taxable equivalent amounts are calculated utilizing the marginal federal income tax rate of 35 percent. The change in interest due to both volume and rate has been allocated completely to changes in rate.

                                                      BANK WITHOUT BOUNDARIES 19

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

Firstar also utilizes market value of equity as a measurement tool in managing interest rate sensitivity. The market value of equity measures the degree to which the market values of Firstar's assets and liabilities will change given a change in interest rates. Asset/liability policy guidelines indicate that a 200 basis point upward or downward change in interest rates cannot result in more than a 15 percent change in equity as compared to the base case. At December 31, 1999, Firstar was well within this guideline.

Firstar also enters into forward commitments to hedge residential real estate loans which have interest rate risk. At December 31, 1999 Firstar had committed to deliver $589 million in residential real estate loans during 2000. None of these forward commitments extend beyond one year.

Firstar enters into foreign exchange forward contracts primarily to accommodate the business needs of its customers. Foreign exchange-based forward contracts provide for the delayed delivery of a purchase of foreign currency. The foreign exchange risk associated with these contracts is mitigated by entering into offsetting foreign exchange contracts. Firstar holds some foreign exchange spot contracts for proprietary trading purposes, however the average amount of these contracts was immaterial for the last three years. Additional disclosure related to derivatives is shown in Note 20 to the Consolidated Financial Statements.

NONINTEREST INCOME
    Noninterest income is a significant source of revenue for Firstar, representing 34.2 percent of taxable equivalent net revenue in 1999, compared with 34.4 percent in 1998 and 31.2 percent in 1997. Noninterest income, excluding securities transactions and the 1998 gain on the sale of bank branches, increased 6.7 percent to $1.39 billion in 1999, compared to $1.30 billion in 1998. This compares to 18.6 percent growth in 1998. The increase in 1999 was led by trust fees which grew by $52.1 million or 13.9%, cash management income which improved by $24.6 million or 20.9% and credit card income which grew by $19.0 million or 20.3%. Growth also occurred in several other areas with securitization revenues, retail deposit fees, international fees and bank owned life insurance income all growing. These gains were partially offset by lower mortgage banking revenue, which declined by $50.9 million, or 25.1 percent.

Trust income, which is Firstar's largest source of fee income, increased 13.9 percent to $427.3 million in 1999, following an 11.0 percent increase in 1998. In both 1999 and 1998, Firstar realized significant increases in revenue levels as a result of new business in each trust area and the strong performance of the financial markets. Continued growth was seen in Firstar's mutual fund services area which provides transfer agent, fund accounting and fund administration to approximately 350 mutual funds with over 1.5 million accounts. Also increasing 1999 trust revenue was the transfer of Firstar's Stellar Funds to in-house processing, which produced $5.8 million of new revenue in the year. An alignment of

TABLE 5 -- INTEREST RATE SENSITIVITY (GAP ANALYSIS)

AS OF DECEMBER 31, 1999 (DOLLARS IN THOUSANDS)      TOTAL         0-30 DAYS      31-90 DAYS      91-180 DAYS    181-365 DAYS
-----------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
Loans                                           $  50,626,008   $  12,905,925   $   3,885,785   $   3,662,293   $   5,431,917
Loans held for sale                                   624,680         624,680
Investment securities                              13,113,867       1,325,115       1,115,255         541,187       1,076,498
Money market investments                              896,910         896,322             588
-----------------------------------------------------------------------------------------------------------------------------
    Total                                          65,261,465      15,752,042       5,001,628       4,203,480       6,508,415
-----------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
Deposits:
  Savings, NOW and MMDA                            20,593,937       3,061,625       5,918,440         704,064       1,408,128
  Other interest-bearing deposits                  20,992,481       2,083,742       3,890,738       5,255,530       3,892,585
Short-term borrowings                               8,302,019       7,610,072         323,439          65,062          42,166
Long-term debt                                      5,038,383         621,576         790,850          44,261          70,406
-----------------------------------------------------------------------------------------------------------------------------
    Total                                          54,926,820      13,377,015      10,923,467       6,068,917       5,413,285
Interest rate swap positions                                          126,000         (85,000)       (600,000)         40,000
-----------------------------------------------------------------------------------------------------------------------------
Total gap                                       $  10,334,645       2,501,027      (6,006,839)     (2,465,437)      1,135,130
-----------------------------------------------------------------------------------------------------------------------------
Cumulative gap                                                  $   2,501,027   $  (3,505,812)  $  (5,971,249)  $  (4,836,119)
-----------------------------------------------------------------------------------------------------------------------------

AS OF DECEMBER 31, 1999 (DOLLARS IN THOUSANDS)    1-5 YEARS     OVER 5 YEARS
----------------------------------------------  -----------------------------
INTEREST-EARNING ASSETS
Loans                                           $  19,644,658   $   5,095,430
Loans held for sale
Investment securities                               5,900,270       3,155,542
Money market investments
----------------------------------------------
    Total                                          25,544,928       8,250,972
----------------------------------------------
INTEREST-BEARING LIABILITIES
Deposits:
  Savings, NOW and MMDA                             9,501,680
  Other interest-bearing deposits                   5,741,630         128,256
Short-term borrowings                                 261,280
Long-term debt                                      1,948,917       1,562,373
----------------------------------------------
    Total                                          17,453,507       1,690,629
Interest rate swap positions                         (131,000)        650,000
----------------------------------------------
Total gap                                           7,960,421       7,210,343
----------------------------------------------
Cumulative gap                                  $   3,124,302   $  10,334,645
----------------------------------------------

Note: Savings, NOW and money market deposit accounts (MMDA) are subject to immediate withdrawal. However, for the purpose of the above analysis these accounts are reported based on an historical analysis of Firstar Bank accounts.

 20   FIRSTAR CORPORATION
accrual procedures in certain trust areas also contributed one-time revenue increases of $7.5 million in the fourth quarter of 1999.

Managed trust assets increased 13.2 percent to $75.7 billion at the end of 1999, compared to $66.9 billion at the end of 1998. Custody trust assets increased by
29.3 percent to $174.8 billion at December 31, 1999 compared to $135.3 billion a year earlier. Custody assets include nearly $100 billion of mutual funds for which Firstar provides accounting and/or custody services. Firstar's proprietary mutual funds represent $16.7 billion of the total custody assets and increased by 13.4 percent during 1999.

Retail deposit fees grew by 2.0% in 1999 following growth of 8.9% in 1998. Higher transaction volume accounted for the increase even though there had been some erosion of the Mercantile customer base during the first three quarters of 1999.

Mortgage banking income declined $50.9 million, or 25.1 percent, to $151.7 million in 1999, following a 116.9 percent increase in 1998. Mortgage origination activity declined by $30.6 million, or 23.5 percent, in 1999 as increased interest rates reduced new originations and refinancing businesses. Loan servicing income declined by $5.8 million, or 12.9 percent, with the sale of servicing rights during the past two years. Gains on the sale of servicing rights declined by $14.4 million, or 52.2 percent in 1999. Servicing rights sales are managed taking into consideration prepayment risk of the serviced portfolio among other factors. The increase in 1998 over 1997 was primarily due to the significant mortgage banking business acquired in the Great Financial and Roosevelt acquisitions and generally higher origination volumes and refinancing activity due to the lower level of interest rates.

Mortgages serviced for others decreased to $19.5 billion at December 31, 1999, from $26.3 billion at December 31, 1998. Total capitalized mortgage servicing rights were $212.3 million at December 31, 1999. There were no impairment write downs of the mortgage servicing rights at December 31, 1999.

Cash management income increased $24.6 million or 20.9 percent following a 22.4 percent increase in 1998. This growth was attributable to new business development, an expanded product line and higher customer transaction volumes.

Credit card fees increased $19.0 million, or 20.3 percent in 1999 following a decline of $5.7 million, or 5.7 percent in 1998. An expanded customer base and increased card usage partially offset by lower merchant revenues due to the additional sales of the merchant processing business in the second and third quarters of 1999, account for the 1999 revenue growth. The decline in 1998 is due to lower merchant revenue as a result of the transfer of merchant processing income to the joint venture formed with NOVA Information Systems Inc. in the fourth quarter of 1997. Excluding merchant processing revenue, credit card income increased 25.6 percent in 1999 and 14.2 percent in 1998.

ATM income increased by $1.7 million, or 4.7 percent, in 1999, following a 24.9 percent increase in 1998. Firstar continues to add new automated teller machines as a result of acquisitions and new installations with bank owned ATMs increasing to 2,200 at December 31, 1999, compared to 1,500 ATMs at December 31, 1998.

Securitization revenue increased by 101.6 percent, to $38.7 million, in 1999. The establishment of two off-balance sheet conduits which hold high grade commercial loans and investment securities totaling

TABLE 6 -- NONINTEREST INCOME

                                                                                                   % INCREASE/        % INCREASE/
                                                                                                    (DECREASE)         (DECREASE)
FOR THE YEARS ENDED DECEMBER 31 (DOLLARS IN THOUSANDS)     1999         1998         1997           1999/1998          1998/1997
----------------------------------------------------------------------------------------------------------------------------------
Trust income                                            $  427,346   $  375,258   $  338,123           13.9%              11.0%
Mortgage banking:
  Origination activity                                      99,503      130,149       58,752          (23.5)             121.5
  Loan servicing, net                                       38,990       44,750       29,072          (12.9)              53.9
  Gain on sale of servicing                                 13,243       27,691        5,575          (52.2)             396.7
----------------------------------------------------------------------------------------------------------------------------------
      Total mortgage banking                               151,736      202,590       93,399          (25.1)             116.9
Retail deposit fees                                        181,348      177,762      163,283            2.0                8.9
Cash management income                                     142,037      117,466       95,952           20.9               22.4
Credit card income                                         112,672       93,670       99,377           20.3               (5.7)
ATM income                                                  38,602       36,865       29,523            4.7               24.9
Brokerage revenue                                           41,153       44,862       36,381           (8.3)              23.3
International income                                        37,475       32,843       29,922           14.1                9.8
Bank owned life insurance                                   25,585       15,759        5,848           62.4              169.5
Insurance commissions                                       28,019       26,152       18,694            7.1               39.9
Securitization revenue                                      38,749       19,224       18,404          101.6                4.5
Gain on sale of merchant processing                          6,200        2,658       25,121          133.3              (89.4)
All other income                                           156,887      155,661      142,455            0.8                9.3
----------------------------------------------------------------------------------------------------------------------------------
      Subtotal                                           1,387,809    1,300,770    1,096,482            6.7               18.6
Gain on sale of branches                                                 48,051
Investment securities gains - net                           14,762       16,530        3,733          (10.7)             342.8
----------------------------------------------------------------------------------------------------------------------------------
      Total noninterest income                          $1,402,571   $1,365,351   $1,100,215            2.7%              24.1%
----------------------------------------------------------------------------------------------------------------------------------

                                                      BANK WITHOUT BOUNDARIES 21

$8.1 billion in assets has produced related revenue sources in the form of on-going management fees and referral fees. Additionally, Mercantile previously securitized $400 million of credit card receivables on which servicing fees are generated. The credit card securitization is scheduled to be liquidated by the end of 2000 with the return of these assets to Firstar's balance sheet.

All other revenue, excluding the gains on the sale of credit card merchant processing, increased by 5.0 percent to $289.1 million in 1999 following a 18.0 percent increase in 1998. Higher income from international fees, insurance activities, and miscellaneous fees, and increases in the value of bank owned life insurance were partially offset by lower gains from the disposal of leased assets, lower data processing income and lower brokerage commissions due to the continued outsourcing of this activity. Securities gains in 1999 were at approximately the same level as 1998 which was up $13.0 million from 1997. The level of securities gains is a function of portfolio repositioning, how actively the portfolio is managed, and the general level of interest rates. The $48.1 million gain on the sale of branches in 1998 relates to the regulatory agency required divestiture of two Missouri banks in conjunction with merger activity in that year. Table 6 provides a summary of changes in noninterest income for the past three years.

NONINTEREST EXPENSE
    Total noninterest expense was $2.45 billion in 1999, an $84 million, or 3.3 percent, decrease from 1998. The 1998 level of $2.53 billion was up 20.2 percent over 1997. All three years included significant merger-related and restructuring costs. When those are excluded, operating expenses declined by $177.1 million, or 8.2 percent, in 1999 and were up by $169.2 million, or 8.5 percent, in 1998.

Firstar's noninterest expense ratio improved to 48.18 percent in 1999, compared to 55.01 percent in 1998 and 56.24 percent in 1997 when all merger-related and restructuring costs are excluded. The general decline in expenses in 1999 is due to synergies realized in the Star/Firstar merger and the ten other 1998 acquisitions. The increase in noninterest expense in 1998 was due primarily to the 1998 Great Financial, Cargill and Bank One branch acquisitions, and the full year impact of the operating expenses of Roosevelt which was acquired on July 1, 1997 by Mercantile, in addition to new retail facilities, higher incentive levels and additional costs related to Year 2000 system changes. Although 1998 expenses grew significantly due to the acquisitions, significant cost savings and efficiencies are reflected in the 1999 results and ratios as noted above, and continued improvements are expected in 2000.

Salary expense decreased 9.6 percent in 1999 to a level of $862.1 million, following a 10.8 percent increase in 1998. The 1999 decrease in salary expense resulted from staff reductions in support and back room operations as a result of the merger of Star and Firstar, as well as declines in Mercantile from prior acquisition synergies, branch sales, a higher employee turnover rate and Mercantile's previously announced restructuring program. In addition, salary expenses were reduced through the consistent capitalization of loan origination costs, reduced temporary staffing costs and the outsourcing of the brokerage business. Lower incentive pay on decreased residential mortgage loan originations further reduced salary expenses. Partially offsetting these declines were increased incentive compensation expense with the expansion of incentive plans to all employees. Salaries increased in 1998 due to staff added as a result of the acquisitions, higher mortgage banking commissions, higher staff levels in retail banking related to new facilities, and expansion at Firstar Finance Inc. Higher temporary help and incentive costs based on the

TABLE 7 -- NONINTEREST EXPENSE

                                                                                                     % INCREASE/   % INCREASE/
                                                                                                      (DECREASE)    (DECREASE)
   FOR THE YEARS ENDED DECEMBER 31 (DOLLARS IN THOUSANDS)        1999         1998         1997        1999/1998     1998/1997
------------------------------------------------------------------------------------------------------------------------------
Salaries                                                      $  862,092   $  953,309   $  860,020         (9.6)%        10.8%
Pension and other employee benefits                              137,550      172,990      176,175        (20.5)         (1.8)
Equipment expense                                                147,821      160,737      146,910         (8.0)          9.4
Occupancy expense - net                                          167,788      169,467      153,045         (1.0)         10.7
Amortization of intangible assets                                120,831      114,983       75,462          5.1          52.4
Outside services                                                 113,569      100,546       82,714         13.0          21.6
Postage and courier                                               70,261       65,479       61,908          7.3           5.8
Marketing expense                                                 40,712       46,720       43,828        (12.9)          6.6
Professional services                                             28,740       41,096       43,330        (30.1)         (5.2)
Travel and entertainment                                          25,464       26,595       27,146         (4.3)         (2.0)
Stationery and supplies                                           38,568       44,117       40,395        (12.6)          9.2
Communication expense                                             48,054       44,452       36,697          8.1          21.1
Loss on the sale of credit card loans                                                       50,000
All other expense                                                173,936      212,033      185,723        (18.0)         14.2
------------------------------------------------------------------------------------------------------------------------------
      Subtotal                                                 1,975,386    2,152,524    1,983,353         (8.2)          8.5
Merger and restructuring expenses                                470,463      377,292      121,393         24.7         210.8
------------------------------------------------------------------------------------------------------------------------------
      Total noninterest expense                               $2,445,849   $2,529,816   $2,104,746         (3.3)%        20.2%
------------------------------------------------------------------------------------------------------------------------------

 22   FIRSTAR CORPORATION
increase in staff levels and higher profit levels also contributed to the increase in salaries.

The decline in 1999 employee benefit expense was due to the lower headcount and salary levels, a large cash contribution into the pension plan to maximize allowable IRS funding and the merger of the Star and Firstar employee benefit plans. The additional funding of the pension plan reduced pension expense by $8 million in 1999. Additionally, a curtailment gain related to the severance of employees further reduced pension expense by $4.3 million in the fourth quarter of 1999. Employee benefit costs declined slightly in 1998 even though salary costs rose due to combining benefit plans and reconfiguring plan benefits.

Equipment expenses in 1999 declined by $12.9 million, or 8.0 percent due largely to savings resulting from the Star and Firstar merger as well as Mercantile's slowdown in capital spending. Equipment expense increased 9.4 percent in 1998 due to higher levels of depreciation, technology upgrades, and maintenance and repair expenses related to the additional offices added in the acquisitions. Occupancy expense decreased 1.0 percent to $167.8 million in 1999. Occupancy expense increased by 10.7 percent in 1998 due primarily to acquisition activity.

Intangible amortization increased 5.1 percent in 1999 over 1998 due to the full year impact of the 1998 acquisitions. The 52.4 percent increase in 1998 over 1997 is explained largely by a full year of the Roosevelt goodwill amortization in 1998.

Outside service costs increased $13.0 million or 13.0 percent in 1999 following growth of $17.8 million, or 21.6 percent in 1998. Higher transaction volumes and Firstar's decisions to outsource certain functions explain this rise in costs in 1999.

In the third quarter of 1997, Mercantile announced the sale of its former co-branded credit card loans. The sale resulted in a pre-tax charge of $50 million, which represented the discount on the loan balances, a write-off of an intangible asset associated with the cards, investment banking fees and accruals for severance and other expenses.

All other operating expenses were reduced by $54.8 million, or 11.4 percent, in 1999. Close attention paid to expense levels and the realization of merger synergies reduced these expenses in 1999. Many of these same expenses increased in 1998 due to the impact of the 1998 and 1997 acquisitions. Table 7 provides a summary of changes in noninterest expense for the last three years.

Firstar has incurred merger and/or restructuring charges in each of the last three years in conjunction with acquisitions and internal programs to increase operational efficiency. In 1999 Firstar recorded $470.5 million of merger-related charges associated with the 1999 merger with Mercantile and other prior year mergers of both Firstar and Mercantile. The 1998 merger/restructuring charge totaled $377.3 million and included expenses associated with the Star/Firstar merger and several other smaller acquisitions and restructuring charges in connection with Mercantile's corporate wide reorganization. The 1997 merger charge totaled $121.4 million and related to three acquisitions completed that year.

Expenses for the Mercantile merger totaled $409.5 million in 1999. Included in the merger-related charge was $177.7 million in securities losses related to the Mercantile balance sheet restructuring. Severance and related employee costs of $131.0 million were accrued as a result of plans to consolidate various back office operations. Other costs incurred or accrued in 1999 related to this merger included a $35.0 million contribution to a charitable foundation, $19.5 million of system conversion costs and $46.3 million of other merger-related charges such as legal, investment banking and registration fees.

In 1998 Star Banc Corporation merged with Firstar and recorded merger related charges of $211.0 million. Severance and related employee costs of $80.0 million were accrued as a result of plans to consolidate various back office operations. Other costs incurred or accrued in 1998 related to this merger included a $20.0 million contribution to a charitable foundation, asset write-downs of $28.3 million, $26.9 million of system conversion costs, $16.1 million of lease termination costs and $39.7 million of other merger-related charges such as legal, investment banking and registration fees. During 1999, additional merger expenses totaling $115.7 million were incurred primarily related to system conversion projects. The accrual for Star/Firstar merger related expenses was also reduced by $19.9 million in 1999 representing excess severance accruals.

Mercantile recorded a restructuring accrual of $45.1 million in 1998 relating to a centralization, branch closing and consolidation of operations effort. Severance related costs of $40 million were accrued. Costs associated with the closing of 26 branches totaled $5.1 million. During 1999, $22.3 million of remaining accruals were reversed and as of December 31, 1999, substantially all expenses had been paid.

Other merger-related charges were incurred in both 1998 and 1997 for several other smaller acquisitions. Note 3 to the Consolidated Financial Statements details the activity in the various merger and restructuring accrual accounts.

                   V99]TEXT TO COME
             TEXT TO COME

                                  [BAR GRAPH]

                                        1995      1996      1997      1998      1999

EFFICIENCY RATIO* (IN PERCENTS)        58.70     56.13     56.24     55.01      48.16
*Excluding merger-related charges and nonrecurring items.


                                                      BANK WITHOUT BOUNDARIES 23

INCOME TAXES
    Firstar records a provision for income taxes currently payable and for income taxes payable in the future that arise due to timing differences in the recognition of certain items for financial statement and income tax purposes. For the year ended December 31, 1999, Firstar recorded income tax expense of $537.2 million compared with $400.9 million in 1998 and $398.4 million in 1997. The effective tax rate for 1999 was 38.0 percent compared with 33.2 percent in 1998 and 34.4 percent in 1997. Income tax benefits relating to merger charges totaled $100 million in 1999, $117.3 million in 1998 and $41.9 million in 1997. Excluding the expenses and related tax benefits recorded in conjunction with acquisitions, Firstar's adjusted effective tax rate was 33.7 percent in 1999 compared with 32.9 percent and 33.8 percent in 1998 and 1997, respectively.

The effective tax rates were influenced by the level of tax-exempt income; the receipt of state tax refunds from prior years and the implementation of various tax planning strategies; nondeductible goodwill amortization; nondeductible merger related costs; the level of investments in bank owned life insurance; and the restructuring of affiliated member entities.

YEAR 2000
    Firstar successfully completed its Year 2000 project including all assessment, remediation and testing of all internal systems by December 31,1999. Subsequent to that date, no adverse developments have occurred which would affect Firstar's business, financial condition or results of operations. All internal systems have functioned as planned in 2000, and no third party vendors or counterparties have failed to provide the required levels of service. Firstar will continue to monitor both its systems and its transactions with third parties during the year and address any problems as needed.

The costs of the Year 2000 project were expensed as incurred. The total cost of this project through the end of 1999 was approximately $58 million of which $13 million was expensed in 1999, $32 million in 1998 and $13 million in 1997. Nominal additional costs will be incurred in 2000 related to the shutting down of the project and completing documentation.

---------------------------------------------------------------
BALANCE SHEET
LOANS
    Loans increased $2.6 billion, or 5.4 percent, to $50.6 billion at December 31, 1999, compared to $48.0 billion at December 31, 1998. This follows an increase of $3.5 billion, or 7.9 percent, during 1998. Excluding residential real estate loans, total loans increased $4.7 billion, or 12.6 percent, since December 31, 1998. Since year-end 1998, retail loans, which include such areas as installment lending, auto leasing and credit card services have increased $2.3 billion or 20.3 percent. Commercial loans increased by $1.5 billion, or
10.3 percent, from year-end 1998. Commercial leasing rose by nearly 35 percent from a year ago and reflects the expanded marketing efforts of the leasing subsidiary acquired in 1998. Commercial and construction real estate loans increased $490 million, or 4.6 percent, since year-end 1998. In the third quarter of 1998, Firstar established a loan conduit, Stellar Funding Group, Inc. At December 31, 1999, $1.8 billion of short term, high quality, low yielding commercial loans had been funded in the conduit. This represents an increase of $738 million over the December 31, 1998 level. Excluding the impact of these transferred loans, commercial loans would have increased $3.2 billion, or 11.7 percent, since December 31, 1998. These increases are the direct result of successful marketing efforts, cross selling and the strength of the economy. The growth is broad-based in both the Firstar and Mercantile markets. Residential real estate loans have declined since December 31, 1998 reflecting management's decision to sell most single-family residential real estate loan originations into the secondary market as well as the impact of loan sales related to the Mercantile balance sheet restructuring. This decline reflects Firstar's strategy to reduce these lower yielding loans and the related adverse prepayment risk, with resulting proceeds utilized to fund growth in higher yielding commercial and retail loans.

Commercial loans, real estate loans and retail loans represent 34.3, 39.1 and
26.6 percent, respectively, of the total loan portfolio at year-end 1999 compared with 32.1, 44.6 and 23.3 percent at December 31, 1998, reflecting the results of the strategies implemented to downsize the residential loan portfolio and use the proceeds to fund higher yielding commercial and retail loans. The commercial portfolio remains diversified as to both industry and geographic concentrations, and the vast majority of all loans are extended in Firstar's natural trade area.

Loans held for sale are not included in the loan discussion above. They totaled $625 million at December 31, 1999 compared with $1.76 billion at year-end 1998. The decrease is due to the general decline in residential mortgage loan originations due to the higher level of interest rates.

Table 8 provides a summary of loans by type at year-end for each of the past five years. Table 9 provides maturity distribution data for selected types of loans.

ASSET QUALITY
    As of December 31, 1999, the allowance for loan losses was $715 million, or
1.41 percent, of total loans. This compares to $705 million, or 1.47 percent, of total loans, as of December 31, 1998. The allowance as a percentage of nonperforming loans improved to 341 percent at year-end 1999, compared with 325 percent last year and 323 percent at December 31, 1997. The provision for loan losses totaled $187 million in 1999, $165 million in 1998 and $204 million in 1997. In connection with merger activities, additional provisions for loan losses were made to conform credit and charge-off policies. These amounts are included in the reported loan loss provision and amounted to $7.5 million in 1999, $37.9 million in 1998, and $20.3 million in 1997. Table 10 provides a summary of activity in the allowance for loan loss account by type of loan.

 24   FIRSTAR CORPORATION

As shown in Table 10, net charge-offs increased slightly in 1999 to .36 percent of average outstanding loans, compared to 0.35 in 1998 and 0.42 in 1997. All three years included merger related charge-offs that were taken to conform acquiree credit policies to those of Firstar. Excluding the merger-related charge-offs of $7.5 million in 1999, $23.9 million in 1998 and $20.3 million in 1997, the adjusted net charge-off figures were .34 percent, .30 percent, and .37 percent.

Nonperforming loans as a percentage of total loans have declined to historically low levels. Nonperforming loans as a percentage of total loans declined to .41 percent at December 31, 1999 compared with .45 percent at December 31, 1998, and down from .46 percent at December 31, 1997. Nonperforming assets as a percentage of total loans and other real estate owned remained at historically low levels in 1999, down slightly to .45 percent at December 31, 1999, compared to .49 percent a year earlier.

                                  [BAR GRAPH]

                                                1995   1996   1997  1998  1999
NET CHARGE-OFFS TO AVERAGE LOANS (IN PERCENTS)  0.31   0.46   0.42  0.35  0.36

TABLE 8 -- LOANS BY TYPE

AS OF DECEMBER 31 (DOLLARS IN THOUSANDS)                         1999          1998          1997          1996          1995
---------------------------------------------------------------------------------------------------------------------------------
Commercial                                                    $15,530,346   $14,073,944   $12,269,552   $11,244,872   $10,366,652
Commercial leasing                                              1,816,250     1,348,202       663,684       502,920       466,624
Real estate construction and development                        2,184,476     2,136,597     1,699,948     1,415,912     1,267,666
Commercial real estate mortgage                                 8,851,504     8,409,474     7,714,136     7,340,963     7,051,134
Residential real estate mortgage                                8,779,037    10,856,161    11,853,504     9,059,509     8,428,285
Credit card                                                     1,403,655     1,265,382     1,466,252     2,022,881     1,824,031
Retail leasing                                                  2,006,839     1,439,515     1,084,429       787,785       458,414
Other retail                                                   10,053,901     8,490,410     7,762,448     6,551,936     6,062,671
---------------------------------------------------------------------------------------------------------------------------------
    Total loans                                               $50,626,008   $48,019,685   $44,513,953   $38,926,778   $35,925,477
---------------------------------------------------------------------------------------------------------------------------------
Percent of total loans by type
---------------------------------------------------------------------------------------------------------------------------------
Commercial                                                           30.6%         29.4%         27.7%         28.9%         28.8%
Commercial leasing                                                    3.6           2.8           1.5           1.3           1.3
Real estate construction and development                              4.3           4.4           3.8           3.6           3.5
Commercial real estate mortgage                                      17.5          17.5          17.3          18.9          19.6
Residential real estate mortgage                                     17.3          22.6          26.6          23.3          23.5
Credit card                                                           2.8           2.6           3.3           5.2           5.1
Retail leasing                                                        4.0           3.0           2.4           2.0           1.3
Other retail                                                         19.9          17.7          17.4          16.8          16.9
---------------------------------------------------------------------------------------------------------------------------------
    Total loans                                                     100.0%        100.0%        100.0%        100.0%        100.0%
---------------------------------------------------------------------------------------------------------------------------------

TABLE 9 -- SELECTED LOAN MATURITY DISTRIBUTION

                                                                            OVER ONE
                                                               ONE YEAR      THROUGH        OVER
       AS OF DECEMBER 31, 1999 (DOLLARS IN THOUSANDS)          OR LESS     FIVE YEARS    FIVE YEARS       TOTAL
------------------------------------------------------------------------------------------------------------------
Commercial                                                    $5,263,437   $10,454,695   $ 1,628,464   $17,346,596
Real estate                                                    1,252,225     6,692,551    11,870,241    19,815,017
Retail                                                         1,726,580     8,987,917     2,749,898    13,464,395
------------------------------------------------------------------------------------------------------------------
    Total loans                                               $8,242,242   $26,135,163   $16,248,603   $50,626,008
------------------------------------------------------------------------------------------------------------------
Total of loans due after one year with:
  Predetermined interest rates                                                                         $23,214,699
  Floating interest rates                                                                               19,169,067
------------------------------------------------------------------------------------------------------------------

                                                      BANK WITHOUT BOUNDARIES 25

Nonaccrual loans decreased $7 million at December 31, 1999 to $208 million compared to a $15 million increase in 1998. The decline in year-end 1999 nonperforming loans was led by decreases in residential mortgage loans, retail loans and construction loans. These decreases were partially offset by an increase in commercial and commercial mortgage loans.

Other real estate owned, which is carried at the lower of cost or fair value less estimated selling costs, represents real estate of which Firstar has taken ownership in partial or total satisfaction of loans. Other real estate owned was $19 million at December 31, 1999, a $2 million decrease from $21 million at December 31, 1998.

Loans past due 90 days or more decreased to $123 million at December 31, 1999 from $146 million at December 31, 1998. The decrease in 1999 was primarily in the residential mortgage and commercial loan areas. These loans are on a full accrual basis and are judged by management to be collectible in full.

                                  [BAR GRAPH]

PLOT POINTS                                                         1995   1996    1997    1998   1999
ALLOWANCE AS A PERCENTAGE OF NONPERFORMING LOANS (IN PERCENTS)       245   303     323     325    341

TABLE 10 -- SUMMARY OF LOAN LOSS EXPERIENCE

    AS OF DECEMBER 31 (DOLLARS IN THOUSANDS)         1999             1998             1997             1996             1995
---------------------------------------------------------------------------------------------------------------------------------
Average loans                                     $49,259,525      $46,673,396      $41,800,976      $37,191,126      $35,179,581
---------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses:
  Balance at beginning of year                    $   704,846      $   657,098      $   607,610      $   579,310      $   573,696
  Acquired bank reserves                                                46,443           21,162           23,772           14,701
  Transfer to Credit Card Master Trust                                                                                    (12,000)
  Charge-offs:
    Commercial                                        (86,131)         (77,341)         (53,052)         (61,438)         (36,469)
    Commercial real estate                            (10,217)         (11,492)          (8,733)         (11,126)         (18,051)
    Residential real estate                           (12,638)          (7,141)          (4,417)          (6,021)          (4,875)
    Credit card                                       (67,139)         (69,810)        (116,129)        (111,550)         (66,858)
    Other retail                                      (75,855)         (69,920)         (59,889)         (43,320)         (36,927)
---------------------------------------------------------------------------------------------------------------------------------
      Total charge-offs                              (251,980)        (235,704)        (242,220)        (233,455)        (163,180)
---------------------------------------------------------------------------------------------------------------------------------
  Recoveries:
    Commercial                                         28,437           26,325           20,526           19,354           18,037
    Commercial real estate                              5,905            5,453            6,387            9,097            7,243
    Residential real estate                               547            1,959            1,229            2,910            1,731
    Credit card                                        16,357           15,538           18,081           12,880           12,032
    Other retail                                       23,485           22,944           20,196           17,642           14,981
---------------------------------------------------------------------------------------------------------------------------------
      Total recoveries                                 74,731           72,219           66,419           61,883           54,024
---------------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                      (177,249)        (163,485)        (175,801)        (171,572)        (109,156)
Provision charged to earnings                         187,301          164,790          204,127          176,100          112,069
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                            $   714,898      $   704,846      $   657,098      $   607,610      $   579,310
---------------------------------------------------------------------------------------------------------------------------------
Ratio of net charge-offs to average loans:
  Commercial                                             0.35%            0.35%            0.25%            0.37%            0.17%
  Commercial real estate                                 0.05             0.08             0.03             0.03             0.13
  Residential real estate                                0.12             0.04             0.03             0.04             0.04
  Credit card                                            4.00             4.24             5.66             5.38             3.41
  Other retail                                           0.48             0.50             0.49             0.36             0.33
      Total loans                                        0.36             0.35             0.42             0.46             0.31
---------------------------------------------------------------------------------------------------------------------------------
Ratio of allowance for loan losses to end of
  year loans                                             1.41             1.47             1.48             1.56             1.61
---------------------------------------------------------------------------------------------------------------------------------

 26   FIRSTAR CORPORATION

TABLE 11 -- NONPERFORMING ASSETS

       AS OF DECEMBER 31 (DOLLARS IN THOUSANDS)                1999           1998           1997           1996           1995
---------------------------------------------------------------------------------------------------------------------------------
Loans on nonaccrual status:
  Commercial                                                 $ 89,168       $ 82,366       $ 99,112       $ 94,342       $108,907
  Commercial mortgage                                          64,042         61,074         47,070         56,609         84,065
  Residential mortgage                                         36,806         52,071         42,197         32,914         32,113
  Retail                                                       17,980         19,648         11,952         12,628          8,279
---------------------------------------------------------------------------------------------------------------------------------
      Total nonaccrual loans                                  207,996        215,159        200,331        196,493        233,364
---------------------------------------------------------------------------------------------------------------------------------
Loans which have been renegotiated:
  Commercial                                                       87             66             91            679          1,005
  Commercial mortgage                                           1,577          1,435          2,459          3,637          2,378
  Residential mortgage                                                                          678
  Retail                                                                                          9
---------------------------------------------------------------------------------------------------------------------------------
      Total renegotiated loans                                  1,664          1,501          3,237          4,316          3,383
---------------------------------------------------------------------------------------------------------------------------------
      Total nonperforming loans                               209,660        216,660        203,568        200,809        236,747
Other real estate owned                                        19,272         20,835         26,917         26,693         31,343
---------------------------------------------------------------------------------------------------------------------------------
      Total nonperforming assets                             $228,932       $237,495       $230,485       $227,502       $268,090
---------------------------------------------------------------------------------------------------------------------------------
Loans past due 90 days or more:
  Commercial                                                 $ 12,836       $ 26,400       $ 28,178       $ 30,049       $ 24,410
  Commercial mortgage                                          13,866         13,423         17,762         30,702         11,183
  Residential mortgage                                         47,778         65,045         32,144         26,886         28,658
  Retail                                                       48,280         41,253         41,859         56,405         39,265
---------------------------------------------------------------------------------------------------------------------------------
      Total loans past due 90 days or more                   $122,760       $146,121       $119,943       $144,042       $103,516
---------------------------------------------------------------------------------------------------------------------------------
Percentage of nonperforming loans to loans                       0.41%          0.45%          0.46%          0.52%          0.66%
Percentage of nonperforming assets to loans and other
  real estate owned                                              0.45           0.49           0.52           0.58           0.75
Percentage of allowance for loan losses to
  nonperforming loans                                             341            325            323            303            245
---------------------------------------------------------------------------------------------------------------------------------

TABLE 12 -- COMPOSITION OF NONPERFORMING LOANS

                                                   DECEMBER 31, 1999                           DECEMBER 31, 1998
                               ----------------------------------------------------------   -----------------------
                                             NONPERFORMING LOANS                              NONPERFORMING LOANS
                               -----------------------------------------------   90 DAYS    -----------------------
                                 NON-                               PERCENTAGE   OR MORE      NON-
   (DOLLARS IN THOUSANDS)      ACCRUAL    RENEGOTIATED    TOTAL      OF LOANS    PAST DUE   ACCRUAL    RENEGOTIATED
-------------------------------------------------------------------------------------------------------------------
Commercial loans:
  Corporate                    $ 76,382      $   87      $ 76,469      0.49%     $ 12,819   $ 75,950      $   66
  Commercial leasing             12,786                    12,786      0.70            17      6,416
-------------------------------------------------------------------------------------------------------------------
    Total commercial loans       89,168          87        89,255      0.51        12,836     82,366          66
-------------------------------------------------------------------------------------------------------------------
Real estate loans:
  Residential                    36,806                    36,806      0.42        47,778     52,071
  Commercial mortgage            57,733       1,577        59,310      0.67        11,281     49,897       1,435
  Construction/ land
    development                   6,309                     6,309      0.29         2,585     11,177
-------------------------------------------------------------------------------------------------------------------
    Total real estate loans     100,848       1,577       102,425      0.52        61,644    113,145       1,435
-------------------------------------------------------------------------------------------------------------------
Retail loans:
  Other retail                   12,563                    12,563      0.12        25,827     16,529
  Credit cards                    4,960                     4,960      0.35        20,210      2,629
  Retail leasing                    457                       457      0.02         2,243        490
-------------------------------------------------------------------------------------------------------------------
    Total retail loans           17,980                    17,980      0.13        48,280     19,648
-------------------------------------------------------------------------------------------------------------------
    Total loans                $207,996      $1,664      $209,660      0.41%     $122,760   $215,159      $1,501
-------------------------------------------------------------------------------------------------------------------

                                      DECEMBER 31, 1998
                               --------------------------------
                                NONPERFORMING LOANS
                               ---------------------   90 DAYS
                                          PERCENTAGE   OR MORE
   (DOLLARS IN THOUSANDS)       TOTAL      OF LOANS    PAST DUE
-----------------------------
Commercial loans:
  Corporate                    $ 76,016       0.54%    $ 26,400
  Commercial leasing              6,416       0.48
-----------------------------
    Total commercial loans       82,432       0.53       26,400
-----------------------------
Real estate loans:
  Residential                    52,071       0.48       65,045
  Commercial mortgage            51,332       0.61       10,444
  Construction/ land
    development                  11,177       0.52        2,979
-----------------------------
    Total real estate loans     114,580       0.54       78,468
-----------------------------
Retail loans:
  Other retail                   16,529       0.19       21,503
  Credit cards                    2,629       0.21       18,280
  Retail leasing                    490       0.03        1,470
-----------------------------
    Total retail loans           19,648       0.18       41,253
-----------------------------
    Total loans                $216,660       0.45%    $146,121
-----------------------------

                                                      BANK WITHOUT BOUNDARIES 27

Certain accruing FHA/VA loans, in addition to insured FHA and guaranteed VA loans which are contractually past due 90 days or more, are purchased by Firstar from GNMA pools it services or from third parties. By purchasing delinquent loans out of pools, Firstar is able to retain the benefit of the net interest rate differential between the coupon rate Firstar (as servicer) would otherwise be obligated to pay the GNMA security holder and Firstar's cost of funds. Most of Firstar's investment in delinquent FHA and VA loans is recoverable through claims made against FHA and VA. Any credit losses incurred are no greater than if the FHA/ VA loans remained in the GNMA pools and Firstar remained as servicer. The same risk from foreclosure or loss of interest exists for Firstar as servicer or owner of the loan. At December 31, 1999, total loans included $355 million of these FHA/VA buyout loans.

Responsibility for the establishment of policy and direction of the loan portfolio lies with the Credit Policy Management Group. Composed of members of senior management, this group determines and oversees the execution of strategies for the growth and development of the loan portfolio. To maintain the level of credit risk at an appropriate level, the group sets underwriting standards and internal lending limits and provides for proper diversification by monitoring and placing constraints on concentrations of credit within the portfolio on a consolidated basis. In monitoring the level of credit risk within the loan portfolio, Firstar utilizes a corporate-wide loan tracking program. As part of this program, risk ratings are individually assigned to each commercial and commercial real estate loan within the portfolio and are reported to management on a monthly basis. Risk ratings are independently reviewed for propriety by Firstar's loan review department. The system provides for the proper measurement of the level of risk within the portfolio and facilitates appropriate management and control.

The specific valuation allowance recorded on impaired loans, as prescribed by Statement of Financial Accounting Standards No. 114 (as amended by SFAS No.
118), is included in the total allowance for loan losses. The recorded investment in impaired loans at December 31, 1999 was $153.2 million, compared to $145.3 million at December 31, 1998. The related valuation allowance (as calculated under SFAS No. 114) on impaired loans at December 31, 1999 was $8.2 million. In addition to the valuation for impaired loans, the adequacy of the total allowance for loan losses is monitored on a continual basis and is based on management's evaluation of several key factors, including: the quality of the current loan portfolio, current economic conditions, concentrations in loan types, geographic areas and industries, evaluation of significant problem loans, an analysis of periodic loan reviews, historical charge-off and recovery experience and other pertinent information. These factors are taken in conjunction with a mathematical analysis of the wholesale and retail portfolios to determine identifiable losses. It is these identifiable losses for which reserves are specifically allocated. These estimates are reviewed continually and, as adjustments become necessary, they are reported in earnings in the periods in which they become known.

For 2000, management expects net charge-offs of approximately .40 to .45 percent of average loans. The estimated net charge-offs for the various loan portfolios are as follows: commercial loans and leasing $68 million, commercial real estate and construction $7 million, residential mortgages $8 million, credit card loans $58 million, and other retail loans $70 million.

Management believes that the allowance for loan losses at December 31, 1999 was adequate to absorb all anticipated losses existing in the loan portfolio as of that date. The allowance for loan losses is based on estimates and ultimate losses may vary from current estimates.

INVESTMENT SECURITIES
    Total investment securities were $13.1 billion at December 31, 1999 compared to $15.9 billion at December 31, 1998, a decrease of $2.8 billion or 17.4%. The decrease was primarily due to the Mercantile balance sheet restructuring as well as maturities and prepayments of mortgage securities. The assets related to the Mercantile balance sheet restructuring were identified by management as having risk characteristics which did not align with Firstar's risk management policies. Due to a rise in interest rates subsequent to the announcement of the Mercantile merger, the balance sheet restructuring completed at the end of September 1999 resulted in realized investment portfolio security losses of $177.7 million. The assets sold in connection with the restructuring were previously carried on Mercantile's balance sheet at fair value, with net unrealized losses carried in stockholders' equity as a component of other comprehensive income. Specifically, the restructuring, which totaled $4.5 billion of investment securities, included the following: the sale of $2.4 billion in U.S. government agency callable securities, $1.9 billion in fixed rate pass-through mortgage-backed securities and $175.0 million non-agency securities out of compliance with Firstar's investment policies. The proceeds from these sales were used to reduce short-term borrowed funds and to fund the purchase of short-term investment securities.

Firstar's investment portfolio serves four important functions. First, it is a vehicle for adjusting balance sheet rate sensitivity and protecting against the impact of changes in interest rate movements by managing the purchases and maturities of securities; second, it is a means for the investment of excess funds depending on loan demand; third, the available-for-sale securities provide potential immediate liquidity; and fourth, it serves as collateral for public deposits. The investment portfolio is structured to maximize the return on invested funds within acceptable interest rate risk guidelines and to meet pledging requirements while giving consideration to loan demand, credit risk, future liquidity needs, balance sheet strategies and the outlook for trends in interest rates.

As of December 31, 1999, Firstar's investment securities portfolio included $12.9 billion in securities classified as available-for-sale and $194 million classified as held-to-maturity. As of December 31, 1999, Firstar reported a net unrealized loss of $146 million on investment securities, with an offsetting decrease to shareholders' equity of $95 million (net of tax). In 1999, the unrealized net loss reported as a separate component of equity changed from a gain of $141.0 million at year-end 1998 to a $95.0 million loss at year-end 1999 thereby decreasing equity by $236.0 million net of tax. This change was primarily the result of the increase in interest rates in the second half of 1999. Firstar held no trading securities at year-end 1999 and an immaterial amount last year-end.

Table 13 provides information as to the composition of Firstar's investment securities portfolio at December 31, 1999. As noted the investment portfolio is primarily made up of GNMA adjustable rate mortgages, FNMA and FHLMC pass-through securities (primarily balloons and 15 year fixed rates), CMOs, U.S. Treasuries and "bank qualified" municipal securities. The CMOs consist of planned

 28   FIRSTAR CORPORATION
amortization classes ("PACs") and sequential pay bonds that are in the first or second classes. Credit risk has been minimized by restricting purchases of mortgage-backed securities to U.S. Agency backed or AAA rated securities. To reduce interest rate risk associated with these securities, purchases are restricted to securities with relatively short maturities and/or durations.

The average maturity of the overall portfolio increased to 6.8 years at the end of 1999 from 4.2 years at year-end 1998. The overall taxable equivalent yield of the portfolio was stable during 1999 at 6.58 percent compared with 6.68 percent in 1998.

DEPOSITS
    Total deposits were $51.9 billion at December 31, 1999 compared to $54.3 billion at December 31, 1998, a $2.4 billion, or 4.5 percent, decrease. The decline since December 31, 1998 was partially due to branch sales (and the related deposits of $127 million) as well as the managed continued run-off of non-strategic higher cost retail certificates of deposit. Additionally, compensating balances relating to Mercantile's tax payment processing business were $600 million lower at year-end 1999 than last year-end.

Noninterest bearing deposits declined by $802 million and includes the impact of the $600 million compensating balance reduction mentioned previously. Saving accounts declined by $690 million, or 17.1 percent, as depositors sought higher rate investment alternatives. NOW accounts and money market accounts remained relatively level from year to year. Large denomination CDs, both domestic and foreign, increased by $137 million. These deposits are for the most part viewed as purchased funds and are managed to levels deemed appropriate given alternative funding sources. All other time deposits, which are smaller balance CDs, declined by $1.1 billion, or 6.1 percent during 1999.

TABLE 13 -- INVESTMENT SECURITIES

                                                              AVAILABLE-FOR-SALE                    HELD-TO-MATURITY
----------------------------------------------------------------------------------------------------------------------
                                                                            AVERAGE    WEIGHTED
                                                 AMORTIZED      MARKET      MATURITY   AVERAGE    AMORTIZED    MARKET
AS OF DECEMBER 31, 1999 (DOLLARS IN THOUSANDS)     COST          VALUE      IN YEARS    YIELD       COST       VALUE
----------------------------------------------------------------------------------------------------------------------
U.S. Treasury and agencies:
  Within one year                               $   551,712   $   551,993     0.29       4.80%    $           $
  One through five years                          1,189,062     1,188,016     2.45       6.86
  Five through ten years                             38,172        37,019     7.48       6.45
  Over ten years                                      8,771         8,984    14.47       7.42
----------------------------------------------------------------------------------------------------------------------
          Total                                   1,787,717     1,786,012     1.95       6.22
----------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities:
  Within one year                                    98,793        98,369     0.73       6.20       45,411      45,411
  One through five years                          2,982,054     2,941,098     3.30       6.78
  Five through ten years                          1,821,580     1,788,424     7.31       6.64
  Over ten years                                  1,752,197     1,726,961    19.68       6.80
----------------------------------------------------------------------------------------------------------------------
          Total                                   6,654,624     6,554,852     8.67       6.74       45,411      45,411
----------------------------------------------------------------------------------------------------------------------
Obligations of states and political subdivisions:
  Within one year                                   226,071       226,794     0.42       7.34       24,960      26,571
  One through five years                            942,708       948,432     3.17       7.49       41,683      43,578
  Five through ten years                            322,211       319,321     7.32       7.54       38,606      44,558
  Over ten years                                    107,695       109,348    13.71       7.51       43,794      40,192
----------------------------------------------------------------------------------------------------------------------
          Total                                   1,598,685     1,603,895     4.33       7.48      149,043     154,899
----------------------------------------------------------------------------------------------------------------------
Other debt securities:
  Within one year                                    11,345        11,302     0.75       6.34
  One through five years                          1,400,343     1,364,430     3.46       6.28
  Five through ten years                            100,666        95,794     5.40       5.99
  Over ten years                                    279,942       270,710    27.48       7.06
----------------------------------------------------------------------------------------------------------------------
          Total                                   1,792,296     1,742,236     7.31       6.38
----------------------------------------------------------------------------------------------------------------------
Federal Reserve Bank stock and other equity
  securities                                        795,407       795,360
Money market funds                                  437,058       437,058
----------------------------------------------------------------------------------------------------------------------
          Total investment securities           $13,065,787   $12,919,413                         $194,454    $200,310
----------------------------------------------------------------------------------------------------------------------

                                                 HELD-TO-MATURITY
----------------------------------------------  -------------------
                                                AVERAGE    WEIGHTED
                                                MATURITY   AVERAGE
AS OF DECEMBER 31, 1999 (DOLLARS IN THOUSANDS)  IN YEARS    YIELD
----------------------------------------------  -------------------
U.S. Treasury and agencies:
  Within one year                                                %
  One through five years
  Five through ten years
  Over ten years
----------------------------------------------
          Total
----------------------------------------------
Mortgage-backed securities:
  Within one year                                 0.48       7.92
  One through five years
  Five through ten years
  Over ten years
----------------------------------------------
          Total                                   0.48       7.92
----------------------------------------------
Obligations of states and political subdivisio
  Within one year                                 0.58       8.84
  One through five years                          2.02       8.78
  Five through ten years                          7.65       6.01
  Over ten years                                 12.24       6.01
----------------------------------------------
          Total                                   6.24       7.27
----------------------------------------------
Other debt securities:
  Within one year
  One through five years
  Five through ten years
  Over ten years
----------------------------------------------
          Total
----------------------------------------------
Federal Reserve Bank stock and other equity
  securities
Money market funds
----------------------------------------------
          Total investment securities
----------------------------------------------

Note: Information related to mortgage-backed securities included above is presented based upon weighted average maturities anticipating future prepayments. Average yields are presented on a fully-taxable equivalent basis. Yields on available-for-sale securities are computed based on historical cost balances.

                                                      BANK WITHOUT BOUNDARIES 29

Table 14 provides a summary of total deposits by type at year-end for each of the last five years. Table 15 provides maturity distribution for domestic time deposits $100,000 and over.

TABLE 15 -- MATURITY OF DOMESTIC TIME DEPOSITS
$100,000 AND OVER

   As of December 31, 1999 (dollars in thousands)
-----------------------------------------------------------------
Three months or less                                   $1,845,178
Over three months through six months                      755,737
Over six months through twelve months                     495,144
Over twelve months                                        657,467
-----------------------------------------------------------------
    Total                                              $3,753,526
-----------------------------------------------------------------

The low interest rate environment over the last several years (particularly for bank core deposits) has prompted many customers to increase their liquidity by increasing funds in immediately accessible deposit vehicles and reducing the amount in longer term instruments such as certificates of deposit. As short-term market rates and savings rates were low in 1998 and increased moderately in 1999, customers continued to transfer their funds out of certificates of deposits and savings accounts into tiered rate money market accounts. Firstar has also noted a continued shift by customers out of traditional bank products to other nonbank or nondeposit financial instruments or investments, which Firstar aggressively markets.

LIQUIDITY
    The Asset/Liability Policy Committee ("ALPC") establishes policies, as well as analyzes and manages Firstar's liquidity to ensure that adequate funds are always available at reasonable rates to meet normal operating requirements in addition to unexpected customer demands for funds, such as high levels of deposit withdrawals or loan demand, in a timely and cost-effective manner. The most important factor in the preservation of liquidity is the maintenance of public confidence which facilitates the retention and growth of a large, stable supply of core deposits and funds. Ultimately, public confidence is generated through profitable operations and a strong capital position. Firstar's strong record in both of these areas has enabled it to succeed in developing a large and reliable base of core funding from within its market areas. Liquidity management is viewed from a long-term and short-term perspective, as well as from a liability and asset perspective. Management monitors liquidity through a periodic review of maturity profiles, yield and rate behaviors, and loan and deposit forecasts to minimize funding risks.

The ALPC's liquidity policies limit the amount Firstar's subsidiary banks can borrow, subject to Firstar's ability to borrow funds in the capital markets in an efficient and cost effective manner. In addition, Firstar's strategic liquidity and contingent planning are subject to the amount of asset liquidity present in the balance sheet. The ALPC periodically reviews Firstar's ability to meet funding deficiencies due to adverse business events. These funding needs are then matched up with specific asset-based sources to ensure sufficient funds are available. Also, strategic liquidity policy requires Firstar to diversify its national market funding sources to avoid concentration in any one market. As of December 31, 1999, Firstar was 83 percent core funded from customers within its market area.

Firstar's subsidiary banks are members of various Federal Home Loan Banks, and Firstar maintains a Grand Cayman office for issuing eurodollar certificates of deposit. At December 31, 1999, there was $774 million in eurodollar deposits outstanding and $2.6 billion borrowed from the Federal Home Loan Banks. Firstar Bank, N.A. also has established relationships with dealers to issue national market retail certificates of deposits. At December 31, 1999, there were $45 million of deposits outstanding in this program. In the fourth quarter of 1999 Firstar Bank, N.A. issued a $500 million subordinate bank note facility.

TABLE 14 -- DEPOSITS BY TYPE

          AS OF DECEMBER 31 (DOLLARS IN THOUSANDS)               1999          1998          1997          1996          1995
---------------------------------------------------------------------------------------------------------------------------------
Non interest-bearing deposits                                 $10,299,994   $11,102,247   $ 9,517,479   $ 9,073,183   $ 7,965,347
Interest-bearing deposits:
  Savings accounts                                              3,349,308     4,039,413     3,788,415     3,867,429     4,087,496
  NOW accounts                                                  6,980,734     7,130,540     6,307,608     5,687,923     5,658,561
  Money market deposit accounts                                10,263,894    10,111,250     8,054,871     7,033,153     5,989,524
  Time deposits $100,000 and over -- domestic                   3,753,526     3,565,425     3,446,154     3,278,624     3,151,864
  Foreign deposits $100,000 and over                              773,926       825,347       771,121       459,529       375,522
  All other time deposits                                      16,465,029    17,537,940    17,409,874    15,054,679    14,685,468
---------------------------------------------------------------------------------------------------------------------------------
    Total deposits                                            $51,886,411   $54,312,162   $49,295,522   $44,454,520   $41,913,782
---------------------------------------------------------------------------------------------------------------------------------
Percent of total deposits by type
---------------------------------------------------------------------------------------------------------------------------------
Non interest-bearing deposits                                        19.9%         20.5%         19.3%         20.4%         19.0%
Interest-bearing deposits:
  Savings accounts                                                    6.4           7.4           7.7           8.7           9.8
  NOW accounts                                                       13.5          13.1          12.8          12.8          13.5
  Money market deposit accounts                                      19.8          18.6          16.3          15.8          14.3
  Time deposits $100,000 and over -- domestic                         7.2           6.6           7.0           7.4           7.5
  Foreign deposits $100,000 and over                                  1.5           1.5           1.6           1.0           0.9
  All other time deposits                                            31.7          32.3          35.3          33.9          35.0
---------------------------------------------------------------------------------------------------------------------------------
    Total deposits                                                  100.0%        100.0%        100.0%        100.0%        100.0%
---------------------------------------------------------------------------------------------------------------------------------

 30   FIRSTAR CORPORATION

Additionally, both Firstar Bank, N.A. in Milwaukee and Mercantile Bank in St. Louis function as major banks in the Midwest with significant correspondent bank networks and corporate account bases. Accordingly they also have access to national fed funds, repurchase agreements and certificate of deposit markets, which can be considered stable sources of funds, similar to core deposits. The debt ratings noted in Table 16 assist Firstar and its subsidiary banks in their abilities to gather funds from the capital markets.

TABLE 16 -- DEBT RATINGS

                                                    THOMPSON
                           STANDARD &                 BANK
AS OF DECEMBER 31, 1999      POOR'S      MOODY'S     WATCH      FITCH
---------------------------------------------------------------------
Holding company:
  Senior debt                      A-         A2          A+        A
  Subordinated debt              BBB+         A3                   A-
  Commercial paper                A-2        P-1       TBW-1      F-1
Bank:
  Senior debt                       A         A1         AA-       A+
  Subordinated debt                A-         A2          A+        A
  Short term CDs                  A-1        P-1       TBW-1      F-1
---------------------------------------------------------------------

The parent company obtains cash to meet its obligations from dividends collected from its subsidiaries. At December 31, 1999, the parent company held $1.2 billion in cash, liquid investments and subsidiary loans. The parent company's routine cash requirements consist primarily of operating expenses, dividends to shareholders, principal and interest payments on debt, and funds used in acquisitions. Operating expenses are funded by subsidiary bank management fees, while shareholder dividends and debt service are satisfied by subsidiary bank dividends. Federal banking laws regulate the amount of dividends that may be declared by banking subsidiaries. During 1999, Firstar's subsidiary banks could have provided an additional $86 million in dividends to the parent company, without additional regulatory approval, and still exceeded minimum regulatory capital ratios.

Firstar issues commercial paper notes through a private placement memorandum up to an aggregate amount of $200 million, with maturities of up to 270 days. At December 31, 1999 there was $139 million in commercial paper outstanding. Firstar also established a $1 billion universal shelf registration program which had $550 million of notes issued at December 31, 1999. The proceeds from the commercial paper and notes programs are used to provide funding to Firstar Finance, Inc. and for general corporate purposes.

Firstar's consolidated long-term debt decreased $419 million to $5.0 billion at December 31, 1999. This decrease was the result of payoffs and maturities of Federal Home Loan Bank and subordinated notes, partially offset by the issuance of new debt by the parent company and Firstar Bank, N.A.

In December 1996 and again in June 1997, Firstar issued $150 million of Corporation-obligated mandatorily redeemable Capital Securities. Additionally, Mercantile issued $150 million of similar securities in January 1997. The $450 million outstanding at December 31, 1999 qualifies as tier 1 capital for regulatory capital purposes. The proceeds from the sale of these securities were used for general corporate purposes.

CAPITAL RESOURCES
    Total shareholders' equity was $6.3 billion at December 31, 1999, a decrease of 4.5 percent from the $6.6 billion reported at December 31, 1998. This decrease is the result of strong corporate earnings offset by dividend payments, merger-related charges and share repurchases. Additionally, unrealized losses on available-for-sale securities decreased equity $236 million in 1999.

On December 14, 1999 Firstar increased its dividend rate per common share 62.5 percent from $.10 per quarter to $.1625 per quarter. The anticipated annual dividend is now $.65 per share compared to the former $.40 per share. This follows an increase of 22.2 percent in 1998 from 1997. Excluding merger-related charges and other nonrecurring items, the dividend payout ratio for 1999 increased to 37.0 percent, following payout ratios of 30.8 percent in 1998 and
29.3 percent in 1997.

Management has established financial objectives designed to monitor future capital needs. Firstar's dividend policy is influenced by the belief that most shareholders are interested in long-term performance as well as current yield. The current dividend payout level is considered reasonable given Firstar's present cash flow position, level of earnings and the strength of its subsidiary banks' capital. Future dividends will be determined based on Firstar's results of operations, growth expectations, financial condition, regulatory constraints and other factors deemed relevant by the Board of Directors.

In March 1999, the Board of Directors approved a three-for-one stock split and a 15 million share common stock repurchase program. The repurchase of these shares was completed in the third quarter of 1999. On October 12, 1999, the Board of Directors approved an additional repurchase program of 17 million shares to be completed during the next two years. The 8.4 million common shares acquired in the fourth quarter will be held as treasury shares for reissuance for various corporate purposes, including employee stock option plans. Total treasury shares at December 31, 1999 are 9.0 million representing less than 1.0% of total shares outstanding.



                                  [BAR GRAPH]

PLOT POINTS                                   1995      1996      1997      1998      1999
COMMON DIVIDENDS PER SHARE* (IN DOLLARS)       0.18      0.21      0.27      0.33      0.46

                                                      BANK WITHOUT BOUNDARIES 31

* Based on historical Star Banc amounts where applicable.

Banking industry regulators define minimum capital requirements for banks and bank holding companies. Firstar's tier 1 and total risk-based capital ratios as of December 31, 1999 amounted to 8.10 percent and 10.79 percent, respectively, well above the minimum requirements of 4.00 percent for tier 1 and 8.00 percent for total risk-based capital. This compares to tier 1 and total risk-based capital ratios of 9.25 percent and 11.62 percent at December 31, 1998. Regulatory authorities have also established a minimum "leverage" ratio of 4.00 percent, which is defined as tier 1 equity to average quarterly assets. For the fourth quarter of 1999 Firstar's leverage ratio improved to 7.61 percent, compared to 7.35 percent a year earlier. The decline in the tier 1 and total risk-based capital ratios in 1999 was due primarily to the changes in the balance sheet mix of earning assets, an increase in off-balance sheet items and the reduction of equity through the stock buyback program.

Firstar's subsidiary banks all maintain risk-based capital and leverage ratios within the "well capitalized" category as defined by the FDIC. The "well capitalized" category requires tier 1 and total risk-based capital ratios of at least 6.00 percent and 10.00 percent, respectively, and a minimum leverage ratio of 5.00 percent.

Table 17 provides a summary of the components of tier 1 and total risk-based capital, the amounts of risk-weighted assets and capital ratios as defined by the regulatory agencies as of December 31, 1999 and 1998.

TABLE 17 -- REGULATORY CAPITAL RATIOS

AS OF DECEMBER 31 (DOLLARS IN THOUSANDS)         1999          1998
-------------------------------------------------------------------
Tier 1 capital:
  Shareholders' equity                    $ 6,308,636   $ 6,603,668
  Trust preferred securities                  448,677       448,629
  Less: Unrealized gains/(losses) on
        securities                            (95,018)      141,007
     Goodwill and other adjustments         1,525,213     1,645,555
-------------------------------------------------------------------
    Total tier 1 capital                    5,327,118     5,265,735
Tier 2 capital components:
  Qualifying long-term debt                 1,052,663       639,083
  Unrealized net gain on equity
    securities                                                  149
  Allowance for loan losses                   718,395       706,476
-------------------------------------------------------------------
Total risk-based capital                  $ 7,098,176   $ 6,611,443
-------------------------------------------------------------------
Risk-Weighted Assets:
  Risk-weighted assets on-balance-sheet   $54,199,472   $49,374,197
  Risk-weighted assets off-balance-sheet   11,568,109     7,532,107
-------------------------------------------------------------------
Net risk-weighted assets                  $65,767,581   $56,906,304
-------------------------------------------------------------------
Fourth quarter average assets, net of
  adjustments                             $69,983,869   $71,629,539
-------------------------------------------------------------------
Risk-based capital ratios:
  Tier 1                                         8.10%         9.25%
  Total                                         10.79         11.62
  Tier 1 leverage ratio                          7.61          7.35
-------------------------------------------------------------------

FORWARD-LOOKING INFORMATION
    WITH THE EXCEPTION OF HISTORICAL INFORMATION, THE MATTERS DISCUSSED OR INCORPORATED BY REFERENCE IN THE ANNUAL REPORT MAY CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES INCLUDING, BUT NOT LIMITED TO, ECONOMIC CONDITIONS, PRODUCT DEMAND AND INDUSTRY CAPABILITY, COMPETITIVE PRODUCTS AND PRICING, NEW PRODUCT DEVELOPMENT, THE REGULATORY AND TRADE ENVIRONMENT AND OTHER RISKS INDICATED IN FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.


                                  [BAR GRAPH]

PLOT POINTS                   1995*     1996*    1997*    1998*    1999
COMMON STOCK PRICE BOOK VALUE (IN DOLLARS)
Book value per share (a)      3.89      4.23     4.45     5.38      6.47
High Stock Price (a)          6.92     10.46    19.33    31.31     35.33
Low Stock Price (a)           4.03      6.24     9.90    17.71     19.56
Closing Price @ 12/31 (a)     6.61     10.21    19.13    31.00     21.13



*  Based on historical. Star Banc amounts where applicable.

 32   FIRSTAR CORPORATION

RESPONSIBILITY FOR FINANCIAL
STATEMENTS OF FIRSTAR CORPORATION

    Responsibility for the financial information presented in the Annual Report rests with Firstar Corporation's management. Firstar believes that the consolidated financial statements reflect fairly the substance of transactions and present fairly Firstar's financial position and results of operations in conformity with generally accepted accounting principles appropriate in the circumstances applying certain estimates and judgments as required.

In meeting its responsibilities for the reliability of the financial statements, Firstar depends on its system of internal controls. The system is designed to provide reasonable assurance that assets are safeguarded and transactions are executed in accordance with the appropriate corporate authorization and recorded properly to permit the preparation of financial statements in accordance with generally accepted accounting principles. Although control procedures are designed to achieve these objectives, it must be recognized that errors or irregularities may nevertheless occur. Also, estimates and judgments are required to assess and balance the relative cost and expected benefits of the controls. Firstar believes that its internal controls provide reasonable assurance that errors or irregularities that could be material to the financial statements are prevented or would be detected within a timely period by employees in the normal course of performing their assigned functions. An important element of the system is a continuing and extensive internal audit program.

The board of directors of Firstar has an Audit Committee composed of directors who are not officers or employees of Firstar. The committee meets periodically and privately with management, the internal auditors and the independent public accountants to consider audit results and to discuss internal accounting control, auditing and financial reporting matters.

PricewaterhouseCoopers LLP, independent public accountants, have been engaged to render an independent professional opinion on Firstar's financial statements. Their audit is conducted in accordance with generally accepted auditing standards and forms the basis for their report as to the fair presentation, in the financial statements, of Firstar's financial position, operating results and cash flows.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Firstar Corporation:

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Firstar Corporation and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
January 14, 2000

                                                      BANK WITHOUT BOUNDARIES 33

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31 (DOLLARS IN THOUSANDS)                                                        1999                 1998
-------------------------------------------------------------------------------------------------------------------------
ASSETS
                          Cash and due from banks                                            $ 3,288,291      $ 4,110,168
                          Money market investments                                               896,910          495,316
                          Trading securities                                                                      129,294
                          Investment securities:
                            Available-for-sale                                                12,919,413       15,641,934
                            Held-to-maturity (fair value $200,310 and $236,623,
                            respectively)                                                        194,454          233,014
-------------------------------------------------------------------------------------------------------------------------
                          Total securities                                                    13,113,867       15,874,948
                          Loans held for sale                                                    624,680        1,757,833
                          Loans:
                          Commercial loans                                                    17,346,596       15,422,146
                          Real estate loans                                                   19,815,017       21,402,232
                          Retail loans                                                        13,464,395       11,195,307
-------------------------------------------------------------------------------------------------------------------------
                          Total loans                                                         50,626,008       48,019,685
                          Allowance for loan losses                                              714,898          704,846
-------------------------------------------------------------------------------------------------------------------------
                          Net loans                                                           49,911,110       47,314,839
                          Premises and equipment                                               1,002,887        1,116,712
                          Acceptances -- customers' liability                                     15,149           38,569
                          Other assets                                                         3,934,939        3,438,337
-------------------------------------------------------------------------------------------------------------------------
                          Total assets                                                       $72,787,833      $74,276,016
-------------------------------------------------------------------------------------------------------------------------
LIABILITIES
                          Deposits:
                          Noninterest-bearing deposits                                       $10,299,994      $11,102,247
                          Interest-bearing deposits                                           41,586,417       43,209,915
-------------------------------------------------------------------------------------------------------------------------
                          Total deposits                                                      51,886,411       54,312,162
                          Short-term borrowings                                                8,302,019        6,645,968
                          Long-term debt                                                       5,038,383        5,457,203
                          Acceptances outstanding                                                 15,149           38,569
                          Other liabilities                                                    1,237,235        1,218,446
-------------------------------------------------------------------------------------------------------------------------
                          Total liabilities                                                   66,479,197       67,672,348
-------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
                          Common stock:
                          Issued -- 984,579,636 in 1999
                          -- 987,596,220 in 1998                                                   9,846            9,876
                          Surplus                                                              1,926,239        2,170,024
                          Retained earnings                                                    4,660,463        4,302,420
                          Treasury stock, at cost:
                          Held -- 9,033,176 in 1999
                          -- 2,223,365 in 1998                                                  (192,894)         (19,659)
                          Accumulated other comprehensive income                                 (95,018)         141,007
-------------------------------------------------------------------------------------------------------------------------
                          Total shareholders' equity                                           6,308,636        6,603,668
-------------------------------------------------------------------------------------------------------------------------
                          Total liabilities and shareholders' equity                         $72,787,833      $74,276,016
-------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

 34   FIRSTAR CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

       FOR THE YEARS ENDED DECEMBER 31 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)             1999         1998         1997
---------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
                          Interest and fees on loans                                         $3,968,923   $3,928,140   $3,645,628
                          Interest and fees on loans held for sale                              102,685       84,844       27,633
                          Interest on investment securities:
                          Taxable                                                               828,975      906,911      711,309
                          Non-taxable                                                            92,832       95,362       89,887
                          Interest on money market investments                                   21,920       28,037       31,995
                          Interest on trading securities                                          6,377        8,894        7,208
---------------------------------------------------------------------------------------------------------------------------------
                          Total interest income                                               5,021,712    5,052,188    4,513,660
---------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
                          Interest on deposits                                                1,678,839    1,843,674    1,647,355
                          Interest on short-term borrowings                                     368,252      381,985      342,655
                          Interest on long-term debt                                            331,475      290,908      155,862
---------------------------------------------------------------------------------------------------------------------------------
                          Total interest expense                                              2,378,566    2,516,567    2,145,872
---------------------------------------------------------------------------------------------------------------------------------
                          Net interest income                                                 2,643,146    2,535,621    2,367,788
                          Provision for loan losses                                             187,301      164,790      204,127
---------------------------------------------------------------------------------------------------------------------------------
                          Net interest income after provision for loan losses                 2,455,845    2,370,831    2,163,661
---------------------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
                          Trust income                                                          427,346      375,258      338,123
                          Mortgage banking income                                               151,736      202,590       93,399
                          Retail deposit fees                                                   181,348      177,762      163,283
                          Cash management income                                                142,037      117,466       95,952
                          Credit card income                                                    112,672       93,670       99,377
                          ATM income                                                             38,602       36,865       29,523
                          Investment securities gains-net                                        14,762       16,530        3,733
                          All other income                                                      334,068      345,210      276,825
---------------------------------------------------------------------------------------------------------------------------------
                          Total noninterest income                                            1,402,571    1,365,351    1,100,215
---------------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
                          Salaries                                                              862,092      953,309      860,020
                          Pension and other employee benefits                                   137,550      172,990      176,175
                          Equipment expense                                                     147,821      160,737      146,910
                          Occupancy expense-net                                                 167,788      169,467      153,045
                          Amortization of intangible assets                                     120,831      114,983       75,462
                          All other expense                                                     539,304      581,038      571,741
                          Merger and restructuring expenses                                     470,463      377,292      121,393
---------------------------------------------------------------------------------------------------------------------------------
                          Total noninterest expense                                           2,445,849    2,529,816    2,104,746
---------------------------------------------------------------------------------------------------------------------------------
                          Income before income taxes                                          1,412,567    1,206,366    1,159,130
                          Income taxes                                                          537,249      400,916      398,414
---------------------------------------------------------------------------------------------------------------------------------
                          Net income                                                         $  875,318   $  805,450   $  760,716
---------------------------------------------------------------------------------------------------------------------------------
PER SHARE
                          Basic earnings per common share                                    $     0.89   $     0.83   $     0.83
                          Diluted earnings per common share                                        0.87         0.81         0.82
                          Dividends declared on common stock                                     0.4625         0.33         0.27
---------------------------------------------------------------------------------------------------------------------------------
                          Weighted average common shares (000's)                                987,488      970,420      913,042
                          Weighted average diluted common shares (000's)                      1,002,754      989,085      932,407
---------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

                                                      BANK WITHOUT BOUNDARIES 35

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                                            ACCUMULATED
                                                                                                               OTHER
                                               PREFERRED   COMMON                  RETAINED    TREASURY    COMPREHENSIVE
           (DOLLARS IN THOUSANDS)                STOCK      STOCK     SURPLUS      EARNINGS      STOCK        INCOME
------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1997                        $11,344    $ 9,319   $1,524,802   $3,545,129   $(169,601)    $ 35,136
Net income                                                                           760,718
Unrealized gain on securities available for
  sale                                                                                                         29,598
Reclassification adjustment for gains
  realized in net income                                                                                       (3,724)
Income taxes                                                                                                  (10,446)
Comprehensive income
Cash dividends declared on common stock                                             (356,166)
Cash dividends declared on preferred stock                                              (483)
Conversion of preferred stock into common
  stock                                          (6,036)                   (518)      (3,780)     10,334
Issuance of common stock and treasury shares                    30       17,160       (2,339)     53,877
Issuance of common stock in acquisitions                       257      352,520         (273)    309,794        7,506
Purchase of treasury stock                                                                      (427,012)
Purchase and retirement of common stock and
  treasury stock                                              (165)    (103,054)    (122,611)     50,346
Shares reserved to meet deferred compensation
  obligations                                                             2,868                     (923)
Amortization of restricted stock                                            432
ESOP debt reduction, net
------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997                        5,308      9,441    1,794,210    3,820,195    (173,185)      58,070
Net income                                                                           805,450
Unrealized gain on securities available for
  sale                                                                                                        142,241
Reclassification adjustment for gains
  realized in net income                                                                                      (16,530)
Income taxes                                                                                                  (45,009)
Comprehensive income
Cash dividends declared on common stock                                             (461,361)
Cash dividends declared on preferred stock                                               (83)
Conversion of preferred stock into common
  stock                                          (5,308)         9        4,715          492          64
Issuance of common stock and treasury shares                   288      430,687       12,482     194,324
Issuance of common stock in acquisitions                       180       31,003      125,245         357        2,235
Purchase of treasury stock                                                                      (140,008)
Purchase and retirement of common stock and
  treasury stock                                               (42)    (106,989)                 106,722
Shares reserved to meet deferred compensation
  obligations                                                             9,126                   (7,933)
Amortization of restricted stock                                          7,272
ESOP debt reduction, net
------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998                                   9,876    2,170,024    4,302,420     (19,659)     141,007
Net income                                                                           875,318
Unrealized loss on securities available for
  sale                                                                                                       (527,472)
Reclassification adjustment for losses
  realized in net income                                                                                      162,971
Income taxes                                                                                                  128,476
Comprehensive income
Cash dividends declared on common stock                                             (517,275)
Issuance of common stock and treasury shares                    97       86,793                  111,946
Purchase of treasury stock                                                                      (627,086)
Retirement of treasury stock                                  (127)    (343,866)                 343,993
Shares reserved to meet deferred compensation
  obligations                                                             2,088                   (2,088)
Amortization of restricted stock                                         11,200
------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999                      $    --    $ 9,846   $1,926,239   $4,660,463   $(192,894)    $(95,018)
------------------------------------------------------------------------------------------------------------------------

                                                EMPLOYEE
                                                  STOCK
                                                OWNERSHIP
                                                  PLAN
                                                 SHARES
                                                PURCHASED        TOTAL
                                                  WITH       SHAREHOLDERS'
           (DOLLARS IN THOUSANDS)                 DEBT          EQUITY
---------------------------------------------  ---------------------------
BALANCE, JANUARY 1, 1997                         $(2,451)    $  4,953,678
Net income                                                        760,718
Unrealized gain on securities available for
  sale                                                             29,598
Reclassification adjustment for gains
  realized in net income                                           (3,724)
Income taxes                                                      (10,446)
                                                             -------------
Comprehensive income                                              776,146
Cash dividends declared on common stock                          (356,166)
Cash dividends declared on preferred stock                           (483)
Conversion of preferred stock into common
  stock
Issuance of common stock and treasury shares                       68,728
Issuance of common stock in acquisitions                          669,804
Purchase of treasury stock                                       (427,012)
Purchase and retirement of common stock and
  treasury stock                                                 (175,484)
Shares reserved to meet deferred compensation
  obligations                                                       1,945
Amortization of restricted stock                                      432
ESOP debt reduction, net                             605              605
---------------------------------------------
BALANCE, DECEMBER 31, 1997                        (1,846)       5,512,193
Net income                                                        805,450
Unrealized gain on securities available for
  sale                                                            142,241
Reclassification adjustment for gains
  realized in net income                                          (16,530)
Income taxes                                                      (45,009)
                                                             -------------
Comprehensive income                                              886,152
Cash dividends declared on common stock                          (461,361)
Cash dividends declared on preferred stock                            (83)
Conversion of preferred stock into common
  stock                                                               (28)
Issuance of common stock and treasury shares                      637,781
Issuance of common stock in acquisitions                          159,020
Purchase of treasury stock                                       (140,008)
Purchase and retirement of common stock and
  treasury stock                                                     (309)
Shares reserved to meet deferred compensation
  obligations                                                       1,193
Amortization of restricted stock                                    7,272
ESOP debt reduction, net                           1,846            1,846
---------------------------------------------
BALANCE, DECEMBER 31, 1998                                      6,603,668
Net income                                                        875,318
Unrealized loss on securities available for
  sale                                                           (527,472)
Reclassification adjustment for losses
  realized in net income                                          162,971
Income taxes                                                      128,476
                                                             -------------
Comprehensive income                                              639,293
Cash dividends declared on common stock                          (517,275)
Issuance of common stock and treasury shares                      198,836
Purchase of treasury stock                                       (627,086)
Retirement of treasury stock
Shares reserved to meet deferred compensation
  obligations
Amortization of restricted stock                                   11,200
---------------------------------------------
BALANCE, DECEMBER 31, 1999                       $    --     $  6,308,636
---------------------------------------------

The accompanying notes are an integral part of these statements.

 36   FIRSTAR CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOW

   FOR THE YEARS ENDED DECEMBER 31 (DOLLARS IN THOUSANDS)             1999              1998              1997
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
        Net income                                                 $   875,318       $   805,450       $   760,716
        Adjustments to reconcile net income to net cash
        provided by operating activities:
          Depreciation and amortization                                171,480           204,183           139,278
          Intangible amortization                                      120,831           114,915            75,462
          Provision for loan losses                                    187,301           164,790           204,127
          Net (increase) decrease in trading securities                130,372           (43,759)          (41,824)
          Provision for deferred taxes                                 197,246            60,583            30,285
          (Gain)/loss on sale of premises and
            equipment -- net                                             5,555              (589)           (8,209)
          (Gain)/loss on sale of securities and other
            assets -- net                                              157,261           (41,478)           19,769
          (Gain)/loss on sale of mortgage loans                       (104,163)          (93,086)          (29,694)
          Mortgage loans originated for sale in the
            secondary market                                        (6,117,100)       (8,303,095)       (3,250,980)
          Proceeds from sale of mortgage loans                       7,333,448         7,102,880         3,093,330
          Net change in other assets and liabilities                  (310,173)          198,347            73,758
------------------------------------------------------------------------------------------------------------------
              Total adjustments                                      1,772,058          (636,309)          305,302
------------------------------------------------------------------------------------------------------------------
              Net cash provided by operating activities              2,647,376           169,141         1,066,018
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
        Proceeds from maturities of held-to-maturity
        securities                                                      93,304           537,232           566,963
        Proceeds from maturities of available-for-sale
        securities                                                   3,793,849         5,300,172         4,445,677
        Proceeds from sales of available-for-sale securities         5,819,045         2,580,502         1,018,035
        Purchase of held-to-maturity securities                        (19,978)         (169,161)         (641,358)
        Purchase of available-for-sale securities                   (7,342,838)       (8,195,068)       (5,172,722)
        Net change in loans                                         (5,419,097)       (1,536,953)       (2,259,960)
        Proceeds from sales of loans                                 2,415,120           914,432           530,728
        Proceeds from sales of premises and equipment                   24,168            22,630            30,985
        Purchase of premises and equipment                            (154,965)         (214,853)         (198,732)
        Purchases of bank owned life insurance                        (160,000)         (125,000)         (151,405)
        Acquisitions, net of cash acquired                                              (230,787)         (231,537)
        Sale of banking offices, net of cash received (paid)          (116,961)           16,300          (193,058)
        Net change due to acquisitions of branch offices                                 901,611            81,978
------------------------------------------------------------------------------------------------------------------
              Net cash used in investing activities                 (1,068,353)         (198,943)       (2,174,406)
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
        Net change in deposits                                      (2,298,345)          531,562          (608,576)
        Net change in short-term borrowings                          1,661,248        (1,087,410)          757,358
        Principal payments on long-term debt                        (2,653,270)       (1,115,385)          (45,519)
        Proceeds from issuance of long-term debt                     2,252,381         2,786,134         1,520,502
        Proceeds from issuance of trust preferred securities                                               298,554
        Proceeds from issuance of common stock                         122,343           112,781            43,103
        Purchase of treasury stock                                    (627,086)         (140,317)         (614,271)
        Shares reserved to meet deferred compensation
        obligations                                                                        1,193             1,945
        Dividends paid                                                (456,577)         (405,056)         (352,861)
------------------------------------------------------------------------------------------------------------------
              Net cash provided by/(used in) financing
                activities                                          (1,999,306)          683,502         1,000,235
------------------------------------------------------------------------------------------------------------------
        Net change in cash and cash equivalents                       (420,283)          653,700          (108,153)
        Cash and cash equivalents at beginning of year               4,605,484         3,951,784         4,059,937
------------------------------------------------------------------------------------------------------------------
        Cash and cash equivalents at end of year                   $ 4,185,201       $ 4,605,484       $ 3,951,784
------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
        Interest                                                   $ 2,354,667       $ 2,564,823       $ 2,103,927
        Income taxes                                                   199,420           263,282           366,943
Noncash transfer of loans to other real estate owned                    71,335            61,247            40,067
Acquisitions and branch purchases/sales:
        Assets acquired (sold)                                          (4,560)        5,591,120         7,936,825
        Liabilities (assumed)/sold                                     127,858        (5,628,013)       (6,900,962)
------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

                                                      BANK WITHOUT BOUNDARIES 37

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

---------------------------------------------------------------
NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    The accounting and reporting policies of Firstar Corporation ("Firstar") and subsidiaries follow generally accepted accounting principles and conform to general practices within the banking industry. The following is a description of the more significant accounting policies followed by Firstar.

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

NATURE OF OPERATIONS
    Firstar Corporation is a multi-state bank holding company headquartered in Milwaukee, Wisconsin. Financial services are provided through approximately 1,200 banking offices in Wisconsin, Ohio, Missouri, Iowa, Minnesota, Illinois, Kentucky, Kansas, Tennessee, Indiana, Arkansas, Arizona, and Florida. These banking services include accepting demand, time and savings deposits; making both secured and unsecured business and personal loans; providing trust and investment management services to individuals and corporate customers; providing correspondent banking services to other financial institutions; conducting mortgage banking activities; providing international banking services; conducting retail brokerage services; providing mutual fund custody services; and other related banking activities.

INVESTMENT SECURITIES
    When securities are purchased, they are classified in the held-to-maturity portfolio, the available-for-sale portfolio, or as trading securities. Held-to-maturity securities are debt securities that Firstar has the positive intent and ability to hold to maturity. Held-to-maturity securities are reported at historical cost adjusted for amortization of premiums and accretion of discounts. Available-for-sale securities are debt and equity securities which will be held for an indefinite period of time and may be sold from time to time for asset/liability management purposes, in order to manage interest rate risk or for liquidity needs. Available-for-sale securities are reported at fair value. Unrealized gains or losses on these securities are included in comprehensive income as a separate component of stockholders' equity, net of tax. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in current earnings. The cost of securities sold is determined on a specific identification basis.

LOANS
    Loans are stated at the principal amount outstanding, net of unearned interest and unamortized origination fees and costs. Interest income on loans is recognized using the effective interest method or methods that approximate the effective interest method.

Loans held-for-sale are carried in the aggregate at lower of cost or fair value after consideration of related loan sale commitments.

Loans are placed on nonaccrual status when, in the opinion of management, there is a reasonable doubt as to future collectibility of interest or principal. Loans are generally placed on nonaccrual status when they are past due 90 days as to either principal or interest. However, loans that are well secured and in the process of collection may not be placed on nonaccrual status, at the discretion of senior management. All accrued interest receivable is reversed when loans are placed on nonaccrual status.

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

OTHER REAL ESTATE OWNED
    Other real estate owned represents real estate of which Firstar has taken control in partial or total satisfaction of loans. Other real estate owned is carried at the lower of cost or fair value, less estimated costs to sell, and is included in other assets in the consolidated balance sheets. Losses at the time property is repossessed in satisfaction of loans and classified as other real estate owned are charged to the allowance for loan losses. Subsequent gains and losses, as well as operating income or expense related to other real estate owned, are recorded in noninterest expense.

MORTGAGE SERVICING RIGHTS
    Mortgage servicing rights associated with loans originated and sold, where servicing is retained, are capitalized and included in other assets in the consolidated balance sheets. The value of these capitalized servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenue and recorded as a reduction of servicing income. The carrying value of these rights is periodically reviewed for impairment

 38   FIRSTAR CORPORATION
based on fair value. For purposes of measuring impairment, the servicing rights are stratified based on the underlying loan type and note rate and compared to a valuation prepared based on a discounted cash flow methodology, current prepayment speeds and discount rate. Impairment is recognized through a valuation allowance for each impaired stratum and charged against servicing income.

INTANGIBLE ASSETS
    The excess of Firstar's cost of acquisitions over the fair value of net assets acquired is amortized on a straight-line basis over periods of 12 to 25 years. Core deposit intangibles, which represent the net present value of the future economic benefits related to deposits purchased, are amortized on a straight-line basis over periods ranging from 8 to 17 years. Other identified intangible assets are amortized on a straight-line basis over 25 years.

Intangible asset values and the related amortization expense are based on estimated lives. Firstar reviews intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable over the original estimated life and reflect such impairment charges as additional amortization expense.

INCOME TAXES
    Firstar and its subsidiaries file a consolidated federal income tax return. Income taxes are accounted for using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as tax expense in the period that includes the enactment date.

DERIVATIVE FINANCIAL INSTRUMENTS
    Firstar uses interest rate swaps, caps and floors to manage its interest rate risks from recorded financial assets and liabilities. These instruments are utilized when they can be demonstrated to effectively hedge a designated asset or liability and such asset or liability exposes Firstar to interest rate risk. Amounts to be paid or received under interest rate swaps, caps and floors are accounted for on the accrual basis and recognized as interest income or expense of the related asset or liability. Gains and losses on early termination of these instruments are deferred and amortized as an adjustment to the yield on the related asset or liability over the shorter of the remaining contract life or the maturity of the related asset or liability. If the related asset or liability is sold or otherwise liquidated, the instrument is marked to market, with the resultant gains and losses recognized in other income. Fees paid or received in connection with caps or floors are deferred and amortized over the life of the instrument.

Interest rate swaps, caps, floors and foreign exchange contracts are offered to Firstar's customers. In these transactions, Firstar acts as an intermediary and hedges its risk by entering into offsetting positions with other counterparties. The fair value of these transactions is included in other assets and liabilities and the related gain or loss is recorded in other income.

STOCK-BASED COMPENSATION
    Firstar has various stock-based compensation plans that authorize the granting of stock options, restricted stock, and other stock-based awards to eligible employees. These plans are accounted for under the intrinsic value method as prescribed in APB Opinion No. 25, "Accounting for Stock Issued to Employees." Included in Note 16 are the pro forma disclosures required by Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which assumes the fair value method of accounting had been adopted.

STATEMENT OF CASH FLOWS
    For purposes of reporting cash flows in the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold and securities purchased under agreements to resell.

EARNINGS PER COMMON SHARE
    Basic earnings per share is computed by dividing net income applicable to common stockholders by the weighted average number of shares of common shares outstanding for the period. Diluted earnings per share is computed by dividing adjusted net income by the sum of the weighted average number of shares outstanding and the potentially dilutive shares that could be issued through stock award programs or convertible securities. All per share amounts have been restated for stock splits.

RECENT ACCOUNTING PRONOUNCEMENTS
    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires the recognition of all derivatives as either assets or liabilities on the balance sheet and the measurement of those instruments at fair value. The statement requires that changes in the derivatives' fair value be recognized currently in earnings unless specific hedge accounting criteria are met. In June 1999 SFAS 133 was amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133" which deferred the effective date to the first quarter of 2001. Firstar has not yet determined the impact, if any, that this standard could have on its financial position or results of operations.

                                                      BANK WITHOUT BOUNDARIES 39

---------------------------------------------------------------
NOTE 2 -- MERGERS AND ACQUISITIONS
    On September 20, 1999, Firstar Corporation and Mercantile Bancorporation, Inc. merged in a pooling of interests transaction and accordingly all financial information has been restated to include the historical information of both companies. Each share of Mercantile Bancorporation stock was converted into and exchanged for 2.091 shares of Firstar Corporation common stock.

On November 20, 1998, Firstar Corporation and Star Banc Corporation merged in a pooling of interests transaction and accordingly all financial information has been restated to include the historical information of both companies. As a result of the merger a new holding company was formed which retained the name Firstar Corporation. Each share of Star Banc Corporation stock was converted into and exchanged for one share of the new Firstar Corporation common stock while each share of Firstar Corporation stock was converted into and exchanged for .76 of a share of the new Firstar Corporation common stock.

Separate results of operations of the three companies for the periods prior to the mergers were as follows:

                                YEAR               YEAR
                             THROUGH             THROUGH
                             JUNE 30             SEPT. 30
   (DOLLARS IN MILLIONS)        1999    1998       1998        1997
-------------------------------------------------------------------
Net interest income:
  Firstar Corporation        $   739   $ 1,413   $   561    $   760
  Star Banc Corporation                              483        542
  Mercantile
    Bancorporation, Inc.         580     1,123       821      1,066
-------------------------------------------------------------------
  Total                      $ 1,319   $ 2,536   $ 1,865    $ 2,368
-------------------------------------------------------------------
Net income:
  Firstar Corporation        $   340   $   430   $   231    $   295
  Star Banc Corporation                              186        219
  Mercantile
    Bancorporation, Inc.         239       375       285        247
-------------------------------------------------------------------
  Total                      $   579   $   805   $   702    $   761
-------------------------------------------------------------------
Total assets:
  Firstar Corporation        $38,137   $38,476   $20,666    $19,794
  Star Banc Corporation                           17,291     13,066
  Mercantile
    Bancorporation, Inc.      35,520    35,800    34,597     33,332
-------------------------------------------------------------------
  Total                      $73,657   $74,276   $72,554    $66,192
-------------------------------------------------------------------

The following table summarizes acquisitions by Firstar and its acquirees completed during the past three years:

                                                                              GOODWILL &
                                                                             INTANGIBLES                                METHOD OF
       (DOLLARS IN MILLIONS)                     DATE    ASSETS   DEPOSITS      RECORDED   CASH PAID   SHARES ISSUED   ACCOUNTING
---------------------------------------------------------------------------------------------------------------------------------
Mercantile Bancorporation              September 1999   $35,520   $24,334      $            $           331,772,028      Pooling
Firstar Corporation                     November 1998    20,688    14,560                               331,737,543      Pooling

First Financial Bancorporation         September 1998       558       478                                 6,563,279      Pooling(1)

Financial Services Corporation of
  the Midwest                             August 1998       514       414                                 4,331,398      Pooling(1)
Trans Financial, Inc.                     August 1998     2,409     1,620                                32,100,000      Pooling
CBT Corporation                             July 1998     1,006       696                                10,712,640      Pooling
Firstbank of Illinois Co.                   July 1998     2,285     1,970                                27,920,372      Pooling
Cargill Leasing Corporation                 July 1998       613                     64          220                     Purchase
Bank One Branches                    June/August 1998       193     1,198          137          137                     Purchase

HomeCorp, Inc.                             March 1998       335       309                                 1,787,303      Pooling(1)

Horizon Bancorp, Inc.                   February 1998       537       454                                 5,331,987      Pooling(1)
Great Financial Corporation             February 1998     2,809     2,001          363          135      28,500,000     Purchase
Roosevelt Financial Group                   July 1997     7,252     5,318          608          374      39,622,116     Purchase
Mark Twain Bancshares, Inc.                April 1997     3,228     2,519                                50,369,499      Pooling
Regional Bancshares, Inc.                  March 1997       172       136           16           12       1,883,207     Purchase
---------------------------------------------------------------------------------------------------------------------------------

(1) Firstar's historical financial statements were not restated for the acquisition due to the immateriality of the acquiree's financial condition and the results of operations to those of Firstar.

---------------------------------------------------------------
NOTE 3 -- MERGER AND RESTRUCTURING EXPENSES
    Firstar has recorded merger, integration and restructuring expenses in conjunction with its merger activity and internal restructuring programs during the past three years. The components of these expenses are shown in the tables below. Firstar expects to incur additional merger related expenses during 2000 in connection with the combining of the operations of Firstar and Mercantile.

                                1997
                                                          MERCANTILE
                 (DOLLARS IN THOUSANDS)                  ACQUISITIONS
---------------------------------------------------------------------
Severance and related costs                                $ 21,449
Fixed asset write-downs                                      43,170
Lease termination charges                                     3,700
System conversions                                           33,207
Other merger related charges                                 19,867
---------------------------------------------------------------------
  Total                                                    $121,393
---------------------------------------------------------------------

 40   FIRSTAR CORPORATION

                                                                                              1998
                                                              ---------------------------------------------------------------------
                                                              FIRSTAR/STAR    MERCANTILE     MERCANTILE         STAR
                   (DOLLARS IN THOUSANDS)                        MERGER      ACQUISITIONS   RESTRUCTURING   ACQUISITIONS    TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
Severance and related costs                                     $ 79,958       $16,477         $40,000        $ 6,618      $143,053
Asset write-downs                                                 28,306         9,140           5,130          5,340        47,916
Lease termination charges                                         16,076                                          400        16,476
System conversions                                                26,884        23,892                          7,142        57,918
Charitable contributions                                          20,000                                        3,000        23,000
Other merger related charges                                      39,776        39,683                          9,470        88,929
-----------------------------------------------------------------------------------------------------------------------------------
  Total                                                         $211,000       $89,192         $45,130        $31,970      $377,292
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                       1999
                                                              -------------------------------------------------------
                                                              FIRSTAR/MERCANTILE   FIRSTAR/STAR
                   (DOLLARS IN THOUSANDS)                           MERGER            MERGER       OTHER      TOTAL
---------------------------------------------------------------------------------------------------------------------
Severance and related costs                                        $131,023          $ 10,563     $          $141,586
Asset write-downs                                                       173             2,568                   2,741
Lease termination charges                                                58             1,837                   1,895
System conversions                                                   19,515            78,876                  98,391
Charitable contributions                                             35,000                                    35,000
Loss on sale of securities                                          177,733                                   177,733
Other merger related charges                                         45,955            21,905                  67,860
Reversal of prior accruals                                                            (19,893)     (34,850)   (54,743)
---------------------------------------------------------------------------------------------------------------------
  Total                                                            $409,457          $ 95,856     $(34,850)  $470,463
---------------------------------------------------------------------------------------------------------------------

The following presents a summary of activity with respect to the merger/restructuring related accruals:

                                       FIRSTAR/MERCANTILE   FIRSTAR/STAR    MERCANTILE     MERCANTILE         STAR
       (DOLLARS IN THOUSANDS)                MERGER            MERGER      ACQUISITIONS   RESTRUCTURING   ACQUISITIONS    TOTAL
---------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1996                   $                 $              $ 29,861       $               $            $ 29,861
Merger/restructuring expense                                                  121,393                                     121,393
Cash payments                                                                 (73,482)                                    (73,482)
Noncash write-downs                                                            (6,300)                                     (6,300)
---------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1997                                                      71,472                                      71,472
Merger/restructuring expense                                   211,000         89,192         45,130          31,970      377,292
Cash payments                                                  (78,750)       (98,677)        (2,288)        (23,370)    (203,085)
Noncash write-downs                                             (7,059)        (8,197)                        (4,593)     (19,849)
---------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1998                                      125,191         53,790         42,842           4,007      225,830
Merger/restructuring expense                 409,457           115,749                                                    525,206
Cash payments                               (182,836)         (176,519        (33,100)       (13,674)         (3,275)    (409,404)
Noncash write-downs                          (27,734)          (44,528)        (2,256)        (2,686)           (625)     (77,829)
Loss on sale of securities                  (177,733)                                                                    (177,733)
Reverse accrual                                                (19,893)       (12,437)       (22,306)           (107)     (54,743)
---------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1999                   $ 21,154          $      0       $  5,997       $  4,176        $      0     $ 31,327
---------------------------------------------------------------------------------------------------------------------------------

                                                      BANK WITHOUT BOUNDARIES 41

---------------------------------------------------------------
NOTE 4 -- RESERVE BALANCE REQUIREMENTS
    Banking regulations require Firstar's banking subsidiaries to maintain cash reserves which are unavailable for investment. The amounts of such reserves, which are included in cash and due from banks in the consolidated balance sheets, were $462 million and $507 million at December 31, 1999 and 1998, respectively.
---------------------------------------------------------------
NOTE 5 -- INVESTMENT SECURITIES
    The table below summarizes unrealized gains and losses for held-to-maturity and available-for-sale securities at December 31, 1999 and 1998.

                                                     1999                                              1998
                               ------------------------------------------------   -----------------------------------------------
                                AMORTIZED         UNREALIZED           FAIR        AMORTIZED        UNREALIZED           FAIR
   (DOLLARS IN THOUSANDS)         COST         GAINS      LOSSES       VALUE         COST         GAINS     LOSSES       VALUE
---------------------------------------------------------------------------------------------------------------------------------
Held-to-maturity:
  U.S. Treasuries and
    agencies                   $              $          $          $             $     8,817   $     64    $    12   $     8,869
  Mortgage-backed securities        45,411                               45,411       150,745      3,413      2,184       151,974
  Obligations of state and
    political subdivisions         149,043      5,856                   154,899        73,452      2,951        623        75,780
---------------------------------------------------------------------------------------------------------------------------------
    Total held-to-maturity
      securities               $   194,454    $ 5,856    $          $   200,310   $   233,014   $  6,428    $ 2,819   $   236,623
---------------------------------------------------------------------------------------------------------------------------------
Available-for-sale:
  U.S. Treasuries and
    agencies                   $ 1,787,717    $10,505    $ 12,210   $ 1,786,012   $ 4,321,195   $ 79,527    $ 1,998   $ 4,398,724
  Mortgage-backed securities     6,654,624     19,880     119,652     6,554,852     7,120,985     96,755      9,583     7,208,157
  Obligations of state and
    political subdivisions       1,598,685     14,860       9,650     1,603,895     1,897,461     52,939        367     1,950,033
  Other debt securities          1,792,296          1      50,061     1,742,236     1,141,622      9,767      9,658     1,141,731
  Money market mutual funds        437,058                              437,058       221,734                             221,734
  Federal Reserve/FHLB stock
    and other equity
      securities                   795,407         17          64       795,360       720,811        745          1       721,555
---------------------------------------------------------------------------------------------------------------------------------
    Total available-for-sale
      securities               $13,065,787    $45,263    $191,637   $12,919,413   $15,423,808   $239,733    $21,607   $15,641,934
---------------------------------------------------------------------------------------------------------------------------------

    The following table presents the amortized cost and fair value of held-to-maturity and available-for-sale debt securities at December 31, 1999.

                                         AMORTIZED       FAIR
        (DOLLARS IN THOUSANDS)             COST          VALUE
-----------------------------------------------------------------
Held-to-maturity:
  One year or less                      $    70,371   $    71,982
  After one year through five years          41,683        43,578
  After five years through ten years         38,606        44,558
  After ten years                            43,794        40,192
-----------------------------------------------------------------
    Total                               $   194,454   $   200,310
-----------------------------------------------------------------
Available-for-sale:
  One year or less                      $   887,921   $   888,458
  After one year through five years       6,514,167     6,441,976
  After five years through ten years      2,282,629     2,240,558
  After ten years                         2,148,605     2,116,003
-----------------------------------------------------------------
    Total                                11,833,322    11,686,995
    Equity securities                     1,232,465     1,232,418
-----------------------------------------------------------------
    Total                               $13,065,787   $12,919,413
-----------------------------------------------------------------

Note: Maturity information related to mortgage-backed securities included above is presented based upon weighted average maturities anticipating future prepayments.

As of December 31, 1999, Firstar reported a net unrealized loss of $146 million for available-for-sale securities. For 1999, the unrealized loss reported as a separate component of equity (net of tax) changed from an unrealized gain of $141 million to an unrealized loss of $95 million, decreasing equity $236 million.

The following table provides information as to the amount of gross gains and (losses) realized through the sales of available-for-sale investment securities. Included in the gross losses below is $177.7 million related to the Mercantile balance sheet restructuring. These losses were included in merger and restructuring expense.

      (DOLLARS IN THOUSANDS)           1999       1998      1997
------------------------------------------------------------------
Gross gains                          $  16,577   $21,904   $ 9,918
Gross (losses)                        (179,548)   (5,374)   (6,185)
------------------------------------------------------------------
  Net securities gains/(losses)      $(162,971)  $16,530   $ 3,733
------------------------------------------------------------------

Securities with a carrying value of $6,631 million at December 31, 1999 and $8,899 million at December 31, 1998, were pledged to secure deposits and for other purposes. All securities pledged to secure deposits and repurchase agreements are controlled solely by Firstar.

 42   FIRSTAR CORPORATION

---------------------------------------------------------------
NOTE 6 -- LOANS
    The composition of loans is summarized below. Loans are presented net of unearned interest which amounted to $335,600,000 and $492,739,000 at December 31, 1999 and 1998 respectively.

AS OF DECEMBER 31 (DOLLARS IN THOUSANDS)     1999          1998
-------------------------------------------------------------------
Commercial                                $15,530,346   $14,073,944
Commercial leasing                          1,816,250     1,348,202
Real estate construction and development    2,184,476     2,136,597
Commercial real estate mortgage             8,851,504     8,409,474
Residential real estate mortgage            8,779,037    10,856,161
Credit card                                 1,403,655     1,265,382
Retail leasing                              2,006,839     1,439,515
Other retail                               10,053,901     8,490,410
-------------------------------------------------------------------
    Total loans                           $50,626,008   $48,019,685
-------------------------------------------------------------------

The following table lists information related to nonperforming loans as of December 31.

          (DOLLARS IN THOUSANDS)               1999       1998
----------------------------------------------------------------
Loans on nonaccrual status                   $207,996   $215,159
Renegotiated loans                              1,664      1,501
----------------------------------------------------------------
Total nonperforming loans                    $209,660   $216,660
----------------------------------------------------------------
Interest that would have been recognized on
  nonperforming loans in accordance with
  their original terms                       $ 14,488   $ 13,474
Actual interest recorded for nonaccrual and
  renegotiated loans                            4,657      7,073
----------------------------------------------------------------

Firstar evaluates the credit risk of each customer on an individual basis and obtains collateral when it is deemed appropriate. Collateral varies by individual loan customer, but may include accounts receivable, inventory, real estate, equipment, deposits, personal and government guarantees, and general security agreements. Access to collateral is dependent on the type of collateral obtained. On an ongoing basis, Firstar monitors its collateral and the collateral value related to the loan balance outstanding.
---------------------------------------------------------------
NOTE 7 -- ALLOWANCE FOR LOAN LOSSES AND IMPAIRED LOANS
    A summary of the activity in the allowance for loan losses is shown in the following table.

    (DOLLARS IN THOUSANDS)        1999        1998        1997
-----------------------------------------------------------------
Balance at beginning of year    $ 704,846   $ 657,098   $ 607,610
  Loans charged off              (251,980)   (235,704)   (242,220)
  Recoveries on loans
    previously charged off         74,731      72,219      66,419
-----------------------------------------------------------------
  Net charge-offs                (177,249)   (163,485)   (175,801)
  Acquired reserves                            46,443      21,162
  Provision charged to
    earnings                      187,301     164,790     204,127
-----------------------------------------------------------------
Balance at end of year          $ 714,898   $ 704,846   $ 657,098
-----------------------------------------------------------------

A portion of the reserve for loan losses is allocated to loans deemed impaired. All impaired loans are included in nonperforming assets. Information on these loans and their related reserve for loan losses is as follows:

                                                              1999                     1998                     1997
-----------------------------------------------------------------------------------------------------------------------------
                                                       RECORDED   VALUATION     RECORDED   VALUATION     RECORDED   VALUATION
              (DOLLARS IN THOUSANDS)                 INVESTMENT   ALLOWANCE   INVESTMENT   ALLOWANCE   INVESTMENT   ALLOWANCE
-----------------------------------------------------------------------------------------------------------------------------
Impaired Loans:
  Valuation allowance required                       $   21,696   $   8,218   $   44,963   $   9,723   $   78,796   $  18,686
  No valuation allowance required                       131,514                  100,299                   67,713
-----------------------------------------------------------------------------------------------------------------------------
    Total impaired loans                             $  153,210   $   8,218   $  145,262   $   9,723   $  146,509   $  18,686
-----------------------------------------------------------------------------------------------------------------------------
Average balance of impaired loans during year        $  153,005               $  147,676               $  161,578
Interest income recognized on impaired loans during
  year                                                    3,258                    4,570                    3,671
-----------------------------------------------------------------------------------------------------------------------------

                                                      BANK WITHOUT BOUNDARIES 43

---------------------------------------------------------------
NOTE 8 -- PREMISES AND EQUIPMENT

Premises and equipment as of December 31 are summarized in the following table.

        (DOLLARS IN THOUSANDS)              1999         1998
----------------------------------------------------------------
Land                                     $  148,571   $  156,261
Bank buildings                              899,375      942,527
Furniture, fixtures & equipment             927,980      910,631
Leasehold improvements                      174,979      132,795
Construction in progress                     45,853       27,603
----------------------------------------------------------------
    Total premises and equipment          2,196,758    2,169,817
Less: Accumulated depreciation and
      amortization                        1,193,871    1,053,105
----------------------------------------------------------------
    Net premises and equipment           $1,002,887   $1,116,712
----------------------------------------------------------------

Depreciation and amortization expense related to premises and equipment amounted to $128,354,000 in 1999, $136,075,000 in 1998 and $122,519,000 in 1997.

Total rental expense was $82,555,000 in 1999, $76,836,000 in 1998 and
$80,385,000 in 1997.

Future minimum rental payments, net of sublease rental payments, related to non-cancelable operating leases having initial terms in excess of one year are $54,375,000 in 2000, $47,522,000 in 2001, $40,890,000 in 2002, $34,198,000 in
2003, $26,016,000 in 2004 and $119,443,000 in later years.

---------------------------------------------------------------
NOTE 9 -- MORTGAGE SERVICING RIGHTS
    The fair value of capitalized mortgage servicing rights was $269.1 million on December 31, 1999 and $253.2 million on December 31, 1998. Firstar serviced $19.5 billion and $26.3 billion of mortgage loans for other investors as of December 31, 1999 and 1998, respectively. Changes in capitalized mortgage servicing rights are summarized as follows:

        (DOLLARS IN THOUSANDS)             1999       1998
------------------------------------------------------------
Balance at beginning of year             $232,105   $124,292
Amount added in acquisitions                  811     52,648
Amount capitalized                        169,678    166,069
Amortization                              (46,808)   (43,066)
Sales                                    (143,489)   (67,838)
------------------------------------------------------------
    Balance at end of year               $212,297   $232,105
------------------------------------------------------------

---------------------------------------------------------------
NOTE 10 -- INTANGIBLE ASSETS
    The following is a summary of intangible assets as of December 31 which are included in other assets in the consolidated balance sheets.

         (DOLLARS IN THOUSANDS)               1999         1998
------------------------------------------------------------------
Goodwill                                   $1,305,816   $1,393,470
Core deposit benefits                         230,726      259,535
Mortgage servicing rights                     212,297      232,105
Other identified intangibles                   10,237        8,630
------------------------------------------------------------------
    Total intangible assets                $1,759,076   $1,893,740
------------------------------------------------------------------

---------------------------------------------------------------
NOTE 11 -- DEPOSITS
    The following is a summary of Firstar's total deposits as of December 31.

        (DOLLARS IN THOUSANDS)             1999          1998
-----------------------------------------------------------------
Noninterest-bearing deposits            $10,299,994   $11,102,247
Savings accounts                          3,349,308     4,039,413
NOW accounts                              6,980,734     7,130,540
Money market deposit accounts            10,263,894    10,111,250
Time deposits $100,000 and over           3,753,526     3,565,425
Foreign deposits $100,000 and over          773,926       825,347
All other time deposits                  16,465,029    17,537,940
-----------------------------------------------------------------
    Total interest-bearing deposits      41,586,417    43,209,915
-----------------------------------------------------------------
    Total deposits                      $51,886,411   $54,312,162
-----------------------------------------------------------------

 44   FIRSTAR CORPORATION

--------------------------------------------------------------------------------
NOTE 12 -- SHORT-TERM BORROWINGS
    The following table is a summary of short-term borrowings for the last three years.

                                                           1999                1998                1997
--------------------------------------------------------------------------------------------------------------
              (DOLLARS IN THOUSANDS)                   AMOUNT     RATE     AMOUNT     RATE     AMOUNT     RATE
--------------------------------------------------------------------------------------------------------------
At year end:
  Federal funds purchased                            $5,192,850    4.8%  $3,494,436    4.8%  $3,030,565    5.3%
  Securities sold under agreements to repurchase      1,938,238    3.1    1,748,455    3.7    1,728,273    4.8
  Commercial paper                                      139,347    4.4      134,060    5.5      103,613    5.8
  Treasury, tax and loan notes                          171,004    5.8      321,315    4.4      604,472    5.3
  Other short-term borrowings                           860,580    5.7      947,702    5.2    1,625,947    5.6
--------------------------------------------------------------------------------------------------------------
    Total                                            $8,302,019    4.5%  $6,645,968    4.5%  $7,092,870    5.3%
--------------------------------------------------------------------------------------------------------------
Average for the year:
  Federal funds purchased                            $4,255,185    5.0%  $3,528,098    5.4%  $3,165,832    5.6%
  Securities sold under agreements to repurchase      1,894,359    3.9    1,852,858    4.4    1,916,899    4.6
  Commercial paper                                      183,023    4.8      101,822    5.4      118,713    5.6
  Treasury, tax and loan notes                          259,741    4.2      417,243    5.2      338,316    5.3
  Other short-term borrowings                         1,227,254    5.2    1,469,206    5.6      937,720    5.7
--------------------------------------------------------------------------------------------------------------
    Total                                            $7,819,562    4.7%  $7,369,227    5.2%  $6,477,480    5.3%
--------------------------------------------------------------------------------------------------------------
Maximum month-end balances:
  Federal funds purchased                            $5,192,850          $3,995,677          $4,080,447
  Securities sold under agreements to repurchase      2,077,538           1,998,619           2,215,937
  Commercial paper                                      199,711             134,060             139,707
  Treasury, tax and loan notes                          968,817           1,117,037             750,012
  Other short-term borrowings                         2,007,713           1,867,973           7,107,640
--------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------
NOTE 13 -- LONG-TERM DEBT
    The following is a summary of Firstar's long-term debt as of December 31.

         (DOLLARS IN THOUSANDS)              1999         1998
-----------------------------------------------------------------
Firstar Corporation (parent company only):
  Medium term notes                       $  343,807   $  248,784
  7.30% subordinated notes, due 2007         200,000      200,000
  7.625% subordinated notes, due 2002        150,000      150,000
  5.88% senior notes, due 2003                99,831       99,785
  6.35% senior notes, due 2001               199,781
  6.50% senior notes, due 2002               199,387
  6.80% senior notes, due 2001               150,000      150,000
  7.05% senior notes, due 2004               150,000      150,000
  8.32% trust capital securities, due
    2026                                     150,000      150,000
  Variable rate trust capital
    securities, due 2027                     298,677      298,629
  7.25% subordinated notes, due 2003          32,685       32,685
  Other debt                                   1,829        4,500
-----------------------------------------------------------------
    Subtotal                               1,975,997    1,484,383
Banks:
  Federal Home Loan Bank advances          1,948,376    3,275,650
  6.375% subordinated notes, due 2004         75,000       75,000
  6.38% subordinated notes, due 2004         149,183      148,994
  6.63% subordinated notes, due 2006          99,046       99,004
  7.125% subordinated notes, due 2009        494,658
  6.25% senior notes, due 2002               248,780      248,191
  7.13% senior notes, due 2000                25,000       25,000
  Other debt                                  22,343      100,981
-----------------------------------------------------------------
    Subtotal                               3,062,386    3,972,820
-----------------------------------------------------------------
    Total long-term debt                  $5,038,383   $5,457,203
-----------------------------------------------------------------

Firstar's unsecured medium term notes mature from 2000 through 2002 and have interest rates ranging from 5.45% to 6.97%.

Federal Home Loan Bank advances are collateralized by Federal Home Loan Bank stock and first mortgage residential real estate loans. The advances mature from 2000 through 2008 and have variable interest rates averaging 5.40% as of December 31, 1999.

Firstar formed three statutory business trusts ("the Trusts") for the issuance of trust preferred capital securities. The primary assets of the Trusts are $450 million of Firstar's subordinated debentures with like maturities and interest rates to the securities. Firstar has fully and unconditionally guaranteed the obligations of the Trusts. Firstar has the right to defer payment of interest on the debentures at any time or from time to time for a period not exceeding 20 consecutive quarters, provided that no deferred periods extend beyond the stated maturities of the debentures. Such deferral of interest payments by Firstar could result in a deferral of distribution payments on the related securities. The securities qualify as tier I capital of Firstar for regulatory capital purposes. The Trusts each issued $150 million of securities which are redeemable in whole or in part in 2006 and 2007 in the amounts of $150 million and $300 million, respectively.

Long-term debt has aggregate maturities for the five years 2000 through 2004 as follows: $1,103 million in 2000, $862 million in 2001, $875 million in 2002, $139 million in 2003, and $374 million in 2004.

                                                      BANK WITHOUT BOUNDARIES 45

---------------------------------------------------------------
NOTE 14 -- PENSION PLANS
    Firstar has non-contributory defined benefit pension plans covering substantially all employees. The benefits are based on years of service and employees' compensation while employed. The plans include both funded and unfunded plans. The funding policy, where applicable, is to make an annual contribution to the plan which at least equals the minimum required contribution. The pension plans were amended in 1998 to conform certain provisions of the previously separate plans of Firstar Corporation and Star Banc Corporation upon their merger. Plan assets primarily consist of listed stocks, corporate bonds, U.S. Treasury and Agency securities, and mutual funds. Included in plan assets are shares of Firstar stock with a market value of $13 million and $20 million at December 31,1999 and 1998, respectively. The tables below summarize data relative to the plans.

          (DOLLARS IN THOUSANDS)               1999       1998
----------------------------------------------------------------
Change in benefit obligation:
  Benefit obligation at beginning of year    $723,293   $681,844
  Service cost                                 23,765     24,158
  Interest cost                                46,118     47,531
  Amendments                                   29,815    (15,156)
  Curtailments                                 (4,039)
  Acquisition/divestitures                      1,859      8,981
  Actuarial (gain)/loss                       (95,236)     3,553
  Benefits paid                               (49,110)   (27,618)
----------------------------------------------------------------
    Benefit obligation at end of year        $676,465   $723,293
----------------------------------------------------------------
Change in plan assets:
  Fair value of plan assets at beginning of
    year                                     $743,089   $660,390
  Actual return on plan assets                 61,170     31,545
  Employer contribution                        69,716     65,260
  Acquisition/divestitures                      7,966     13,512
  Benefits paid                               (49,110)   (27,618)
----------------------------------------------------------------
    Fair value of plan assets at end of
      year                                   $832,831   $743,089
----------------------------------------------------------------
Funded status                                $156,366   $ 19,796
Unrecognized transition obligation             (3,238)    (5,642)
Unrecognized prior service cost               (14,247)   (13,031)
Unrecognized net (gain)/loss                  (34,408)    48,492
----------------------------------------------------------------
    Prepaid pension cost                     $104,473   $ 49,615
----------------------------------------------------------------

Information about pension plans based upon funded status is as follows:

          (DOLLARS IN THOUSANDS)              1999        1998
-----------------------------------------------------------------
Plans with assets in excess of
  obligations:
  Fair value of plan assets                 $ 832,831   $ 743,089
  Benefit obligation                         (582,133)   (651,030)
-----------------------------------------------------------------
    Funded status                           $ 250,698   $  92,059
-----------------------------------------------------------------
Plans with obligations in excess of
  assets:
  Fair value of plan assets                 $           $
  Benefit obligation                          (94,332)    (72,263)
-----------------------------------------------------------------
    Funded status                           $ (94,332)  $ (72,263)
-----------------------------------------------------------------

Weighted average assumptions used in determining pension values were as follows:

                                   1999       1998
----------------------------------------------------
Discount rate                        6.58%      6.59%
Expected return on plan assets      11.38       9.62
Rate of compensation increase        4.06       4.34
----------------------------------------------------

Pension costs included the following components:

    (DOLLARS IN THOUSANDS)         1999       1998       1997
---------------------------------------------------------------
Service cost                     $ 23,765   $ 24,158   $ 24,984
Interest cost                      46,118     47,531     45,179
Expected return on plan assets    (79,169)   (54,837)   (48,535)
Net amortization and deferral      13,420        185       (875)
Curtailment gain                   (4,275)
---------------------------------------------------------------
    Net periodic benefit cost    $   (141)  $ 17,037   $ 20,753
---------------------------------------------------------------

---------------------------------------------------------------
NOTE 15 -- OTHER EMPLOYEE BENEFITS
    Firstar maintains plans to provide health care benefits to certain retired employees and has a group of active employees who will be eligible for health care benefits upon their retirement. The plans were amended to limit eligibility of future retirees. This action was treated as a plan curtailment. The liability for these benefits is unfunded. The tables below summarize data relative to these plans:

           (DOLLARS IN THOUSANDS)               1999       1998
-----------------------------------------------------------------
Change in benefit obligation:
  Benefit obligation at beginning of year     $ 86,746   $ 94,366
  Service cost                                     981        943
  Interest cost                                  5,812      5,689
  Amendments                                   (10,014)   (12,053)
  Actuarial gain (loss)                         (1,553)     3,605
  Benefits paid                                 (6,179)    (5,804)
-----------------------------------------------------------------
    Benefit obligation at end of year         $ 75,793   $ 86,746
-----------------------------------------------------------------
Funded status                                 $ 75,793   $ 86,746
Unrecognized transition obligation             (10,762)   (22,429)
Unrecognized prior service cost                     30        (35)
Unrecognized net loss                            5,249      3,560
-----------------------------------------------------------------
    Postretirement benefit liability          $ 70,310   $ 67,842
-----------------------------------------------------------------

Postretirement benefit costs included the following components:

       (DOLLARS IN THOUSANDS)          1999      1998      1997
-----------------------------------------------------------------
Service cost                          $   981   $   943   $ 1,736
Interest cost                           5,812     5,689     6,644
Curtailment loss                                 18,136     1,287
Net amortization and deferral           1,854     3,027     3,648
-----------------------------------------------------------------
    Net periodic benefit cost         $ 8,647   $27,795   $13,315
-----------------------------------------------------------------

 46   FIRSTAR CORPORATION

The weighted average discount rates used in determining the amount of the benefit obligation were 6.75% and 6.49% at December 31, 1999 and 1998, respectively. The measurement of the benefit obligation at December 31, 1999 assumed a health care cost trend rate of 7.66% which gradually decreases to 5.50% by 2004 and thereafter. To illustrate the effects of changes in this assumption, increasing the assumed health care cost trend by one percentage point in each year would increase the benefit obligation by $3,987,000 and the aggregate of the service and interest cost components of benefit cost by $429,000, while decreasing the assumed cost trend by one percentage point would decrease the benefit obligation by $3,556,000 and the aggregate of the service and interest cost components of benefit cost by $350,000.

Firstar has defined contribution retirement savings plans under which eligible employees can participate by contributing a portion of their salary for investment in one or more investment funds. Contributions are made to the accounts of each participant. Amounts expensed in connection with these plans were $22,594,000 in 1999, $20,492,000 in 1998 and $28,120,000 in 1997.

---------------------------------------------------------------
NOTE 16 -- STOCK OPTIONS AND COMPENSATION PLANS
    Firstar had stock options outstanding under various plans at December 31, 1999, including plans assumed in acquisitions. The plans provide for grants to selected key managerial personnel of options to purchase shares of common stock generally at the stock's fair market value at the date of grant. In addition, the plans provide for grants to selected key managerial personnel of shares of common stock which are subject to restriction on transfer and to a right of repurchase by Firstar. Not more than 3.7 million authorized and unissued shares of common stock, in the aggregate, are available for issue under the plans as of December 31, 1999.

Firstar provided one-time grants of stock options to all eligible employees in 1998 and 1999. These options were granted to active employees as a performance award and permit them to purchase stock at the stock's fair market value at the date of grant. No additional shares are available for grant under these plans.

The grants of stock options vest over a four year period and expire ten years from the date of grant. Awards of restricted shares vest over a period of up to five years. Options granted by Star Banc Corporation and Firstar Corporation prior to their merger became fully vested as a result of the merger. Similarly, all Mercantile Bancorporation options became fully vested as a result of its merger with Firstar.

The following is a summary of stock options outstanding and exercised under various stock option plans of Firstar.

                                                       1999                               1998                     1997
----------------------------------------------------------------------------------------------------------------------------
                                                                WEIGHTED-                          WEIGHTED-
                                                                  AVERAGE                            AVERAGE
                                         STOCK OPTIONS     EXERCISE PRICE   STOCK OPTIONS     EXERCISE PRICE   STOCK OPTIONS
----------------------------------------------------------------------------------------------------------------------------
Executive stock option plans:
Number outstanding at beginning of year    53,433,567         $     13.34     50,652,994         $      9.08     46,263,021
  Granted                                  12,168,192               22.36     17,027,149               19.80     12,676,806
  Assumed                                                                        287,420                9.95      1,276,631
  Exercised                               (14,138,662)               9.26    (12,506,783)               8.20     (8,121,331)
  Cancelled                                (1,467,383)              21.26     (2,027,213)              14.04     (1,442,133)
----------------------------------------------------------------------------------------------------------------------------
Number outstanding at end of year          49,995,814         $     15.95     53,433,567         $     12.95     50,652,994
----------------------------------------------------------------------------------------------------------------------------
Exercisable at end of year                 34,208,523         $     13.07     37,224,167         $     10.01     26,269,119
Weighted average fair value of options
  granted                                 $      8.54                        $      7.86                        $      4.08
----------------------------------------------------------------------------------------------------------------------------
All employee stock option plans:
Number outstanding at beginning of year    12,350,898         $     21.64      3,331,848         $      9.84      4,473,783
  Granted                                   5,227,000               21.50     10,200,000               24.13
  Exercised                                  (671,647)               9.93       (913,722)               9.79       (357,966)
  Cancelled                                (3,362,441)              22.93       (267,228)               9.88       (783,969)
----------------------------------------------------------------------------------------------------------------------------
Number outstanding at end of year          13,543,810         $     21.86     12,350,898         $     21.64      3,331,848
----------------------------------------------------------------------------------------------------------------------------
Exercisable at end of year                  3,002,114         $     18.36      2,150,898         $      9.84        770,316
Weighted average fair value of options
  granted                                 $      8.14                        $      9.53
----------------------------------------------------------------------------------------------------------------------------

                                               1997
---------------------------------------
                                                WEIGHTED-
                                                  AVERAGE
                                           EXERCISE PRICE
---------------------------------------
Executive stock option plans:
Number outstanding at beginning of year       $      6.71
  Granted                                           15.44
  Assumed                                            8.47
  Exercised                                          5.62
  Cancelled                                          8.66
---------------------------------------
Number outstanding at end of year             $      9.08
---------------------------------------
Exercisable at end of year                    $      7.01
Weighted average fair value of options
  granted
---------------------------------------
All employee stock option plans:
Number outstanding at beginning of year       $      9.78
  Granted
  Exercised                                          8.64
  Cancelled                                         10.09
---------------------------------------
Number outstanding at end of year             $      9.84
---------------------------------------
Exercisable at end of year                    $      8.92
Weighted average fair value of options
  granted
---------------------------------------

The fair value and pro forma income information calculated for options granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions in 1999, 1998 and 1997, respectively: volatility of 41.0 percent, 37.7 percent, and 24.7 percent; risk free interest rates of 5.55 percent, 4.79 percent, and 6.01 percent; dividend yields of 2.00 percent, 1.58 percent, and 1.87 percent; and for all years, expected lives of 2.5 to 5.5 years.

                                                      BANK WITHOUT BOUNDARIES 47

The following table summarizes information about stock options outstanding at December 31, 1999 under various stock option plans of Firstar Corporation:

                                                                   Outstanding                           Exercisable
                                                  ---------------------------------------------   --------------------------
                                                      Number        Weighted-Avg   Weighted-Avg       Number    Weighted-Avg
                                                  Outstanding          Remaining       Exercise   Exercisable       Exercise
Range of exercise prices                          at 12/31/99   Contractual Life          Price   at 12/31/99          Price
----------------------------------------------------------------------------------------------------------------------------
$1.73 - 10.00                                     13,182,751           4.5 Years      $    5.50   12,277,023       $    5.50
10.01 - 15.00                                      9,466,268           6.1 Years          11.18    9,451,674           11.17
15.01 - 20.00                                      6,839,260           7.6 Years          17.68    6,839,260           17.68
20.01 - 25.00                                     29,170,963           9.4 Years          22.77    5,999,323           23.26
25.01 - 30.00                                      4,343,932           8.7 Years          27.09    2,643,357           25.99
30.01 - 35.00                                        536,450           9.4 Years          31.56
----------------------------------------------------------------------------------------------------------------------------
    Total                                         63,539,624           7.7 Years      $   17.28   37,210,637       $   13.50
----------------------------------------------------------------------------------------------------------------------------

Firstar applies APB Opinion No. 25 and related interpretations in accounting for all its stock-based compensation plans. Accordingly, no compensation expense has been recognized for stock option grants.

The compensation cost that has been charged against income for stock-based compensation plans was $32,916,000, $14,138,000, and $6,416,000 for 1999, 1998
and 1997 respectively. The vesting of restricted stock as a result of mergers accelerated expense recognition in 1999 and 1998.

SFAS No. 123 encourages a "fair value" based method of accounting for stock-based compensation plans. Had Firstar recognized compensation expense based on the fair value of options at their grant date, as prescribed by SFAS No. 123, Firstar's net income for 1999, 1998, and 1997 would have been $821,702,000, $668,087,000, and $747,776,000, respectively. Pro forma basic earnings per share would have been $0.83 in 1999, $0.69 in 1998, and $0.82 in 1997. Pro forma diluted earnings per share would have been $0.82 in 1999, $0.68 in 1998, and $0.80 in 1997. These pro forma disclosures are not likely to be representative of the effect on reported net income and earnings per share for future years since current options vest over a four-year period and additional options are generally granted each year. Additionally, the vesting of options as a result of mergers would have accelerated expense recognition in 1999 and 1998 under SFAS No. 123.

Directors and selected senior officers of Firstar and its banking subsidiaries may participate in Firstar's Deferred Compensation Plan through which they may postpone the receipt of compensation. Amounts deferred under the plan may be valued on the basis of an interest index or be used to purchase shares of Firstar's common stock. Although the plan is unfunded for tax purposes, a portion of the shares of treasury stock held at December 31, 1999 and 1998 and 1997 were acquired to meet obligations arising from this plan and are considered common stock equivalents for the purpose of computing earnings per share.

Firstar has entered into agreements with certain officers. In general, the agreements provide for the payment of a lump sum benefit to the officer, plus the continuation of certain medical and insurance benefits and immediate exercisability of stock options, in the event that the officer's employment is terminated involuntarily by Firstar or voluntarily by the officer for good reason, following a change in control of Firstar during the officer's protected period. The benefits payable under the agreements can be up to three times the officer's base salary and incentive bonus.

 48   FIRSTAR CORPORATION

---------------------------------------------------------------
NOTE 17 -- INCOME TAXES
    The taxes applicable to income before income taxes were as follows:

     (DOLLARS IN THOUSANDS)            1999        1998        1997
---------------------------------------------------------------------
Current income taxes:
  Federal                            $354,477    $300,465    $336,846
  State and other                     (14,474)     39,868      31,283
---------------------------------------------------------------------
      Subtotal                        340,003     340,333     368,129
Deferred income taxes:
  Federal                             172,813      66,449      30,202
  State and other                      24,433      (5,866)         83
---------------------------------------------------------------------
      Subtotal                        197,246      60,583      30,285
---------------------------------------------------------------------
      Provision for income taxes     $537,249    $400,916    $398,414
---------------------------------------------------------------------

    Exercised stock options produced tax benefits of $74,303,000 in 1999, $52,422,000 in 1998 and $17,260,000 in 1997 which were allocated directly to shareholders' equity.

    The effective tax rate differed from the statutory U.S. federal tax rate of 35% as shown below:

                                          1999       1998       1997
--------------------------------------------------------------------
Statutory tax rate                        35.0%      35.0%      35.0%
Increase/(reduction) in rate resulting
  from:
  Tax-exempt income, net of interest
    expense disallowance                  (2.5)      (3.0)      (3.1)
  State and local taxes, net of
    federal income tax benefit             0.5        1.8        1.8
  Amortization of intangibles              2.1        2.4        1.4
  Nondeductible merger & acquisition
    costs                                  4.0        0.7
  Increase in cash surrender value of
    life insurance                        (0.7)      (0.6)      (0.3)
  Liquidation of affiliate                           (2.1)
  Other -- net                            (0.4)      (1.0)      (0.4)
--------------------------------------------------------------------
      Effective tax rate                  38.0%      33.2%      34.4%
--------------------------------------------------------------------

The significant components of the net deferred tax asset (liability) were as follows:

    (DOLLARS IN THOUSANDS)          1999         1998         1997
---------------------------------------------------------------------
Deferred tax liabilities:
  Equipment leased to
    customers                     $(436,156)   $(272,130)   $(170,480)
  Securities available for
    sale                                         (77,311)     (32,898)
  Bank premises and equipment       (35,853)     (24,655)     (25,338)
  Acquired assets accounted
    for as a purchase                (6,088)      (4,725)     (12,560)
  Pension and post-retirement
    benefits                        (16,790)      (8,492)
  Deferred loan fees / costs         (4,103)      (4,525)
  FHLB dividends                    (17,061)     (21,032)     (12,916)
  Other -- net                       (3,826)     (27,796)     (11,633)
Deferred tax assets:
  Reserve for loan losses           250,603      243,755      233,483
  Securities available for
    sale                             51,291
  Pension and post-retirement
    benefits                         14,554       12,486       19,102
  State and federal net
    operating loss carry
    forwards                         22,931       20,904       11,462
  Deferred compensation              26,533       27,186       20,407
  Deferred loan fees / costs                                    2,857
  Merger related charges             12,239       84,199       33,255
  Foreclosed property                 1,213          140          839
  Federal AMT credit
    carryforward                     22,938        7,568
  Charitable contributions
    carryforward                      6,523        4,202
  Other -- net                        5,923       12,741        1,497
---------------------------------------------------------------------
      Subtotal                     (105,129)     (27,485)      57,077
      Valuation allowance           (12,704)     (10,854)     (10,941)
---------------------------------------------------------------------
      Net deferred tax
        asset / (liability)       $(117,833)   $ (38,339)   $  46,136
---------------------------------------------------------------------

A valuation allowance has been recognized primarily to offset deferred tax assets related to state net operating loss carry forwards totaling approximately $436,176,000, which expire at various times within the next 20 years.

Certain events covered by Internal Revenue Code Section 593(e), which was not repealed, will trigger a recapture of the base year reserve of acquired thrift institutions. The base year reserve of acquired thrift institutions would be recaptured if an entity ceases to qualify as a bank for federal income tax purposes. The base year reserves of thrift institutions also remain subject to income tax penalty provisions that, in general, require recapture upon certain stock redemptions of, and excess distributions to, stockholders. At December 31, 1999, retained earnings included approximately $101.8 million of base year reserves for which no deferred federal income tax liability has been recognized.

                                                      BANK WITHOUT BOUNDARIES 49

---------------------------------------------------------------
NOTE 18 -- STOCKHOLDERS' EQUITY

The authorized and outstanding shares of Firstar are as follows:

           DECEMBER 31                   1999             1998
-------------------------------------------------------------------
Preferred stock, $1.00 par value
  Authorized                            10,000,000       10,000,000
  Outstanding                                   --               --
Common stock, $.01 par value:
  Authorized                         2,000,000,000    2,000,000,000
  Outstanding (net of treasury
    stock)                             975,546,460      985,372,855
-------------------------------------------------------------------

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

A reconciliation of the transactions affecting Accumulated Other Comprehensive Income included in shareholders' equity for the years ended December 31, is as follows:

    (DOLLARS IN THOUSANDS)         PRE-TAX     TAX EFFECT    NET OF TAX
-----------------------------------------------------------------------
1997
Unrealized gain on securities
  available for sale              $  29,598    $ (11,310)    $  18,288
Reclassification adjustment
  for gains realized in net
  income                             (3,724)         864        (2,860)
-----------------------------------------------------------------------
    Total                         $  25,874    $ (10,446)    $  15,428
-----------------------------------------------------------------------
1998
Unrealized gain on securities
  available for sale              $ 142,241    $ (50,804)    $  91,437
Reclassification adjustment
  for gains realized in net
  income                            (16,530)       5,795       (10,735)
-----------------------------------------------------------------------
    Total                         $ 125,711    $ (45,009)    $  80,702
-----------------------------------------------------------------------
1999
Unrealized losses on
  securities available for
  sale                            $(527,472)   $ 185,923     $(341,549)
Reclassification adjustment
  for losses realized in net
  income                            162,971      (57,447)      105,524
-----------------------------------------------------------------------
    Total                         $(364,501)   $ 128,476     $(236,025)
-----------------------------------------------------------------------

---------------------------------------------------------------
NOTE 19 -- REGULATORY CAPITAL
    Firstar and its banking subsidiaries are subject to various capital requirements as defined by banking industry regulators for banks and bank holding companies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by the regulators that, if undertaken, could have a material effect on the financial statements of Firstar. As of the most recent notification from its regulators, at December 31, 1999 and 1998, Firstar and its banking subsidiaries were categorized as "well capitalized" under the regulatory framework for prompt corrective action.

 50   FIRSTAR CORPORATION

The following provides a summary of the tier 1 and total risk-based capital amounts and ratios, as compared to minimum capital requirements for 1999 and 1998 for Firstar and its significant bank subsidiaries.

                                                                                         FOR MINIMUM
                                                                                       CAPITAL ADEQUACY           TO BE WELL
                                                                    ACTUAL                 PURPOSES              CAPITALIZED
---------------------------------------------------------------------------------------------------------------------------------
                  (DOLLARS IN THOUSANDS)                       AMOUNT      RATIO       AMOUNT      RATIO       AMOUNT      RATIO
---------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1999:
  Total capital (to risk weighted assets):
  Consolidated                                               $7,098,176    10.79%    $5,261,406     8.00%    $      n/a       n/a%
  Firstar Bank, N.A.                                          3,980,658    10.22      3,115,410     8.00      3,894,263     10.00
  Mercantile Bank, N.A.                                       1,907,197    11.44      1,333,976     8.00      1,667,469     10.00
Tier 1 capital (to risk weighted assets):
  Consolidated                                                5,327,118     8.10      2,630,703     4.00            n/a       n/a
  Firstar Bank, N.A.                                          2,893,411     7.43      1,557,705     4.00      2,336,558      6.00
  Mercantile Bank, N.A.                                       1,678,587    10.07        666,988     4.00      1,000,482      6.00
Tier 1 capital (to average assets):
  Consolidated                                                5,327,118     7.61      2,779,355     4.00            n/a       n/a
  Firstar Bank, N.A.                                          2,893,411     7.30      1,585,604     4.00      1,982,005      5.00
  Mercantile Bank, N.A.                                       1,678,587     8.26        812,396     4.00      1,015,495      5.00
---------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1998:
Total capital (to risk weighted assets):
  Consolidated                                               $6,611,443    11.62%    $4,553,091     8.00%    $      n/a       n/a%
  Firstar Bank, N.A.                                          3,224,758    10.77      2,396,226     8.00      2,995,784     10.00
  Mercantile Bank, N.A.                                       1,974,542    12.34      1,279,795     8.00      1,599,744     10.00
Tier 1 capital (to risk weighted assets):
  Consolidated                                                5,265,735     9.25      2,276,546     4.00            n/a       n/a
  Firstar Bank, N.A.                                          2,317,218     7.74      1,198,114     4.00      1,797,171      6.00
  Mercantile Bank, N.A.                                       1,731,390    10.82        639,898     4.00        959,847      6.00
Tier 1 capital (to average assets):
  Consolidated                                                5,265,735     7.35      2,865,182     4.00            n/a       n/a
  Firstar Bank, N.A.                                          2,317,218     6.27      1,477,464     4.00      1,846,831      5.00
  Mercantile Bank, N.A.                                       1,731,390     7.99        866,856     4.00      1,083,570      5.00
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------
NOTE 20 -- FINANCIAL INSTRUMENTS AND COMMITMENTS
    Firstar is a party to financial instruments with off-balance-sheet risk in the normal course of business in managing its interest rate risk and meeting the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, interest rate swap agreements, interest rate caps and floors, forward contracts to purchase or sell foreign currencies and forward commitments to sell residential mortgage loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the consolidated balance sheet. The contract or notional amounts of these instruments reflect the extent of involvement that Firstar has in particular classes of financial instruments.

Firstar's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and commercial letters of credit is represented by the contract amount of these instruments. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to typically expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Firstar uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The need for collateral is assessed on a case-by-case basis, based upon management's credit evaluation of the other party.

The following table shows the contract amount of off-balance-sheet financial instruments associated with Firstar's commercial and consumer lending activities as of December 31.

        (DOLLARS IN THOUSANDS)             1999          1998
-----------------------------------------------------------------
Commitments to extend credit            $21,019,156   $20,291,066
Credit card lines                         4,979,941     4,556,596
Standby letters of credit                 2,609,846     1,092,723
Letters of credit                           269,704       137,247
-----------------------------------------------------------------

                                                      BANK WITHOUT BOUNDARIES 51

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

                                1999                    1998
                         NOTIONAL     MARKET     NOTIONAL    MARKET
(DOLLARS IN THOUSANDS)    VALUE       VALUE       VALUE       VALUE
--------------------------------------------------------------------
Interest rate swaps:
  In a receivable
    position            $  135,000   $    404   $  860,000   $37,469
  In a payable
    position               765,000    (19,766)       8,000      (158)
Interest rate floors:
  In a receivable
  position                 305,000                 516,500       343
--------------------------------------------------------------------
      Total             $1,205,000   $(19,362)  $1,384,500   $37,654
--------------------------------------------------------------------

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

The net cash flows associated with these off-balance-sheet interest rate contracts used to manage interest rate risk increased net interest income by $7.5 million, $6.2 million and $0.9 million during 1999, 1998 and 1997, respectively. The maturities of these interest rate contracts in terms of notional values as of December 31, 1999 are as follows:

                       MATURITY RANGE OF DERIVATIVE FINANCIAL INSTRUMENTS
(DOLLARS IN MILLIONS)    2000            2001          2009+      TOTAL
-------------------------------------------------------------------------
Interest rate swaps:
  Receive fixed rate    $   205         $   45         $  650     $  900
  Average receive
    rate                  8.74%          8.42%          7.40%      7.76%
  Average pay rate        8.29%          7.97%          6.53%      7.00%
-------------------------------------------------------------------------
Interest rate floors        305                                      305
  Average floor rate      4.76%                                    4.76%
-------------------------------------------------------------------------
      Total             $   510         $   45         $  650     $ 1205
-------------------------------------------------------------------------

Firstar enters into commitments to sell groups of residential mortgage loans that it originates or purchases as part of its mortgage banking activities. Firstar commits to sell the loans at specified prices in a future period typically within 90 days. The risk associated with these commitments consists primarily of loans not closing in sufficient volumes and at appropriate yields to meet the sale commitments. Firstar had contracts totaling $589 million and $2.1 billion on December 31, 1999 and 1998, respectively. Gains or losses on these contracts are included in the determination of the market value of mortgages held for sale.

Firstar has established two off-balance-sheet conduits which hold commercial loans and securities totaling $8.1 billion at December 31, 1999. These conduits obtain financing in the commercial paper market. Firstar, under credit enhancement agreements with these conduits, may be required to repurchase assets or provide alternative funding to the conduit if the credit quality of the assets held falls below certain levels. These commitments totaled $1.7 billion at December 31, 1999. No material funding or repurchase of assets had occurred as of December 31, 1999.

Firstar also securitized $400 million of credit card receivables in 1995 through a trust. At December 31, 1999 Firstar has a $216 million seller's interest in the trust which owns $565 million of credit card receivables. The seller's interest is recorded in the consolidated balance sheets as available-for-sale securities. In November 1998 the trust began to pay down its investors' interests and anticipates that all investors will be paid by December 2000 ("the amortization period"). At the end of the amortization period, Firstar's seller's interest will equal 100% of the trust's underlying credit card receivables which will be transferred to Firstar upon termination of the trust.

Firstar also acts as an intermediary for customers in their management of interest rate and foreign currency risk. In this regard, Firstar will enter into interest rate swaps, caps, floors and foreign exchange contracts with its customers to minimize their exposure to market risk. Firstar enters into essentially offsetting transactions with other counterparties. Revenue from this intermediary activity was $13.7 million and $10.4 million in 1999 and 1998, respectively. Information on these transactions at December 31 is shown below:

                                 1999                  1998
-------------------------------------------------------------------
                          NOTIONAL     MARKET   NOTIONAL     MARKET
(dollars in thousands)      AMOUNT      VALUE     AMOUNT      VALUE
-------------------------------------------------------------------
Interest rate swaps:
  In a receivable
    position              $725,784   $ 33,935   $596,598   $ 12,702
  In a payable position    725,784    (31,057)   526,418    (10,578)
Interest rate
  caps/floors:
  Held                     136,396         71    102,975        183
  Written                  136,396        (71)   102,975       (183)
Foreign exchange
  contracts:
  In a receivable
    position               501,828      7,071    512,246      1,195
  In a payable position    456,999     (5,063)   456,637     (1,789)
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

Based upon market values of all derivative financial instruments, Firstar's credit exposure was $41.5 million at December 31, 1999.

 52   FIRSTAR CORPORATION

---------------------------------------------------------------
NOTE 21 -- LITIGATION
    Various legal claims have arisen during the normal course of business which, in the opinion of management, will not result in material liability to Firstar.

---------------------------------------------------------------
NOTE 22 -- DIVIDEND RESTRICTIONS
    Bank regulatory agencies limit the amount of dividends a subsidiary bank can declare to the parent company in any calendar year without obtaining prior approval. The amount of dividends available to the parent company from the bank subsidiaries at January 1, 2000 was $86 million.

---------------------------------------------------------------
NOTE 23 -- OTHER NONINTEREST EXPENSE
    The following are included in all other expense for the years ended December 31.

     (DOLLARS IN THOUSANDS)          1999       1998       1997
-----------------------------------------------------------------
Outside services                   $113,569   $100,546   $ 82,714
Postage and courier                  70,261     65,479     61,908
-----------------------------------------------------------------

---------------------------------------------------------------
NOTE 24 -- EARNINGS PER SHARE
    The following table shows the amounts used in the computation of basic and diluted earnings per share.

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)     1999        1998       1997
-------------------------------------------------------------------------------
Net income                                     $  875,318   $805,450   $760,716
Dividends on preferred stock                                     (83)      (483)
Interest on convertible notes                                     43         83
-------------------------------------------------------------------------------
  Net income available to common shareholders  $  875,318   $805,410   $760,316
-------------------------------------------------------------------------------
Weighted average shares:
Common shares                                     987,488    970,420    913,042
Convertible notes and preferred shares                           602      1,639
Options & stock plans                              15,266     18,063     17,726
-------------------------------------------------------------------------------
  Weighted average diluted common shares        1,002,754    989,085    932,407
-------------------------------------------------------------------------------
Basic earnings per common share                $     0.89   $   0.83   $   0.83
Diluted earnings per common share                    0.87       0.81       0.82
-------------------------------------------------------------------------------

---------------------------------------------------------------
NOTE 25 -- BUSINESS SEGMENTS
    Firstar's operations include three primary business segments: Consumer Banking, Wholesale Banking, and Trust and Private Banking. Selected financial information by business segment is summarized below. This information is derived from the internal reporting systems used by management to assess segment performance.
    Consumer banking provides deposit, installment and credit card lending, mortgage banking, leasing, investment, payment systems and other financial services to individuals and small businesses. These services are provided through retail branch offices, ATMs, voice banking, PC and video banking options.
    Wholesale banking provides traditional business lending, asset-based lending, commercial real estate loans, equipment financing, cash management services and international trade services to businesses and governmental entities.

    Trust and private banking provides personal financial and asset management services, comprehensive employee benefit plan services, mutual fund custody and corporate bond and stock transfer services.

    Treasury includes the net effect of transfer pricing of interest income and expense along with the operating results of the investment securities and residential loan portfolios.

    All revenue and expenses of administrative and support functions has been allocated to the primary business segments.

    Prior year amounts are not presented due to the unavailability of comparable data from the merged companies.

                                                                                                   TRUST AND
                                                                  CONSUMER         WHOLESALE        PRIVATE
FOR THE YEAR ENDED DECEMBER 31, 1999 (DOLLARS IN THOUSANDS)        BANKING          BANKING         BANKING         TREASURY
-----------------------------------------------------------------------------------------------------------------------------
Net interest income*                                             $ 1,573,856      $   628,192      $   68,141      $  427,253
Provision for loan losses                                            123,180           48,768           1,950           5,903
Noninterest income                                                   662,134          195,755         463,061          81,621
Noninterest expense                                                1,442,250          181,377         333,619          18,140
Income taxes*                                                        231,678          205,159          67,591         187,129
-----------------------------------------------------------------------------------------------------------------------------
    Net income                                                   $   438,882      $   388,643      $  128,042      $  297,702
-----------------------------------------------------------------------------------------------------------------------------
Average balances:
  Loans                                                          $23,439,290      $18,019,753      $1,081,378      $6,719,104
  Total assets                                                    27,103,049       19,555,043       1,433,203      25,131,295
  Deposits                                                        42,668,953        5,893,310       1,828,970       1,429,969
-----------------------------------------------------------------------------------------------------------------------------

                                                                               MERGER-
                                                                               RELATED
FOR THE YEAR ENDED DECEMBER 31, 1999 (DOLLARS IN THOUSANDS)     TOTAL         EXPENSES       CONSOLIDATED
-----------------------------------------------------------  --------------------------------------------
Net interest income*                                         $ 2,697,442      $              $  2,697,442
Provision for loan losses                                        179,801          7,500           187,301
Noninterest income                                             1,402,571                        1,402,571
Noninterest expense                                            1,975,386        470,463         2,445,849
Income taxes*                                                    691,557       (100,012)          591,545
-----------------------------------------------------------
    Net income                                               $ 1,253,269      $(377,951)     $    875,318
-----------------------------------------------------------
Average balances:
  Loans                                                      $49,259,525
  Total assets                                                73,222,590
  Deposits                                                    51,821,202
-----------------------------------------------------------

* Taxable equivalent basis

                                                      BANK WITHOUT BOUNDARIES 53

---------------------------------------------------------------
NOTE 26 -- FAIR VALUE OF FINANCIAL INSTRUMENTS
    SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about both on- and off-balance-sheet financial instruments for which it is practicable to estimate fair value. For financial instruments where an available trading market does not exist, significant estimations and present value calculations were used to determine fair values as described below. Changes in those estimates and assumptions could have a significant impact on fair values.

CASH AND CASH EQUIVALENTS
    For cash and due from banks, federal funds sold, securities purchased under agreement to resell and interest-bearing deposits in banks, the carrying value is a reasonable estimate of fair value due to their short-term nature.

INVESTMENT SECURITIES
    Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments or estimated current replacement cost of the instrument.

LOANS
    For variable rate loans which reprice frequently or are based on market changes, with no significant changes in credit risk, fair values are based on carrying values. The fair values for all other types of loans (including nonperforming loans) are estimated by discounting the future cash flows using current rates being offered for similar loans to borrowers of similar credit quality.

DEPOSITS
    The fair values of noninterest-bearing deposits, savings, NOW and money market deposit accounts are, by definition, equal to the amount payable on demand at the reporting date. The carrying values of variable rate, fixed-term time deposits and certificates of deposit approximate their fair values. For fixed-rate certificates of deposit, fair values are estimated using a discounted cash flow analysis based on rates currently offered for deposits of similar remaining maturities.

SHORT-TERM BORROWINGS
    The carrying amounts of federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings approximate their fair values due to their short-term nature.

LONG-TERM DEBT
    Fair values of Firstar's long-term debt are estimated by using discounted cash flow analyses, based on current market rates for debt with similar terms and remaining maturities.

OFF-BALANCE SHEET INSTRUMENTS
    The fair value of interest rate swap agreements is based on the present value of the swap primarily using counterparty or third party dealer quotes. Fair values for caps and floors were obtained using an option pricing model. These values represent the estimated amount Firstar would receive or pay to terminate the contracts or agreements taking into account current interest rates and market volatility. Prices obtained from counterparties or pricing models are tested by obtaining third party valuations. The fair value of commitments to extend credit and standby letters of credit is not material and is not shown here.

Due to the wide range of permitted valuation techniques and numerous estimates and assumptions which must be made for financial instruments which lack available secondary markets, management is concerned that reasonable comparability of estimated fair value disclosures between financial institutions may not be likely.

The following table summarizes the estimated fair values of Firstar's financial instruments at December 31.

                                                                        1999                        1998
-------------------------------------------------------------------------------------------------------------------
                                                               CARRYING        FAIR        CARRYING        FAIR
                   (DOLLARS IN THOUSANDS)                       AMOUNT         VALUE        AMOUNT         VALUE
-------------------------------------------------------------------------------------------------------------------
Financial assets:
  Cash and cash equivalents                                   $ 4,185,201   $ 4,185,201   $ 4,605,484   $ 4,605,484
  Trading securities                                                                          129,294       129,294
  Investment securities                                        13,113,867    13,119,723    15,874,948    15,878,557
  Net loans                                                    49,911,110    50,737,867    47,314,839    48,272,451
  Loans held for sale                                             624,680       625,070     1,757,833     2,015,302
Financial liabilities:
  Deposits                                                     51,886,411    52,256,815    54,312,162    54,807,710
  Short-term borrowings                                         8,302,019     8,302,019     6,645,968     6,645,968
  Long-term debt                                                5,038,383     4,907,654     5,457,203     5,662,703
Derivative financial instruments:
  Asset and liability management:
    Interest rate contracts:
      Asset                                                                         404                      37,469
      Liability                                                                  19,766                         158
  Customer activities:
    Interest rate contracts:
      Asset                                                        34,006        34,006        12,885        12,885
      Liability                                                    31,128        31,128        10,761        10,761
    Foreign exchange contracts:
      Asset                                                         7,071         7,071         1,195         1,195
      Liability                                                     5,063         5,063         1,789         1,789
-------------------------------------------------------------------------------------------------------------------

 54   FIRSTAR CORPORATION

---------------------------------------------------------------
NOTE 27 -- PARENT COMPANY FINANCIAL INFORMATION --
BALANCE SHEETS

AS OF DECEMBER 31 (DOLLARS IN THOUSANDS)      1999         1998
------------------------------------------------------------------
Assets:
Investment in subsidiaries:
  Banking subsidiaries                     $6,497,477   $6,356,137
  Other subsidiaries                          126,531      197,103
------------------------------------------------------------------
    Total investment in subsidiaries        6,624,008    6,553,240
Cash and cash equivalents                     577,017      384,516
Other investments                              30,630       25,962
Advances to subsidiaries                      570,380      707,820
Other assets                                  943,554      840,421
------------------------------------------------------------------
    Total assets                           $8,745,589   $8,511,959
------------------------------------------------------------------
Liabilities and Shareholders' Equity:
Short-term borrowings                      $  139,347   $  134,060
Long-term debt                              1,980,637    1,485,382
Other liabilities                             316,969      288,849
Shareholders' equity                        6,308,636    6,603,668
------------------------------------------------------------------
    Total liabilities and shareholders'
      equity                               $8,745,589   $8,511,959
------------------------------------------------------------------

STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31 (DOLLARS IN THOUSANDS)     1999       1998       1997
---------------------------------------------------------------------------------------
Revenue:
Dividend from subsidiaries:
  Banking subsidiaries                                   $666,006   $803,176   $789,307
  Nonbank subsidiaries                                     12,000     16,300      6,225
---------------------------------------------------------------------------------------
    Total dividends from subsidiaries                     678,006    819,476    795,532
Fees and assessments from subsidiaries                     37,612     82,457     82,709
Other income                                               91,235     43,238     26,106
---------------------------------------------------------------------------------------
    Total revenue                                         806,853    945,171    904,347
---------------------------------------------------------------------------------------
Expense:
Interest on short-term borrowings                          11,308      9,734      6,587
Interest on long-term debt                                112,234     96,059     78,709
Other operating expenses                                  221,548    285,623    240,510
---------------------------------------------------------------------------------------
    Total expenses                                        345,090    391,416    325,806
Income before income tax benefit                          461,763    553,755    578,541
Income tax benefit                                         19,790     81,056     64,166
Equity in undistributed income of subsidiaries            393,765    170,639    118,009
---------------------------------------------------------------------------------------
    Net income                                           $875,318   $805,450   $760,716
---------------------------------------------------------------------------------------

STATEMENT OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31 (DOLLARS IN THOUSANDS)    1999        1998        1997
-----------------------------------------------------------------------------------------
Cash Flow from Operating Activities:
Net income                                              $ 875,318   $ 805,450   $ 760,716
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Equity in undistributed income of subsidiaries       (393,765)   (170,639)   (130,821)
    Depreciation and amortization                          63,649      63,254      37,154
    Net change in receivables from subsidiaries                          (942)      2,574
    (Gain)/loss on sale of securities available for
      sale                                                  1,630        (333)       (210)
    Net change in other assets and liabilities            (68,219)    (17,740)     48,628
-----------------------------------------------------------------------------------------
      Net cash provided by operating activities           478,613     679,050     718,041
-----------------------------------------------------------------------------------------
Cash Flows form Investing Activities:
Capital contributions to subsidiaries                                (211,005)     (7,875)
Net change in advances to subsidiaries                    137,440    (100,577)   (315,962)
Proceeds from maturities of available for sale
  securities                                                1,071      10,939       4,100
Proceeds from sales of available for sale securities          328         616
Purchase of available for sale securities                 (10,790)    (10,626)     (4,554)
Cash from mergers of holding companies                                 55,659    (386,850)
Other investing activity                                   45,805          93     (12,444)
-----------------------------------------------------------------------------------------
      Net cash provided by (used) in investing
        activities                                        173,854    (254,901)   (723,585)
-----------------------------------------------------------------------------------------
Cash Flows form Financing Activities:
Net change in short-term borrowings                         5,287      30,447     (56,870)
Net change in long-term debt                              494,008      63,601     906,459
Dividends paid                                           (456,570)   (394,583)   (325,049)
Common stock transactions                                (502,691)    (19,868)   (572,626)
Shares reserved to meet deferred compensation
  obligations                                                           1,193       1,945
-----------------------------------------------------------------------------------------
      Net cash used in financial activities              (459,966)   (319,210)    (46,141)
-----------------------------------------------------------------------------------------
Net change in cash and cash equivalents                   192,501     104,939     (51,685)
Cash and cash equivalents at beginning of year            384,516     279,577     331,262
-----------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                $ 577,017   $ 384,516   $ 279,577
-----------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

FOR THE YEARS ENDED DECEMBER 31 (DOLLARS IN THOUSANDS)     1999       1998       1997
---------------------------------------------------------------------------------------
Interest expense                                         $109,272   $129,329   $ 79,430
Taxes paid                                                199,420    137,166    196,824
---------------------------------------------------------------------------------------

                                                      BANK WITHOUT BOUNDARIES 55

--------------------------------------------------------------------------------
NOTE 28 -- SUMMARY OF QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
    The following is a summary of quarterly results of operations for 1999 and 1998.

       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                         QUARTER ENDED
1999                                                             DEC. 31   SEPT. 30    JUNE 30    MAR. 31
---------------------------------------------------------------------------------------------------------
Net interest income                                           $  662,829   $661,481   $663,411   $655,425
Provision for loan losses                                         43,749     55,325     44,838     43,389
Net interest income after provision for loan losses              619,080    606,156    618,573    612,036
Noninterest income                                               361,423    348,621    353,014    339,513
Noninterest expense                                              548,295    840,589    536,122    520,843
Income taxes                                                     164,163     85,828    144,176    143,082
Net income                                                       268,045     28,360    291,289    287,624
---------------------------------------------------------------------------------------------------------
Per share:
  Basic earnings per common share                             $     0.27   $   0.03  $    0.29  $    0.29
  Diluted earnings per common share                                 0.27       0.03       0.29       0.29
  Cash dividends declared on common stock                         0.1625       0.10       0.10       0.10
  Book value of common shares at quarter-end                        6.47       6.56       6.74       6.84
  Market price -- high                                             29.50      29.63      35.33      31.94
             low                                                   19.56      22.13      26.00      27.42
Weighted average common shares outstanding (000's)               980,630    985,779    992,496    991,182
Weighted average diluted common shares (000's)                   993,411    999,298  1,009,669  1,008,845
---------------------------------------------------------------------------------------------------------
Ratios:
  Return on average assets                                         1.49%      0.15%      1.58%      1.58%
  Return on average common equity                                  16.48       1.69      17.07      17.25
  Net interest margin                                               4.17       4.04       4.12       4.07
  Efficiency ratio                                                 52.88      82.11      52.04      51.62
  Noninterest income as a percent of net revenue                   34.86      34.05      34.26      33.65
---------------------------------------------------------------------------------------------------------

                                                                             QUARTER ENDED
---------------------------------------------------------------------------------------------------------
1998                                                             DEC. 31   SEPT. 30    JUNE 30    MAR. 31
---------------------------------------------------------------------------------------------------------
Net interest income                                           $  656,376   $633,187   $629,750   $616,308
Provision for loan losses                                         39,905     55,909     31,794     37,182
Net interest income after provision for loan losses              616,471    577,278    597,956    579,126
Noninterest income                                               342,760    380,127    317,692    324,772
Noninterest expense                                              812,501    664,870    535,878    516,567
Income taxes                                                      43,560     99,769    123,949    133,638
Net income                                                       103,170    192,766    255,821    253,693
---------------------------------------------------------------------------------------------------------
Per share:
  Basic earnings per common share                             $     0.10   $   0.20   $   0.26   $   0.27
  Diluted earnings per common share                                 0.10       0.19       0.26       0.26
  Cash dividends declared on common stock                           0.10       0.08       0.08       0.08
  Book value of common shares at quarter-end                        6.70       6.70       6.54       6.37
  Market price -- high                                             31.31      24.50      21.46      20.42
             low                                                   19.06      18.29      19.73      17.71
Weighted average common shares outstanding (000's)               984,314    974,214    969,180    953,275
Weighted average diluted common shares (000's)                 1,001,719    992,495    987,835    973,285
---------------------------------------------------------------------------------------------------------
Ratios:
  Return on average assets                                          0.56%      1.07%      1.45%      1.50%
  Return on average common equity                                   6.13      11.88      16.47      17.31
  Net interest margin                                               4.07       4.02       4.02       4.08
  Efficiency ratio                                                 80.08      64.65      55.68      54.06
  Noninterest income as a percent of net revenue                   33.78      36.96      33.01      33.99
---------------------------------------------------------------------------------------------------------

 56   FIRSTAR CORPORATION

OFFICE OF THE CEO

Jerry A. Grundhofer
President and Chief Executive Officer

Thomas H. Jacobsen
Chariman

William L. Chenevich
Vice Chairman

Richard K. Davis
Vice Chairman

David M. Moffett
Vice Chairman and Chief Financial Officer

MANAGEMENT COMMITTEE

Jerry A. Grundhofer
President and Chief Executive Officer

W. Randolph Adams
Executive Vice President
Mercantile Conversion Management

John Q. Arnold
Executive Vice President
Corporate Risk Management

Dan A. Arrigoni
Executive Vice President
Mortgage Banking

Kathy P. Beechem
Executive Vice President
Metropolitan Banking and In-Store Banking

Daniel B. Benhase
Executive Vice President
Trust

Joseph A. Campanella
Executive Vice President
Community Banking East and West

Jennie P. Carlson
Executive Vice President
General Counsel and Secretary

William L. Chenevich
Vice Chairman
Information Systems and Operations

Richard K. Davis
Vice Chairman
Consumer Banking

John R. Elmore
Executive Vice President
Community Banking Midwest

Russell L. Goldammer
Senior Vice President
Data Processing

Kenneth R. Griffith
Executive Vice President
Retail Lending and Finance Company

Joseph E. Hasten
Bank Vice Chairman
Large Corporate and Speciality Businesses

John R. Heistad
Executive Vice President
Credit Administration

James D. Hogan
Executive Vice President and Controller

Jerome C. Kohlhepp
Executive Vice President
Specialized Lending

Bruce R. Laning
President and Chief Executive Officer
FIRMCO

Mark J. Masuhr
Executive Vice President
Commercial Products

David M. Moffett
Vice Chairman and
Chief Financial Officer

Mark D. Quinlan
Executive Vice President
Information Systems

Thomas E. Rea
Senior Vice President
Information Systems

Jeffrey S. Rosen
Executive Vice President
Small Business Banking

Stephen E. Smith
Executive Vice President
Human Resources

Steven M. Soroka
Senior Vice President
Corporate Services

Patricia A. Wesner
Executive Vice President
Credit Card/Debit Card

Jay B. Williams
Executive Vice President
Commercial Banking




                                                    BANK WITHOUT BOUNDARIES 57

CORPORATE DIRECTORS

Victoria Buyniski Gluckman                                3, 4
President and Chief Executive Officer
United Medical Resources, Inc.

John C. Dannemiller                                       4, 5
Chairman, Chief Executive Officer and President
Applied Industrial Technologies

David B. Garvin                                           3
Ironwood Farm

Jerry A. Grundhofer                                       1
President and Chief Executive Officer
Firstar Corporation

J. P. Hayden, Jr.                                         1, 2, 3, 5
Chairman
The Midland Company

Joe F. Hladky                                             3, 4
President
The Gazette Company

Roger L. Howe                                             1, 2, 3
Formerly Chairman
U. S. Precision Lens, Inc.

Thomas H. Jacobsen                                        1
Chairman
Firstar Corporation

Sheldon B. Lubar                                          1, 5
Chairman
Lubar & Company

Frank Lyon, Jr.                                           2, 4
Wingmead

Daniel F. McKeithan, Jr.                                  1, 3, 5
President & Chief Executive Officer
Tamarack Petroleum Company, Inc.

David B. O'Maley                                          2
Chairman, President and Chief Executive Officer
Ohio National Financial Services

O'dell M. Owens, M.D., M.P.H.                             4
Medical Director of United Healthcare

Thomas E. Petry                                           1, 2, 3
Formerly Chairman and Chief Executive Officer
Eagle-Picher Industries, Inc.

Craig D. Schnuck                                          3, 4
Chairman and Chief Executive Officer
Schnuck Markets, Inc.

John J. Stollenwerk                                       2, 3, 4
President
Allen-Edmonds Shoe Corporation

Patrick T. Stokes                                         1, 5
President
Anheuser Busch

William W. Wirtz                                          3
President
Wirtz Corporation


1 Executive Committee
2 Compensation Committee
3 Audit Committee
4 Community Outreach and Fair Lending
   Committee
5 Governance Committee




58 FIRSTAR CORPORATION

CORPORATE INFORMATION

FINANCIAL INFORMATION

Additional financial or general information, including copies of this annual report, Form 10-K filed with the Securities and Exchange Commission, and interim reports published quarterly during the year may be obtained online at www.firstar.com/about/about.html or by contacting:

Firstar Investor Relations        or        Joseph D. Messinger
Request Line                                Senior Vice President
414.765.4808                                Investor Relations
                                            414.765.5235

MEDIA REQUESTS SHOULD BE MADE TO:
Steven W. Dale
Senior Vice President
Media Relations
414.765.4455

STOCK LISTING
Firstar Corporation common stock is listed under the symbol "FSR" on the New York Stock Exchange.

TRANSFER AGENT/SHAREHOLDER SERVICES
Inquiries related to shareholder records, stock transfers, changes of ownership, changes of address and dividend payment should be sent to the transfer agent at the following address:

Firstar Bank, N.A.
1555 North River Center Drive, Suite 301
Milwaukee, WI 53212
Phone: 1.800.637.7549
Fax: 414.276.4226
email: firstarinvestorservice@firstar.com

DIVIDEND REINVESTMENT
Firstar Corporation offers its shareholders an automatic dividend reinvestment program. The program enables shareholders to reinvest their dividends in shares at the prevailing market price. For more information, write to Firstar Bank, N.A., Dividend Reinvestment Department, 1555 North River Center Drive, Suite 301, Milwaukee, WI 53212 or call 1.800.637.7549.

INDEPENDENT PUBLIC ACCOUNTANTS
The independent public accountants of Firstar Corporation are PricewaterhouseCoopers LLP.

MILWAUKEE HEADQUARTERS                      CINCINNATI HEADQUARTERS
777 East Wisconsin Avenue                   425 Walnut Street
Milwaukee, WI 53202                         Cincinnati, OH 45202
414.765.4321                                513.632.4000

ST. LOUIS HEADQUARTERS
Seventh Street and Washington Avenue
St. Louis, MO 63101
314.418.2525

ONLINE
For product, corporate and financial information, please visit our site on the web at www.firstar.com

THE ANNUAL MEETING OF SHAREHOLDERS OF FIRSTAR CORPORATION WILL BE HELD AT 11:00 A.M. (EDT), TUESDAY, APRIL 11, 2000, IN THE PRESIDENTIAL BALLROOM, THIRD FLOOR OF THE WESTIN HOTEL, FIFTH AND VINE STREETS, DOWNTOWN CINCINNATI.

DIVERSITY
Firstar Corporation and its subsidiaries are committed to creating and maintaining a diverse workplace, and one of our many strengths is the diversity of our workforce. We recognize and value each other's differences by promoting fairness and respect in the way we behave toward one another. By treating individual differences as assets, we are more effective in valuing the diversity, not only of our employees, but also of our customers and the communities we serve.

EQUAL EMPLOYMENT OPPORTUNITY/AFFIRMATIVE ACTION
Firstar Corporation and its subsidiaries are committed to providing Equal Employment Opportunity to all employees and applicants for employment. In keeping with this policy, employment decisions are made based upon job-related knowledge, skills and abilities rather than race, color, religion, national origin, gender, age, martial status, disability, veteran status, sexual orientation or any other characteristics protected by law. The corporation complies with state and federal Fair Employment Laws, including regulations applying to federal contractors.

FIRSTAR CORPORATION


Milwaukee Headquarters
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202 U.S.A.

Cincinnati Headquarters
425 Walnut Street
Cincinnati, Ohio 45202 U.S.A.

St. Louis Headquarters
Seventh Street and Washington Avenue
St. Louis, Missouri 63101 U.S.A.

Website:  www.firstar.com