Form 10-K/A, Exhibit 13
period 1999-12-31
FIRSTAR CORP /NEW/
filed 2001-01-10
CIK 1074023

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

FIRSTAR CORPORATION SELECTED FINANCIAL DATA

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)     1999          1998          1997          1996          1995          1994
-------------------------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS
        Interest income                       $ 5,021,712   $ 5,052,188   $ 4,513,660   $ 4,051,634   $ 3,921,523   $ 3,307,680
        Interest expense                        2,378,566     2,516,567     2,145,872     1,845,561     1,827,174     1,285,659
-------------------------------------------------------------------------------------------------------------------------------
        Net interest income                     2,643,146     2,535,621     2,367,788     2,206,073     2,094,349     2,022,021
        Taxable equivalent adjustment (a)          54,296        59,960        58,639        57,646        58,715        60,550
-------------------------------------------------------------------------------------------------------------------------------
        Taxable equivalent net interest
          income                                2,697,442     2,595,581     2,426,427     2,263,719     2,153,064     2,082,571
        Noninterest income                      1,402,571     1,365,351     1,100,215       980,123       887,890       796,621
-------------------------------------------------------------------------------------------------------------------------------
        Net revenue                             4,100,013     3,960,932     3,526,642     3,243,842     3,040,954     2,879,192
        Noninterest expense                     2,445,849     2,529,816     2,104,746     1,952,976     1,808,255     1,755,357
        Provision for loan losses                 187,301       164,790       204,127       176,100       112,069       103,569
        Net income                                875,318       805,450       760,716       699,871       698,986       626,260
-------------------------------------------------------------------------------------------------------------------------------
PER SHARE
        Basic earnings per common share       $      0.89   $      0.83   $      0.83   $      0.76   $      0.75   $      0.68
        Diluted earnings per common share            0.87          0.81          0.82          0.75          0.74          0.67
        Common dividends declared (b)              0.4625          0.33          0.27          0.21          0.18          0.16
        Year-end market value (b)                   21.13         31.00         19.13         10.21          6.61          4.04
        Weighted average common shares
          (000's)                                 987,488       970,420       913,042       913,897       925,669       914,479
        Weighted average diluted common
          shares (000's)                        1,002,754       989,085       932,407       929,008       942,517       934,580
-------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
        Loans                                 $49,259,525   $46,673,396   $41,800,976   $37,191,126   $35,349,528   $31,673,292
        Loans held for sale                     1,426,936     1,162,187       383,909       376,723        86,095        42,913
        Investment securities                  14,651,145    15,694,707    12,665,828    11,997,743    12,027,403    11,779,196
        Short-term investments                    547,424       640,722       646,944       405,141       550,689       644,424
-------------------------------------------------------------------------------------------------------------------------------
        Total interest-earning assets          65,885,030    64,171,012    55,497,657    49,970,733    48,013,715    44,139,825
        Total assets                           73,222,590    71,096,191    60,722,443    54,565,374    52,242,526    48,062,798
        Noninterest-bearing deposits            9,795,639     9,514,139     8,303,720     7,911,441     7,096,383     7,023,347
        Interest-bearing deposits              42,025,563    42,097,767    37,682,107    34,623,470    33,293,091    31,035,520
-------------------------------------------------------------------------------------------------------------------------------
        Total deposits                         51,821,202    51,611,906    45,985,827    42,534,911    40,389,474    38,058,867
        Short-term borrowings                   7,819,562     7,369,227     6,477,480     5,025,361     5,207,545     4,181,502
        Long-term debt                          5,736,056     4,787,551     2,315,536     1,533,070     1,416,811     1,080,810
        Shareholders' equity                    6,680,687     6,334,542     5,084,200     4,739,612     4,496,663     4,090,938
-------------------------------------------------------------------------------------------------------------------------------
RATIOS
        Return on average assets                     1.20%         1.13%         1.25%         1.28%         1.34%         1.30%
        Return on average common equity             13.10         12.72         14.98         14.79         15.60         15.39
        Net interest margin                          4.09          4.04          4.37          4.53          4.48          4.72
        Efficiency ratio                            59.65         63.87         59.68         60.21         59.46         60.97
        Dividend payout ratio                       53.16         40.74         32.93         28.00         24.32         23.88
        Average shareholders' equity to
          average total assets                       9.12          8.91          8.37          8.69          8.61          8.51
-------------------------------------------------------------------------------------------------------------------------------
EXCLUDING MERGER RELATED CHARGES
AND OTHER NONRECURRING ITEMS (c)
        Adjusted net income                   $ 1,253,269   $ 1,055,307   $   860,593   $   800,761   $   726,619   $   642,960
        Noninterest expense                     1,975,386     2,152,524     1,983,353     1,820,731     1,785,104     1,742,693
        Adjusted operating income (d)           2,124,627     1,760,357     1,543,289     1,426,225     1,255,850     1,136,499
        Return on average assets                     1.71%         1.48%         1.42%         1.47%         1.39%         1.34%
        Return on average common equity             18.76         16.66         16.94         16.92         16.22         15.81
        Efficiency ratio                            48.18         55.01         56.24         56.13         58.70         60.53
-------------------------------------------------------------------------------------------------------------------------------

                                                5 YEAR
                                               COMPOUND
                                                GROWTH
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)     RATE
--------------------------------------------  -----------
RESULTS OF OPERATIONS
        Interest income                               8.7%
        Interest expense                             13.1
--------------------------------------------
        Net interest income                           5.5
        Taxable equivalent adjustment (a)            (2.2)
--------------------------------------------
        Taxable equivalent net interest
          income                                      5.3
        Noninterest income                           12.0
--------------------------------------------
        Net revenue                                   7.3
        Noninterest expense                           6.9
        Provision for loan losses                    12.6
        Net income                                    6.9
--------------------------------------------
PER SHARE
        Basic earnings per common share               5.3%
        Diluted earnings per common share             5.4
        Common dividends declared (b)                24.2
        Year-end market value (b)                    39.2
        Weighted average common shares
          (000's)                                     1.5
        Weighted average diluted common
          shares (000's)                              1.4
--------------------------------------------
AVERAGE BALANCES
        Loans                                         9.2%
        Loans held for sale                         101.5
        Investment securities                         4.5
        Short-term investments                       (3.2)
--------------------------------------------
        Total interest-earning assets                 8.3
        Total assets                                  8.8
        Noninterest-bearing deposits                  6.9
        Interest-bearing deposits                     6.3
--------------------------------------------
        Total deposits                                6.4
        Short-term borrowings                        13.3
        Long-term debt                               39.6
        Shareholders' equity                         10.3
--------------------------------------------
RATIOS
        Return on average assets
        Return on average common equity
        Net interest margin
        Efficiency ratio
        Dividend payout ratio
        Average shareholders' equity to
          average total assets
--------------------------------------------
EXCLUDING MERGER RELATED CHARGES
AND OTHER NONRECURRING ITEMS (c)
        Adjusted net income                          14.3%
        Noninterest expense                           2.5
        Adjusted operating income (d)                13.3
        Return on average assets
        Return on average common equity
        Efficiency ratio
--------------------------------------------

(a) Taxable equivalent adjustment was calculated utilizing a marginal federal income tax rate of 35 percent.

(b) Per share amounts based on historical
    Star Banc Corporation amounts where applicable.

(c) Items reported in this section have been adjusted to exclude merger related charges, restructuring charges and the one-time SAIF assessment in 1996. The presentation of adjusted net income and related ratios, excluding "merger related charges and other nonrecurring items'' as determined by Firstar, is intended to enhance the understanding and assessment of results of operations by highlighting net income attributable to normal, recurring operations of the business. Adjusted net income should not be viewed as a substitute for net income determined in accordance with GAAP. Furthermore, Firstar's definition of "merger related charges and other nonrecurring items'' may differ from that used by other companies.

(d) Taxable equivalent income before income taxes excluding provision for loan losses and items noted in (c) above.


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

Firstar reported net income for 1999 of $875.3 million, an increase of 8.7 percent compared to $805.5 million in 1998 and $760.7 million in 1997. Diluted earnings per share increased 7.4 percent to $.87 compared to $.81 in 1998 and $.82 in 1997. Basic earnings per share increased 7.2 percent to $.89 in 1999, compared to $.83 in both 1998 and 1997. Firstar's return on average assets and return on average common equity in 1999 were 1.20 percent and 13.10 percent, respectively. This compares to a return on average assets of 1.13 percent in 1998 and 1.25 percent in 1997 and a return on average common equity of 12.72 percent in 1998 and 14.98 percent in 1997.

Earnings results for 1999 reflected a 3.5 percent increase in taxable equivalent net revenues (refer to the Net Interest Income and Noninterest Income discussions for a more detailed analysis) and a 3.3 percent reduction in total noninterest expense (refer to the Noninterest Expense discussion for a more detailed analysis).

Total assets at December 31, 1999, were $72.8 billion compared to $74.3 billion a year earlier. Total loans, net of unearned interest, were $50.6 billion at the end of 1999, an increase of 5.4 percent as compared to $48.0 billion at the end of 1998. Loan growth was led by increases of 12.5 percent in commercial loans and 20.3 percent in retail loans for 1999 offset by a managed decline of 7.4 percent in real estate loans (refer to the Loans discussion for a more detailed analysis). Deposits totaled $51.9 billion at December 31, 1999 compared to $54.3 billion at December 31, 1998 (refer to the Deposits discussion for a more detailed analysis).

As a result of acquisition activity during the past three years, Firstar has incurred significant merger related and restructuring costs. Management believes that due to the nonrecurring nature of these costs the presentation of financial measurements excluding merger related and other nonrecurring items enhances the understanding and assessment of the trends and ongoing operations of the business. Table 1 presents net income excluding merger related and other nonrecurring items ("adjusted net income"), the merger related and other nonrecurring items for each of the last three years and net income calculated in accordance with GAAP. This presentation is made to facilitate the analysis of results of operations excluding merger related and other nonrecurring items. Further explanations of these charges are included under the noninterest expense, noninterest income and allowance for loan losses sections of this discussion along with Note 3 to the Consolidated Financial Statements.

Notwithstanding management's belief with respect to their relevance and usefulness, these non-GAAP presentations should not be viewed as a substitute for financial measurements determined in accordance with GAAP. Furthermore, Firstar's definition of "merger related charges and other nonrecurring items" may differ from that used by other companies.

Firstar reported adjusted net income at record levels for 1999 with an increase of 18.8 percent to $1.25 billion compared to $1.06 billion in 1998 and $861 million in 1997. Excluding merger related charges and other nonrecurring items, diluted earnings per share increased 16.8 percent to $1.25, compared to $1.07 in 1998 and $.92 in 1997. Excluding merger related charges and other nonrecurring items, Firstar's return on average assets and return on average common equity were 1.71 percent and 18.76 percent, respectively, in 1999. This favorably compares to a return on average assets of 1.48 percent in 1998 and 1.42 percent in 1997 and a return on average common equity of 16.66 percent in 1998 and 16.94 percent in 1997.

TABLE 1 - RECONCILIATION OF ADJUSTED NET INCOME TO NET INCOME IN ACCORDANCE WITH
          GAAP


  FOR THE YEARS ENDED DECEMBER 31 (DOLLARS IN THOUSANDS)                    1999                    1998                   1997
----------------------------------------------------------------------------------------------------------------------------------
Adjusted Net Income                                                      $1,253,269              $1,055,307              $ 860,593
Merger charges                                                             (292,730)               (332,162)              (121,393)
Restructuring charges                                                             0                 (45,130)                     0
Security losses                                                            (177,733)                      0                      0
Loan loss provision                                                          (7,500)                (37,900)               (20,340)
Gain on sale of branches                                                          0                  48,051                      0
Applicable taxes                                                            100,012                 117,284                 41,856
----------------------------------------------------------------------------------------------------------------------------------
Net income in accordance with GAAP                                       $  875,318              $  805,450              $ 760,716
----------------------------------------------------------------------------------------------------------------------------------

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

NONINTEREST INCOME

    Noninterest income is a significant source of revenue for Firstar, representing 34.2 percent of taxable equivalent net revenue in 1999, compared with 34.4 percent in 1998 and 31.2 percent in 1997. Noninterest income increased
2.7 percent to $1.40 billion in 1999, compared to $1.37 billion in 1998. This compares to a 24.1 percent growth in 1998. Noninterest income, excluding securities gains and the sale of branches, increased 6.7 percent to $1.39 billion in 1999 compared to $1.30 billion in 1998. The increase in 1999 was led by trust fees which grew by $52.1 million or 13.9%, cash management income which improved by $24.6 million or 20.9% and credit card income which grew by $19.0 million or 20.3%. Growth also occurred in several other areas with securitization revenues, retail deposit fees, international fees and bank owned life insurance income all growing. These gains were partially offset by lower mortgage banking revenue, which declined by $50.9 million, or 25.1 percent.

Trust income, which is Firstar's largest source of fee income, increased 13.9 percent to $427.3 million in 1999, following an 11.0 percent increase in 1998. In both 1999 and 1998, Firstar realized significant increases in revenue levels as a result of new business in each trust area and the strong performance of the financial markets. Continued growth was seen in Firstar's mutual fund services area which provides transfer agent, fund accounting and fund administration to approximately 350 mutual funds with over 1.5 million accounts. Also increasing 1999 trust revenue was the transfer of Firstar's Stellar Funds to in-house processing, which produced $5.8 million of new revenue in the year. A conforming change in the trust revenue recognition policies of Mercantile, to

TABLE 5 -- INTEREST RATE SENSITIVITY (GAP ANALYSIS)

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

 20   FIRSTAR CORPORATION
eliminate accounting for certain fees on a one-month lag, gave rise to a one-time revenue recognition adjustment of $7.5 million in the fourth quarter of 1999.

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

TABLE 6 -- NONINTEREST INCOME

                                                                                                   % INCREASE/        % INCREASE/
                                                                                                    (DECREASE)         (DECREASE)
FOR THE YEARS ENDED DECEMBER 31 (DOLLARS IN THOUSANDS)     1999         1998         1997           1999/1998          1998/1997
----------------------------------------------------------------------------------------------------------------------------------
Trust income                                            $  427,346   $  375,258   $  338,123           13.9%              11.0%
Mortgage banking:
  Origination activity                                      99,503      130,149       58,752          (23.5)             121.5
  Loan servicing, net                                       38,990       44,750       29,072          (12.9)              53.9
  Gain on sale of servicing                                 13,243       27,691        5,575          (52.2)             396.7
----------------------------------------------------------------------------------------------------------------------------------
      Total mortgage banking                               151,736      202,590       93,399          (25.1)             116.9
Retail deposit fees                                        181,348      177,762      163,283            2.0                8.9
Cash management income                                     142,037      117,466       95,952           20.9               22.4
Credit card income                                         112,672       93,670       99,377           20.3               (5.7)
ATM income                                                  38,602       36,865       29,523            4.7               24.9
Brokerage revenue                                           41,153       44,862       36,381           (8.3)              23.3
International income                                        37,475       32,843       29,922           14.1                9.8
Bank owned life insurance                                   25,585       15,759        5,848           62.4              169.5
Insurance commissions                                       28,019       26,152       18,694            7.1               39.9
Securitization revenue                                      38,749       19,224       18,404          101.6                4.5
Gain on sale of merchant processing                          6,200        2,658       25,121          133.3              (89.4)
All other income                                           156,887      155,661      142,455            0.8                9.3
----------------------------------------------------------------------------------------------------------------------------------
      Total noninterest income, excluding
      -----------------------------------
        investment securities gains - net
      -----------------------------------
        and gain on sale of branches                     1,387,809    1,300,770    1,096,482            6.7               18.6
------------------------------------------------------------------------------------------------------------------------------
Gain on sale of branches                                                 48,051
Investment securities gains - net                           14,762       16,530        3,733          (10.7)             342.8
----------------------------------------------------------------------------------------------------------------------------------
      Total noninterest income                          $1,402,571   $1,365,351   $1,100,215            2.7%              24.1%
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

All three years included significant merger and restructuring expenses. When those are excluded, operating expenses declined by $177.1 million, or 8.2 percent, in 1999 and was up by $169.2 million, or 8.5 percent, in 1998. The efficiency ratio, adjusted for merger and restructuring expenses, improved to
48.18 percent in 1999, compared to 55.01 percent in 1998 and 56.24 percent in 1997. Management believes that due to the nonrecurring nature of the merger and restructuring expenses, the presentation of changes in noninterest expense and efficiency ratio excluding these items, enhances the understanding and assessment of the normal trends and ongoing noninterest expenses of the business.

The general decline in expenses in 1999 is due to synergies realized in the Star/Firstar merger and the ten other 1998 acquisitions. The increase in noninterest expense in 1998 business combinations was due primarily to the 1998 Great Financial, Cargill and Bank One branch acquisitions, and the full year impact of the operating expenses of Roosevelt which was acquired on July 1, 1997 by Mercantile, in addition to new retail facilities, higher incentive levels and additional costs related to Year 2000 system changes. Although 1998 expenses grew significantly due to the acquisitions, significant cost savings and efficiencies are reflected in the 1999 results and ratios as noted above, and continued improvements are expected in 2000.

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

TABLE 7 -- NONINTEREST EXPENSE

                                                                                                     % INCREASE/   % INCREASE/
                                                                                                      (DECREASE)    (DECREASE)
   FOR THE YEARS ENDED DECEMBER 31 (DOLLARS IN THOUSANDS)        1999         1998         1997        1999/1998     1998/1997
------------------------------------------------------------------------------------------------------------------------------
Salaries                                                      $  862,092   $  953,309   $  860,020         (9.6)%        10.8%
Pension and other employee benefits                              137,550      172,990      176,175        (20.5)         (1.8)
Equipment expense                                                147,821      160,737      146,910         (8.0)          9.4
Occupancy expense - net                                          167,788      169,467      153,045         (1.0)         10.7
Amortization of intangible assets                                120,831      114,983       75,462          5.1          52.4
Outside services                                                 113,569      100,546       82,714         13.0          21.6
Postage and courier                                               70,261       65,479       61,908          7.3           5.8
Marketing expense                                                 40,712       46,720       43,828        (12.9)          6.6
Professional services                                             28,740       41,096       43,330        (30.1)         (5.2)
Travel and entertainment                                          25,464       26,595       27,146         (4.3)         (2.0)
Stationery and supplies                                           38,568       44,117       40,395        (12.6)          9.2
Communication expense                                             48,054       44,452       36,697          8.1          21.1
Loss on the sale of credit card loans                                                       50,000
All other expense                                                173,936      212,033      185,723        (18.0)         14.2
------------------------------------------------------------------------------------------------------------------------------
      Total noninterest expense, excluding
      ------------------------------------
      merger and restructuring expenses                        1,975,386    2,152,524    1,983,353         (8.2)          8.5
-----------------------------------------------------------------------------------------------------------------------------

Merger and restructuring expenses                                470,463      377,292      121,393         24.7         210.8
------------------------------------------------------------------------------------------------------------------------------
      Total noninterest expense                               $2,445,849   $2,529,816   $2,104,746         (3.3)%        20.2%
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

Firstar has incurred merger and restructuring expenses in each of the last three years in conjunction with acquisitions and internal programs to increase operational efficiency. These programs involved the evaluation of various aspects of Firstar's operations including staffing levels, functional structures, locations of operational sites, computer hardware and software alternatives, branch locations and other space requirements. Appropriate accruals are established when management has sufficiently developed the details of the plans and all assumptions are reasonably supportable. For mergers, these plans are developed as of the merger date.

The merger and restructuring expenses can include several types of expenses. Severance costs include the cost of severance benefits, which are paid over a period of up to one year, expenses associated with the continuation of fringe benefit programs, and outplacement services provided to terminated employees. These severance costs are typically accrued at the point of establishment of the workforce management plan. Asset write downs include the realized losses on the sale of duplicate facilities, abandonment of leasehold improvements associated with duplicate facilities, and the impairment in the value of computer hardware and software which will not be used in future operations. These expenses are recorded when the property is no longer used in normal operations. Lease termination costs include payments to landlords or vendors to buy out the remaining terms of a contract in instances where duplicate facilities are closed or services are no longer needed as a result of the merger/restructuring plan. System conversion costs represent external costs to merge operations into common platforms, printing of new forms and training materials, and initial customer communications related to mergers or system conversions. As part of these merger plans, Firstar made charitable contributions. These contribution payments are made at the time of merger to reaffirm Firstar's commitment to a specific market and represent costs that would not have been incurred had the merger not occurred. Other merger related charges include investment banking fees, legal fees and stock registration fees. The adequacy of the accrued severance liability is reviewed periodically taking into consideration actual payments and remaining projected payment liabilities. Adjustments are made to increase or decrease these accruals as needed. Reversals of expenses can reflect a lower utilization of benefits by affected staff, changes in initial assumptions as a result of subsequent mergers and alterations of business plans.

In 1999 Firstar recorded $470.5 million of merger related charges associated with the 1999 merger with Mercantile and prior independent mergers of both Firstar and Mercantile. The 1998 merger/restructuring charge totaled $377.3 million and included expenses associated with the Star/Firstar merger and several other smaller acquisitions and restructuring charges in connection with Mercantile's corporate wide reorganization. The 1997 merger charge totaled $121.4 million and related to three acquisitions completed that year.

Expenses for the Mercantile merger totaled $409.5 million in 1999. Included in the merger related charge was $177.7 million in securities losses related to the Mercantile balance sheet restructuring. Severance and related employee costs of $131.0 were accrued as a result of plans to consolidate various back office operations and release employees. Other costs incurred or accrued in 1999 related to this merger included a $35.0 million contribution to a charitable foundation, $19.5 of system conversion costs, $40.0 million of investment banking fees and $6.3 million of other merger related charges.

In 1998 Star Banc Corporation merged with Firstar and recorded merger related charges of $211.0 million. Severance and related employee costs of $80.0 were accrued as a result of plans to consolidate various back office operations and release employees. Other costs incurred or accrued for in 1998, related to this merger, included a $20 million contribution to a charitable foundation, fixed asset write-downs of $28.3 million, $26.9 million of system conversion costs, $16.1 million of lease termination costs, $28.6 million of investment banking fees and $11.1 million of other merger related charges. During 1999, additional merger expenses totaling $115.7 million were incurred primarily related to system conversion projects. The accrual for Star/Firstar merger related expenses was also reduced by $19.9 million in 1999 representing excess severance accruals that were not needed due to additional staffing needs and new business plans brought about with the Mercantile merger.

Mercantile recorded a restructuring accrual of $45.1 million in 1998 relating to a centralization, branch closing and consolidation of operations effort. Severance related costs of $40 million were accrued for employee releases.
Costs associated with the closing of 26 branches totaled $5.1 million. During 1999, $22.3 million of remaining severance accruals were reversed due to lower utilization of benefits and new business plans developed as a result of the merger with Firstar. As of December 31, 1999, substantially all expenses had been paid.

Other merger related charges were incurred in both 1998 and 1997 for several other smaller acquisitions. Note 3 to the Consolidated Financial Statements details the activity in the various merger and restructuring accrual accounts.

                         V99] TEXT TO COME
                    TEXT TO COME

                                   [BAR GRAPH]

                                        1995      1996      1997      1998      1999

EFFICIENCY RATIO* (IN PERCENTS)        58.70     56.13     56.24     55.01      48.18
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


 24   FIRSTAR CORPORATION

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
------------------------------------------------------------------------------------------------------------------

ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses is maintained at a level adequate to absorb probable loan and lease losses inherent in the portfolio. The allowance is prepared by Firstar's Credit Administration Division and reviewed by executive management and the Board of Directors quarterly.

Firstar allocates a portion of the allowance to various segments of the portfolio, based on risk classifications and corresponding historical loss factors. The remaining portion of the allowance is unallocated and is maintained to cover losses inherent in the portfolio that are not captured by historical loss data.

With respect to commercial loans, Firstar employs a corporate-wide loan grading system. As part of this system, risk ratings are individually assigned by the responsible loan officer to each commercial and commercial real estate loan within the portfolio and reported to management on a monthly basis. Individual ratings are validated by credit officers as a part of the loan approval process. Risk ratings are periodically reviewed by Firstar's independent loan review department and by bank regulators. Commercial and commercial real estate credits that are adversely rated are subject to routine periodic credit quality reviews by a Sensitive Credit Committee, which is responsible for the individual credit monitoring process and the timely identification of credit deterioration. Additionally, a Special Assets Division, that is staffed with seasoned credit officers, concentrates exclusively on identified problem loans and workout situations to ensure timely management of necessary exit strategies. All of these processes help to ensure that Firstar's commercial portfolio is appropriately disaggregated by risk category, so that applicable loss factors can be applied in determining the allocated portion of the allowance.

The allowance for commercial portfolio loan losses is determined and evaluated separately for impaired loans (as defined under SFAS No. 114, as amended) and for non-impaired loans, which together form the allocated portion of the commercial portfolio segment of the allowance.

ALLOWANCE FOR IMPAIRED LOANS

With respect to loans that are deemed impaired, the determination of allowance levels is based upon the discounted present value of expected cash flows to be received from the debtor or other measures of value such as market prices or collateral values. Firstar considers all nonaccrual commercial loans to be impaired. Loans are placed on nonaccrual status when, in the opinion of management, there is a reasonable doubt as to future collectibility of interest or principal. Loans are generally placed on nonaccrual status when they are past due 90 days as to either principal or interest. The recorded investment in impaired loans at December 31, 1999 was $153.2 million, compared to $145.3 million at December 31, 1998. The related valuation allowance on impaired loans at December 31, 1999 was $8.2 million.

ALLOWANCE FOR NON-IMPAIRED LOANS

Management establishes an allowance for losses on non-impaired commercial loans by applying historical loss rates to existing loans with similar risk characteristics, based upon a detailed, well-documented loss migration analysis. Firstar's loss migration model is based on an average of migration results for three prior years and is updated annually. Migration results for the most recent three prior years reflect a steady historical trend of economic growth with minimal financial market volatility or economic slowdown.

Management establishes an allocated allowance for losses in the retail portfolio by applying historical loss rates to existing loans for each homogenous category or group of loans. Retail loss reserve rates are assessed quarterly and adjusted based on several key factors including: current charge-off rates, changes in national and local economic conditions including unemployment rates, trends in the volume of past due and nonaccrual loans, changes in consumer behavior patterns, competitive pressures and their effects on credit structure and/or terms, regulatory actions and legal limitations imposed on collection efforts


                                                      BANK WITHOUT BOUNDARIES 25

Actual loss experience in the future will likely vary from that which would be projected based solely on historical loss ratios (commercial) and adjusted historical loss ratios (retail) as discussed above. Such variations would be expected to occur because other factors affecting the determination of probable losses inherent in the loan portfolio may exist which are not necessarily captured by the application of historical loss ratios. To ensure an appropriate degree of confidence and accuracy in its determination of the allowance for loan losses, Firstar maintains an unallocated component. The unallocated component of the allowance reflects management's determination that the allowance should have a margin that recognizes the imprecision underlying the process of estimating expected credit losses. Therefore, management supplements the historical loss, formula-based approach used to determine the allocated portions of the allowance with a judgment-based analysis of the required unallocated portion, based upon several key factors including:

o    Changes and trends in national and local economic and business conditions

o Changes in the portfolio growth strategy including mix and volume, coupled with experience of lending personnel

o    Concentrations in loan types, geographic areas, and industries

o    Regulatory actions

o    Competitive pressures and their effects on credit structure and/or terms

o Deterioration and/or improvement of industries that are significantly represented in the portfolio

o    Analysis of periodic loan reviews

o    Results of Sensitive Credit Committee meetings

o    Recommendations from the Special Assets Division

The total allowance, including the required unallocated amount, is available to absorb losses from any segment of the portfolio.
                                  [BAR GRAPH]

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
---------------------------------------------------------------------------------------------------------------------------------

As of December 31, 1999, the allowance for loan losses was $715 million, or 1.41 percent of total loans. This compares to $705 million or 1.47 percent, of total loans, as of December 31, 1998. The change in the allowance as a percentage of total loans is consistent with changes in the composition of and risks inherent in the portfolio. The allowance increased because of growth in all segments of the portfolio, except residential real estate mortgages, as shown in Table 8. Offsetting this effect on the allowance were a 3.2% decrease in nonperforming loans as shown in Table 11, improving charge-off experience in most segments of the portfolio, as shown in Table 10, and conforming changes in the management of problem loans with respect to the former Mercantile portfolio. Although the aggregate effect of all of these factors was that the allowance at December 31, 1999 remained relatively unchanged from the corresponding amount at December 31, 1998, the allocation among different segments of the portfolio at December 31, 1999 reflected a slightly higher allocation to commercial loans because of the growth and higher level of nonperforming loans in that segment. Except for the decrease in nonperforming loans, there were no significant changes in 1999 in loan concentrations, quality, or terms. In addition, except for the changes in the management of Mercantile problem loans, there were no significant changes in estimation methods or assumptions that affected the allowance. The allowance as a percentage of nonperforming loans improved to 341 percent at year-end 1999, compared with 325 percent last year and 323 percent at December 31, 1997, largely attributable to the decrease in nonperforming loans in 1999. The provision for loan losses charged to earnings is an amount necessary to maintain the allowance for loan losses at an appropriate level, as evaluated by management. The provision for loan losses totaled $187 million in 1999, $165 million in 1998 and $204 million in 1997. In connection with merger activities, additional provisions for loan losses were made to conform credit and charge-off policies. These amounts are included in the reported loan loss provision and amounted to $7.5 million in 1999, $37.9 million in 1998, and $20.3 million in 1997. Table 10 provides a summary of activity in the allowance for loan loss account by type of loan.

As shown in Table 10, net charge-offs increased slightly in 1999 to .36 percent of average outstanding loans, compared to .35 percent in 1998 and .42 percent in 1997. All three years included merger related charge-offs that were taken to conform acquiree credit policies to those of Firstar. Excluding the merger-related charge-offs of $7.5 million in 1999, $23.9 million in 1998 and $20.3 million in 1997, the adjusted net charge-offs figures were .34 percent,
 .30 percent, and .37 percent.

 26   FIRSTAR CORPORATION

ASSET QUALITY

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
---------------------------------------------------------------------------------------------------------------------------------

Nonperforming loans as a percentage of total loans have declined to historically low levels. Nonperforming loans as a percentage of total loans declined to .41 percent at December 31, 1999 compared with .45 percent at December 31, 1998, and down from .46 percent at December 31, 1997. Nonperforming assets as a percentage of total loans and other real estate owned remained at historically low levels in 1999, down slightly to .45 percent at December 31, 1999, compared to .49 percent a year earlier. The largest decrease in nonperforming loans was residential real estate, as a result of conforming acquiree charge-off policies to those of Firstar and an overall decrease in average residential real estate loans of approximately 15%.

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

                                                      BANK WITHOUT BOUNDARIES 27

Certain accruing FHA/VA loans, in addition to insured FHA and guaranteed VA loans which are contractually past due 90 days or more, are purchased by Firstar from GNMA pools it services or from third parties. By purchasing delinquent loans out of pools, Firstar is able to retain the benefit of the net interest rate differential between the coupon rate Firstar (as servicer) would otherwise be obligated to pay the GNMA security holder and Firstar's cost of funds. Most of Firstar's investment in delinquent FHA and VA loans is recoverable through claims made against FHA and VA. Any credit losses incurred are no greater that in the FHA/VA loans remained in the GNMA pools and Firstar remained as servicer. The same risk from foreclosure or loss of interest exists for Firstar as servicer or owner of the loan. At December 31, 1999, total loans included $355 million of these FHA/VA buyout loans.

For 2000, management expects net charge-offs of approximately .40 to .45 percent of average loans. The estimated net charge-offs for the various loan portfolios are as follows: commercial loans and leasing - $68 million; commercial real estate and construction - $7 million; residential mortgages - $8 million; credit card loans - $58 million; and other retail loans - $70 million. Estimated charge-offs are determined based upon historical charge-off experience, adjusted for key factors evaluated by Firstar management, including estimated portfolio growth, estimated growth in nonperforming loans and trends in overall national and local economic and business conditions.

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

In March 1999, the Board of Directors approved a three-for-one stock split and a 15 million share common stock repurchase program. This repurchase authorization was for general corporate purposes and the repurchase of shares under the program was completed in the third quarter of 1999. On October 12, 1999, the Board of Directors approved an additional repurchase program of 17 million shares to be completed during the next two years. During the fourth quarter of 1999, 8.4 million common shares were acquired under the program. As provided for under the authorization, the shares are held as treasury shares for reissuance in connection with various corporate purposes, including employee stock option plans. Total treasury shares at December 31, 1999 are 9.0 million representing less than 1.0% of total shares outstanding.



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